As filed with the Securities and Exchange Commission on [*], 2017
Registration No. 333-[*]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
HOOPER HOLMES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	8090	22-1659359
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

560 N. Rogers Road
Olathe, KS 66062
(913) 764-1045
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Henry E. Dubois
Chief Executive Officer
Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, KS 66062
(913) 764-1045
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies of Communications to:
Peter Mirakian III, Esq.
Spencer Fane LLP
1000 Walnut Street, Suite 1400
Kansas City, MO 64106
(816) 474-8100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting filer)	Smaller reporting company ☒
If applicable, place an X in the box to designate the appropriate rule provisions relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common stock, $0.04 par value per share	10,448,849	N/A	$8,160,000	$945.74

(1)
Relates to common stock, $0.04 par value per share, of Hooper Holmes, Inc., a New York corporation (“Hooper”), issuable by Hooper in connection with the proposed merger of Piper Merger Corp., a New York corporation and a wholly-owned subsidiary of Hooper, with and into Provant Health Solutions, LLC, a Rhode Island limited liability company (“Provant”). At the effective time of the Merger, all of the outstanding equity interests in Provant will be converted solely into the right to receive a number of shares of Hooper common stock equal to the total number of shares of Hooper common stock outstanding, less the Requirement Shares (as defined in this proxy statement/prospectus) and the Banker Shares (as defined in this proxy statement/prospectus) to extent each are issued prior to closing (the “Merger Shares”), to the Provant equity holders. Hooper expects to issue 10,448,849 Merger Shares.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the estimated book value of the Provant securities to be exchanged in the Merger, as of immediately prior to the Merger. Provant is a private company, and no market exists for its securities.

(3)	A registration fee of $945.74 is being paid for the registration of 10,448,849 shares of Hooper common stock.
(4)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Hooper may not sell its securities pursuant to the proposed transactions until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED [*], 2017

PRELIMINARY PROSPECTUS

PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Hooper Holmes, Inc.:
Hooper Holmes, Inc. (“Hooper”), Provant Health Solutions, LLC (“Provant”), and Wellness Holdings, LLC (“Seller”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a wholly-owned subsidiary of Hooper will merge with and into Provant, with Provant surviving as a wholly-owned subsidiary of Hooper (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
At the effective time of the Merger, all of the outstanding equity interests in Provant will be converted solely into the right to receive a number of shares of Hooper common stock, par value $0.04 per share, equal to the total number of shares of Hooper common stock outstanding, less the Requirement Shares (as defined below) and the Banker Shares (as defined below) to the extent each are issued prior to the closing (the “Merger Shares”). Hooper expects to issue 10,448,849 Merger Shares.
As a condition to increasing its term loan financing to Hooper at closing of the Merger, Hooper’s current term lender, SWK Funding LLC (“SWK”), requires Hooper to raise $3.5 million by issuing new shares of Hooper common stock (the “Requirement Shares”) in exchange for cash by the time of closing of the Merger, or within 90 days thereafter. Provant equity holders have agreed to purchase at closing of the Merger up to, but no more than, half of the Requirement Shares on the same terms as the other investors in the Requirement Shares. As a part of its effort to sell the Requirement Shares, Hooper conducted a private offering (the “2017 Private Offering”) in which it issued 1,712,500 shares at a price of $0.80 plus one-half warrant per share, with the warrants having a strike price of $1.35 per share (the “Requirement Share Warrants”). These warrants are exercisable for a period of four years from the date of issuance but are not exercisable during the first six months after closing of the 2017 Private Offering. Pursuant this proxy statement/prospectus, Hooper is asking the Hooper shareholders to approve the issuance of any Requirement Shares not issued prior to closing of the Merger and the issuance of shares of Hooper’s common stock upon exercise of any Requirement Share Warrants. If all of the Requirement Shares are sold on the terms described in this paragraph, Hooper will issue 4,375,000 Requirement Shares and issue Requirement Share Warrants exercisable for 2,187,500 shares of Hooper’s common stock.
Certain members of Seller intend to invest $2.5 million (“Pre-Closing Capital”) in Seller, which will lend the Pre-Closing Capital to Provant prior to the Merger in the form of subordinated, convertible debt bearing interest at 8.25% that will be converted to equity in Seller immediately prior to closing of the Merger; provided, however, that to the extent that Hooper’s net debt, as described in the Merger Agreement, immediately prior to closing of the Merger is less than negative $6.9 million if the closing is prior to May 15, 2017 or less than negative $6.5 million if the closing is on or after May 15, 2017, the amount of the Pre-Closing Capital that converts to equity in Seller prior to closing of the Merger will be reduced on a dollar-for-dollar basis, with such non-converted debt becoming a non-convertible post-closing obligation of the surviving entity in the Merger, subordinated to the secured borrowings of Hooper and the surviving entity.
Hooper and Provant are in discussions with their respective investment bankers to accept Hooper common stock in exchange for a portion of the bankers’ fees (the “Banker Shares”). The Banker Shares will be issued immediately after, and conditioned on, closing of the Merger, so they will not be counted for purposes of determining the number of Merger Shares that are issued to the Provant equity holders.
As a result of these transactions, it is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.
Shares of Hooper common stock are currently listed on the NYSE MKT under the symbol “HH.” On March 15, 2017, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Hooper common stock was $0.75 per share.
Hooper is holding a special meeting at 10:00 a.m., Central Time, on [*], 2017 at the Hilton Garden Inn, 12080 South Strang Line Road, Olathe, KS 66062, unless postponed or adjourned to a later date, at which Hooper will ask its shareholders to, among other things, approve (a) the issuance of the Merger Shares, the Post-Merger Requirement Shares, the Banker Shares and the Century Warrant Shares (as defined in this proxy statement/prospectus) and (b) the Third Amended and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan, each as described in this proxy statement/prospectus.
After careful consideration, the Hooper board of directors has approved the Merger Agreement and the Merger and the respective proposals referred to above, and the Hooper board of directors has determined that it is advisable to enter into the Merger and related transactions. After careful consideration, the Hooper board of directors recommends that Hooper shareholders vote “FOR” the proposals described in this proxy statement/prospectus.
More information about Hooper, Provant and the proposed transaction is contained in this proxy statement/prospectus. Hooper urges you to read this proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 11.
Hooper is excited about the opportunities the Merger brings to Hooper shareholders, and thanks you for your consideration and continued support.

Henry E. Dubois
Chief Executive Officer
Hooper Holmes, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [*], 2017, and is first being mailed to Hooper shareholders on or about [*], 2017.

HOOPER HOLMES, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [*], 2017
Dear Shareholders of Hooper:
On behalf of the board of directors of Hooper Holmes, Inc., a New York corporation (“Hooper”), we are pleased to deliver this proxy statement/prospectus for the proposed merger between Hooper and Provant Health Solutions, LLC, a Rhode Island limited liability company (“Provant”), pursuant to which Piper Merger Corp., a wholly-owned subsidiary of Hooper (“Merger Sub”), will merge with and into Provant, with Provant surviving as a wholly-owned subsidiary of Hooper, pursuant to the Agreement and Plan of Merger, dated as of March 7, 2017, by and among Hooper, Merger Sub, Provant, and Wellness Holdings, LLC (“Seller”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus (the “Merger Agreement”). The special meeting of shareholders of Hooper will be held on [*], 2017 at 10:00 a.m., Central Time, at the Hilton Garden Inn, 12080 South Strang Line Road, Olathe, KS 66062, for the following purposes:
1.    To consider and vote upon a proposal to approve the issuance of a number of shares of Hooper common stock equal to the total number of shares of Hooper common stock outstanding, less the Requirement Shares (as defined below) and the Banker Shares (as defined below) each to the extent issued prior to the closing, to the Provant equity holders pursuant to the Merger Agreement (the “Merger Shares”).
2.    To consider and vote upon a proposal to approve the issuance of shares of Hooper common stock with a value of up to $3.5 million in satisfaction of the conditions of Hooper’s current term lender, SWK Funding LLC (“SWK”) in connection with the closing of the Merger (the “Requirement Shares”), less the number of any Requirement Shares issued prior to closing of the Merger, plus one-half warrant per Requirement Share (and the shares of Hooper common stock issuable upon the exercise of such warrants) (collectively, the “Post-Merger Requirement Shares”).
3.    To consider and vote upon a proposal to approve the issuance of up to 1,200,000 shares of Hooper common stock to the investment bankers of Hooper and Provant in payment of a portion of their fees (the “Banker Shares”).
4.    To consider and vote upon a proposal to approve the issuance of a warrant to be issued to Century Focused Fund III, L.P. (“Century”) upon closing of the Merger, for $200,000 worth of Hooper common stock based on the five-day average trading price of the Hooper common stock immediately prior to closing, in exchange for Century’s guarantee of a $2.0 million seasonal revolving credit facility to be provided by SWK upon closing (and the shares of Hooper common stock issuable upon the exercise of such warrant), and an additional warrant to be issued to Century if the guarantee is called, for $1.8 million worth of Hooper common stock based on the five-day average trading price of the Hooper common stock immediately prior to issuance (and the shares of Hooper common stock issuable upon the exercise of such warrant) (collectively, the “Century Warrant Shares”).
5.    To consider and vote upon a proposal to approve a Third Amended and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan for the purpose of increasing the number of shares available for issuance under the Second Amended and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan (the “Third Amended and Restated Omnibus Incentive Plan”).

6.    To consider and vote upon an adjournment of the Hooper special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4 and 5.
7.    To transact such other business as may properly come before the Hooper special meeting or any adjournment or postponement thereof.
The board of directors of Hooper has fixed [*], 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Hooper special meeting and any adjournment or postponement thereof. Only holders of record of shares of Hooper common stock at the close of business on the record date are entitled to notice of, and to vote at, the Hooper special meeting. At the close of business on the record date, Hooper had [*] shares of common stock outstanding and entitled to vote.
Your vote is important. The affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting is required for approval of Proposal Nos. 1, 2, 3, 4 and 5. Each of Proposal Nos. 1, 2, 3 and 4 are conditioned upon each other.
Even if you plan to attend the Hooper special meeting in person, Hooper requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Hooper special meeting if you are unable to attend.

By Order of the Hooper Board of Directors,

Henry E. Dubois
Chief Executive Officer
Olathe, Kansas
[*], 2017
THE HOOPER BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, HOOPER AND ITS SHAREHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE HOOPER BOARD OF DIRECTORS RECOMMENDS THAT HOOPER SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.
REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Hooper that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission, or the SEC, website (www.sec.gov) or upon your written or oral request to Hooper Holmes, Inc., 560 N. Rogers Road, Olathe, Kansas 66062, Attention: Legal Department, or by calling (913) 764-1045.
To ensure timely delivery of these documents, any request should be made no later than [*], 2017 to receive them before the special meeting.
For additional details about where you can find information about Hooper, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	i
PROSPECTUS SUMMARY	1
The Companies	1
The Merger	1
Reasons for the Merger	2
Opinion of the Hooper Financial Advisor	3
Overview of the Merger Agreement	3
Description of Changes in Provant Equity Immediately Prior to Merger	5
Management Following the Merger	5
Interests of the Hooper Directors and Executive Officers in the Merger	5
Material United States Federal Income Tax Consequences	6
Risk Factors	6
Regulatory Approvals	7
NYSE MKT Additional Listing Application	7
Anticipated Accounting Treatment	7
Appraisal Rights and Dissenters’ Rights	7
Comparison of Shareholder Right and Provant Equity Holder Rights	7
SUMMARY HISTORICAL FINANCIAL DATA OF HOOPER	8
Hooper Consolidated and Condensed Balance Sheet Data	8
Hooper Consolidated and Condensed Statements of Operations Data	8
SUMMARY HISTORICAL FINANCIAL DATA OF PROVANT	8
Provant Condensed Balance Sheet Data	9
Provant Condensed Statements of Operations Data	9
SUMMARY UNAUDITED PRO FORMA CONSOLIDATED AND CONDENSED	9
FINANCIAL DATA
MARKET PRICE AND DIVIDEND INFORMATION	10
Dividends	10
RISK FACTORS	12
Risks Related to the Merger	12
Risks Related to Hooper	13
Risks Related to Provant	19
Risks Related to the Combined Organization	22
FORWARD-LOOKING STATEMENTS	26
THE SPECIAL MEETING OF HOOPER SHAREHOLDERS	26
THE MERGER	30
Background of the Merger	30
Hooper Reasons for the Merger	33
Provant and Provant Equity Holders Reasons for the Merger	34
Opinion of the Hooper Financial Advisor	35
Interests of the Hooper Directors and Executive Officers in the Merger	41
Form of the Merger	41
Merger Consideration	42
Effective Time of the Merger	42
Regulatory Approvals	42
Tax Treatment of the Merger	43
Material United States Federal Income Tax Consequences	43
The NYSE MKT Listing	45
Anticipated Accounting Treatment	45

Appraisal Rights and Dissenters’ Rights	45
THE MERGER AGREEMENT	47
General	47
Merger Consideration	47
Directors and Officers of Hooper Following the Merger	47
Organizational Documents Following the Merger	47
Conditions to the Completion of the Merger	48
Representations and Warranties	49
No Solicitation	49
Covenants; Conduct of Business Pending the Merger	51
Non-Solicit	53
Other Agreements	53
Termination	54
Expenses and Termination Fees	55
Amendment	56
AGREEMENTS RELATED TO THE MERGER	57
Voting and Standstill Agreement	57
Financing Commitments	57
MATTERS BEING SUBMITTED TO A VOTE OF THE HOOPER SHAREHOLDERS	58
Proposal No. 1: Approval of the Issuance of the Merger Shares	58
Proposal No. 2: Approval of the Issuance of the Post-Merger Requirement Shares	58
Proposal No. 3: Approval of the Issuance of the Banker Shares	58
Proposal No. 4: Approval of the Issuance of the Century Warrant Shares	59
Proposal No. 5: Approval of the Third Amended and Restated Omnibus Incentive Plan	59
Proposal No. 6: Approval of Possible Adjournment of the Hooper Special Meeting	60
of Shareholders
HOOPER BUSINESS	61
PROVANT BUSINESS	68
HOOPER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL	73
CONDITION AND RESULTS OF OPERATIONS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL	82
DISCLOSURE
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE MARKET RISK	83
OF HOOPER
PROVANT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL	84
CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT FOLLOWING THE MERGER	88
Executive Officers and Directors	88
Director Compensation	94
Executive Compensation	95
Equity Compensation Plans	98
RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE	103
OFFICERS OF THE COMBINED COMPANY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL	107
STATEMENTS
NOTE TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL	111
INFORMATION
DESCRIPTION OF HOOPER COMMON STOCK	112
COMPARISON OF RIGHTS OF HOLDERS OF HOOPER STOCK AND PROVANT	112
EQUITY INTERESTS

PRINCIPAL SHAREHOLDERS OF HOOPER	115
PRINCIPAL EQUITY HOLDERS OF PROVANT	116
PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY	116
LEGAL MATTERS	118
EXPERTS	118
WHERE YOU CAN FIND MORE INFORMATION	118
TRADEMARK NOTICE	118
OTHER MATTERS	119
INDEX TO HOOPER CONSOLIDATED FINANCIAL STATEMENTS	F-1
INDEX TO PROVANT FINANCIAL STATEMENTS	F-28
ANNEX A – AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B – OPINION OF CANTOR FITZGERALD & CO.	B-1
ANNEX C – VOTING AND STANDSTILL AGREEMENT	C-1
ANNEX D – THIRD AMENDED AND RESTATED HOOPER HOLMES, INC.	D-1
2011 OMNIBUS INCENTIVE PLAN
PART II	II-1
EXHIBIT INDEX	Ex-1

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.
What is the Merger?
Hooper Holmes, Inc., a New York corporation (“Hooper”), Provant Health Solutions, LLC, a Rhode Island limited liability company (“Provant”) and Wellness Holdings, LLC, a Delaware limited liability company (“Seller”) have entered into an Agreement and Plan of Merger, dated as of March 7, 2017 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of Hooper and Provant. Under the Merger Agreement, Piper Merger Corp., a wholly-owned subsidiary of Hooper (the “Merger Sub”) will merge with and into Provant, with Provant surviving as a wholly-owned subsidiary of Hooper (the “Merger”).
At the effective time of the Merger, all of the outstanding equity interests in Provant will be converted solely into the right to receive Merger Shares (as such term is defined in the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus). Hooper expects to issue 10,448,849 Merger Shares.
In order to satisfy the conditions of Hooper’s current term lender in connection with the Merger, SWK Funding LLC (“SWK”), Hooper is issuing the Requirement Shares (as such term is defined in the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus). Provant equity holders have agreed to purchase up to, but no more than, half of the Requirement Shares on the same terms as the other investors in the Requirement Shares. If all of the Requirement Shares are sold on the terms described in the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus, Hooper will issue 4,375,000 Requirement Shares and issue Requirement Share Warrants exercisable for 2,187,500 shares of Hooper’s common stock.
Provant equity holders intend to invest the Pre-Closing Capital (as such term is defined in the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus) in Seller prior to the Merger in the form of subordinated, convertible debt bearing interest at 8.25% that will be converted to equity in Seller immediately prior to closing of the Merger, except as described in the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus.
Hooper and Provant are in discussions with their respective investment bankers to issue the Banker Shares (as such term is defined in the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus) as a portion of their fees. The Banker Shares will be issued immediately after, and conditioned on, closing of the Merger, so they will not be counted for purposes of determining the number of Merger Shares that are issued to the Provant equity holders.
As a result of these transactions, it is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.
What will happen to Hooper if, for any reason, the Merger does not close?
If Hooper is unable to successfully complete the Merger, it would continue as a stand-alone company. It would need to raise significant additional capital by May 8, 2017, to maintain the listing of its common stock on the NYSE MKT. Regardless of its ability to remain listed on the NYSE MKT, Hooper would also need to raise significant additional capital for operating purposes. There is no assurance that Hooper would be able to raise these funds on a timely basis, or at all. Nor is there assurance that Hooper will remain listed on the NYSE MKT even if it completes the Merger.
Why are the two companies proposing to merge?

i

Provant and Hooper believe that the Merger will result in scale, growth and synergies for the combined company. For a discussion of Hooper and Provant reasons for the Merger, please see the sections titled “The Merger—Hooper Reasons for the Merger” and “The Merger—Provant Reasons for the Merger” in this proxy statement/prospectus.
Why am I receiving this proxy statement/prospectus?
You are receiving this proxy statement/prospectus because you have been identified as a shareholder of Hooper as of the applicable record date, and you are entitled, as applicable, to vote at the Hooper shareholder meeting to approve the matters set forth above. This document serves as:

•	a proxy statement of Hooper used to solicit proxies for its shareholder meeting; and

•	a prospectus of Hooper used to offer shares of Hooper common stock in exchange for the outstanding equity interests in Provant in the Merger.
What is required to approve the Hooper equity issuances described in this proxy statement/prospectus and the Third Amended and Restated Omnibus Incentive Plan?
The approval of the issuance of the Merger Shares (as such term is defined in the section titled “Matters Being Submitted to a Vote of the Hooper Shareholders—Proposal No. 1: Approval of the Merger Shares”), the Post-Merger Requirement Shares (as such term is defined in the section titled “Matters Being Submitted to a Vote of the Hooper Shareholders—Proposal No. 2: Approval of the Post-Merger Requirement Shares”), the Banker Shares (as such term is defined in the section titled “Matters Being Submitted to a Vote of the Hooper Shareholders—Proposal No. 3: Approval of the Banker Shares”), and the Century Warrant Shares (as such term is defined in the section titled “Matters Being Submitted to a Vote of the Hooper Shareholders—Proposal No. 4: Approval of the Century Warrant Shares”), and the Third Amended and Restated Omnibus Incentive Plan (as such term is defined in the section titled “Matters Being Submitted to a Vote of the Hooper Shareholders—Proposal No. 5: Approval of Third Amended and Restated Omnibus Incentive Plan”), each require the affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting for the issuance of shares of Hooper common stock in the Merger.
What will Provant equity holders receive in the Merger?
At the effective time of the Merger, Hooper expects to issue 10,448,849 Merger Shares to the Provant equity holders. As a result of the transactions described in the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus, it is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.
For a more complete description of what Provant equity holders will receive in the Merger, please see the sections titled “Market Price and Dividend Information” and “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus.
Who will be the directors of Hooper following the Merger?
Following the Merger, Hooper’s board of directors intends to increase the size of the board to seven members and to appoint Frank Bazos to fill the vacancy so created until the next annual meeting of Hooper’s shareholders. Hooper expects, and the Merger Agreement requires, that current board members Gus Halas and Mark Emkjer will resign upon closing of the Merger. If they do, the board intends to appoint Stephen Marquardt and Paul Daoust to fill their seats until the next annual meeting of Hooper’s shareholders. Whether or not Messrs. Halas and Emkjer resign their board seats, Hooper intends to hold its annual meeting of shareholders in June 2017, at which time the board intends to nominate Ronald V. Aprahamian, Larry Ferguson, Henry E. Dubois and Thomas Watford, all of whom are currently members of the Hooper board of directors, and Frank Bazos, Stephen Marquardt and Paul Daoust, all of whom are currently directors or officers of the Provant equity holders.
Who will be the executive officers of Hooper immediately following the Merger?

Immediately following the Merger, the executive management team of Hooper will be as follows:

Name	Position(s)
Henry E. Dubois	Chief Executive Officer and Director
Mark Clermont	President and Chief Operating Officer
Steven R. Balthazor	Chief Financial Officer and Treasurer
Heather Provino	Chief Strategy Officer
What are the material U.S. federal income tax consequences of the Merger to Provant equity holders?
Each of Hooper and Provant intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Because the Merger involves a subsidiary of Hooper, and not Hooper itself, the shareholders of Hooper will not be deemed to have exchanged or sold their shares in the transaction. In general and subject to the qualifications and limitations set forth in the section titled “The Merger—Material United States Federal Income Tax Consequences,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material tax consequences to U.S. Holders (as defined in the section titled “The Merger—Material United States Federal Income Tax Consequences”) of Provant equity interests will be as follows:

•	a Provant equity holder will not recognize gain or loss upon the exchange of equity interests in Provant for Hooper common stock pursuant to the Merger;

•
a Provant equity holder’s aggregate tax basis for the shares of Hooper common stock received in the Merger will equal the equity holder’s aggregate tax basis in the Provant equity interests surrendered in the Merger; and

•
the holding period of the shares of Hooper common stock received by a Provant equity holder in the Merger will include the holding period of equity interests in Provant surrendered in exchange therefor.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Provant equity holder will depend on such equity holder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section titled “The Merger—Material United States Federal Income Tax Consequences” beginning on page [*].
As a Hooper shareholder, how does the Hooper board of directors recommend that I vote?
After careful consideration, the Hooper board of directors recommends that Hooper shareholders vote:

•	“FOR” Proposal No. 1 to approve the issuance of the Merger Shares;

•	“FOR” Proposal No. 2 to approve the issuance of the Post-Merger Requirement Shares;

•	“FOR” Proposal No. 3 to approve the issuance of the Banker Shares;

•	“FOR” Proposal No. 4 to approve the issuance of the Century Warrant Shares;

•	“FOR” Proposal No. 5 to approve Third Amended and Restated Omnibus Incentive Plan;

•	“FOR” Proposal No. 6 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4 and 5.

What risks should I consider in deciding whether to vote in favor of the issuance of shares pursuant to the Merger?
You should carefully review the section of this proxy statement/prospectus titled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined organization’s business will be subject and risks and uncertainties to which each of Hooper and Provant, as an independent company, is subject.
When do you expect the Merger to be consummated?
We anticipate that the Merger will occur shortly after the Hooper special meeting to be held on [*], 2017, but we cannot predict the exact timing. If closing of the Merger occurs on or before May 8, 2017, and the market price of the shares issued related to the Merger (including the Merger Shares and the Requirement Shares) allows Hooper to satisfy the $6 million shareholder’s equity requirement to maintain the listing of Hooper’s common stock on the NYSE MKT, Hooper plans to continue the listing of its shares on the NYSE MKT and consummate the Merger as described in this proxy statement/prospectus. If closing of the Merger does not occur before May 8, 2017, or if the market price of the shares issued related to the Merger is too low for Hooper to satisfy the $6 million shareholder's equity requirement, Hooper’s common stock may be delisted from the NYSE MKT. If Hooper’s common stock is delisted from the NYSE MKT, Hooper intends to take steps to qualify its common stock to be quoted on an OTC market and would plan to proceed with the shareholder vote and the Merger on that basis. For more information, please see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus.
What do I need to do now?
Hooper urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Merger affects you.
If you are a shareholder of Hooper, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting of Hooper shareholders.
What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?
If you are a Hooper shareholder, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Proposal Nos. 1, 2, 3, 4 and 5 your shares will not be counted for purposes of determining whether a quorum is present at the Hooper special meeting.
May I vote in person at the special meeting of shareholders of Hooper?
If your shares of Hooper common stock are registered directly in your name with the Hooper transfer agent, you are considered to be the shareholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Hooper. If you are a Hooper shareholder of record, you may attend the special meeting of Hooper shareholders and vote your shares in person. Even if you plan to attend the Hooper special meeting in person, Hooper requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Hooper special meeting if you are unable to attend. If your shares of Hooper common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Hooper shareholders. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Hooper special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

When and where is the special meeting of Hooper shareholders?
The special meeting of Hooper shareholders will be held at 10:00 a.m., Central Time, on [*], 2017, at the Hilton Garden Inn located at 12080 South Strang Line Road, Olathe, KS 66062. Subject to space availability, all Hooper shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m., Central Time.
If my Hooper shares are held in “street name” by my broker, will my broker vote my shares for me?
Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Hooper common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for Proposal Nos. 1, 2, 3, 4 and 5. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.
May I change my vote after I have submitted a proxy or provided proxy instructions?
Hooper shareholders of record may change their vote at any time before their proxy is voted at the Hooper special meeting in one of three ways. First, a shareholder of record of Hooper can send a written notice to the Secretary of Hooper stating that it would like to revoke its proxy. Second, a shareholder of record of Hooper can submit new proxy instructions either on a new proxy card or via the Internet. Third, a shareholder of record of Hooper can attend the Hooper special meeting and vote in person. Attendance alone will not revoke a proxy. If a Hooper shareholder of record or a shareholder who owns Hooper shares in “street name” has instructed a broker to vote its shares of Hooper common stock, the shareholder must follow directions received from its broker to change those instructions.
Who is paying for this proxy solicitation?
Hooper and Provant will share equally the cost of printing and filing of this proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Hooper common stock for the forwarding of solicitation materials to the beneficial owners of Hooper common stock. Hooper will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.
Who can help answer my questions?
If you are a Hooper shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, KS 66062
Tel: (913) 764-1045
Attn: Legal Department

v

PROSPECTUS SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Hooper special meeting you should read this entire proxy statement/prospectus carefully, including the Merger Agreement attached as Annex A, the opinion of Cantor Fitzgerald & Co (“Cantor”) attached as Annex B and the other annexes to which you are referred herein. For more information, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
The Companies
Hooper Holmes, Inc.
Hooper Holmes, Inc. (“Hooper”) is a New York corporation. The Hooper board of directors commenced a process of evaluating Hooper’s strategic alternatives to maximize shareholder value. Pursuant to that process, Hooper has entered into the Agreement and Plan of Merger, dated as of March 7, 2017, by and among Hooper, Piper Merger Corp., Provant, and Seller, LLC a copy of which is attached as Annex A to this proxy statement/prospectus (the “Merger Agreement”).
Hooper’s business focus has been on providing on-site screenings and health risk assessment services. In 2015, Hooper expanded to also provide corporate wellness and health improvement services.
The principal headquarters of Hooper is located at 560 N. Rogers Road, Olathe, Kansas 66062. The telephone number for Hooper is (913) 764-1045.
Provant Health Solutions, LLC
Provant Health Solutions, LLC (“Provant”) is a Rhode Island Limited liability company.
Provant’s business focus is providing employee biometric screenings, immunizations, and other wellness services such as health coaching, member platform, and incentive management to public and private institutions.
The principal headquarters of Provant is located at 42 Ladd Street #214, East Greenwich, Rhode Island 02818. The telephone number for Provant is (401) 885-1463.
Wellness Holdings, LLC
Wellness Holdings, LLC (“Seller”) is a Delaware limited liability company and holds all of the outstanding equity interests in Provant.
Piper Merger Corp.
Piper Merger Corp. (the “Merger Sub”) is a New York corporation and wholly-owned subsidiary of Hooper, which was formed solely for the purposes of carrying out the Merger.
The Merger (see page 30)
If the Merger is completed, Merger Sub will merge with and into Provant, with Provant surviving as a wholly-owned subsidiary of Hooper. At the effective time of the Merger, all of the outstanding equity interests in Provant will be converted solely into the right to receive Merger Shares. Hooper expects to issue 10,448,849 Merger Shares.
In order to satisfy the conditions of Hooper’s current term lender in connection with the Merger, SWK, Hooper is issuing the Requirement Shares. Provant equity holders have agreed to purchase up to, but no more than, half of the Requirement Shares on the same terms as the other investors in the Requirement Shares. Pursuant to this proxy statement/prospectus, Hooper is asking the Hooper shareholders to approve the issuance of any Requirement Shares not issued prior to closing of the Merger. If all of the Requirement Shares are sold on the terms described in the section titled “The Merger Agreement-Merger Consideration” in this proxy statement/prospectus, Hooper will issue 4,375,000 Requirement Shares and issue Requirement Share Warrants exercisable for 2,187,500 shares of Hooper’s common stock.
Provant equity holders intend to invest the Pre-Closing Capital in Seller prior to the Merger in the form of subordinated, convertible debt bearing interest at 8.25% that will be converted to equity in Seller immediately prior to closing of the Merger, except as described in the section titled “The Merger Agreement-Merger Consideration” in this proxy statement/prospectus.
Hooper and Provant are in discussions with their respective investment bankers to issue the Banker Shares as a portion of their fees. The Banker Shares will be issued immediately after, and conditioned on, closing of the Merger, so they will not be counted for purposes of determining the number of Merger Shares that are issued to the Provant equity holders.
As a result of these transactions, it is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.
For a more complete description of the Merger please see the section titled “The Merger Agreement” in this proxy statement/prospectus.
The consummation of the Merger will occur no later than the first business day after the last of the conditions to the Merger has been satisfied or waived, or at another time as Hooper and Provant agree. Hooper and Provant anticipate that the consummation of the Merger will occur after the Hooper special meeting of shareholders. However, because the Merger is subject to a number of conditions, neither Hooper nor Provant can predict exactly when the closing will occur or if it will occur at all.
Reasons for the Merger (see page 33)
The Hooper board of directors and the equity holders of Provant reviewed a significant amount of information and considered a number of factors in reviewing the Merger, including, among others:

•	The two companies are highly complementary in terms of customer base, product and service offerings, providing scale and significant operational synergies;

•	The combined management teams create strength and sends a stabilizing message to customers;

•	The likelihood that the merger will be consummated on a timely basis;

•	The terms and conditions of the Merger Agreement, including, without limitation, the following:

◦
the determination that an exchange ratio that is not subject to adjustment based on trading prices is appropriate to reflect the expected relative percentage ownership of Hooper securityholders and Provant equity holders;

◦	the rights of Hooper under the Merger Agreement to consider certain unsolicited competing proposals under certain circumstances should Hooper receive a superior proposal; and

◦
the conclusion that the potential termination fee of $500,000 and/or expense reimbursements of up to $750,000, payable by Provant to Hooper and the circumstances when such fee may be payable, were reasonable.

Each of the board of directors of Hooper and the equity holders of Provant also considered other reasons for the Merger, as described herein. For example, the board of directors of Hooper considered, among other things:

•	the strategic alternatives of Hooper to the Merger, including the discussions that Hooper management and the Hooper board of directors previously conducted with other potential Merger partners;

•	the risks of continuing to operate Hooper on a stand-alone basis; and

•	the opportunity as a result of the Merger for Hooper shareholders to participate in the value of the assets and business of Provant.
In addition, Provant equity holders approved the Merger based on a number of factors, including the following:

•	the potential increased access to sources of capital than it could otherwise obtain if it continued to operate as a privately held company;

•	the potential to provide its current equity holders with greater liquidity by owning stock in a public company;

•
the board’s belief that no alternatives to the Merger were reasonably likely to create greater value for the Provant equity holders after reviewing the various strategic options to enhance equity holder value that were considered by the equity holders of Provant;

•	the cash resources of the combined organization expected to be available at the consummation of the Merger; and

•
the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the Provant equity holders will not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Provant equity interests for Hooper common stock pursuant to the Merger.

Opinion of the Hooper Financial Advisor (see page 35)
Cantor has acted as Hooper’s financial advisor in connection with potential strategic alternatives for Hooper since 2012. As part of this engagement, Hooper’s board of directors requested that Cantor evaluate the fairness, from a financial point of view, to Hooper of the issuance of the Merger Shares to the Provant equity holders (or the members of the Provant equity holders, in the event of a Liquidation) pursuant to the Merger Agreement. On March 5, 2017, at a meeting of Hooper’s board of directors, Cantor rendered its oral opinion to Hooper’s board of directors (in its capacity as such), which opinion was subsequently confirmed by delivery of a written opinion dated March 7, 2017, that, as of such dates and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the opinion, the issuance of the Merger Shares to the Provant equity holders (or the members of the Provant equity holders, in the event of a Liquidation) pursuant to the Merger Agreement was fair, from a financial point of view, to Hooper, as more fully described below under the caption “The Merger-Opinion of the Hooper Financial Advisor.”
The full text of the written opinion of Cantor, dated March 7, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with such opinion, is attached as Annex B. Holders of Hooper common stock are urged to read this opinion carefully and in its entirety. Cantor’s opinion was provided for the sole benefit and use of Hooper’s board of directors (in its capacity as such) in connection with its consideration of the Merger and addresses only the fairness to Hooper, from a financial point of view, of the issuance of the Merger Shares to the Provant equity holders (or the members of the Provant equity holders, in the event of a Liquidation) pursuant to the Merger Agreement. It does not address any other aspects of the Merger, any related financing commitments or the Merger Related Equity Issuances and does not constitute a recommendation as to how holders of Hooper common stock should vote or act in connection with the Merger or the Merger Related Equity Issuances. The consideration payable to the Provant equity holders pursuant to the Merger Agreement was determined through negotiations between Hooper and Provant and not pursuant to any recommendation of Cantor. The summary of the opinion set forth in the section of this proxy statement/prospectus statement captioned “The Merger-Opinion of the Hooper Financial Advisor” is qualified in its entirety by reference to the full text of the opinion.
Overview of the Merger Agreement
Merger Consideration (see page 42)

At the effective time of the Merger, Hooper expects to issue 10,448,849 Merger Shares to the Provant equity holders. As a result of the transactions described in the section titled “The Merger Agreement-Merger Consideration” in this proxy statement/prospectus, it is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.
The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Hooper common stock that Provant equity holders will be entitled to receive for changes in the market price of Hooper common stock. Accordingly, the market value of the shares of Hooper common stock issued pursuant to the Merger will depend on the market value of the shares of Hooper common stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus.
Conditions to the Completion of the Merger (see page 48)
To consummate the Merger, Hooper shareholders must approve the issuance of shares of the Merger Shares, the Post-Merger Requirement Shares, the Banker Shares and the Century Warrant Shares because Proposal Nos. 1, 2, 3 and 4 are conditioned upon each other. In addition to obtaining such shareholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.
No Solicitation (see page 49)
Each party to the Merger Agreement agreed that, subject to limited exceptions, that it will not, and will cause its Representatives (as defined in the Merger Agreement) not to, directly or indirectly:

•
solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, any “acquisition proposal” as defined in the Merger Agreement;

•	engage in any discussions or negotiations with respect to any “acquisition proposal” as defined in the Merger Agreement;

•
otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or provide access to such party’s books, records, properties or employees or furnish to any person any nonpublic or confidential information or data with respect to any “acquisition proposal” as defined in the Merger Agreement;

•
approve or recommend an “acquisition proposal” as defined in the Merger Agreement or any agreement, arrangement or understanding relating to an acquisition proposal (or resolve or authorize or propose to agree to do any of the foregoing);

•
enter into any merger agreement, letter of intent, confidentiality agreement, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement, understanding or arrangement relating to an “acquisition proposal” as defined in the Merger Agreement; or

•
enter into any agreement, understanding or arrangement, whether or not in writing or binding on any party, requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or resolve, authorize, propose or agree to do any of the foregoing.

Termination of the Merger Agreement (see page 54)
Either Hooper or Provant can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.
Termination Fee (see page 55)

If the Merger Agreement is terminated under certain circumstances, Hooper or Provant will be required to pay the other party a termination fee equal to the greater of (i) $500,000 or (ii) the aggregate amount of fees and expenses incurred by the other party in connection with the Merger up to a maximum of $750,000.
Description of Changes in Provant Equity Immediately Prior to Merger
Certain members of Seller intend to invest $2.5 million (“Pre-Closing Capital”) in Seller, which will lend the Pre-Closing Capital to Provant prior to the Merger in the form of subordinated, convertible debt bearing interest at 8.25% that will be converted to equity in Seller immediately prior to closing of the Merger; provided, however, that to the extent that Hooper’s net debt, as described in the Merger Agreement, immediately prior to closing of the Merger is less than negative $6.9 million if the closing is prior to May 15, 2017 or less than negative $6.5 million if the closing is on or after May 15, 2017, the amount of the Pre-Closing Capital that converts to equity in Seller prior to closing of the Merger will be reduced on a dollar-for-dollar basis, with such non-converted debt becoming a non-convertible post-closing obligation of the surviving entity in the Merger, subordinated to the secured borrowings of Hooper and the surviving entity.
Management Following the Merger (see page 88)
Effective as of the consummation of the Merger, Hooper’s officers are expected to be:

Name	Position(s)
Henry E. Dubois	Chief Executive Officer and Director
Mark Clermont	President and Chief Operating Officer
Steven R. Balthazor	Chief Financial Officer and Treasurer
Heather Provino	Chief Strategy Officer
Interests of the Hooper Directors and Executive Officers in the Merger (see page 41)
You should be aware that certain directors and executive officers of Hooper have interests in the Merger that are different from, or in addition to, the interests of the shareholders of Hooper generally.
Interests of Hooper’s directors and executive officers in connection with the Merger relate to (i) the continuing service of each of Ronald V. Aprahamian, Larry Ferguson, Henry E. Dubois and Thomas Watford as directors of Hooper following the completion of the Merger, (ii) the fact that Henry E. Dubois and Steven R. Balthazor are currently executive officers of Hooper and will remain executive officers of Hooper following the completion of the Merger, (iii) the right to continued indemnification for directors and executive officers of Hooper following the completion of the Merger, and (iv) the anticipated grants of equity upon consummation of the Merger to Mr. Dubois and Mr. Balthazor, who are and will be executive officers of Hooper in connection with the consummation of the Merger; and (v) the anticipated purchase of approximately $100,000 worth of Post-Merger Requirement Shares by Ronald V. Aprahamian, the current chairman of the Hooper board of directors. Mr. Aprahamian has agreed to purchase, subject to Hooper shareholder approval of the Post-Merger Requirement Shares, at closing of the Merger, 125,000 shares of Hooper common stock, together with warrants to purchase up to an additional 62,500 shares Hooper common stock for a cash price of $100,000 (i.e., $0.80 per share and one-half warrant). Mr. Aprahamian’s warrants will be exercisable for a period of four years following closing of the Merger for an exercise price of $1.35 per share, but will not be exercisable for the first six months following closing of the Merger.
In addition, subject to shareholder approval of the Third Amended and Restated Omnibus Incentive Plan, Hooper’s Compensation Committee is considering issuing options to purchase up to 2.5 million shares of Hooper common stock as an equity incentive to certain members of management after closing of the Merger (the “Proposed Equity Incentive”). Mr. Dubois, Mr. Balthazor, Mr. Clermont and Ms. Provino would participate in the Proposed Equity Incentive as executive officers of Hooper. Pursuant to the Proposed Equity Incentive, Hooper would grant options to participants, 50% of which would be time based and would vest over four years, and 50% of which would be performance based and would vest based on Hooper’s ability to achieve a targeted level of post-closing synergies during the remainder of 2017. If Hooper were to achieve more than 110% of its synergy target, participants in the Proposed Equity Incentive would also be eligible to share in a cash bonus.
The Hooper board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that Hooper shareholders approve the Merger Related Equity Issuances. For more information, please see the section titled “The Merger-Interests of the Hooper Directors and Executive Officers in the Merger” beginning on page 41.
Material United States Federal Income Tax Consequences (see page 43)
Each of Hooper and Provant intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Because the Merger involves a subsidiary of Hooper, and not Hooper itself, the shareholders of Hooper will not be deemed to have exchanged or sold their shares in the transaction. In general and subject to the qualifications and limitations set forth in the section titled “The Merger-Material United States Federal Income Tax Consequences,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material tax consequences to U.S. Holders (as defined in the section titled “The Merger-Material United States Federal Income Tax Consequences”) of Provant equity interests will be as follows:

•	a Provant equity holder will not recognize gain or loss upon the exchange of Provant equity interests for Hooper common stock pursuant to the Merger;

•
a Provant equity holder’s aggregate tax basis for the shares of Hooper common stock received in the Merger will equal the equity holder’s aggregate tax basis in the equity interests of Provant surrendered in the Merger; and

•
the holding period of the shares of Hooper common stock received by a Provant equity holder in the Merger will include the holding period of the Provant equity interests surrendered in exchange therefor.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Provant equity holder will depend on such shareholder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section titled “The Merger-Material United States Federal Income Tax Consequences” beginning on page 43.
Risk Factors (see page 12)
Both Hooper and Provant are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective shareholders, including the following risks:

•
The number of shares to be issued by Hooper in connection with the Merger is not adjustable based on the market price of Hooper common stock so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•
Failure to complete the Merger may result in Hooper and Provant paying a termination fee or expenses to the other and could harm the common stock price of Hooper and future business and operations of each company;

•
The Merger may be completed even though material adverse changes may result solely from the announcement of the Merger, changes in the industry in which Hooper and Provant operate that apply to all companies generally and other causes;

•	Some Hooper officers and directors have conflicts of interest that may influence them to support or approve the Merger without regard to your interests;

•	The market price of Hooper’s common stock may decline as a result of the Merger;

•	Hooper shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

•
During the pendency of the Merger, Hooper and Provant may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

•
Certain provisions of the Merger Agreement may discourage third parties from submitting alternative acquisition proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

•	Because the lack of a public market for Provant equity interests makes it difficult to evaluate the fairness of the Merger, Hooper may pay more than the fair market value of Provant; and

•	If the conditions to the Merger are not met, the Merger will not occur.
These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus. Hooper and Provant both encourage you to read and consider all of these risks carefully.
Regulatory Approvals (see page 42)
In the United States, Hooper must comply with applicable federal and state securities laws and the rules and regulations of the NYSE MKT Stock Market in connection with the issuance of shares of Hooper common stock and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus is a part has not become effective. For more information, please see the section titled “The Merger-Regulatory Approvals.”
NYSE MKT Additional Listing Application (see page 45)
Prior to consummation of the Merger, Hooper intends to file an additional listing application with the NYSE MKT pursuant to the rules of the NYSE MKT, for the listing of the shares of Hooper common stock to be issued in connection with the Merger.
Anticipated Accounting Treatment (see page 45)
The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. Hooper will be treated as the acquiring entity for accounting purposes. In identifying Hooper as the acquiring entity, the companies took into account the ownership structure after the Merger, composition of the board of directors, and the designation of certain senior management positions, including its Chief Executive Officer and Chief Financial Officer. In addition, pursuant to a Voting and Standstill Agreement, the Provant equity holders have agreed for a period ending at the annual meeting of Hooper’s shareholders in June 2019, the Provant equity holders and its affiliates will not make any secondary market purchases of common stock that would raise its total number of Hooper shares above 50% of the total number of outstanding Hooper shares. As a result of the Voting and Standstill Agreement, the Provant equity holders will be contractually unable to exercise control over Hooper’s board of directors for two full annual election cycles following closing of the Merger.
Appraisal Rights and Dissenters’ Rights (see page 46)
Neither the holders of Hooper common stock nor the holders of Provant equity interests are entitled to appraisal rights in connection with the Merger.
Comparison of Shareholder Rights and Provant Equity Holder Rights (see page 112)
Hooper is incorporated under the laws of the State of New York, and Provant is organized under the laws of Rhode Island. If the Merger is completed, Provant equity holders will become shareholders of Hooper, and its rights will be governed by the Business Corporation Law of the State of New York (the “BCL”), the certificate of incorporation of Hooper, as amended, and the bylaws of Hooper, as amended. The rights of Hooper shareholders under the BCL and contained in the certificate of incorporation, as amended and the bylaws of Hooper, as amended, differ from the rights of a Provant equity holder under the Rhode Island Limited Liability Company Act, the articles of organization and the operating agreement of Provant, as more fully described under the section titled “Comparison of Rights of Holders of Hooper Stock and Provant Equity Interests” in this proxy statement/prospectus.

SUMMARY HISTORICAL FINANCIAL DATA OF HOOPER
(In thousands, except per share data)
The following table sets forth Hooper summary historical consolidated financial data as of the dates and for each of the periods indicated. The financial data for the years ended December 31, 2016 and 2015 and as of December 31, 2016 and 2015 is derived from Hooper’s audited financial statements, which are included elsewhere in this proxy statement/prospectus.
You should read the summary historical consolidated financial data below together with Hooper’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and with the consolidated financial statements and notes thereto for the years ended December 31, 2016 and 2015, which are included elsewhere in this proxy statement/prospectus.
Hooper Consolidated and Condensed Balance Sheet Data:

	At December 31,
	2016	2015
Cash and cash equivalents	$1,866	$2,035
Total assets	$14,254	$17,683
Total liabilities	$17,118	$17,466
Total stockholders' (deficit) equity	$(2,864)	$217
Hooper Consolidated and Condensed Statements of Operations Data:

	Year ended December 31,
	2016	2015
Revenues	$34,271	$32,115
Operating expenses	41,507	40,654
Operating loss from continuing operations	(7,236)	(8,539)
Other income	(887)	—
Interest expense	3,570	1,796
Loss before income taxes	(9,919)	(10,335)
Income tax expense	25	19
Loss from continuing operations	(9,944)	(10,354)
Discontinued operations	(380)	(520)
Net Loss	$(10,324)	$(10,874)

SUMMARY HISTORICAL FINANCIAL DATA OF PROVANT
(In thousands, except share and per share data)

The following table sets forth Provant summary historical financial data as of the dates and for each of the periods indicated. The financial data for the years ended December 31, 2016 and 2015 and as of December 31, 2016 and 2015 is derived from Provant’s audited financial statements, which are included elsewhere in this proxy statement/prospectus.
You should read the summary historical financial data below together with Provant’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and notes thereto for the years ended December 31, 2016 and 2015, which are included elsewhere in this proxy statement/prospectus.
Provant Condensed Balance Sheet Data:

	At December 31,
	2016	2015
Cash and cash equivalents	$1,537	$1,816
Total assets	$29,030	$33,456
Total liabilities	$20,797	$15,146
Total member's capital	$8,233	$18,310
Provant Condensed Statements of Operations Data:

	Year ended December 31,
	2016	2015
Revenues	$ 36,719	$ 40,778
Operating expenses	46,918	47,374
Operating loss	(10,199)	(6,596)
Interest expense	741	439
Loss before income taxes	(10,940)	(7,035)
Income tax benefit	(437)	(2,737)
Net loss	$ (10,503)	$ (4,298)

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED AND CONDENSED FINANCIAL DATA
The following summary unaudited pro forma consolidated financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on December 31, 2016, for the purposes of the balance sheet and shows the statement of operations for the year ended December 31, 2016, as if the merger had been completed on January 1, 2016, and was prepared based on the historical financial statements and results of operations reported by Hooper and Provant. The following should be read in conjunction with the section entitled “Unaudited Pro Forma Consolidated Financial Statements” beginning on page 107 and the audited historical financial statements of Hooper and Provant and the notes thereto beginning on pages F-1 and F-28, respectively, the sections entitled “Hooper’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 73 and “Provant’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 84, and the other information contained in this proxy statement/prospectus.

Unaudited Pro Forma Condensed and Consolidated Balance Sheet Data:

At December 31, 2016
Cash and cash equivalents	$9,506
Total assets	$44,313
Total liabilities	$37,578
Total stockholder's equity	$6,735
Unaudited Pro Forma Condensed and Consolidated Statement of Operations Data:

Year ended December 31, 2016
Revenues	$70,990
Operating expenses	85,487
Operating loss from continuing operations	(14,497)
Non-operating income, net	(887)
Interest expense	2,774
Loss before income taxes	(16,384)
Income tax expense	(412)
Loss from continuing operations	$(15,972)
MARKET PRICE AND DIVIDEND INFORMATION
Hooper common stock is listed on the NYSE MKT under the symbol “HH.” The following table presents, for the periods indicated, the range of high and low per share sales prices for Hooper common stock as reported on the NYSE MKT for each of the periods set forth below. Provant is a private company and its equity interests are not publicly traded. These per share sales prices give effect to the 1-for-15 reverse stock split of Hooper’s common stock effective June 15, 2016.
Hooper Common Stock

	2016		2015
Quarter	High	Low	High	Low
First	$2.70	$0.75	$9.45	$6.60
Second	$2.70	$1.05	$7.90	$2.85
Third	$2.42	$1.16	$4.20	$1.65
Fourth	$1.36	$0.73	$3.45	$0.90
The closing price of Hooper common stock on March 15, 2017, as reported on the NYSE MKT, was $0.75 per share.
Because the market price of Hooper common stock is subject to fluctuation, the market value of the shares of Hooper common stock that Provant equity holders will be entitled to receive in the Merger may increase or decrease.
Hooper common stock is listed on the NYSE MKT and trades under the trading symbol “HH.”
As of [*], 2017 the record date for the Hooper special meeting of shareholders, Hooper had approximately [*] holders of record of its common stock. As of [*], Provant had one holder of record of its equity interests. For detailed information regarding the beneficial ownership of certain shareholders of Hooper upon consummation of the Merger, see the section titled “Principal Shareholders of Combined Company” in this proxy statement/prospectus.
Dividends

Hooper
No dividends were paid by Hooper in 2016 and 2015. Hooper is precluded from declaring or making any dividend payments or other distributions of assets with respect to any class of its equity securities under the terms of its 2016 Credit and Security Agreement as described in Note 9 to the Hooper financial statements.
Provant
Provant paid no dividends in 2016 and 2015.

RISK FACTORS
The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Hooper because these risks may also affect the combined company—these risks can be found in Hooper’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Risks Related to the Merger
The number of shares to be issued by Hooper in connection with the Merger is not adjustable based on the market price of Hooper common stock so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
The Merger Agreement has set the number of shares to be issued by Hooper in connection with the Merger to be equal to the number of Hooper shares outstanding as of the closing, less the Requirement Shares and the Banker Shares, to the extent each are issued prior to the closing. Any changes in the market price of Hooper common stock before the completion of the Merger will not affect the number of shares Provant equity holders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of Hooper common stock declines from the market price on the date of the Merger Agreement, then Provant equity holders could receive Merger consideration with substantially lower value. Similarly, if before the completion of the Merger the market price of Hooper common stock increases from the market price on the date of the Merger Agreement, then, Provant equity holders could receive Merger consideration with considerably more value for its Provant equity interests than the parties had negotiated for in the establishment of the Merger consideration. The Merger Agreement does not include a price-based termination right. Because the number of shares of Hooper common stock to be issued by Hooper in connection with the Merger does not adjust as a result of changes in the value of Hooper common stock, for each one percentage point that the market value of Hooper common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total Merger consideration issued to Provant equity holders.
Failure to complete the Merger may result in Hooper paying a termination fee or reimbursing expenses to Provant and could harm Hooper’s common stock price, future business and operations.
If the Merger is not completed, Hooper is subject to the following risks:

•
if the Merger Agreement is terminated under certain circumstances, Hooper will be required to pay Provant a termination fee equal to the greater of $500,000 and the third-party expenses incurred by Provant, up to a maximum of $750,000;

•	the price of Hooper stock may decline and remain volatile; and

•	costs related to the Merger, such as legal and accounting fees which Hooper estimates will total approximately $0.8 million, some which must be paid even if the Merger is not completed.
In addition, if the Merger Agreement is terminated and the board of directors of Hooper determines to seek another business combination, there can be no assurance that Hooper will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided to Hooper in the Merger on a timely basis, or at all.
The Merger may be completed even though material adverse effects may result from the announcement of the Merger, industry-wide changes and other causes.
In general, either Hooper or Provant can refuse to complete the Merger if there is a material adverse effect affecting the other party between March 7, 2017, the date of the Merger Agreement and the closing. However, certain types of changes do not permit either party to refuse to complete the Merger as described in the Merger Agreement.
If adverse changes occur and Hooper and Provant still complete the Merger, Hooper’s stock price may suffer. This in turn may reduce the value of the Merger to the shareholders of Hooper, Provant equity holders or both.
Some Hooper directors and executive officers have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.
Interests of Hooper’s directors and executive officers in connection with the Merger relate to (i) the continuing service of each of Ronald V. Aprahamian, Larry Ferguson, Henry E. Dubois and Thomas Watford as directors of Hooper following the completion of the Merger, (ii) the fact that Henry E. Dubois and Steven R. Balthazor are currently executive officers of Hooper and will remain executive officers of Hooper following the completion of the Merger, (iii) the right to continued indemnification for directors and executive officers of Hooper following the completion of the Merger, (iv) the anticipated grants of equity upon consummation of the Merger to Mr. Dubois and Mr. Balthazor, who are and will be executive officers of Hooper in connection with the consummation of the Merger; and (v) the anticipated purchase of approximately $100,000 worth of Post-Merger Requirement Shares by Ronald V. Aprahamian, the current chairman of the Hooper board of directors.
These interests, among others, may influence the Hooper directors and executive officers to support or approve the Merger. For more information concerning the interests of Hooper executive officers and directors, see the sections titled “The Merger—Interests of the Hooper Directors and Executive Officers in the Merger” in this proxy statement/prospectus.
The market price of Hooper common stock following the Merger may decline as a result of the Merger.
The market price of Hooper common stock may decline as a result of the Merger for a number of reasons including if:

•	investors react negatively to the prospects of the combined organization’s business and prospects from the Merger;

•	the effect of the Merger on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.
Hooper shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.
If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Hooper shareholders will have experienced substantial dilution of their share ownership in Hooper without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.
During the pendency of the Merger, Hooper and Provant may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.
Covenants in the Merger Agreement impede the ability of Hooper and Provant to make acquisitions, subject to certain exceptions relating to fiduciaries duties, as set forth below, or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from, among other things, soliciting, initiating, knowingly encouraging or entering into certain extraordinary transactions, such as a Merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s shareholders or equity holders.
Certain provisions of the Merger Agreement may discourage third parties from submitting alternative acquisition proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
The terms of the Merger Agreement prohibit each of Hooper and Provant from soliciting alternative acquisition proposals or cooperating with persons making unsolicited acquisition proposals, except in limited circumstances when, among other things, such party’s board of directors determines in good faith that an unsolicited alternative acquisition proposal is or is reasonably likely to result in a superior acquisition proposal and that failure to cooperate with the proponent of the proposal is reasonably likely to be a breach of the board’s fiduciary duties. In addition, if Hooper or Provant terminate the Merger Agreement under certain circumstances, including terminating because of a decision of a board of directors to recommend a superior acquisition proposal, Hooper or Provant would be required to pay to the other party a termination fee equal to the greater of $500,000 and the third-party expenses incurred by the other party up to a maximum of $750,000. This termination fee may discourage third parties from submitting alternative acquisition proposals to Hooper or Provant or their shareholders, and may cause the respective boards of directors to be less inclined to recommend an alternative acquisition proposal.
Because the lack of a public market for Provant shares makes it difficult to evaluate the fairness of the Merger, Hooper may pay more than the fair market value of the Provant equity interests.
The outstanding equity interests in Provant are held privately and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Provant. Because the shares of Hooper common stock to be issued to Provant equity holders in connection with the Merger was determined based on negotiations between the parties, it is possible that the value of the Hooper common stock to be issued in connection with the Merger will be greater than the fair market value of Provant.
If the conditions to the Merger are not met, the Merger will not occur.
Specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus. Hooper cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Hooper may lose some or all of the intended benefits of the Merger.
Risks Related to Hooper
Hooper’s recurring losses from operations, negative operating cash flows and need to obtain cash flow from operations or adequate funding to fund its comprehensive recovery plan raise substantial doubt as to its ability to continue as a going concern within one year after issuance date of the consolidated financial statements.

In their report dated March 9, 2017, which is also included in this proxy statement/prospectus, Hooper’s independent registered public accounting firm stated that Hooper’s consolidated financial statements were prepared assuming it would continue as a going concern; however, Hooper’s recurring losses from operations, negative cash flows from operations, and other related liquidity concerns raise substantial doubt about its ability to continue as a going concern. Hooper’s accompanying consolidated financial statements have been prepared assuming that it will continue as a going concern (which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future). These financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Note 2 to the Hooper consolidated financial statements and within the Liquidity and Capital Resources section in Hooper Management’s Discussion and Analysis of Financial Condition and Results of Operations in this proxy statement/prospectus for further discussion.
Reduction in cash flow from operations in 2017 may limit Hooper’s ability to make the desired level of investment in its businesses and may result in a continuation of Hooper’s liquidity issues.
Hooper is taking steps to address and correct the primary causes of recurring losses from operations, negative cash flows from operations, and liquidity concerns primarily through the acquisition of Accountable Health Solutions, Inc. (“AHS”), and raising additional equity. Hooper used approximately $4.4 million of cash in operations in 2016. If revenue growth does not continue as expected, its cost reduction measures are not successful, or if Hooper is unable to maintain its current receivable collection results, Hooper may be unable to make needed investments in its operations or to comply with its debt covenants and have sufficient eligible receivables to maintain borrowing capacity under Hooper’s Credit and Security Agreement, entered into as of April 29, 2016 and as amended on August 15, 2016, and November 15, 2016, (the “2016 Credit and Security Agreement”) with SCM Specialty Finance Opportunities Fund, L.P. (“SCM”).
Hooper’s liquidity may be adversely affected by the terms of its 2016 Credit and Security Agreement.
If Hooper needs to borrow in the future under its 2016 Credit and Security Agreement, the amount available for borrowing may be less than the $7 million under this facility at any given time due to the manner in which the maximum available amount is calculated. Hooper has an available borrowing base subject to reserves established at the lender’s discretion of 85% of Eligible Receivables up to $7 million under this facility. At December 31, 2016, Hooper had $3.6 million of outstanding borrowings under the 2016 Credit and Security Agreement, with unused borrowing capacity of $0.1 million. As of February 28, 2017, Hooper had $3.1 million of outstanding borrowings with unused borrowing capacity of $0.2 million.
The 2016 Credit and Security Agreement, as amended, contains customary representations and warranties and various affirmative and negative covenants including minimum aggregate revenue, adjusted EBITDA (earnings before interest expense, income taxes, depreciation, and amortization), and consolidated unencumbered liquid assets requirements. Noncompliance with these covenants constitutes an event of default. As of December 31, 2016, Hooper met the required minimum covenants. Refer to Note 2 and Note 9 of Hooper’s consolidated financial statements for further discussion. There can be no assurance that cash flows from operations, combined with any additional borrowings available to Hooper, will be obtainable in an amount sufficient to enable Hooper to repay its indebtedness, or to fund other liquidity needs.
Hooper incurred additional indebtedness in connection with its acquisition of AHS, and such increased indebtedness could adversely affect Hooper’s business, cash flows and results of operations and did result in additional dilution to Hooper’s shareholders.
In order to fund the acquisition of AHS, Hooper entered into and consummated a Credit Agreement (the “Credit Agreement”) with SWK on April 17, 2015. The Credit Agreement provides Hooper with a $5.0 million term loan (the “Term Loan”). As a result, Hooper has indebtedness that is substantially greater than its indebtedness prior to the acquisition of AHS. This higher level of indebtedness may:

•
require Hooper to dedicate a greater percentage of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other investments, and use for general corporate purposes;

•
increase Hooper’s vulnerability to adverse economic and industry conditions, including increases in interest rates on its borrowings that bear interest at variable rates or when such indebtedness is being refinanced;

•	limit Hooper’s ability to obtain additional financing; and

•
limit Hooper’s flexibility in planning for, or reacting to, changes in or challenges related to its business and industry, creating competitive disadvantages compared to other competitors with lower debt levels and borrowing costs.

Hooper cannot assure you that cash flows from operations, combined with any additional borrowings available to it, will be obtainable in an amount sufficient to enable Hooper to repay its indebtedness, or to fund Hooper’s other liquidity needs. The Credit Agreement, as amended, contains customary representations and warranties and various affirmative and negative covenants, including minimum aggregate revenue, adjusted EBITDA, and consolidated unencumbered liquid assets requirements. Noncompliance with these covenants constitutes an event of default. As of December 31, 2016, Hooper met the required minimum covenants. Refer to Note 2 and Note 9 of Hooper’s consolidated financial statements for further discussion. There can be no assurance that cash flows from operations, combined with any additional borrowings available to Hooper, will be obtainable in an amount sufficient to enable Hooper to repay its indebtedness, or to fund other liquidity needs.
Weakness in the economy in general, or the financial health or performance of the healthcare industry and healthcare sponsors in particular, could have a material adverse effect on Hooper’s financial condition, results of operations or cash flows.
Hooper derives its revenues from customers in the healthcare industry, including healthcare sponsors. If the condition of the U.S. economy weakens in certain areas, such as an increase in unemployment rates, demand for biometric screenings may decline in the future, resulting in less business for Hooper. If some of Hooper’s healthcare customers fail or curtail operations in the healthcare industry, such failures or curtailments of operations would result in less business for Hooper. Either event would negatively affect Hooper’s financial condition, results of operations and cash flows. Actions taken by Congress to repeal, replace, or amend the Affordable Care Act could have a detrimental impact on the healthcare industry and Hooper’s healthcare customers that could lead to or worsen the effects of the events described in this paragraph.
Hooper’s business results would be adversely affected if it were alleged or found to have violated certain regulatory requirements.
Hooper’s business is subject to varying degrees of state and federal regulation. For example, Hooper’s operations are subject to regulations regarding licensing (supervision of phlebotomists, the conduct of certain specimen draws, and requirements for conducting health screening fairs). Hooper is subject to federal and state laws, including testing and collection regulations and HIPAA rules, regarding security and privacy of personal health information and other personal information. Although Hooper devotes substantial effort to comply with these regulatory requirements, there is a continuing risk that regulators may find compliance violations, which could subject Hooper to significant liability and/or damage its relationship with its customers.
Hooper’s business results may be adversely affected if it is unable to attract, retain and deploy health professionals and other medical personnel.
Hooper believes a key to growth in its Health and Wellness operations is maintaining and managing a large, national network of highly trained medical personnel who can meet its customers’ needs in markets nationwide. Although many of its health professionals also work for competitors, Hooper’s goal is to offer them equal or greater opportunities so that they will be available to provide services to Hooper’s customers. If Hooper is unable to recruit and retain an appropriate base of health professionals, it may limit its ability to maintain and/or grow its screening operations.
Future claims arising from the sale of Hooper’s business units (discontinued operations) could negatively impact its financial condition, results of operations or cash flows.

If claims for which Hooper may be liable arise related to its previous discontinued operations in the future, this may result in additional cost to Hooper which could negatively impact its financial condition, results of operations or cash flows.
Hooper derives a significant percentage of its revenue from a limited number of customers and a loss of some or all of the business of one or more customers could have a material adverse effect on its financial condition, results of operations or cash flows.
Much of Hooper’s business is derived through its relationships with its channel partners. Hooper’s two largest channel partners, combined, account for just over 30% of its consolidated revenue and accounts receivable balances. While Hooper has agreements with each of its channel partners, the vast majority of the agreements do not provide for any specified minimum level of purchases of services from Hooper. If one or more of Hooper’s channel partners was to significantly reduce its purchases of biometric screening and other sample collection services from Hooper, it could significantly reduce Hooper’s revenue and adversely affect its results of operations and cash flows. If this were to occur, Hooper would face significant challenges in replacing the lost revenues.
A number of circumstances could prompt the loss of one or more of Hooper’s key customers or a substantial portion of its or their business. For example, if one of Hooper’s customers were to be acquired by or merged into another company for whom Hooper does not provide services, Hooper could lose the acquired company’s business. Hooper could lose one or more significant customers if they perceive one or more of Hooper’s competitors to be superior in price or quality and choose not to renew Hooper’s contract.
Competition could negatively impact Hooper’s business.
The health and wellness industry is competitive, which could result in loss of Hooper’s market share due to pressure to reduce prices or increase services without charging additional fees. For screenings, Hooper competes primarily with private companies who provide screenings in certain geographic areas in the United States with few having the ability to service customers nationally like Hooper does. For health and wellness, Hooper competes primarily with established wellness and care management providers, startup companies, and health plans that offer their own proprietary solutions. Hooper is one of the only health and wellness providers that offers a fully integrated, end-to-end screening and wellness solution to its customers, which Hooper believes gives it an advantage over its competitors who also serve companies with 500 to 5,000 employees, Hooper’s primary target market. If one of the national health and wellness companies that currently focuses on larger employers were to develop a service offering in Hooper’s target market at a lower price point than Hooper offers, Hooper could lose market share or be forced to cut its prices and lose margin in order to retain customers.
Hooper is dependent on Clinical Reference Laboratory, Inc. as its exclusive laboratory services provider. If CRL fails to perform adequately under the Limited Laboratory and Administrative Services Agreement or Hooper faces difficulties in managing its relationship with CRL, Hooper’s results of operations could be adversely affected.
Under the terms of the Limited Laboratory and Administrative Services Agreement (“LLASA”) between Hooper and CRL, which became effective August 31, 2014, CRL is Hooper’s exclusive provider, with certain limited exceptions, of laboratory testing and reporting services in support of Hooper’s screening services. The LLASA has a term of 5 years and will automatically renew for an additional 5 year period unless sooner terminated. Hooper’s dependence on CRL makes Hooper’s operations vulnerable to CRL’s failure to perform adequately under Hooper’s contract with them. In addition, the services that CRL renders to Hooper are services that Hooper is required to provide under contracts with Hooper’s clients, and Hooper is responsible for such performance and could be held accountable by the client for any failure to perform. The LLASA has service level requirements of CRL and Hooper performs ongoing oversight activities to identify any performance or other issues related to its relationship with CRL. If CRL were to fail to provide the services that Hooper requires or expects, or fails to meet its contractual requirements, such as service levels or compliance with applicable laws, the failure could negatively impact Hooper’s business by adversely affecting Hooper’s ability to serve its customers and/or subject Hooper to regulatory or litigation risk. Such a failure could adversely affect Hooper’s results of operations.

If Hooper cannot successfully implement, maintain and upgrade its information technology platforms so that it can meet customer requirements, the competitiveness of Hooper’s businesses will suffer.
The speed and accuracy with which Hooper makes information available to its customers is critical. As a result, Hooper is dependent on its information technology platforms and its ability to store, retrieve, process, manage and enable timely and secure customer access to the health-related and other data Hooper gathers on behalf of its customers. Disruption of the operation of Hooper’s IT systems for any extended period of time, loss of stored data, programming errors or other system failures could cause customers to turn elsewhere to address their service needs. In addition, Hooper must continue to enhance its IT systems, with potentially substantial cost, as the need for service, product and technology requirements advances. In addition, computer malware, viruses, hacking and phishing attacks, and spamming could harm Hooper’s business and results of operations.
Allegations of negligent or improper actions by Hooper’s health professionals or other personnel could result in claims against Hooper and/or Hooper’s incurring expenses to indemnify its clients.
Allegations of negligent or improper actions by Hooper’s health or other medical professionals could result in claims against Hooper, require Hooper to indemnify its clients for any harm they may suffer, or damage Hooper’s reputation and relationships with important clients. Hooper’s clients rely on the accuracy of the medical data Hooper gathers on their behalf in aggregated form to manage their wellness program. Hooper maintains professional liability insurance and such other coverage as Hooper believes appropriate, but such insurance may prove insufficient. Regardless of insurance, any such claims could damage Hooper’s reputation and relationships with important clients.
Hooper’s operations could be adversely affected by the effects of a natural disaster or an act of terrorism.
Hooper’s operations would be adversely affected in the event of a natural disaster, such as a tornado or hurricane, or an act of terrorism. A natural disaster or act of terrorism could disrupt Hooper’s ability to provide testing services, which could have a material adverse effect on its operations.
Hooper identified a material weakness in its internal control over financial reporting, and Hooper’s business and stock price may be adversely affected if it does not adequately address that weakness or if Hooper has other material weaknesses or significant deficiencies in its internal controls over financial reporting.
Hooper has identified certain deficiencies in its internal control over financial reporting related to the accounting for non-routine transactions that it deemed to be a material weakness. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Hooper determined that the complexities of the accounting for these non-routine transactions adversely affected management’s review of the accounting for non-routine, complex technical accounting matters to ensure proper application of generally accepted accounting principles in a timely manner.
While the material weakness continues to exist, Hooper has taken steps to address this weakness in internal control. Hooper plans to enhance its controls related to non-routine transactions by supplementing with additional resources as necessary, enhancing the design and documentation of management review controls, and improving the documentation of internal control procedures. Despite these measures and planned improvements, Hooper’s remediation efforts could be insufficient to address the material weakness in the future. If Hooper cannot in the future favorably assess, or, if required, its independent registered public accounting firm is unable to provide an unqualified attestation report on, the effectiveness of Hooper’s internal control over financial reporting, investor confidence in the reliability of Hooper’s financial reports may be adversely affected, which could have a material adverse effect on Hooper’s stock price.
Hooper must increase its shareholders’ equity by May 8, 2017, to avoid a delisting action by the NYSE MKT.

The NYSE MKT notified Hooper on April 1, 2016, that Hooper has fallen out of compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide because it reported shareholders’ equity of less than $6.0 million in its Form 10-K for the year ended December 31, 2015, and it has had net losses in its five most recent fiscal years. As a result, Hooper was required to submit a plan to regain compliance prior to May 8, 2017. The NYSE MKT accepted the plan. If Hooper fails to fulfill it in the allotted time, its shares may be delisted from the Exchange, which may result in a further decrease in the liquidity of Hooper common stock. Equity issued in connection with the Merger would contribute to the satisfaction of this requirement, but may not be sufficient.
Raising additional funds by issuing securities may cause dilution to existing shareholders or restrict Hooper operations.
Additional financing may not be available to Hooper when it needs it or may not be available on favorable terms. To the extent that Hooper raises additional capital by issuing equity securities, its existing shareholders’ ownership will be diluted and the terms of any new equity securities may have preferences over its common stock. Any debt financing it enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of Hooper assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.
Only a limited market exists for Hooper’s common stock which could lead to price volatility.
The limited trading market for Hooper’s common stock may cause fluctuations in the market value of Hooper’s common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of Hooper’s common stock. For example, for the period of March 1, 2017 through March 15, 2017, Hooper’s stock traded as high as $0.86 per share and as low as $0.69 per share. Hooper’s stock price may increase or decrease in response to a number of events and factors, including:

•	the announcement or completion of the Merger;

•	future announcements concerning us, key customers or competitors;

•	quarterly variations in operating results and liquidity;

•	changes in financial estimates and recommendations by securities analysts;

•	developments with respect to technology or litigation;

•	changes in applicable laws and regulations;

•	the operating and stock price performance of other companies that investors may deem comparable to Hooper;

•	acquisitions and financings;

•	sales and purchases of Hooper stock by insiders; and

•	inability to meet debt covenants and potential default.
Concentrated ownership of Hooper’s common stock creates a risk of sudden change in its share price.
Investors who purchase Hooper’s common stock may be subject to certain risks due to the concentrated ownership of its common stock. The sale by any of Hooper’s large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of Hooper’s common stock. As of the March 13, 2017, four shareholders beneficially owned approximately 28% of Hooper’s common stock. Upon closing of the Merger, the ownership of Hooper’s common stock will be further concentrated, which may increase these risks.
There may be future sales or other dilution of Hooper’s equity, which may adversely affect the market price of its common shares.

Hooper is not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares, as well as any common shares that may be issued pursuant to its shareholder rights plan. The market price of Hooper’s common shares could decline as a result of sales of its common shares made after this offering or the perception that such sales could occur.
Hooper’s ability to use net operating loss carry forwards to offset future taxable income or future tax may be limited due to the changes in ownership (within the meaning of IRC Section 382) that have occurred in the past and will occur upon the consummation of the Merger.
In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or IRC, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, and certain other tax assets to offset future taxable income, and an ownership change is generally defined as a cumulative change of 50% or more in the ownership positions of certain shareholders during a rolling three year period. The ownership change occurring as a result of the Merger with Provant is likely to eliminate or restrict Hooper’s ability to use its NOL carry forwards.
Anti-takeover provisions under New York law could make an acquisition of Hooper more difficult and may prevent attempts by shareholders to replace or remove management.
Because Hooper is incorporated in New York, Hooper is governed by the provisions of Section 912 of the Business Corporation Law of the State of New York (the “BCL”), which prohibits shareholders owning in excess of 20% of its outstanding voting stock from merging or combining with Hooper unless certain conditions are met. Although Hooper believes these provisions will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with its board of directors, the provisions would apply even if the offer may be considered beneficial by some shareholders. In addition, the provisions may frustrate or prevent any attempts by shareholders to replace or remove the then-current management by making it more difficult for shareholders to replace members of the board of directors, which is responsible for appointing the members of management.
While Hooper does not expect that these provisions will delay or prevent the completion of the Merger, they may hinder or prevent Hooper from considering competing offers for a business combination, which may harm the value of your investment.
Risks Related to Provant
Provant’s recurring losses from operations, negative operating cash flows and need to obtain cash flow from operations or adequate funding raise doubt as to its ability to continue as a going concern.
In their report dated March 16, 2017, which is also included in this proxy statement/prospectus, Provant’s independent audit firm stated that Provant’s financial statements were prepared assuming it would continue as a going concern; however, Provant’s recurring losses from operations, cash flows from operations, and liquidity raise substantial doubt about its ability to continue as a going concern. A “going concern” opinion could impair Provant’s ability to finance its operations through the sale of equity, incurring debt, or other financing alternatives. Provant’s ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in product orders, improved operating margins and Provant’s ability to profitably meet its service commitments with existing customers. Provant’s accompanying financial statements have been prepared assuming that it will continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Reduction in cash flow from operations may limit Provant’s ability to make the desired level of investment in its businesses and may lead to liquidity issues.
If there is no revenue growth in Provant’s wellness services and products, and its cost reduction measures are not successful, Provant may be unable to make needed investments in its businesses or to comply with its liability obligations.

Weakness in the economy in general, or the financial health or performance of the healthcare industry and healthcare sponsors in particular, could have a material adverse effect on Provant’s financial condition, results of operations or cash flows.
Provant derives its revenues from employers across many industries. If the condition of the U.S. economy weakens, demand for biometric screenings and well-being initiatives may decline in the future, resulting in less business for Provant. If some of Provant’s customers fail or curtail operations, such failures or curtailments of operations would result in less business for Provant. Either event would negatively affect Provant’s financial condition, results of operations and cash flows.
Provant’s business results would be adversely affected if it were alleged or found to have violated certain regulatory requirements.
Provant’s business is subject to or impacted by extensive and frequently changing laws and regulations in the United States (including at both the federal and state levels) and the other jurisdictions in which it engages in business. While Provant seeks to conduct its business in compliance with all applicable laws, many of the laws and regulations applicable to Provant are vague or indefinite and have not been interpreted by the courts, including many of those relating to:

•	Certification or licensure of clinical laboratories and point-of-care testing;

•	Laws and regulations related to privacy;

•	Operational, personnel and quality requirements intended to ensure that clinical testing services are accurate, reliable and timely;

•	Safety and health of health providers; and

•	Handling, transportation and disposal of medical specimens, infectious and hazardous waste.
These laws and regulations may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require Provant to make changes in its operations, including its pricing and/or billing practices. Provant may not be able to maintain, renew or secure required permits, licenses or any other regulatory approvals needed to operate its business or commercialize its services. If Provant fails to comply with applicable laws and regulations, or if Provant fails to maintain, renew or obtain necessary permits, licenses and approvals, Provant could suffer civil and criminal penalties, fines, exclusion from participation in governmental healthcare programs and the loss of various licenses, certificates and authorizations necessary to operate its business, as well as incur additional liabilities from third-party claims. If any of the foregoing were to occur, Provant’s reputation could be damaged and important business relationships with third parties could be adversely affected.
Provant’s business results may be adversely affected if it is unable to attract, retain and deploy health professionals and other medical personnel.
Provant believes a key to growth in its health and wellness operations is maintaining and managing a large, national network of highly trained medical personnel who can meet its customers’ needs in markets nationwide. If Provant is unable to recruit and retain an appropriate base of health professionals, it may limit its ability to maintain and/or grow its screening and coaching business.
Provant derives a significant percentage of its revenue from a limited number of customers and a loss of some or all of the business of one or more customers could have a material adverse effect on its financial condition, results of operations or cash flows.
Much of Provant’s Health and Wellness business is derived through its relationships with corporate employer clients. Provant’s three largest customers, combined, accounted for 50% of its revenue in 2016. If one or more of Provant’s clients was to significantly reduce its purchases of biometric screening and other wellness services from Provant, it could significantly reduce Provant’s revenue and adversely affect its results of operations and cash flows. If this were to occur, Provant would face significant challenges in replacing the lost revenues.

A number of circumstances could prompt the loss of one or more of Provant’s key customers or a substantial portion of its or their business. For example, mergers and acquisitions involving Provant’s customers could lead to cancellation or non-renewal of Provant’s contracts with those customers. Provant could lose one or more significant customers if they perceive one or more of Provant’s competitors to be superior in price or quality and choose not to renew Provant’s contract.
Competition could negatively impact Provant’s business.
The health and wellness industry is competitive. Provant competes primarily with private companies who provide screenings in certain geographic areas within the United States, and with established wellness and care management providers, startup companies, and health plans that offer their own proprietary well-being solutions.
If Provant cannot successfully implement, maintain and upgrade its information technology platforms so that it can meet customer requirements, the competitiveness of Provant’s businesses will suffer.
The speed and accuracy with which Provant makes information available to its customers is critical. As a result, Provant is dependent on its information technology platforms and its ability to securely store, retrieve, process, manage and enable timely customer access to health-related and other well-being-related data. Disruption of the operation of Provant’s technical systems for any extended period of time, loss of stored data, programming errors or other system failures could cause customers to turn elsewhere to address their service needs. In addition, Provant must continue to enhance its systems, with potentially substantial cost, as the need for service, product and technology requirements advances.
Attacks on Provant’s information technology systems, or failure in these systems, could disrupt its operations and cause the loss of confidential information, customers and business opportunities or otherwise adversely impact its business.
Information technology or IT systems are used extensively in virtually all aspects of Provant’s business, including clinical testing, test reporting, billing, customer service, logistics and management of data. Provant’s success depends, in part, on the continued and uninterrupted performance of its IT systems. IT systems may be vulnerable to damage, disruptions and shutdown from a variety of sources, including telecommunications or network failures, human acts and natural disasters. Unauthorized persons may seek to obtain intellectual property and other confidential information that Provant houses on its IT systems. Moreover, despite the security measures Provant has implemented, its IT systems may be subject to physical or electronic intrusions, computer viruses, unauthorized tampering and similar disruptive problems.
Provant has taken precautionary measures to prevent or minimize vulnerabilities in its IT systems, including the loss or theft of intellectual property and other confidential information that Provant houses on its systems. In addition, Provant continues to strengthen precautionary measures to reduce the risk of, and to detect and respond to, future cyber threats. However, cyber threats are constantly evolving, thereby increasing the difficulty of detecting and successfully defending against them. Breaches of Provant’s network or data security could disrupt the security of its internal systems and business applications, impair Provant’s ability to provide services to its customers, compromise intellectual property or confidential information or otherwise adversely impact the business. There can be no assurances that Provant’s precautionary measures will prevent or successfully defend against cyber threats that could have a significant impact on the business.

Allegations of negligent or improper actions by Provant’s health professionals or other personnel could result in claims against Provant and/or Provant’s incurring expenses to indemnify its clients.
Allegations of negligent or improper actions by Provant’s health or other medical professionals could result in claims against Provant, require Provant to indemnify its clients for any harm they may suffer, or damage Provant’s reputation and relationships with important clients. Provant’s clients rely on the accuracy of the medical data Provant gathers on their behalf in aggregated form to manage their wellness program. Provant maintains professional liability insurance and such other coverage as Provant believes appropriate, but such insurance may prove insufficient. Regardless of insurance, any such claims could damage Provant’s reputation and relationships with important clients.
Provant’s operations may be adversely impacted by the effects of natural disasters such as hurricanes and earthquakes, health pandemics, hostilities or acts of terrorism and other criminal activities.
Provant’s operations may be adversely impacted by the effects of natural disasters such as hurricanes and earthquakes, health pandemics, hostilities or acts of terrorism or other criminal activities. Such events may result in a temporary decline in the number of patients who seek clinical testing services or in its employees’ ability to perform their job duties. In addition, such events may temporarily interrupt Provant’s ability to transport specimens, to receive materials from its suppliers or otherwise to provide its services.
Provant’s ability to use net operating loss carry forwards to offset future taxable income or future tax may be limited due to the changes in ownership (within the meaning of IRC Section 382) that have occurred in the past and will occur upon the consummation of the Merger.
In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or IRC, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, and certain other tax assets to offset future taxable income, and an ownership change is generally defined as a cumulative change of 50% or more in the ownership positions of certain shareholders during a rolling three-year period. The ownership change occurring as a result of the Merger with Hooper could eliminate or restrict Provant’s ability to use its NOL carry forwards.
Risks Related to the Combined Organization
In determining whether you should approve the issuance of shares of Hooper common stock pursuant to the Merger and the issuance of additional shares as described in this proxy statement/prospectus, you should carefully read the following risk factors in addition to the risks described under “Risk Factors—Risks Related to the Merger,” “Risk Factors—Risks Related to Hooper” and “Risk Factors—Risks Related to Provant,” which will also apply to the combined organization.
Hooper’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger.
The market price of Hooper’s common stock following the Merger could be subject to significant fluctuations following the Merger. Market prices for securities of health and wellness companies have historically been particularly volatile. Some of the factors that may cause the market price of Hooper’s common stock to fluctuate include:

•	a slowdown in the health and wellness industry or the general economy;

•	inability to obtain adequate supply of the components for any of Hooper’s products or services, or inability to do so at acceptable prices;

•
performance of third parties on whom the combined company may rely, including for the manufacture or supply of the components for its products or services, including their ability to comply with regulatory requirements;

•	unanticipated or serious safety concerns related to the use of any of the combined company’s products or services;

•	the entry into, or termination of, key agreements, including key customer or commercial partner agreements;

•
the initiation of, material developments in or conclusion of litigation to enforce or defend any of the combined organization’s intellectual property rights or defend against the intellectual property rights of others;

•
announcements by the combined company, commercial partners or competitors of new products or product enhancements, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	competition from existing technologies and products or new technologies and products that may emerge;

•	the loss of key employees;

•	changes in estimates or recommendations by securities analysts, if any, who cover Hooper’s common stock;

•	general and industry-specific economic conditions that may affect the combined organization’s expenditures;

•	the low trading volume and the high proportion of shares held by affiliates including approximately 48% of Hooper’s outstanding capital stock being owned by the former Provant equity holders;

•	changes in the structure of health and wellness payment systems; and

•	period-to-period fluctuations in the combined organization’s financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Hooper’s common stock.
In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization’s profitability and reputation.
The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.
The combined organization will incur significant legal, accounting and other expenses that Provant did not incur as a private company, including costs associated with public company reporting requirements. The combined organization will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and the NYSE MKT. Executive officers and other personnel of the combined company will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase the combined organization’s legal and financial compliance costs and to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for the combined organization to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined organization to attract and retain qualified individuals to serve on the combined organization’s board of directors or as executive officers of the combined organization, which may adversely affect investor confidence in the combined organization and could cause the combined organization’s business or stock price to suffer.
Anti-takeover provisions under New York law could make an acquisition of the combined organization more difficult and may prevent attempts by the combined organization shareholders to replace or remove the combined organization management.
Because Hooper, the parent company of the combined organization, will be incorporated in New York, it will be governed by the provisions of Section 912 of the BCL, which prohibits shareholders owning in excess of 20% of the outstanding Hooper voting stock from merging or combining with Hooper. Although Hooper and Provant believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with Hooper’s board of directors, they would apply even if the offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by Hooper’s shareholders to replace or remove then current management by making it more difficult for shareholders to replace members of the board of directors, which is responsible for appointing the members of management.

Hooper does not anticipate that it will pay any cash dividends in the foreseeable future.
The current expectation is that Hooper will retain its future earnings to fund the development and growth of the combined organization’s business. As a result, capital appreciation, if any, of the Hooper common stock will be your sole source of gain, if any, for the foreseeable future. In addition, Hooper’s ability to pay dividends is limited by covenants in Hooper’s credit agreement.
Future sales of shares by existing shareholders could cause Hooper’s stock price to decline.
If existing shareholders of Hooper and Provant sell, or indicate an intention to sell, substantial amounts of the Hooper’s common stock in the public market after the post-Merger legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of Hooper’s common stock could decline. Based on shares outstanding as of March 13, 2017, and shares expected to be issued upon completion of the Merger, Hooper is expected to have outstanding a total of approximately 26.5 million shares of common stock immediately following the completion of the Merger. Approximately 8.7 million of such shares of common stock will be freely tradable, without restriction, in the public market. Approximately 11.5 million of such shares will be held by directors, executive officers of Hooper and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act. Approximately 6.3 million shares, which includes the Banker Shares and the Requirement shares issued prior to closing, are subject to the six month Rule 144 restricted period or other contractual restrictions. If the additional shares issued in connection with the Merger are sold, or if it is perceived that they will be sold, in the public market, the trading price of Hooper’s common stock could decline.
The ownership of the Hooper’s common stock after the Merger will be initially highly concentrated, and may prevent you and other shareholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Hooper’s stock price to decline.
Executive officers, directors of Hooper and their affiliates are expected to beneficially own or control approximately 43% of the outstanding shares of Hooper common stock following the completion of the Merger, including approximately 48% of Hooper’s outstanding common stock being owned by the former Provant equity holders. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any Merger, consolidation or sale of all or substantially all of the Hooper assets or any other significant corporate transactions. These shareholders may also delay or prevent a change of control of Hooper, even if such a change of control would benefit the other shareholders of Hooper. The significant concentration of stock ownership may adversely affect the trading price of Hooper’s common stock due to investors’ perception that conflicts of interest may exist or arise.
Because the Merger will result in an ownership change under Section 382 of the Code for Hooper, Hooper’s pre-Merger net operating loss carryforwards and certain other tax attributes will be subject to limitations. The net operating loss carryforwards and certain other tax attributes of Provant and of the combined organization may also be subject to limitations as a result of ownership changes.
If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code (“Section 382”), the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain shareholders that exceeds fifty percentage points by value over a rolling three-year period. Similar rules may apply under state tax laws. The Merger will result in an ownership change for Hooper and, accordingly, Hooper’s net operating loss carryforwards and certain other tax attributes will be subject to limitations on their use after the Merger. Provant has not performed an analysis on whether it has experienced any ownership changes in the past. It is possible that Provant’s net operating loss carryforwards and certain other tax attributes may also be subject to limitation as a result of prior shifts in equity ownership and/or the Merger. Additional ownership changes in the future could result in additional limitations on Hooper’s, Provant’s and the combined organization’s net operating loss carryforwards and certain other tax attributes. Consequently, even if the combined organization achieves profitability, it may not be able to utilize a material portion of Hooper’s, Provant’s or the combined organization’s net operating loss carryforwards and certain other tax attributes, which could have a material adverse effect on cash flow and results of operations.

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “seek,” “should,” “will” or the negative of these terms or other similar expressions.
All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and consummation of the Merger, Hooper’s ability to solicit a sufficient number of proxies to approve the issuance of Hooper shares of common stock pursuant to the Merger and the additional shares as described in this proxy statement/prospectus.
For a discussion of the factors that may cause Hooper, Provant or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Hooper and Provant to complete the Merger and the effect of the Merger on the business of Hooper, Provant and the combined organization, see the section titled “Risk Factors.”
These forward-looking statements include, but are not limited to, statements concerning the following:

•	the expected benefits of and potential value created by the Merger for the shareholders of Hooper and Provant;

•	likelihood of the satisfaction of certain conditions to the completion of the Merger and whether and when the Merger will be consummated;

•	Hooper’s ability to control and correctly estimate its operating expenses and its expenses associated with the Merger;

•	any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;

•	any statements of plans to develop and commercialize additional products;

•	any statements of plans to grow the customer base of the combined company, both domestically and internationally;

•	any statements concerning the attraction and retention of highly qualified personnel;

•	likelihood of the development and expansion of a world-wide sales organization;

•	any statements concerning the ability to protect and enhance the combined company’s products and intellectual property;

•	any statements regarding expectations concerning Provant’s relationships and actions with third parties; and

•	future regulatory, judicial and legislative changes in Hooper or Provant’s industry.
You should not rely upon forward-looking statements as predictions of future events. Neither Hooper nor Provant can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, neither Hooper nor Provant undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in expectations.

In addition, statements that “we believe” and similar statements reflect the beliefs and opinions on the relevant subject of Hooper, Provant or the combined company, as applicable. These statements are based upon information available as of the date of this prospectus, and while Hooper, Provant or the combined company, as applicable, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that Hooper, Provant or the combined company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Hooper, Provant or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Hooper and Provant do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.
THE SPECIAL MEETING OF HOOPER SHAREHOLDERS
Date, Time and Place
The special meeting of Hooper shareholders will be held on [*], 2017, commencing at 10:00 a.m. Central Time, at the Hilton Garden Inn located at 12080 South Strang Line Road, Olathe, Kansas 66062. Hooper is sending this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the Hooper board of directors for use at the Hooper special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus is first being furnished to shareholders of Hooper on or about [*], 2017.
Purposes of the Hooper Special Meeting
The purposes of the Hooper special meeting are:
1.    To consider and vote upon a proposal to approve the issuance of the Merger Shares.
2.    To consider and vote upon a proposal to approve the issuance of the Post-Merger Requirement Shares.
3.    To consider and vote upon a proposal to approve the issuance of the Banker Shares.
4.    To consider and vote upon a proposal to approve the issuance of the Century Warrant Shares.
5.    To consider and vote upon a proposal to approve the Third Amended and Restated Omnibus Incentive Plan.
6.    To consider and vote upon an adjournment of the Hooper special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4 and 5.
7.    To transact such other business as may properly come before the Hooper special meeting or any adjournment or postponement thereof.

Recommendation of the Hooper Board of Directors

•
The Hooper board of directors has determined and believes that it is in the best interests of Hooper and its shareholders and has approved the issuance of the Merger Shares, subject to shareholder approval of Proposal Nos. 1, 2, 3 and 4. The Hooper board of directors recommends that Hooper shareholders vote “FOR” Proposal No. 1 to approve the issuance of the Merger Shares.

•
The Hooper board of directors has determined and believes that it is in the best interests of Hooper and its shareholders and has approved the issuance of the Post-Merger Requirement Shares, subject to shareholder approval of Proposal Nos. 1, 2, 3 and 4. The Hooper board of directors recommends that Hooper shareholders vote “FOR” Proposal No. 2 to approve the issuance of the Post-Merger Requirement Shares.

•
The Hooper board of directors has determined and believes that it is in the best interests of Hooper and its shareholders and has approved the issuance of the Banker Shares, subject to shareholder approval of Proposal Nos. 1, 2, 3 and 4. The Hooper board of directors recommends that Hooper shareholders vote “FOR” Proposal No. 3 to approve the issuance of the Banker Shares.

•
The Hooper board of directors has determined and believes that it is in the best interests of Hooper and its shareholders and has approved the issuance of the Century Warrant Shares, subject to shareholder approval of Proposal Nos. 1, 2, 3 and 4. The Hooper board of directors recommends that Hooper shareholders vote “FOR” Proposal No. 4 to approve the issuance of the Century Warrant Shares.

•
The Hooper board of directors has determined and believes that it is in the best interests of Hooper and its shareholders and has approved the Third Amended and Restated Omnibus Incentive Plan. The Hooper board of directors recommends that Hooper shareholders vote “FOR” Proposal No. 5 to approve the Third Amended and Restated Omnibus Incentive Plan.

•
The Hooper board of directors has determined and believes that it is in the best interests of Hooper and its shareholders and has approved adjourning the Hooper special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4 and 5. The Hooper board of directors recommends that Hooper shareholders vote “FOR” Proposal No. 6.

Record Date and Voting Power
Only holders of record of Hooper common stock at the close of business on the record date, [*], 2017 are entitled to notice of, and to vote at, the Hooper special meeting. There were approximately [*] holders of record of Hooper common stock at the close of business on the record date. At the close of business on the record date, [*] shares of Hooper common stock were issued and outstanding. Each share of Hooper common stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. See the section titled “Principal Shareholders of Hooper” in this proxy statement/prospectus for information regarding persons known to the management of Hooper to be the beneficial owners of more than 5% of the outstanding shares of Hooper common stock.
Voting and Revocation of Proxies
The proxy accompanying this proxy statement/prospectus is solicited on behalf of the board of directors of Hooper for use at the Hooper special meeting.
If you are a shareholder of record of Hooper as of the record date referred to above, you may vote in person at the Hooper special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Hooper special meeting, Hooper urges you to vote by proxy to ensure your vote is counted. You may still attend the Hooper special meeting and vote in person if you have already voted by proxy. As a shareholder of record:

•	to vote in person, come to the Hooper special meeting and Hooper will give you a ballot when you arrive.

•
to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Hooper before the Hooper special meeting, Hooper will vote your shares as you direct.

•
to vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [*], Central Time to be counted.

If your Hooper shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Hooper shares. If you do not give instructions to your broker, your broker can vote your Hooper shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE MKT on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Hooper shares will be treated as broker non-votes. It is anticipated that each of the proposals will be non-discretionary items.
All properly executed proxies that are not revoked will be voted at the Hooper special meeting and at any adjournments or postponements of the Hooper special meeting in accordance with the instructions contained in the proxy. If a holder of Hooper common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted as follows:

•	“FOR” Proposal No. 1 to approve the issuance of the Merger Shares;

•	“FOR” Proposal No. 2 to approve the issuance of the Post-Merger Requirement Shares;

•	“FOR” Proposal No. 3 to approve the issuance of the Banker Shares;

•	“FOR” Proposal No. 4 to approve the issuance of the Century Warrant Shares;

•	“FOR” Proposal No. 5 to approve Third Amended and Restated Omnibus Incentive Plan;

•	“FOR” Proposal No. 6 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4 and 5.
Hooper shareholders of record may change their vote at any time before their proxy is voted at the Hooper special meeting in one of three ways. First, a shareholder of record of Hooper can send a written notice to the Secretary of Hooper stating that the shareholder would like to revoke its proxy. Second, a shareholder of record of Hooper can submit new proxy instructions either on a new proxy card or via the Internet. Third, a shareholder of record of Hooper can attend the Hooper special meeting and vote in person. Attendance alone will not revoke a proxy. If a Hooper shareholder of record or a shareholder who owns Hooper shares in “street name” has instructed a broker to vote its shares of Hooper common stock, the shareholder must follow directions received from its broker to change those instructions.
Required Vote
The presence, in person or represented by proxy, at the Hooper special meeting of the holders of a majority of the shares of Hooper common stock entitled to vote at the Hooper special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Proposal Nos. 1, 2, 3, 4 and 5 requires the affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting.
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes. For Proposal Nos. 1, 2, 3, 4, 5 and 6 broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the Hooper special meeting.

As of [*], the directors and executive officers of Hooper beneficially owned approximately [*]% of the outstanding shares of Hooper common stock entitled to vote at the Hooper special meeting. As of [*], Hooper is not aware of any affiliate of Provant owning any shares of Hooper common stock entitled to vote at the Hooper special meeting of the shareholders.
Solicitation of Proxies
In addition to solicitation by mail, the directors, officers, employees and agents of Hooper may solicit proxies from Hooper shareholders by personal interview, telephone, telegram or otherwise. Hooper and Provant will share equally the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Hooper common stock for the forwarding of solicitation materials to the beneficial owners of Hooper common stock. Hooper will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.
Other Matters
As of the date of this proxy statement/prospectus, the Hooper board of directors does not know of any business to be presented at the Hooper special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Hooper special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER
This section and the section titled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the Merger, including the Merger Agreement. While Hooper and Provant believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A, the opinion of Cantor Fitzgerald & Co (“Cantor”) attached as Annex B, the Voting and Standstill Agreement attached as Annex C, the Third Amendment and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan attached as Annex D and the other documents to which you are referred herein. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
Background of the Merger
Historical Background for Hooper
Hooper’s board of directors and executive management regularly review its operating and strategic plans, both near term and long-term, as well as potential partnerships in an effort to enhance equity value, including debt and/or equity financing, mergers and acquisitions, and other strategic transactions, and engage in discussions with numerous potential strategic partners, lenders and investors, including then current investors in Hooper and potential new investors.
Hooper retained Cantor in December 2012 to act as its financial advisor to assist Hooper in the exploration of strategic alternatives and with its capital needs and amended the terms of Cantor’s engagement in December 2013. Cantor advised Hooper with respect to various transactions, including the sale of Hooper’s Portamedic business, Heritage Labs and Services business units, certain debt financings, and the AHS Acquisition as defined below. Cantor remained on retainer and continues to assist Hooper in its consideration of strategic alternatives.
Beginning in September 2016 and continuing through March 2017, Hooper conducted a process of identifying and evaluating potential parties to strategic combinations. Hooper and its representatives discussed financing alternatives with numerous potential lenders and considered all available financial and strategic alternatives that arose during the process.

Historical Background of Provant and Seller.
Provant and Seller board and executive management regularly review Provant’s operating and strategic plans, both near term and long-term, as well as potential partnerships in an effort to enhance equity value, including debt and/or equity financings, mergers and acquisitions, and other strategic transactions, and engage in discussions with numerous potential strategic partners, lenders and investors, including then current investors in Provant and potential new investors.
History of Hooper Strategic Alternatives and Significant Corporate Events
In September 2016, Tom Watford, a Hooper director was approached in regards to a potential transaction with Provant, by Century Capital.
In October 2016, Hooper and Provant entered into a non-disclosure agreement and met in Boston to discuss a potential transaction.
On October 26, 2016, Hooper’s board of directors held a telephonic meeting at which the directors discussed the prospect of an acquisition of Provant. Representatives of Spencer Fane, counsel to Hooper, participated in the meeting.
On November 13, 2016, Provant and its equity holders, Hooper, Raymond James & Associates, Inc. (“Raymond”), who acted as a financial advisor to Provant, and Cantor entered into a Non-Disclosure Agreement pertaining to information they intended to exchange in connection with the proposed Merger.
On November 18, 2016, management for Hooper held a teleconference with Cantor, with Spencer Fane in attendance, to discuss various aspects of the transaction, including the possibility of signing an agreement and filing the S-4 by the first week of January, 2017, whether to structure the transaction as a merger, asset purchase, or stock purchase, whether the transaction could be structured to result in Hooper acquiring sufficient new shareholders equity to meet the NYSE MKT’s May 8, 2017 deadline for continued listing, and the financing required to close the transaction and operate the combined business after closing.
On November 21 and 22, 2016, Hooper and Provant management and their respective advisors met in Providence, Rhode Island to have strategic discussions regarding synergies.
On November 22, 2016, Choate Hall & Stewart LLP (“Choate”), who acted as counsel to Provant, and Spencer Fane held a legal organizational call to discuss, at a high level, the structure of the transaction, required SEC filings and audited financial statements, and drafting responsibilities.
On December 12 and 13, 2016, the board of Hooper held its regularly scheduled quarterly meeting. The board discussed the terms of the transaction, the synergies the parties planned to achieve, and the status of negotiations. Management of Provant and representatives of Provant’s equity holder joined the meeting on December 13 for discussions of the potential transaction, synergies, and governance of the combined company.
On December 14, 2016, members of management of Hooper, Provant, and Provant’s equity holder, along with representatives of Cantor, Spencer Fane, Raymond, and Choate (collectively, the “Working Group”), held a teleconference to discuss the terms of the Merger agreement, drafting of the S-4, and the status of due diligence.
On December 15, 2016, the Working Group held a teleconference to discuss the status of due diligence, progress in obtaining financing for the transaction, and the scheduled meeting between Hooper and Provant management in Provant’s offices to discuss proposed synergies to obtain following closing.
On December 15, 2016, the representatives of Provant’s equity holder, representatives of Hooper, and representatives of Choate and Spencer Fane held a teleconference to discuss the governance of Hooper after closing of the Merger. Representatives of

Provant’s equity holders sought a right to elect four of seven members to Hooper’s board of directors. Hooper argued that Provant equity holders should not have control of the board since it was only acquiring, at most, 50% of the outstanding shares of Hooper. In addition, the parties were divided over the equitable treatment of pre-closing equity Provant equity holders planned to invest in Provant.
On December 16, 2016, representatives of Provant’s auditor, Provant management, Choate, and Spencer Fane held a teleconference to discuss the audit requirements for Provant in connection with the S-4. Provant’s auditor explained that it was independent under AICPA standards with respect to Provant.
On December 17, 2016, the Hooper board held a telephonic meeting to discuss a request from Provant equity holders with respect to Hooper’s post-closing governance.
On December 19, 2016, Hooper directed Cantor to further discuss with the equity holders of Provant post-closing board governance and the treatment of the two parties’ “net debt” in the Merger.
On December 20, 2016, the Hooper board held a telephonic meeting to discuss the status of negotiations.
Between December 20 and 22, 2016, Cantor and Raymond further discussed post-closing board governance and treatment of the parties’ “net debt.”
On December 22, 2016, the parties reached a compromise on post-closing board composition and the principles for treating the parties’ “net debt” at the time of closing.
On December 30, 2016, Spencer Fane delivered an initial draft of the Merger Agreement to Choate.
On January 6, 2017, the Working Group held a teleconference to discuss the status of the transaction, including financing alternatives and plans for management of both companies to meet to discuss synergies and due diligence items.
On January 9, 2017, the Hooper board held a telephonic meeting to discuss the terms of the proposed post-closing revolving and term credit facilities that had been proposed by the lenders. The CEO reported that the Provant equity holders had contacted numerous prospective lenders about the required financing for the transaction. Representatives of Spencer Fane participated in the meeting.
On January 9, 2017, Hooper entered into a term sheet with its current revolving credit facility lender with respect to a credit facility to be effective at the time of the Merger that would include a $10 million facility with an accordion to $15 million and an additional $4 million seasonal credit facility accessible during the busy months of Hooper’s fiscal year.
On January 13, 2017, representatives of the auditors for Hooper and Provant, members of management of Hooper and Provant, and representatives of Spencer Fane and Choate held a teleconference to discuss audit issues, including the question of whether the Merger would be treated as a reverse acquisition of Hooper by Provant.
On January 13, 2017, the Working Group held a teleconference to discuss the status of the transaction, including financing alternatives and revisions to the Merger Agreement.
On January 19 and 20, 2017, Hooper and Provant management met again to further validate expected synergies.
On February 2, 2017, the Hooper board held a telephonic meeting to discuss the transaction. At the meeting, the board authorized the CEO to execute and deliver a Term Sheet proposed, after extensive negotiations, by SWK for the term loan funding required for the transaction. Representatives of Spencer Fane were involved in the meeting.

On February 3, 2017, members of management of Hooper, Provant, and Provant equity holders, along with representatives of Cantor, Spencer Fane and Choate, met telephonically to discuss the status of the transaction and the status of financing and accounting matters.
On February 4, 2017, Hooper entered into a term sheet with SWK with respect to the $6.5 million term loan that SWK proposed in connection with the Merger.
On February 7, 2017, members of management of Hooper, Provant, and Provant equity holders, along with representatives of Cantor, Spencer Fane and Choate, met telephonically to discuss the status of the transaction. The parties noted that further discussion was required to determine how to count shares of Hooper issued to fulfill the requirement of the term lender for Hooper to raise $3.5 million of equity before or within 90 days following closing of the Merger.
On February 9, 2017, the Working Group held a teleconference to discuss the status of the transaction, including the Merger Agreement, the S-4 and other SEC filings, negotiations with the term and revolving credit lenders, the fairness opinion that Hooper requested Cantor deliver to Hooper’s board of directors, and possible ways to satisfy the term lender’s requirement that Hooper raise $3.5 million of equity between signing of the lender’s term sheet and 90 days after closing of the Merger.
On February 10, 2017, Choate provided comments on the Merger Agreement to Spencer Fane.
On February 13, 2017, the Working Group held a teleconference to discuss the status of the transaction, including the S-4 draft, the financing documents, and points that remained under negotiation in the Merger Agreement.
On February 13 and 14, 2017, members of Hooper management, Provant and Provant equity holders met with SWK about term loan financing.
On February 14, 2017, Spencer Fane provided comments on the Merger Agreement to Choate.
On February 15, 2017, representatives of Choate and Spencer Fane held a teleconference to discuss the Merger Agreement and the lenders’ financing documents.
On February 16, 2017, the Working Group held a teleconference to discuss the status of the transaction, including the Merger Agreement, the S-4 and other SEC filings, audit timing, negotiations with the lenders, the fairness opinion, and plans for announcing the transaction after signing the Merger Agreement.
On February 21, 2017, SWK provided Hooper and Provant drafts of its proposed commitment letter and Amended and Restated Credit Agreement.
On February 22, 2017, the Working Group held a teleconference to discuss the status of the transaction, including the terms on which the Provant equity holders would participate in the purchase of the Requirement Shares.
On February 23, 2017, Choate provided comments on the Merger Agreement to Spencer Fane.
On February 24, 2017, Hooper’s revolving credit facility lender informed Hooper that it was no longer willing to provide a $4 million seasonal credit facility on top of the $10 million facility with an accordion to $15 million. The lender said it would consider reducing the seasonal facility to $2 million with additional collateral or a guaranty from Century.
On February 24, 2017, Spencer Fane provided comments on the Merger Agreement to Choate.
On February 27, 2017, the Working Group held a teleconference to discuss the status of the transaction.
On February 27, 2017, Spencer Fane provided comments on the SWK commitment letter and Amended and Restated Credit Agreement to SWK.

On February 27, 2017 the Hooper’s board of directors met via teleconference to discuss their alternatives including the need to raise capital, the potential sale of a division, and a merger with Provant. Representatives of Cantor and Spencer Fane participated in the teleconference.
Between March 2 and 7, 2017, the Working Group negotiated and drafted the final terms of the Merger Agreement, the term and revolving credit facilities, and the ancillary agreements and exhibits. During the negotiations, SWK agreed to provide the $2 million seasonal credit facility on terms better than those offered by Hooper’s revolving credit facility lender. Century agreed to provide a guaranty of the seasonal credit facility in exchange for the 10% Guaranty Warrant on the condition that, if the guaranty is called, Hooper would issue the 90% Guaranty Warrant and a promissory note bearing 25% interest (or, if less, the highest legal rate) in the same principal amount as the call on the guaranty.
On March 7, 2017, Provant and Hooper executed the Merger Agreement and commitment letters related to the term and revolving credit facilities.
Hooper Reasons for the Merger
In the course of reaching its decision to approve the Merger, the Hooper board of directors consulted with Hooper senior management, its financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•	The two companies are highly complementary in terms of customer base, product and service offerings, providing scale and significant operational synergies;

•	The combined management teams create strength and sends a stabilizing message to customers;

•	The likelihood that the merger will be consummated on a timely basis;

•	the terms and conditions of the Merger Agreement, including, without limitation, the following:

o
the determination that an exchange ratio that is not subject to adjustment based on trading prices is appropriate to reflect the expected relative percentage ownership of Hooper securityholders and Provant equity holders;

o	the rights of Hooper under the Merger Agreement to consider certain unsolicited competing proposals under certain circumstances should Hooper receive a superior proposal; and

o
the conclusion that the potential termination fee of $500,000 and/or expense reimbursements of up to $750,000, payable by Provant to Hooper and the circumstances when such fee may be payable, were reasonable.

The Hooper board of directors considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•
the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Hooper and the ability of Hooper to obtain financing in the future in the event the Merger is not completed;

•
the termination fee of $500,000 and/or expense reimbursements of up to $750,000, payable by Hooper to Provant upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing a competing transaction that may be more advantageous to Hooper’s shareholders;

•	the risk that the Merger might not be consummated in a timely manner or at all;

•	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies; and

•	various other risks associated with the combined company and the Merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.
The foregoing information and factors considered by the Hooper board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Hooper board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Hooper board of directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Hooper board of directors may have given different weight to different factors. The Hooper board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Hooper management team and the legal and financial advisors of Hooper, and considered the factors overall to be favorable to, and to support, its determination.
Provant and Provant equity holders Reasons for the Merger
In the course of reaching its decision to approve the Merger, the equity holders of Provant consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•	The two companies are highly complementary in terms of customer base, product and service offerings, providing scale and significant operational synergies;

•	The combined management teams create strength and sends a stabilizing message to customers;

•	The likelihood that the merger will be consummated on a timely basis;

•	The potential to access of public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a privately-held company;

•	the terms and conditions of the Merger Agreement, including, without limitation, the following:

o
the determination that an exchange ratio that is not subject to adjustment based on trading prices is appropriate to reflect the expected relative percentage ownership of Hooper securityholders and Provant equity holders;

o
the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the Provant equityholders will not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Provant equity for Hooper common stock pursuant to the merger;

o	the rights of Provant under the Merger Agreement to consider certain unsolicited competing proposals under certain circumstances should Provant receive a superior proposal; and

o
the conclusion that the potential termination fee of $500,000 and/or expense reimbursements of up to $750,000, payable by Hooper to Provant and the circumstances when such fee may be payable, were reasonable.

Provant considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•
the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Provant and the ability of Provant to obtain financing in the future in the event the Merger is not completed;

•
the termination fee of $500,000 and/or expense reimbursements of up to $750,000, payable by Provant to Hooper upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing a competing transaction that may be more advantageous to Provant’s equity holders;

•	the risk that the Merger might not be consummated in a timely manner or at all;

•	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

•	the additional public company expenses and obligations that Provant’s business will be subject to following the Merger to which it has not previously been subject; and

•	various other risks associated with the combined company and the Merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.
The foregoing information and factors considered by Provant are not intended to be exhaustive, but are believed to include all of the material factors considered by Provant. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, Provant did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. Provant conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Provant’s management and Provant’s legal advisors, and considered the factors overall to be favorable to, and to support, its determination.
Opinion of the Hooper Financial Advisor
Cantor has acted as Hooper’s financial advisor in connection with potential strategic alternatives for Hooper since 2012. As part of this engagement, Hooper’s board of directors requested that Cantor evaluate the fairness, from a financial point of view, to Hooper of the issuance by Hooper of the Merger Shares to the Provant equity holder (or the members of the Provant equity holder, in the event of a Liquidation (as defined in the Merger Agreement)) pursuant to the Merger Agreement. On March 5, 2017 at a meeting of Hooper’s board of directors, Cantor rendered its oral opinion to Hooper’s board of directors (in its capacity as such), which opinion was subsequently confirmed by delivery of a written opinion dated March 7, 2017, that, as of such dates and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the opinion, the issuance by Hooper of the Merger Shares to the Provant equity holder (or the members of the Provant equity holder, in the event of a Liquidation) pursuant to the Merger Agreement was fair, from a financial point of view, to Hooper.
The full text of the written opinion of Cantor, dated March 7, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with such opinion, is attached as Annex B. Holders of Hooper common stock are urged to read this opinion carefully and in its entirety. Cantor’s opinion was provided for the sole benefit and use of Hooper’s board of directors (in its capacity as such) in connection with its consideration of the Merger and addresses only the fairness to Hooper, from a financial point of view, of the issuance by Hooper of the Merger Shares to the Provant equity holder (or the members of the Provant equity holder, in the event of a Liquidation) pursuant to the Merger Agreement. It does not address any other aspects of the Merger, any related financing commitments or the Merger Related Equity Issuances and does not constitute a recommendation as to how holders of Hooper common stock should vote or act in connection with the Merger. The issuance by Hooper of the Merger Shares to the Provant equity holder pursuant to the Merger Agreement was determined through negotiations between Hooper and Provant and not pursuant to any recommendation of Cantor. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.
In the course of performing its review and analyses for rendering its opinion, Cantor, among other things:

•	reviewed the draft of the Merger Agreement, provided to it on March 7, 2017, which was the most recent draft available;

•
reviewed the draft of the SWK Commitment Letter among Hooper and SWK, and the draft exhibits thereto, provided to it on March 7, 2017, which was the most recent draft available (the "SWK Commitment Letter'');

•
reviewed the draft of the SCM Commitment Letter among Hooper, certain affiliates of borrower and SCM, and the draft exhibits thereto, provided to it on March 7, 2017, which was the most recent draft available (the "SCM Commitment Letter'');

•	reviewed certain publicly available business and financial information relating to Hooper including, but not limited to, Hooper's Annual Reports on Form 10-K for each of the years ended December 31,2014 and 2015 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•
reviewed certain operating and financial information relating to Hooper's and Provant's respective businesses and Hooper's and Provant's prospects, as provided to it by Hooper's management, including projections for Hooper and Provant for the five years ending December 31, 2020;

•
had conference calls with certain members of Hooper's and Provant's senior management and the board of directors of Hooper to discuss Hooper's and Provant's respective businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common stock of Hooper;

•	performed discounted cash flow analyses based on the projections for Hooper and Provant furnished to it by Hooper and Provant;

•
reviewed certain publicly available information, stock market performance data and trading multiples with respect to other companies in similar industries to Hooper and Provant that it deemed to be relevant;

•	reviewed the financial terms, to the extent publicly available, of selected recent business combinations involving companies in similar industries to Hooper and Provant that it deemed to be relevant;

•	reviewed Quality of Earnings reports prepared by RSM on both Hooper and Provant including review of synergy estimates prepared by management;

•	reviewed the relative contribution of both Hooper and Provant as it pertains to pro forma revenue, gross profit, and EBITDA and the resulting implied exchange ratio; and

•	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate
In rendering its opinion, Cantor relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with it by Hooper and Provant or obtained by it from public sources, including, without limitation, the projections and synergy estimates referred to above. Cantor also assumed that there had been no material change in the assets, financial condition, business or prospects of either Hooper or Provant since the date of the most recent financial statements provided to Cantor. With respect to the projections and synergy estimates, Cantor relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Hooper, as to the expected future performance of Hooper. Cantor assumed no responsibility for the independent verification of any such information, including, without limitation, the projections and synergy estimates, and expressed no view or opinion as to such projections and synergy estimates, and the assumptions upon which they were based. Cantor further relied upon the assurances of senior management of Hooper that they were unaware of any facts that would make the information and projections incomplete or misleading. In rendering its opinion, Cantor analyzed the Merger as a strategic business combination not involving a sale of control of Hooper, and Cantor did not solicit, nor were they asked to solicit, third party acquisition interest in Hooper. Cantor assumed that the Merger would be consummated in a timely manner and in accordance with the terms of the Merger Agreement, without any waivers of any material rights thereunder by any party and any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on Hooper, Provant or on the expected benefits of the Merger in any way material to Cantor’s analysis. Cantor assumed that the executed Merger Agreement, the SWK Commitment Letter and the SCM Commitment Letter would not differ in any material respect from the drafts thereof reviewed by Cantor, that the Merger and Hooper’s concurrent financing would be consummated in accordance with the terms of the Merger Agreement, the SWK Commitment Letter and the SCM Commitment Letter, respectively, without waiver, modification or amendment and that all governmental, regulatory or other consents or approvals necessary for consummation of the Merger would be obtained without any material adverse effect on Hooper or Provant. Cantor also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct in all respects material to Cantor’s analysis.
In arriving at its opinion, Cantor did not perform or obtain any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hooper or Provant, nor did it conduct a physical inspection of any of the properties or facilities of Hooper or Provant, nor was it furnished with any such evaluations, appraisals or inspections, nor did it assume any responsibility to obtain any such evaluations, appraisals or inspections. Cantor is not a legal, tax, regulatory or accounting advisor and relied on the assessments made by Hooper, Provant and their respective advisors with respect to such issues. Cantor’s opinion does not address any legal, tax, regulatory or accounting matters.
Cantor did not express any opinion as to the price or range of prices at which the shares of Hooper common stock may trade subsequent to the announcement or consummation of the Merger or at any time.

The opinion of Cantor was intended solely for the benefit and use of Hooper’s board of directors in connection with its consideration of the Merger. Cantor’s opinion is not to be used for any other purpose, or to be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without its prior written consent; provided, however, that Cantor authorized the inclusion of its written opinion in its entirety in this proxy statement/prospectus. Cantor’s opinion does not constitute a recommendation to Hooper’s board of directors in connection with the Merger, nor does it constitute a recommendation to any holders of Hooper common stock as to how to vote or act in connection with the Merger or the Merger Related Equity Issuances. Cantor’s opinion addressed only the fairness of the issuance by Hooper of the Merger Shares to the Provant equity holder (or the members of the Provant equity holder in the event of a Liquidation) pursuant to the Merger Agreement from a financial point of view to Hooper. Cantor’s opinion did not address Hooper’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Hooper or the effects of any other transaction in which Hooper might engage. In addition, Cantor’s opinion did not constitute a solvency opinion or a fair value opinion, and Cantor did not evaluate the solvency or fair value of Hooper under any federal or state laws relating to bankruptcy, insolvency or similar matters. Furthermore, Cantor did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Hooper’s or Provant’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the consideration payable to the Provant equity holders pursuant to the Merger Agreement. Cantor expressed no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, and expressed no opinion as to the terms of Hooper’s concurrent financing.
Cantor’s opinion was authorized for issuance by the Fairness Opinion and Valuation Committee of Cantor. Cantor’s opinion is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to Cantor, as of the date thereof. Cantor assumed no responsibility for updating or revising its opinion based on circumstances or events of which it becomes aware after the date thereof.

The following is a summary of the material analyses performed by Cantor in preparing its opinion, dated March 7, 2017, to Hooper’s board of directors (in its capacity as such). The following summary, however, does not purport to be a complete description of the financial analyses performed by Cantor. The preparation of an opinion necessarily is not susceptible to partial analysis or summary description. In performing its analyses, Cantor did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cantor’s illustrative analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of Cantor’s analyses.

Selected Companies Analysis

Using publicly available information, Cantor compared certain ratios and financial and operating information for Hooper and Provant with corresponding information for a selected group of publicly traded healthcare companies, a selected group of publicly traded laboratory companies and a selected group of publicly traded healthcare services companies. Cantor selected these companies because they are companies with operations that for purposes of analysis may be considered similar to certain operations of Hooper and Provant. The selected companies were:

Select Healthcare Companies

▪	WebMD Health Corp.

▪	Tivity Health, Inc.

▪	BioTelemetry, Inc.

Select Laboratory Companies

▪	Laboratory Corporation of America Holdings

▪	Quest Diagnostics Incorporated

▪	Enzo Biochem, Inc.

▪	Psychemedics Corporation

Select Other Healthcare Services Companies

▪	On Assignment, Inc.

▪	AMN Healthcare Services, Inc.

▪	Cross Country Healthcare, Inc.

Cantor calculated an implied equity value for each of these companies based on their respective closing share prices as of March 3, 2017 and the number of fully diluted shares of each, calculated based on its most recent publicly available SEC filings. Cantor calculated an implied enterprise value for each company by adding to the implied equity value it calculated for the company the amount of each company’s Net Debt as reflected in its most recent publicly available balance sheet.

Using estimates of revenue and EBITDA for 2017 and 2018 for each of these companies derived from Wall Street research analyst consensus estimates and the implied enterprise values it calculated for each company as described above, Cantor calculated implied enterprise value as a multiple of revenue for 2016 and estimated adjusted EBITDA for 2018, respectively.

The results of these calculations were as follows:

	TEV/Sales		TEV/EBITDA
	CY2017	CY2018	CY2017	CY2018
Select Healthcare Companies
Mean	2.9x	2.7x	11.7x	10.4x
Median	2.8x	2.7x	10.8x	9.8x

Select Laboratory Companies
Mean	2.1x	2.0x	10.3x	9.9x
Median	2.1x	2.0x	10.3x	9.9x

Select Other Healthcare Services Companies
Mean	1.0x	0.9x	10.2x	8.8x
Median	1.2x	1.1x	10.0x	9.1x

None of the selected comparable companies are identical to Hooper or Provant. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies. There are inherent limitations on the applicability of such companies to the illustrative analysis of Hooper and Provant.

Using the information in the table above, its analyses of the various comparable companies and its professional judgment and experience, Cantor applied a reference range of 2018 Enterprise Value / EBITDA multiples of 8.0x to 10.0x to the estimate of Hooper and Provants’ 2018 adjusted EBITDA reflected in the forecasts to derive a reference range of illustrative enterprise values from $15 million to $18 million and $16 million and $20 million for Hooper and Provant, respectively.

Cantor applied a range of 2016 Enterprise Value / revenue multiples of 0.75x to 1.25x to Hooper and Provant’s 2016 revenue reflected in the forecasts to derive a reference range of illustrative enterprise values from $26 million to $43 million and $28 million and $46 million for Hooper and Provant, respectively.

Selected Transaction Analysis

Cantor analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since August 2009 involving target companies in the healthcare, laboratory and healthcare services industries.

With respect to each of the selected transactions, Cantor calculated the implied enterprise value of the applicable target company based on the announced consideration paid in the applicable transaction, as a multiple of the target company’s revenue for the 12 months ended prior to announcement of the respective transaction, which we refer to as LTM revenue, based on information in public filings. The results of these calculations are set forth below:

Total Enterprise
Announce			Value / LTM
Date	Target	Acquiror	Revenue

04/20/15	Accountable Health Solutions	Hooper Holmes	0.5x
03/11/14	Summit Health	Quest Diagnostics	NA
09/23/13	Labco S.A.S.	Sonic Healthcare Limited	1.4x
08/31/12	MedHealth Holdings Pty Limited	ExamWorks Group	1.8x
08/06/10	EXIGERE Corporation	ExamWorks Group	0.8x
08/06/10	Verity Medical	ExamWorks Group	1.6x
06/30/10	Network Medical Review Company	ExamWorks Group	NA
03/26/10	Metro Medical Services	ExamWorks Group	0.9x
03/15/10	Medical Evaluations	ExamWorks Group	NA
08/12/09	Piedmont Medical Laboratory & Axiom Laboratories	Sonic Healthcare Limited	1.4x

Overall
High			1.8x
Mean			1.2x
Median			1.4x
Low			0.5x

Although none of the selected transactions are directly comparable to the proposed transaction, the target companies in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of Hooper and Provant’s financial results, and as such, for purposes of the analysis, the selected transactions may be considered similar to the proposed transaction. Limited public information regarding key valuation metrics with respect to the selected transactions is available. There are inherent limitations on the applicability of such transactions to the illustrative analysis of Hooper and Provant.

Discounted Cash Flow Analysis

Using the Management Projections provided to Cantor by Hooper, Cantor performed an illustrative discounted cash flow analysis for Hooper and Provant.

Using mid-year convention and illustrative discount rates ranging from 11.9% to 15.9%, reflecting estimates of the weighted average cost of capital of Hooper and Provant, Cantor discounted to present value as of March 3, 2017, (a) estimates of unlevered free cash to be generated by Hooper and Provant for the period from January 1, 2017 to December 31, 2021, as reflected in the Management Projections, and (b) a range of illustrative terminal values for Hooper and Provant, which were calculated by applying a perpetuity growth rate of 1.0% to a terminal year estimate of the unlevered free cash flow to be generated by Hooper and Provant as reflected in the Management Projections. Cantor then derived a range of illustrative enterprise values for Hooper and Provant by adding the ranges of present values it derived as described above to derive a range of illustrative present enterprise values from $15 million to $22 million and $15 million and $24 million for Hooper and Provant, respectively.

Contribution Analysis

Using the Management Projections provided to Cantor by Management, Cantor conducted a contribution analysis to determine Hooper and Provant’s relative contributions to the combined company.

		Hooper	Provant	Hooper %	Provant %
Revenue	2016A	$34.3	$36.7	48%	52%
	2017E	36.0	35.6	50%	50%
	2018E	39.0	41.3	49%	51%

Gross Profit	2016A	7.9	9.1	46%	54%
	2017E	11.7	9.6	55%	45%
	2018E	12.5	11.8	51%	49%

Adj. EBITDA	2016A	(3.1)	(3.3)	48%	52%
	2017E	1.4	0.4	78%	22%
	2018E	1.8	2.0	48%	52%

Additionally, Cantor noted Provant’s ownership of the pro forma enterprise valuation was 40.0%, calculated as of March 3, 2017 for the value of the Hooper shares to be issued to Provant as a percent of the sum of Hooper’s public equity market capitalization, the value of the Hooper shares to be issued to Provant and debt.
General
Cantor has acted as a financial advisor to Hooper in connection with the Merger and will receive a customary fee for such services pursuant to an engagement letter with Hooper (the "Engagement Letter"), a substantial portion of which is contingent on successful consummation of the Merger, and some of which may be payable in equity of Hooper at Cantor’s election. A portion of Cantor’s compensation became payable upon delivery of its opinion and, if previously paid, will be credited against the fee payable upon consummation of the Merger. In addition, Hooper has agreed to reimburse Cantor for certain expenses and to indemnify Cantor against certain liabilities arising out of its engagement. In accordance with the terms of the Engagement Letter, Hooper has given Cantor the exclusive right to provide certain investment banking and other services to Hooper in the future, on customary terms and conditions.
Cantor had been engaged by Hooper since 2012 to provide certain investment banking and other services on matters unrelated to the Merger. In particular, Cantor advised Hooper with respect to various transactions, including the sale of Hooper’s Portamedic business, Heritage Labs and Services business units, certain debt financings and the AHS Acquisition as defined below. Cantor may seek to provide Hooper and its affiliates with certain investment banking and other services unrelated to the Merger in the future.
Consistent with applicable legal and regulatory requirements, Cantor adopted certain policies and procedures to establish and maintain the independence of Cantor’s research departments and personnel. As a result, Cantor’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Hooper, the Merger and other participants in the Merger that differ from the views of Cantor’s investment banking personnel.

In the ordinary course of business, Cantor and its affiliates may actively trade (for their own accounts and for the accounts of their customers) certain equity and debt securities, bank debt and/or other financial instruments issued by Hooper and affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.
Interests of the Hooper Directors and Executive Officers in the Merger
In considering the recommendation of the Hooper board of directors to vote FOR the Merger Related Equity Issuances Proposal, Hooper shareholders should be aware that the directors and executive officers of Hooper have interests in the Merger that may be in addition to, or different from, your interests as Hooper shareholders, which could create conflicts of interest in their determinations to recommend the Merger Related Equity Issuances. You should consider these interests in voting on the Merger Related Equity Issuances. These interests in connection with the Merger relate to or arise from, among other things:

•	the fact that Ronald V. Aprahamian, Larry Ferguson, Henry E. Dubois and Thomas Watford are currently directors of Hooper and will remain directors of Hooper following the completion of the Merger;

•	the fact that Henry E. Dubois and Steven R. Balthazor are currently executive officers of Hooper and will remain executive officers of Hooper following the completion of the Merger;

•	the right to continued indemnification for directors and executive officers of Hooper following the completion of the Merger;

•
the anticipated grants of equity upon consummation of the Merger to Mr. Dubois and Mr. Balthazor, who are and will be executive officers of Hooper in connection with the consummation of the Merger as described in this proxy statement/prospectus; and

•	the anticipated purchase of approximately $100,000 worth of Post-Merger Requirement Shares by Ronald V. Aprahamian, the current chairman of the Hooper board of directors.
Mr. Aprahamian has agreed to purchase, subject to Hooper shareholder approval of the Post-Merger Requirement Shares, and closing of the Merger, 125,000 shares of Hooper common stock, together with warrants to purchase up to an additional 62,500 shares Hooper common stock for a cash price of $100,000 (i.e., $0.80 per share and one-half warrant). Mr. Aprahamian’s warrants will be exercisable for a period of four years following closing of the Merger for an exercise price of $1.35 per share, but will not be exercisable for the first six months following closing of the Merger.
In addition, subject to shareholder approval of the Third Amended and Restated Omnibus Incentive Plan, Hooper’s Compensation Committee is considering issuing options to purchase up to 2.5 million shares of Hooper common stock as an equity incentive to certain members of management after closing of the Merger (the “Proposed Equity Incentive”). Mr. Dubois, Mr. Balthazor, Mr. Clermont and Ms. Provino would participate in the Proposed Equity Incentive as executive officers of Hooper. Pursuant to the Proposed Equity Incentive, Hooper would grant options to participants, 50% of which would be time based and would vest over four years, and 50% of which would be performance based and would vest based on Hooper’s ability to achieve a targeted level of post-closing synergies during the remainder of 2017. If Hooper were to achieve more than 110% of its synergy target, participants in the Proposed Equity Incentive would also be eligible to share in a cash bonus.
The Hooper board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and when making its decision regarding the Merger Agreement and the transactions contemplated thereby, including the Merger Related Equity Issuances.
Form of the Merger
The Merger Agreement provides that at the effective time, Merger Sub will be merged with and into Provant. Upon the consummation of the Merger, Provant will continue as the surviving entity and will be a wholly-owned subsidiary of Hooper. The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

Merger Consideration
At the effective time of the Merger, all of the outstanding equity interests in Provant will be converted solely into the right to receive Merger Shares less the Requirement Shares and the Banker Shares. Hooper expects to issue 10,448,849 Merger Shares.
In order to satisfy the conditions of Hooper’s current term lender in connection with the Merger, SWK, Hooper is issuing the Requirement Shares. Provant equity holders have agreed to purchase up to, but no more than, half of the Requirement Shares on the same terms as the other investors in the Requirement Shares. Pursuant to this proxy statement/prospectus, Hooper is asking the Hooper shareholders to approve the issuance of any Requirement Shares not issued prior to closing of the Merger. If all of the Requirement Shares are sold on the terms described in the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus, Hooper will issue 4,375,000 Requirement Shares and issue Requirement Share Warrants exercisable for 2,187,500 shares of Hooper’s common stock.
Provant equity holders intend to invest the Pre-Closing Capital in Provant prior to the Merger in the form of subordinated, convertible debt bearing interest at 8.25% that will be converted to equity in Provant immediately prior to closing of the Merger, except as described in the section titled “The Merger Agreement—Merger Consideration.”
Hooper and Provant are in discussions with their respective investment bankers to issue the Banker Shares as a portion of their fees. The Banker Shares will be issued immediately after, and conditioned on, closing of the Merger, so they will not be counted for purposes of determining the number of Merger Shares that are issued to the Provant equity holders.
As a result of these transactions, it is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.
The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Hooper common stock that Provant equity holders will be entitled to receive for changes in the market price of Hooper common stock. Accordingly, the market value of the shares of Hooper common stock issued pursuant to the Merger will depend on the market value of the shares of Hooper common stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus.
At the effective time of the Merger, the holder of all of the Provant equity interests that were outstanding immediately prior to the effective time of the Merger, will cease to have any rights as an equity holder of Provant. From and after the effective time of the Merger, Provant equity interests will be deemed to represent only the right to receive Merger Shares.
Effective Time of the Merger
The Merger Agreement requires the parties to consummate the Merger on the first business day after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the equity holders of Provant and the approval by the Hooper shareholders of the adoption and approval of the Merger Agreement, the approval of the Merger, and the issuance of Hooper common stock. The Merger will become effective upon the filing of a certificate of Merger with the New York Department of State or at such later time as is agreed by Hooper and Provant and specified in the certificate of Merger. Neither Hooper nor Provant can predict the exact timing of the consummation of the Merger.
Regulatory Approvals
In the United States, Hooper must comply with applicable federal and state securities laws and the rules and regulations of the NYSE MKT in connection with the issuance of shares of Hooper common stock and the filing of this proxy statement/prospectus with the SEC.

Tax Treatment of the Merger
Hooper and Provant intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of Hooper and Provant will use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to permit or cause any affiliate or any subsidiary of Hooper or Provant to, take any action or cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. For a description of certain material United States federal tax consequences of the Merger, see the section titled “Material United States Federal Income Tax Consequences” below.
Material United States Federal Income Tax Consequences
The following is a discussion of material U.S. federal income tax consequences of the Merger applicable to U.S. Holders (as defined below) who exchange their Provant equity interests for Hooper common stock in the Merger assuming the Merger is consummated as contemplated herein. Because the Merger involves a subsidiary of Hooper, and not Hooper itself, the shareholders of Hooper will not be deemed to have exchanged or sold their shares in the transaction. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) each as in effect as of the date of the Merger. These authorities are subject to differing interpretations or change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of Provant equity interests as described herein.
This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Provant equity holder. In addition, it does not address consequences relevant to holders of Provant equity interests that are subject to particular U.S. or non-U.S. tax rules, including, without limitation:

•	persons who hold their Provant equity interests in a functional currency other than the U.S. dollar;

•	persons who hold Provant equity interests that constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•
persons holding Provant equity interests as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of Provant equity interests and one or more other positions;

•	persons who are not U.S. Holders as defined below;

•	banks, insurance companies, mutual funds, tax-exempt entities, financial institutions, broker-dealers, real estate investment trusts or regulated investment companies;

•	persons who do not hold their Provant equity interests as a “capital asset” within the meaning of Section 1221 of the Code;

•	partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations or other pass-through entities (including hybrid entities);

•	persons who acquired their Provant equity interests pursuant to the exercise of compensatory options or in other compensatory transactions;

•	persons who acquired their Provant equity interests pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons who acquired their Provant equity interests in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

•	persons who hold their Provant equity interests through individual retirement accounts or other tax-deferred accounts.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Provant equity interests that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Provant equity interests, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Provant equity interests or any other person excluded from this discussion, you should consult your tax advisor regarding the tax consequences of the Merger.
In addition, the following discussion does not address (i) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Merger, (iii) the Medicare contribution tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the Merger (whether or not they are in connection with the Merger), and (v) the tax consequences to holders of options, warrants or similar rights to acquire Provant equity interests.
IN LIGHT OF THE FOREGOING, A HOLDER OF PROVANT EQUITY INTERESTS SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THIS DISCUSSION OF TAX CONSEQUENCES WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER.
The following is a discussion of the material U.S. federal income tax consequences of the Merger applicable to U.S. Holders (as defined below) who exchange their Provant equity interests for Hooper common stock in the Merger.
No ruling from the IRS has been or will be requested with respect to the tax consequences of the Merger. Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the tax consequences to U.S. Holders of Provant equity interests will be as follows:

•	a U.S. Holder will not recognize gain or loss upon the exchange of Provant equity interests for Hooper common stock pursuant to the Merger;

•
a U.S. Holder’s aggregate tax basis for the shares of Hooper common stock received in the Merger will equal the shareholder’s aggregate tax basis in the shares of Provant equity interests surrendered in the Merger; and

•
the holding period of the shares of Hooper common stock received by a U.S. Holder in the Merger will include the holding period of the shares of Provant equity interests surrendered in exchange therefor.

For purposes of the above discussion of the bases and holding periods for Provant equity interests and Hooper common stock, U.S. Holders who acquired different blocks of Provant equity interests at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such equity interests exchanged in the Merger.
As provided in Treasury Regulations Section 1.368-3(d), each U.S. Holder who receives shares of Hooper common stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization.

Additionally, U.S. Holders who owned immediately before the Merger at least 1% (by vote or value) of the total outstanding equity interests in Provant and each U.S. Holder with a basis in their Provant equity interests of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such holder’s Provant equity interests surrendered in the Merger, the fair market value of such equity interests, the date of the Merger and the name and employer identification number of each of Provant and Hooper.
If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of Provant equity interests for Hooper common stock equal to the difference between the fair market value, at the time of the Merger, of the Hooper common stock received in the Merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s tax basis in the Provant equity interests surrendered in the Merger. Such gain or loss would be long-term capital gain or loss if the Provant equity interests were held for more than one year at the time of the Merger. In such event, the aggregate tax basis of Hooper common stock received in the Merger would equal its fair market value at the time of the consummation of the Merger, and the holding period of such Hooper common stock would commence the day after the consummation of the Merger.
A U.S. HOLDER OF PROVANT EQUITY INTERESTS SHOULD CONSULT ITS TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.
The NYSE MKT Listing
Hooper common stock currently is listed on the NYSE MKT under the symbol “HH.” Under the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the shares of Hooper common stock to be issued in the Merger have been approved for listing (subject to official notice) on the NYSE MKT, except this condition does not apply if the Hooper common stock is involuntarily delisted by action of the NYSE prior to Closing (as defined in the Merger Agreement).
Anticipated Accounting Treatment
The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. Hooper will be treated as the acquiring entity for accounting purposes. In identifying Hooper as the acquiring entity, the companies took into account the ownership structure after the Merger, composition of the board of directors, and the designation of certain senior management positions, including its Chief Executive Officer and Chief Financial Officer. In addition, pursuant to a Voting and Standstill Agreement, the Provant equity holders have agreed for a period ending at the annual meeting of Hooper’s shareholders in June 2019, the Provant equity holders and its affiliates will not make any secondary market purchases of common stock that would raise its total number of Hooper shares above 50% of the total number of outstanding Hooper shares. As a result of the Voting and Standstill Agreement, the Provant equity holders will be contractually unable to exercise control over Hooper’s board of directors for two full annual election cycles following closing of the Merger.
Under the acquisition method of accounting, management of Hooper and Provant have made a preliminary estimated purchase price as described in the note to the unaudited pro forma consolidated financial statements and is subject to change and interpretation. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Provant that exist as of the date of completion of the transaction.
Appraisal Rights and Dissenters’ Rights
Holders of Provant equity interests are not entitled to appraisal rights under the Rhode Island Limited Liability Company Act in connection with the Merger. Holders of Hooper common stock are not entitled to appraisal rights under the Business Corporation Law of the State of New York in connection with the Merger.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Hooper, Provant, Merger Sub or Provant equity holders. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that Hooper and Merger Sub, on the one hand, and Provant and Provant equity holders, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Hooper and Provant do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Hooper or Provant, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Hooper and Merger Sub, and Provant and Provant equity holders, and are modified by the disclosure schedules. If Hooper or Provant becomes aware of material facts that contradict the representations and warranties in the Merger Agreement, Hooper or Provant, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so.
General
Under the Merger Agreement, Piper Merger Corp., or Merger Sub, a wholly-owned subsidiary of Hooper formed by Hooper in connection with the Merger, will merge with and into Provant, with Provant surviving as a wholly-owned subsidiary of Hooper.
Merger Consideration
At the effective time of the Merger, all of the outstanding equity interests in Provant will be converted solely into the right to receive a number of shares of Hooper common stock, par value $0.04 per share, equal to the total number of shares of Hooper common stock outstanding, less the Requirement Shares (as defined below) and the Banker Shares (as defined below) to the extent each are issued prior to the closing (the “Merger Shares”). Hooper expects to issue 10,448,849 Merger Shares.
As a condition to increasing its term loan financing to Hooper at closing of the Merger, Hooper’s current term lender, SWK Funding LLC (“SWK”), requires Hooper to raise $3.5 million by issuing new shares of Hooper common stock (the “Requirement Shares”) in exchange for cash by the time of closing of the Merger, or within 90 days thereafter. Provant equity holders have agreed to purchase at closing of the Merger up to, but no more than, half of the Requirement Shares on the same terms as the other investors in the Requirement Shares. As a part of its effort to sell the Requirement Shares, Hooper conducted a private offering (the “2017 Private Offering”) in which it issued 1,712,500 shares at a price of $0.80 plus one-half warrant per share, with the warrants having a strike price of $1.35 per share (the “Requirement Share Warrants”). These warrants are exercisable for a period of four years from the date of issuance but are not exercisable during the first six months after closing of the 2017 Private Offering. Pursuant to this proxy statement/prospectus, Hooper is asking the Hooper shareholders to approve the issuance of any Requirement Shares not issued prior to closing of the Merger and the issuance of shares of Hooper’s common stock upon exercise of any Requirement Share Warrants. If all of the Requirement Shares are sold on the terms described in this paragraph, Hooper will issue 4,375,000 Requirement Shares and issue Requirement Share Warrants exercisable for 2,187,500 shares of Hooper’s common stock.
Certain members of Seller intend to invest $2.5 million (“Pre-Closing Capital”) in Seller, which will lend the Pre-Closing Capital to Provant prior to the Merger in the form of subordinated, convertible debt bearing interest at 8.25% that will be converted to equity in Seller immediately prior to closing of the Merger; provided, however, that to the extent that Hooper’s net debt, as described in the Merger Agreement, immediately prior to closing of the Merger is less than negative $6.9 million if the closing is prior to May 15, 2017 or less than negative $6.5 million if the closing is on or after May 15, 2017, the amount of the Pre-Closing Capital that converts to equity in Seller prior to closing of the Merger will be reduced on a dollar-for-dollar basis, with such non-converted debt becoming a non-convertible post-closing obligation of the surviving entity in the Merger, subordinated to the secured borrowings of Hooper and the surviving entity.
Hooper and Provant are in discussions with their respective investment bankers to accept Hooper common stock in exchange for a portion of the bankers’ fees (the “Banker Shares”). The Banker Shares will be issued immediately after, and conditioned on, closing of the Merger, so they will not be counted for purposes of determining the number of Merger Shares that are issued to the Provant equity holders.
As a result of these transactions, it is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.
The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Hooper common stock that Provant equity holders will be entitled to receive for changes in the market price of Hooper common stock. Accordingly, the market value of the shares of Hooper common stock issued pursuant to the Merger will depend on the market value of the shares of Hooper common stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus.
At the effective time of the Merger, the holder of all of the Provant equity interests that were outstanding immediately prior to the effective time of the Merger, will cease to have any rights as an equity holder of Provant. From and after the effective time of the Merger, Provant equity interests will be deemed to represent only the right to receive shares of Hooper common stock.
Directors and Officers of Hooper Following the Merger
Pursuant to the Merger Agreement, it is anticipated that the directors of Hooper upon the consummation of the Merger will be: Ronald V. Aprahamian, Larry Ferguson, Henry E. Dubois, Thomas Watford, Frank Bazos, Stephen Marquardt and Paul Daoust.
It is anticipated that the executive officers of Hooper upon the consummation of the Merger will be: Henry E. Dubois (Chief Executive Officer), Mark Clermont (President and Chief Operating Officer), Steven R. Balthazor (Chief Financial Officer and Treasurer) and Heather Provino (Chief Strategy Officer).
Organizational Documents Following the Merger
Pursuant to the Merger Agreement, the articles of organization and operating agreement of Provant will continue to be the articles of organization and operating agreement of the survivor following the Merger. The certificate of incorporation of

Hooper, as amended, and the bylaws of Hooper, as amended, will continue to be the certificate of incorporation and bylaws of Hooper following the Merger.
Conditions to the Completion of the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

•
The Merger Shares, the Post-Merger Requirement Shares, the Banker Shares and the Century Warrant Shares shall have been approved for issuance by the Hooper shareholders as described in this proxy statement/prospectus;

•
No order, stay, judgment, injunction or decree issued by any court or Governmental Authority (as defined in the Merger Agreement) of competent jurisdiction of the federal government of the United States of America or any state thereof prohibiting the consummation of the transactions contemplated by the Merger Agreement shall be in effect, and no Governmental Authority shall have instituted any proceeding seeking any such order, stay, judgment, injunction or decree and such proceeding remains unresolved;

•
The Form S-4 Registration Statement filed in connection with the Merger shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC;

•
The Merger Shares shall have been approved for listing (subject to official notice of issuance) on the NYSE MKT, except this condition does not apply if the Hooper common stock is involuntarily delisted by action of the NYSE prior to the Closing (as defined in the Merger Agreement)

•	Consummation and funding of the term and revolving credit facilities for which Hooper has received commitment letters in connection with the Merger Agreement.
In addition, the obligation of Hooper and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•
Each of the representations and warranties of Provant and Seller contained in ARTICLE III of the Merger Agreement shall be true and correct as of the closing of the Merger, with certain exceptions and qualifications as set forth in Section 6.2(a) of the Merger Agreement;

•
Provant and Seller shall have performed in all material respects the covenants and agreements, and shall have made all the deliveries, required to be performed by each of them under the Merger Agreement at or prior to the closing of the Merger;

•
Hooper shall have received a certificate signed on behalf of Provant by Provant’s Chief Executive Officer or the Chief Financial Officer certifying that the conditions set forth immediately above have been satisfied; and

•	Since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect as defined in the Merger Agreement.
In addition, the obligation of Provant and Seller to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•
Each of the representations and warranties of Hooper and Merger Sub contained in ARTICLE IV of the Merger Agreement shall be true and correct as of the closing of the Merger, with certain exceptions and qualifications as set forth in Section 6.3(a) of the Merger Agreement;

•
Hooper and Merger Sub shall have performed in all material respects the covenants and agreements, and shall have made all the deliveries, required to be performed by each of them under the Merger Agreement at or prior to the closing of the Merger;

•
Provant shall have received a certificate signed on behalf of Hooper by Hooper’s Chief Executive Officer or Chief Financial Officer certifying that the conditions set forth immediately above have been satisfied;

•	Since the date of the Merger Agreement, there shall not have occurred any Parent Material Adverse Effect as defined in the Merger Agreement;

•	Repayment of all of Provant’s indebtedness to Silicon Valley Bank, N.A.;

•
The initial Century Guaranty Warrant, the Century Subordinated Debt and the Credit Facility Side Letter, all as defined in the Merger Agreement, shall have been issued to Century and the Seller Guaranty, as defined in the Merger Agreement, issue to SWK shall be on the terms and conditions as set forth in the Merger Agreement.

Representations and Warranties
The Merger Agreement contains customary representations and warranties of Hooper, Provant and Seller for a transaction of this type relating to, among other things:

•	corporate organization and power, and similar corporate matters;

•	authority to enter into the Merger Agreement and the related agreements;

•	capitalization;

•	except as otherwise specifically identified in the Merger Agreement, the fact that the consummation of the Merger would not contravene or require the consent of any third party;

•	with respect to Hooper, the valid issuance in the Merger of the Hooper common stock;

•	financial statements and with respect to Hooper, documents filed with the SEC and the accuracy of information contained in those documents;

•	real property and leaseholds;

•	intellectual property;

•	title to assets, and the sufficiency and condition of assets;

•	licenses, permits and compliance with applicable laws;

•	litigation;

•	employee and labor matters and benefit plans;

•	insurance matters;

•	tax matters;

•	material contracts to which the parties are a party and any violation, default or breach to such contracts;

•	environmental and healthcare law compliance;

•	any brokerage or finder’s fee or other fee or commission in connection with the Merger;

•	operations since December 31, 2015 and the absence of material changes or events;

•	customers and suppliers;

•	accounts receivable;

•	affiliate transactions; and

•	no undisclosed liabilities.
The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of the parties to the Merger Agreement to complete the Merger.
No Solicitation
Each party to the Merger Agreement agreed that, subject to limited exceptions, that it will not, and will cause its Representatives (as defined in the Merger Agreement) not to, directly or indirectly:

•
solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, any “acquisition proposal” as defined in the Merger Agreement;

•	engage in any discussions or negotiations with respect to any “acquisition proposal” as defined in the Merger Agreement;

•
otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or provide access to such party’s books, records, properties or employees or furnish to any person any nonpublic or confidential information or data with respect to any “acquisition proposal” as defined in the Merger Agreement;

•
approve or recommend an “acquisition proposal” as defined in the Merger Agreement or any agreement, arrangement or understanding relating to an acquisition proposal (or resolve or authorize or propose to agree to do any of the foregoing);

•
enter into any merger agreement, letter of intent, confidentiality agreement, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement, understanding or arrangement relating to an “acquisition proposal” as defined in the Merger Agreement; or

•
enter into any agreement, understanding or arrangement, whether or not in writing or binding on any party, requiring such Party to abandon, terminate or fail to consummate the merger or breach its obligations hereunder or resolve, authorize, propose or agree to do any of the foregoing.

An “acquisition proposal” means any inquiry, proposal, or offer from any person relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any Merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, sale or substantially all assets, recapitalization, restructuring, investment, liquidation, dissolution, or similar transaction, of (i) assets that constitute or represent 20% or more of the total assets or total revenues of the applicable party, or (ii) 20% or more of the applicable party’s outstanding equity interests.
However, before obtaining the Hooper shareholder approval required to consummate the Merger, each party may furnish nonpublic information regarding such party to, and may enter into discussions or negotiations with, any third party in response to a bona fide written acquisition proposal made or received after the date of the Merger Agreement, which such party’s board of directors determines in good faith, after consultation with a nationally recognized independent financial advisor, if any, and its outside legal counsel, constitutes or is reasonably likely to result in a “superior offer,” as defined below, if:

•	neither such party nor any representative of such party has breached the no solicitation provisions of the Merger Agreement described above;

•
such party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of such board of directors under applicable legal requirements;

•
such party gives the other party at least two business days’ prior notice of the identity of the third party and of that party’s intention to furnish information to, or enter into discussions or negotiations with, such third party before furnishing any information or entering into discussions or negotiations with such third party;

•
such party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Hooper and Provant; and

•
at least two business days’ prior to the furnishing of any information to a third party, such party furnishes the same information to the other party to the extent not previously furnished and a list of all nonpublic information to be furnished to such person.

A “superior offer” means a bona fide written offer by a third party to enter into a Merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either the party’s shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction, or the ultimate parent entity thereof, or in which any individual, entity or governmental body or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the party’s capital stock, or a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party or its subsidiaries, taken as a whole, in a single transaction or a series of related transactions that was not obtained or made as a direct or indirect result of a breach, or violation, of the Merger Agreement, and is on terms and conditions that the board of directors of the party receiving the offer determines in its reasonable good faith judgment, after obtaining and taking into account such matters as the board of directors deems relevant following consultation with its outside legal counsel and financial advisor, if any:

•	is reasonably likely to be more favorable, from a financial point of view, to that party’s shareholders than the terms of the Merger and the transactions contemplated by the Merger Agreement; and

•	is reasonably capable of being consummated.
The Merger Agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party informed in all material respects with respect to, any acquisition proposal or any acquisition inquiry.
Prior to the approval of the issuance of additional shares in connection with the Merger Agreement, a party must do the following to pursue a superior offer:

•
promptly notify the other party in writing at least five (5) business days of its intention to take a Company Adverse Recommendation Change, Parent Adverse Recommendation Change (both terms are as defined in the Merger Agreement), or in either case, enter into an acquisition agreement with respect to a superior offer, which notice will state expressly that such party taking the action has received an acquisition proposal and it intends to one of the aforementioned actions;

•	attach to such notice the most current version of the proposed agreement and the identity of the third party making such superior offer;

•
be available, prior to the approval of additional shares pursuant to the Merger Agreement, to negotiate with the other party in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that the acquisition proposal ceases to constitute a superior offer if the other party, in its discretion, proposes to make such adjustments; and

•
the Board of Directors of such party receiving the superior offer determines in good faith, after consulting with outside legal counsel and its financial advisor, that such acquisition proposal continues to constitute a superior offer after taking into account any adjustments made by the other party since receiving notice of the superior offer.

Meetings of Shareholders
Hooper is obligated under the Merger Agreement to call, give notice of and hold a special meeting of its shareholders for the purposes of adopting and approving the Merger Agreement and considering the issuance of shares of Hooper common stock, and the Merger.
Covenants; Conduct of Business Pending the Merger
Provant agreed that it will conduct its business in the ordinary course in accordance with past practices and take other agreed-upon actions. Provant also agreed that, subject to certain limited exceptions, without the consent of Hooper, it will not, during the period prior to consummation of the Merger:

•	adopt or propose any amendments to Provant’s articles of organization, operating agreement or other organizational or governing documents;

•	create, form, or acquire any equity interest in any subsidiary entity;

•	adjust, split, combine, recapitalize, or reclassify any of its membership or other equity interests;

•
declare, set aside, make, or pay any dividend or distribution (whether in cash, equity interests, property, or any combination thereof) on any of its membership or other equity interests (other than in liquidation of Seller);

•	create, incur, assume or agree to create, incur, assume or guarantee, any indebtedness;

•	institute any increase in, amend, enter into, terminate or adopt any employee benefit plan, other than as required by any such existing plan or by applicable law;

•	make any changes in the compensation of the officers or employees of Provant;

•	make any change in the accounting principles, methods, practices or policies applied in the preparation of the audited financial statements of Provant for the years ended December 31, 2016 and 2015;

•
sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any lien on any of the assets of Provant;

•
enter into any employment, severance or similar contract or agreement with any partner, officer, consultant, independent contractor or employee of Provant or independent contractor otherwise rendering services to the Provant’s business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;

•	enter into any other transaction or contract or agreement with any affiliate of Provant or Seller, or enter into any collective bargaining agreement;

•
make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the ordinary course of business consistent with past practice for travel and similar business expenses;

•	write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;

•	commence or settle any action or claim asserting losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other person;

•
(i) settle or compromise any material tax claim, audit, or assessment, (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax Returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Provant or its subsidiaries;

•	amend, modify, terminate or enter into any “material contract” as defined in the Merger Agreement;

•	repay in cash any convertible indebtedness;

•	make any distributions to the Seller; or

•	enter into any contract or agreement to do any of the foregoing.
Hooper agreed that it will conduct its business in the ordinary course consistent with past practices and take other agreed-upon actions. Hooper also agreed that, subject to certain limited exceptions, without the consent of Provant, it will not, during the period prior to the consummation of the Merger:

•	adopt or propose any amendments to Hooper’s or Merger Sub’s Certificate of Incorporation, Bylaws, or other organizational or governing documents;

•	create, form, or acquire any equity interest in any subsidiary entity;

•	adjust, split, combine, recapitalize, or reclassify any of its stock or other equity interests;

•
issue, sell, pledge, dispose of, or encumber any shares of Hooper common stock or securities convertible into or exchangeable for shares of Hooper common stock, whether directly or indirectly, other than (i) the issuance of shares of Hooper common stock upon the exercise of any Parent Equity Awards as defined in the Merger Agreement outstanding as of the date of the Merger Agreement in accordance with its terms, and (ii) the issuance of Parent Equity Awards granted subsequent to the date hereof under Parent Stock Plans as defined in the Merger Agreement in the ordinary course of business consistent with past practice;

•	declare, set aside, make, or pay any dividend or distribution (whether in case, equity interests, property, or any combination thereof) on any of the common stock of Hooper;

•	create, incur, assume or agree to create, incur, assume or guarantee, any indebtedness;

•	institute any increase in, amend, enter into, terminate or adopt any employee benefit plan, other than as required by any such existing plan or by applicable law;

•	make any changes in the compensation of the officers or employees of Hooper or any of its consolidated subsidiaries;

•
make any change in the accounting principles, methods, practices or policies applied in the preparation of the consolidated financial statements (including any related notes thereto and the unqualified report and certification of Hooper’s independent auditors) contained in Hooper’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015;

•
sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any lien on any of Hooper’s assets;

•
enter into any employment, severance or similar contract or agreement with any partner, officer, consultant, independent contractor or employee of Hooper or any of its consolidated subsidiaries or independent contractor otherwise rendering services to Hooper’s business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;

•	enter into any other transaction or contract or agreement with any affiliate of Hooper or any of its consolidated subsidiaries, or enter into any collective bargaining agreement;

•
make any loan, advance or capital contribution to or cash investment in any person, other than advances to employees in the ordinary course of business consistent with past practice for travel and similar business expenses;

•	write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;

•	commence or settle any action or claim asserting losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other person;

•
(i) settle or compromise any material Tax claim, audit, or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Hooper or its consolidated subsidiaries;

•	amend, modify, terminate or enter into any material contract;

•	declare or pay any dividends to the holders of Hooper common stock; or

•	enter into any contract or agreement to do any of the foregoing.
Non-Solicit
Seller agrees that for a period of one (1) year from and after the closing of the Merger, neither Seller nor any equity holder of Seller (collectively, the “Restricted Parties”) shall directly or indirectly, induce or attempt to induce any executive employee of the business of Hooper or any of its consolidated subsidiaries to leave the employ of such entity; provided, however, that the foregoing restriction shall not prohibit any Restricted Party or any company with which any of the foregoing is affiliated either (a) from making general solicitations for employment not directly targeted at such employees and hiring any employee who responds to such solicitation or (b) from soliciting or hiring any person who ceased to be an employee of Hooper or any of its consolidated subsidiaries at least six months prior thereto.
Other Agreements
Each of the parties to the Merger Agreement has agreed to use its commercially reasonable efforts to:

•
take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement;

•
as promptly as practicable, make or obtain (as applicable), from any Governmental Authority (as defined in the Merger Agreement) or other person, all notices, filings, consents, waivers, approvals, authorizations, permits or orders required to be made or obtained by such party in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•
prevent the issuance of, or lift or rescind, any judgment, injunction, order, decree or ruling or the taking of any action by any Governmental Authority (defined in the Merger Agreement) that could materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by the Merger Agreement;

•
not take any action, or knowingly omit to take any action, that would be reasonably likely to result in any of the conditions to the closing of the transactions contemplated by the Merger Agreement not being satisfied; and

•
in the event that any action or proceeding relating to the transactions contemplated by the Merger Agreement is commenced, whether before or after the date of the Merger Agreement, cooperate to defend vigorously against it and respond thereto.

Each party to the Merger Agreement agrees to keep the other parties apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other parties with copies of notices or other communications received by such party, or any of their respective subsidiaries, from any third party and/or any Governmental Authority (as defined in the Merger Agreement) whose consent is required, or alleging that the consent of such third party or Governmental Authority is or may be required, with respect to the transactions contemplated by the Merger Agreement.
Each party to the Merger Agreement agrees to give prompt notice to the others of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the closing of the Merger or (y) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.
Provant agrees to obtain and deliver to Hooper at or prior to the closing of the Merger the resignation of each director of Provant. Hooper agrees that, effective at the closing of the Merger, the board of directors of Hooper will obtain such resignations and make such appointments as may be required to ensure that the officers and the composition of the board of directors of Hooper are as follows: Ronald V. Aprahamian, Larry Ferguson, Henry E. Dubois, Thomas Watford, Frank Bazos, Stephen Marquardt and Paul Daoust.
Each of the parties to the Merger Agreement agrees that all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by the Merger Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval in writing of Hooper and Provant, subject to certain exceptions.
Termination
The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required shareholder approvals to complete the Merger have been obtained, as set forth below:

•	by mutual written consent of the parties to the Merger Agreement;

•
by any party to the Merger Agreement if the closing to the Merger shall not have occurred by the date that is six (6) months after the date of the Merger Agreement (subject to possible extension as provided in Section 8.1 of the Merger Agreement, the “End Date”); provided, however, that this right to terminate the Merger Agreement shall not be available to Hooper, on the one hand, or to Seller and Provant, on the other hand, if such party’s action or failure to act has been a principal cause of the failure of the closing of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then any party shall be entitled to extend the End Date for an additional sixty (60) days;

•
by any party if a court of competent jurisdiction or other Governmental Body (as defined in the Merger Agreement) shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the closing of the transactions contemplated by the Merger Agreement;

•
by any party if the meeting of the Hooper shareholders described in this proxy statement/prospectus (including any adjournments and postponements thereof) shall have been held and completed and the shareholders shall have failed to approve the issuance of the Hooper common stock in connection with the Merger;

•
by Hooper or Merger Sub if Provant shall have approved, endorsed, or recommended any “acquisition proposal” as defined in the Merger Agreement with respect to Seller or if Seller or Provant shall have entered into any letter of intent or similar document or any contract relating to any “acquisition proposal” as defined in the Merger Agreement with respect to Seller (each is referred to as a “Provant Triggering Event”);

•	by Hooper if Hooper enters into an acquisition agreement in respect of a superior offer;

•	by Seller or Provant if:

o	the board of directors of Hooper or Merger Sub shall have approved, endorsed, or recommended any “acquisition proposal” as defined in the Merger Agreement with respect to Hooper or Merger Sub;

o
Hooper or Merger Sub shall have entered into any letter of intent or similar document or any contract relating to any “acquisition proposal” as defined in the Merger Agreement with respect to Hooper or Merger Sub; or

o
the board of directors of Hooper shall have failed to recommend that Hooper’s shareholders vote to approve the issuance of Hooper common stock in connection with the Merger, shall have for any reason withdrawn or modified in a manner adverse to Seller or Provant its recommendation, or shall have failed to include its recommendation in Hooper’s proxy statement filed in connection with the Merger (each of the foregoing clauses is referred to as a “Hooper Triggering Event”).

•	by Provant if Provant enters into an acquisition agreement in respect of a superior offer;

•
by Hooper or Merger Sub, upon a breach of any representation, warranty, covenant or agreement on the part of Seller or Provant set forth in the Merger Agreement, or if any representation or warranty of Seller or Provant shall have become inaccurate, in either case such the conditions to the obligations of Hooper or Merger Sub to consummate the Merger related thereto would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate (each is referred to as a “Provant Breach”); and

•
by Seller or Provant, upon a breach of any representation, warranty, covenant or agreement on the part of Hooper set forth in this Agreement, or if any representation or warranty of Hooper shall have become inaccurate, in either case such the conditions to the obligations of Seller or Provant to consummate the Merger related thereto would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate (each is referred to as a “Hooper Breach”).

Expenses and Termination Fees
All fees and expenses incurred in connection with the Merger Agreement shall be paid by the party to the Merger Agreement incurring such expenses, whether or not the closing of the Merger occurs; provided, that if the Merger occurs, Hooper agrees to pay all fees and expenses incurred by Seller and Provant to their advisors in connection with the Merger Agreement; and provided further, that Hooper agrees to pay all filing and application fees payable to the NYSE MKT in connection with the listing of the Hooper common stock to be issued in connection with the Merger; provided, further, that Seller and Hooper shall share equally all fees and expenses incurred in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of this proxy statement/prospectus and any amendments or supplements thereto.
If the Merger Agreement is terminated by Hooper or Merger Sub in the event of a Provant Triggering Event or if the Merger Agreement is terminated by Provant because Provant entered into an acquisition agreement in respect to a superior offer, Seller shall pay to Hooper, within five (5) Business Days after termination, the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with the Merger Agreement by Hooper and Merger Sub up to a maximum of $750,000 (supported by true and correct copies of reasonable documentation provided by Hooper).
If the Merger Agreement is terminated by Seller or Provant in the event of a Hooper Triggering Event or if the Merger Agreement is terminated by Hooper because Hooper entered into an acquisition agreement in respect to a superior offer, Hooper shall pay to the Seller, within five (5) Business Days after termination, the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with the Merger Agreement by Seller and Provant up to $750,000 (supported by true and correct copies of reasonable documentation provided by Seller).
If the Merger Agreement is terminated by Hooper or Merger Sub in the event of a Provant Breach, Seller shall pay to the Parent, within five (5) Business Days after termination, aggregate amount of fees and expenses incurred in connection with the Merger Agreement by Hooper and Merger Sub (supported by true and correct copies of reasonable documentation provided by Hooper), not including any fees paid to financial advisors (but including any expense reimbursements paid to financial advisors) up to a maximum of $750,000.

If the Merger Agreement is terminated by Seller or Provant in the event of a Hooper Breach or the Merger Agreement is terminated by either party because the Hooper shareholders did approve the issuance of shares pursuant to the Merger Agreement, Hooper shall pay to Seller, within five (5) Business Days after termination, the aggregate amount of fees and expenses incurred in connection with the Agreement by Seller and Provant (supported by true and correct copies of reasonable documentation provided by Seller), not including any fees paid to financial advisors (but including any expense reimbursements paid to financial advisors) up to a maximum of $750,000.
If the Merger Agreement is terminated by any party because the closing has not occurred within six (6) months of the date of the Merger Agreement and prior to such termination, an acquisition proposal with respect to Provant shall have been publicly disclosed or otherwise made or communicated to Provant or Provant’s board and within twelve (12) months following the date of such termination of the Merger Agreement, Provant or its equity holder shall have entered into a definitive agreement with respect o an acquisition proposal with respect to Provant, or any acquisition proposal with respect to Seller shall have been consummated, then in such even Provant shall, within five (5) Business Days, pay to Hooper the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with the Merger Agreement by Hooper up to $750,000 (supported by true and correct copies of reasonable documentation provided by Hooper), less any amounts previously paid to the Hooper.
If the Merger Agreement is terminated,

•	by Provant because of a Hooper Breach and the Hooper shareholders did not approve the issuance of shares pursuant to the Merger Agreement;

•
by any party because the closing has not occurred within six (6) months of signing the Merger Agreement and the shareholders did not approve the issuance of shares pursuant to the Merger Agreement; and

•	by any party if the shareholders did not approve the issuance of shares pursuant to the Merger Agreement and within twelve (12) months following the date of such termination of the Agreement, Hooper or its stockholders have entered into a definitive agreement with respect to an acquisition proposal with respect to Hooper, or any acquisition proposal with respect to Hooper has been consummated, then Hooper shall, within five (5) Business Days, pay to Provant the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with the Merger Agreement by Hooper up to $750,000 (supported by true and correct copies of reasonable documentation provided by Provant), less any amounts previously paid to the Provant.
If either party fails to pay when due any amount payable by such party, then (i) such party shall reimburse the other party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights and (ii) such party shall pay to the other party interest on such overdue amount at a rate per annum equal to the “prime rate” (as announced by Bank of America) in effect on the date such overdue amount was originally required to be paid.
Amendment

The Merger Agreement may be amended by the written agreement of the parties.

AGREEMENTS RELATED TO THE MERGER
Voting and Standstill Agreement
Effective at the closing of the Merger, Hooper and Seller will enter into a Voting and Standstill Agreement in the form attached to this proxy statement/prospectus as Annex C (the “Voting and Standstill Agreement”). The Voting and Standstill Agreement will provide that:

•
the board of directors of Hooper will consist of seven (7) directors from the closing of the Merger until the earlier of (i) the annual meeting of Hooper’s Shareholders to be held in 2018, and (ii) June 30, 2018;

•	Seller will have the right to nominate three directors of Hooper for election at the 2017 and 2018 annual meetings of Hooper’s shareholders;

•
the directors of Hooper in office immediately prior to Closing (except for Tom Watford) who continue in office after the Merger and any new directors nominated by such directors under the provisions of the Voting and Standstill Agreement (the “Continuing Directors”) will have the right to nominate three directors of Hooper for election at the 2017 and 2018 annual meetings of Hooper’s Shareholders;

•
Seller and the Continuing Directors will have the right to jointly nominate one director of Hooper, who shall be Tom Watford unless he declines or fails to serve, for election at the 2017 and 2018 annual meetings of Hooper’s Shareholders;

•	Hooper will include such nominees in its proxy statement for the 2017 and 2018 annual meetings of Hooper’s Shareholders;

•	Seller will vote all shares of Hooper common stock that it owns in favor of the foregoing nominees at the 2017 and 2018 annual meetings of Hooper’s shareholders;

•
Seller and its affiliates will not acquire any shares of Hooper common stock, whether through open-market purchases, private purchases, or otherwise, except for acquisitions of newly issued shares of Hooper common stock directly from Hooper, that would cause Seller to own more than fifty percent (50.0%) of the total number of shares of Hooper common stock then outstanding until the earlier of the (i) the annual meeting of Hooper’s shareholders to be held in 2019, and (ii) June 30, 2019; and

•
Seller will not take any action to prevent Hooper from raising any new equity from investors other than Seller if Hooper’s board of directors so desires until the earlier of the (i) the annual meeting of Hooper’s shareholders to be held in 2019, and (ii) June 30, 2019; provided, however, that Seller and its affiliates will have the opportunity to purchase its pro rata portion of such offering on the same terms and conditions of such offering.

Financing Commitments
Hooper has received commitment letters for financing to support the Merger and provide working capital to the combined company. Upon closing of the Merger, SWK will provide Hooper with a $6.5 million, five year term loan at LIBOR plus 12.5%, a reduction of 150 basis points from Hooper’s current term facility. Principal repayments will start in the first quarter of 2019. In addition, upon closing of the Merger, Hooper’s current asset based credit facility will be expanded from $7.0 million to $10.0 million with an accordion to $15.0 million during high-volume months.
In addition, SWK has agreed to provide a $2.0 million seasonal revolving credit facility, which would be guaranteed by Century. In exchange for its guarantee, Century will receive a warrant at closing of the Merger for $200,000 worth of Hooper common stock based on the five-day average trading price of the Common Stock immediately prior to closing (the “10% Warrant”). If the guarantee is called, Century would receive an additional warrant for $1.8 million worth of Hooper common stock based on the five-day average trading price of the Hooper common stock immediately prior to issuance (the “90% Contingent Warrant”). The 10% Warrant and the 90% Contingent Warrant will be exercisable for seven years and will each have a strike price equal to the average trading price used to determine the number of shares subject to such warrant. The 10% Warrant will not be exercisable during the first year after closing of the Merger. Also upon a call of the guarantee, Hooper would issue a note for $2.0 million to Century bearing interest at the lesser of 25% or the highest allowable legal rate.

MATTERS BEING SUBMITTED TO A VOTE OF THE HOOPER SHAREHOLDERS
Proposal No. 1: Approval of the issuance of the Merger Shares
At the Hooper special meeting of shareholders, Hooper shareholders will be asked to approve the issuance of a number of shares of Hooper common stock equal to the total number of shares of Hooper common stock outstanding, less the

Requirement Shares (as defined below) and the Banker Shares (as defined below) to the extent each are issued prior to the closing, to the Provant equity holders pursuant to the Merger Agreement (the “Merger Shares”). It is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.
The terms of, reasons for and other aspects of the issuance of the Merger Shares are described in detail in the other sections in this proxy statement/prospectus.
Required Vote
The affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting of shareholders, assuming a quorum is present, is required for approval of Proposal No. 1.
THE HOOPER BOARD OF DIRECTORS RECOMMENDS THAT THE HOOPER SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER SHARES. EACH OF PROPOSAL NOS. 1, 2, 3 and 4 ARE CONDITIONED UPON EACH OTHER.
Proposal No. 2: Approval of the issuance of the Post-Merger Requirement Shares
At the Hooper special meeting of shareholders, Hooper shareholders will be asked to approve the issuance of shares of Hooper common stock with a value of up to $3.5 million in satisfaction of the conditions of SWK in connection with the closing of the Merger (the “Requirement Shares”), less the number of any Requirement Shares issued prior to closing of the Merger, plus one-half warrant per Requirement Share (and the shares of Hooper common stock issuable upon the exercise of such warrants) (collectively, the “Post-Merger Requirement Shares”).
The terms of, reasons for and other aspects of the issuance of the Post-Merger Requirement Shares are described in detail in the other sections in this proxy statement/prospectus.
Required Vote
The affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting of shareholders, assuming a quorum is present, is required for approval of Proposal No. 2.
THE HOOPER BOARD OF DIRECTORS RECOMMENDS THAT THE HOOPER SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE POST-MERGER REQUIREMENT SHARES. EACH OF PROPOSAL NOS. 1, 2, 3 and 4 ARE CONDITIONED UPON EACH OTHER.
Proposal No. 3: Approval of the issuance of the Banker Shares
At the Hooper special meeting of shareholders, Hooper shareholders will be asked to approve the issuance of up to 1,200,000 shares of Hooper common stock to the investment bankers of Hooper and Provant in payment of a portion of their fees (the “Banker Shares”).
The terms of, reasons for and other aspects of the issuance of the Banker Shares are described in detail in the other sections in this proxy statement/prospectus.
Required Vote

The affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting of shareholders, assuming a quorum is present, is required for approval of Proposal No. 3.
THE HOOPER BOARD OF DIRECTORS RECOMMENDS THAT THE HOOPER SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE BANKER SHARES. EACH OF PROPOSAL NOS. 1, 2, 3 and 4 ARE CONDITIONED UPON EACH OTHER.
Proposal No. 4: Approval of the issuance of the Century Warrant Shares
At the Hooper special meeting of shareholders, Hooper shareholders will be asked to approve the issuance of a warrant to be issued to Century Focused Fund III, L.P. (“Century”) upon closing of the Merger, for $200,000 worth of Hooper common stock based on the five-day average trading price of the Hooper common stock immediately prior to closing, in exchange for Century’s guarantee of a $2.0 million seasonal revolving credit facility to be provided by SWK upon closing (and the shares of Hooper common stock issuable upon the exercise of such warrant), and an additional warrant to be issued to Century if Century is called, for $1.8 million worth of Hooper common stock based on the five-day average trading price of the Hooper common stock immediately prior to issuance (and the shares of Hooper common stock issuable upon the exercise of such warrant) (collectively, the “Century Warrant Shares”).
The terms of, reasons for and other aspects of the issuance of the Century Warrant Shares are described in detail in the other sections in this proxy statement/prospectus.
Required Vote
The affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting of shareholders, assuming a quorum is present, is required for approval of Proposal No. 4.
THE HOOPER BOARD OF DIRECTORS RECOMMENDS THAT THE HOOPER SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO APPROVE THE CENTURY WARRANT SHARES. EACH OF PROPOSAL NOS. 1, 2, 3 and 4 ARE CONDITIONED UPON EACH OTHER.
Proposal No. 5: Approval of the Third Amended and Restated Omnibus Incentive Plan
Upon the recommendation of the Hooper Compensation Committee, the Hooper board of directors has adopted the Third Amendment and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan (the “Third Amended and Restated Omnibus Incentive Plan”) and is submitting the Third Amended and Restated Omnibus Incentive Plan to the Hooper shareholders for approval. The Third Amended and Restated Omnibus Incentive Plan, a copy of which is attached hereto as Annex D, amends and restates the Second Amended and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan (the “Omnibus Plan”). If Proposal No. 5 is approved by the Hooper shareholders, the Third Amended and Restated Omnibus Incentive Plan will increase the number of shares available for issuance under the Omnibus Plan from 633,333 shares of Hooper common stock, of which 239,028 shares are presently unissued, to 3,650,000 shares of Hooper common stock, of which 3,255,695 will be unissued immediately following the approval of the Third Amended and Restated Omnibus Incentive Plan. The Third Amended and Restated Omnibus Incentive Plan also will increase the total number of shares subject to performance-based conditions that may be issued to any one individual in a single year from 133,333 shares of Hooper common stock to 500,000 shares of Hooper common stock. These increases will enable Hooper to continue its practice of using non-cash equity incentives as part of the overall compensation structure for its directors, executive officers, and consultants.
A summary of the terms of the Third Amended and Restated Omnibus Incentive Plan is described in detail in the other sections in the section titled “Management Following the Merger—Executive Compensation—Equity Incentive Plans” in this proxy statement/prospectus.

Required Vote
The affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting of shareholders, assuming a quorum is present, is required for approval of Proposal No. 5. If the shareholders do not approve the Third Amended and Restated Omnibus Incentive Plan, it will not be implemented but Hooper reserves the right to adopt such other compensation plans and programs as Hooper deems appropriate and in the best interests of the company and its shareholders.
THE HOOPER BOARD OF DIRECTORS RECOMMENDS THAT THE HOOPER SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO APPROVE THE THIRD AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN.
Proposal No. 6: Approval of Possible Adjournment of the Hooper Special Meeting of Shareholders
If Hooper fails to receive a sufficient number of votes to approve Proposal Nos. 1, 2, 3, 4 and 5, Hooper may propose to adjourn the Hooper special meeting of shareholders, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 3, 4 and 5. Hooper currently does not intend to propose adjournment at the Hooper special meeting if there are sufficient votes to approve Proposal Nos. 1, 2, 3, 4 and 5.
The affirmative vote of the holders of a majority of the shares of Hooper common stock having voting power present in person or represented by proxy at the Hooper special meeting of shareholders (even if less than a quorum) is required to approve the adjournment of the Hooper special meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 3, 4 and 5.
THE HOOPER BOARD OF DIRECTORS RECOMMENDS THAT THE HOOPER SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 6 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1, 2, 3, 4 AND 5.

HOOPER BUSINESS
Overview
Hooper was founded in 1899. Hooper is a publicly-traded New York corporation whose shares of common stock are listed on the NYSE MKT (HH). Hooper’s corporate headquarters are located in Olathe, Kansas. Over the last 40+ years, Hooper’s business focus has been on providing health risk assessment services. With the acquisition of Accountable Health Solutions, Inc. (“AHS”) (the “AHS Acquisition”) in 2015, Hooper has expanded to also provide corporate wellness and health improvement services. This uniquely positions Hooper to transform and capitalize on the large and growing health and wellness market as one of the only publicly-traded, end-to-end health and wellness companies.
Hooper provides on-site screenings and flu shots, laboratory testing, risk assessment, and sample collection services to individuals as part of comprehensive health and wellness programs offered through organizations sponsoring such programs including corporate and government employers, health plans, hospital systems, health care management companies, wellness companies, brokers and consultants, disease management organizations, reward administrators, third party administrators, clinical research organizations and academic institutions. Through Hooper’s comprehensive health and wellness services, it also provide telephonic health coaching, access to a wellness portal with individual and team challenges, data analytics, and reporting services. Hooper contracts with health professionals to deliver these services nationwide, all of whom are trained and certified to deliver quality service. Hooper leverages its national network of health professionals to support the delivery of other similar products and services.
The majority of large employers that offer health benefits today also offer at least some wellness programs in an effort to promote employee health and productivity as well as to reduce health related costs. Through screenings, plan sponsors help employees learn of existing and/or potential health risks. Through corporate wellness, they provide education and health improvement tools and personalized challenges. Program sponsors also gain the ability to systematically reward employees for good, healthy behaviors and for actual health enhancement metrics. Some common examples of these rewards include reductions in annual medical premiums, contributions to an employee’s Health Savings Account (HSA), and credits that are redeemable through an online merchandise mall. By combining both the screening and corporate wellness services under a single organization, Hooper creates a seamless, end-to-end experience for members and drives improved engagement and outcomes for its clients.
Today, Hooper services approximately 200 direct clients representing nearly 3,000 employers and up to 1,000,000 participants. In 2016, Hooper delivered nearly 500,000 screenings and is on track to continue year-over-year revenue growth through a combination of its direct, channel partner, and clinical research organization partners as well as through the addition of new customers.
Hooper operates under one reporting segment. Hooper’s screening services are subject to some seasonality, with the third and fourth quarters typically being its strongest quarters due to increased demand for screenings from mid-August through November related to annual benefit renewal cycles. Hooper’s health and wellness service operations are more constant, though there are some variations due to the timing of the health coaching programs which are billed per participant and typically start shortly after the conclusion of onsite screening events. In addition to Hooper’s screening and health and wellness services, Hooper generates ancillary revenue through the assembly of medical kits for sale to third parties.
Hooper believes that the overall market for its screening and health and wellness services is growing and expects it will continue to grow with the increased nationwide focus on healthcare, cost-containment and well-being/productivity initiatives.
Rights Offering
On January 25, 2016, Hooper received $3.4 million in cash, net of issuance costs, in additional equity by issuing 2,601,789 shares of its common stock, $0.04 par value, through a rights offering to current shareholders which was used to fund working capital.
Additional Equity Contributions
On March 28, 2016, Hooper received $1.2 million in cash, net of issuance costs, in additional equity by issuing 666,667 shares of its common stock, $0.04 par value, to 200 NNH, LLC, (“200 NNH”) a new private investor, which was used to fund working capital. Pursuant to the Stock Purchase Agreement between Hooper and 200 NNH, there is a lock-up period of 18 months, during which time 200 NNH cannot sell the shares acquired.
Beginning on September 15, 2016, Hooper received $1.7 million in cash, net of issuance costs, in additional equity by issuing 1,388,889 shares of its common stock, $0.04 par value, and warrants (the “Private Offering Warrants”) to purchase up to an additional 1,388,889 shares of its common stock at an exercise price of $2.00 per share to various investors in a private offering (the “Private Offering”). The proceeds from the Private Offering were used to fund working capital.
Reverse Stock Split
On June 15, 2016, Hooper completed a one-for-fifteen reverse stock split, in order to regain compliance with the NYSE MKT’s minimum market price requirement. As a result, the share and per share information for all periods presented in this proxy statement/prospectus have been adjusted to reflect the impact of the reverse stock split. The reverse stock split did not affect the total number of authorized shares of common stock of 240,000,000 shares or the par value of our common stock at $0.04. Accordingly, an adjustment was made between additional paid-in-capital and common stock in the consolidated balance sheet to reflect the new values after the reverse stock split.
Liquidity

The accompanying consolidated financial statements have been prepared assuming that Hooper will continue as a going concern (which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future). The uncertainty regarding Hooper’s ability to generate sufficient cash flows and liquidity to fund operations raises substantial doubt about its ability to continue as a going concern within one year after issuance date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Note 2 to the Hooper consolidated financial statements included with this proxy statement/prospectus , and within the Liquidity and Capital Resources section in Hooper Management’s Discussion and Analysis of Financial Condition and Results of Operations in this proxy statement/prospectus for further discussion.
Description of Services
Hooper’s screening services are performed primarily at employee work locations, typically referred to as onsite screenings, for groups of all sizes, or for individual employees at remote work locations or residences. Hooper provides many options for screening individuals at remote work locations or residences through our national network of health professionals as well as through its agreements with local retail clinics and lab testing centers. The information collected from Hooper’s services is used by its customers to measure the populations they manage, identify risks in those populations, target intervention programs, promote positive lifestyle behaviors, and measure the results of their health and care management programs.
Hooper’s screening services include:

•	scheduling of individual and group screenings and organizing health and wellness events;

•	end-to-end screening event management;

•	provision and fulfillment of needed supplies (e.g., examination kits, blood pressure cuffs, stadiometers, scales, centrifuges) at screening events;

•	ScreeningProTM tablet technology that streamlines the screening experience for participants eliminating the need to fill out paper forms;

•
performing screenings (e.g., height, weight, body mass index, the taking of a person’s hip, waist and neck measurements, as well as his or her pulse and blood pressure) and blood draws via venipuncture or fingerstick;

•	administration of flu shots, cotinine and other specialized testing;

•	coordination of lab testing of blood specimens and other fluids;

•	onsite participant wellness coaching;

•	onsite health consultation services via Wellness Support NowSM program with ability to promote other wellness program initiatives during those meaningful face-to-face teachable moments;

•	data processing and transmission;

•	analytics to identify critical values of lab tests and notification services to individuals and customers to better manage risk;

•	the delivery of other onsite or in-home services, including health professional administration of EEG tests; and

•	support of data collection for academic and clinical research organizations.
Hooper’s comprehensive health and wellness services include:

•	screening services noted above;

•	access to a wellness portal;

•	wellness assessments;

•	incentive management services;

•	year-round education, activities, and individual and team challenges;

•	telephonic health coaching for lifestyle and health risk improvement;

•	data analytics and reporting services;

•	communication and engagement services; and

•	wellness program advisory services.

Hooper provides patient results on an expedited basis through its web portal that enables participants to access test results within 48 hours of the screening.
In addition to screening and health and wellness services, Hooper generates ancillary revenue through the assembly of medical kits for sale to third parties.
Market Conditions and Strategic Initiatives
Hooper’s operating results for the past two years are discussed more fully in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in this proxy statement/prospectus.
The health and care management industry continues to grow. For every dollar invested in health and wellness programs, employers are seeing a positive return due to the reduced health risks and the associated costs for their employees, improved employee productivity and morale, as well as being an attractive employee benefit to potential new employees.
The PwC 2016 Health and Well-being Touchstone survey indicates that wellness is the #1 area of investment and #1 strategy for employers with 76% of employers offering wellness programs, many of which have expanded into well-being programs. The most common wellness initiatives are health risk questionnaires (80%), followed by biometric screening (77%), physical activity programs/fitness discounts (73%), and tobacco cessation programs (73%). Physical activity/fitness programs and tobacco cessation are approaching similar levels of prevalence as health risk assessments and biometric screenings.
The latest 2015 survey on wellness programs from Fidelity Investments and the National Business Group on Health (NBGH) reveals that employers are continuing to expand their corporate health improvement and wellness programs to improve employee health and create a more positive workplace culture. Almost 80 percent of employers are offering wellness and health improvement programs, spending on average a record $693 per worker. According to the survey, the three most popular incentive-based health improvement programs for 2015 are biometric screenings (72% of employers plan to offer this program), health risk assessments (70%), and physical activity programs (54%). Companies are also rewarding employees for participation. In 2015, 81% of employees received at least some amount of incentives, which is up from 73% in 2014.
There is also a growing trend to expand wellness programs beyond physical activity to focus on other well-being factors that impact productivity such as emotional stress and financial challenges. According to the survey noted previously from NBGH, more employers are investing in “total wellbeing” programs that address areas such as financial and emotional health. The survey revealed employers are adding programs that help employees manage stress, improve their resiliency, and assist with their financial challenges, recognizing a ‘healthy’ employee may be affected by non-health factors, focusing beyond solely physical health. In 2016, Hooper launched an enhanced wellness and health improvement platform that delivers more meaningful, holistic wellbeing solutions. The new Year Round Wellbeing Program delivers twelve months of impactful health-related educational content, personal activities and challenges, and more, focused on the core areas of wellbeing: nutrition, physical activity, reducing stress, and managing personal finances.
There are barriers to achieving employers’ goals regarding such wellness programs including motivating participants to participate in screenings and to change their lifestyle based on these results, the unpredictability of health care costs, and the efficacy of health and wellness programs to manage these costs as well as government regulations managing the health of an aging workforce. Through its risk assessment and risk management services, Hooper helps companies identify and stratify risk of individuals for enrollment in care management programs. Through its health and wellness services, Hooper tailors and personalizes education and interventions, promotes positive lifestyle behavior changes, and measures and rewards risk reduction.
Sales and Marketing
Hooper builds its customer base through the typical sales management processes, with referrals being the largest source of new business closely followed by traditional requests for proposals. After Hooper qualifies new potential customers, it markets its wellness solutions to “power and focus” their wellness programs while supporting their goal of integrating health and well-being into their organizational culture. This may take many forms, from a basic biometric screening to identifying potential health challenges for a participant to address on their own or with their family physician, to robust coaching and life changing activities that Hooper’s screenings drive participants into. Hooper’s onsite coaching and engagement services, post screening, answer many basic health questions and help thousands of participants “engage” in the appropriate programs offered by their employers to improve their health. Hooper’s telephonic coaching services allow participants to build their own personalized goals with achievable action steps and a plan to track progress toward those goals, with education and motivation along the way. Hooper’s wellness portal and communication/engagement services allow employers to promote their own wellness program and goals along with year-round health and wellness education, seminars, and challenges to support those goals and help build a greater focus on health and wellness company wide.
Hooper believes its fully integrated, end-to-end health and wellness solution gives it several competitive advantages in the market. Additionally, in 2016, Hooper has:

•	increased participant access with the addition of CVS MinuteClinic® for biometric screenings;

•	began marketing additional value-add services as part of Hooper’s onsite screenings including flu shots, cotinine and other specialized testing including A1C and other many more flexible options;

•
expanded Hooper’s Wellness Support Now onsite health consulting services, extending the program to its Channel Partner clients allowing them to increase enrollment into their health coaching programs, cut operational participant outreach costs, and improve the member experience;

•
increased the value of Hooper’s wellness services with the expansion of its wellness and health improvement platform (the Year Round Wellbeing Program), delivering twelve months of impactful health-related educational content, personal activities and challenges and more, focused on the core areas of wellbeing: nutrition, physical activity, reducing stress and managing money;

•
leveraged Hooper’s national network of health professionals to support the delivery of other onsite or in-home services, including our new agreement with a predictive analytics company where its health professionals will deliver onsite or in-home Electroencephalogram (EEG) tests, which data will be sent to the company’s decision support tool to enable physicians to provide more personalized care to patients based on their brain waves;

•	secured a multi-year contract extension with one of Hooper’s largest clinical research partners; and

•	expanded use of Hooper’s proprietary ScreeningProTM tablet technology that streamlines the screening experience for participants and eliminates paperwork.
Given Hooper’s additional capabilities and its diversified sales approaches - direct business, channel partners, and clinical research organizations (CROs) - Hooper continues to identify additional areas to leverage its assets to further expand into targeted adjacent markets with substantial opportunity and a favorable competitive landscape.
Hooper’s strategic alliance with CRL gives us additional access to an expanded panel of laboratory testing and product offerings. Hooper also enhanced participant reporting to give its customers more data. Hooper’s sales force and support staff were also realigned to provide more meaningful resources for new large employers, brokerages and wellness organizations, and clinical research customers.
Hooper believes that it is well-positioned for continued growth in the health and care management market given its unique set of assets, our proprietary IT system, its expertise and offerings in the health and wellness market, and its national network of quality health professionals. However, the success of Hooper’s screening and health and wellness operations will also depend in part upon the success of its sponsors and their health and care management initiatives to encourage employers to adopt wellness programs based on screening results.
Information Technology
Information technology (“IT”) systems are the foundation that enables all aspects of Hooper’s business. Hooper continues to enhance its IT systems as the need for services, products, and technology requirements advance. Hooper firmly believes that technology can be a competitive differentiator for it. Hooper’s screening teams utilize a proprietary customer order, tracking, and scheduling system that is central to its operations. Hooper continues to leverage ScreeningProTM in conjunction with mobile device technology as the preferred method of accurately collecting data at the point of care to accelerate data transmission and drive meaningful behavior change. Data integrity is driven by the Laboratory Information Management system that meticulously inspects and secures screening results for expedient delivery to customers. In addition, Hooper’s health and wellness teams leverage a proprietary portal platform that can be easily customized to service the diverse needs of its client base. Hooper is investing in improving its IT operating systems and expertise to enable innovation that meets or exceeds the needs of its customers.
During 2016, Hooper continued the use of a state- of-the-art underground autonomous data center that employs three-factor biometric entrance security, 24x7 camera monitoring, and a highly resilient power grid solution that includes a centralized uninterrupted power supply with redundant generator backing. Hooper also continued to utilize its highly available and secure private cloud operating environment leveraging converged infrastructure that has maintained a core uptime of 100% for three years running. In addition, next generation security technologies provide robust security measures that extend into all layers of Hooper’s IT systems and products. As we look ahead to 2017, efforts will continue around innovation to drive efficiencies and advance Hooper’s technological capabilities in the health and wellness market.
Major Customers
Net sales to Hooper’s two largest customers in 2016 and 2015, American Healthways Services, Inc. (“Healthways”) and IncentiSoft Solutions, LLC (“Incentisoft”), were just over 30% of consolidated revenue. No other customers accounted for more than 10% of consolidated revenue in any of these fiscal years. Hooper has agreements with each of its customers, although these agreements do not provide for specific minimum levels of purchase.
Competition
Hooper’s competition is largely fragmented. For screenings, it consists primarily of private companies who provide screenings in certain geographies in the United States. There are a small number of competitors who Hooper believes have the ability to service customers nationally. For health and wellness, there are a number of companies in this space including established wellness and care management providers, startup companies, health plans that offer their own proprietary solutions and more. Many of these companies outsource key elements of their programs, leaving Hooper as one of the only health and wellness providers that offers a fully integrated, end-to-end screening and wellness solution.
In addition to direct screening and health and wellness sales (i.e., direct contracts with corporate and government employers, health plans, hospital systems, etc.), Hooper provides screening services for many health care management companies, wellness companies, brokers and consultants, disease management organizations, reward administrators, and third party administrators (Hooper’s “channel partner” customers). Several of the health and care management companies and wellness companies, in turn, serve their own suite of large employer groups, allowing Hooper to tap into new business through these indirect sub-contractor relationships. Hooper also provides specialized screening and data collection services for clinical research organizations and academic institutions across the country.
Leaders within the wellness market win on technology, engagement, and outcomes. Hooper believes the combination of the Hooper Holmes infrastructure, screening capabilities, and national network of experienced health professionals with AHS’s scalable technology and engagement platform, health coaches, and analytics tools positions Hooper to become a leader in a growing health and wellness market.
Governmental Regulation
Hooper is subject to federal and state regulations relating to the collection, testing, transportation, handling, and disposal of the various specimens obtained in the course of a wellness screening. The health professionals Hooper utilizes are subject to certain licensing and certification requirements and regulations with respect to the drawing of blood and needle disposal. In addition, many of the services Hooper provides are subject to certain provisions of the Health Information Portability and Accountability Act of 1996, as amended (“HIPAA”), and other federal and state laws relating to the privacy of health and other personal information.
Employees
As of December 31, 2016, Hooper employed approximately 200 full time employees to perform activities other than direct health screenings. Hooper also utilizes part-time employees and independent third parties to fulfill its operations.

Properties

Hooper leases its corporate headquarters in Olathe, Kansas under an operating lease which expires in 2018.  As of December 31, 2016, Hooper was in default on two leased properties assigned to it through the AHS Acquisition in Des Moines, IA and Indianapolis, IN under operating leases which also expire in 2018.  Hooper has determined that neither lease is necessary for its operations, so it is working with the Des Moines and Indianapolis landlords to terminate both leases on mutually acceptable terms.

Hooper is obligated, and in default as of December 31, 2016, under a lease related to the discontinued Hooper Holmes Services operations center through 2018 and has ceased use of this facility.  Hooper has recorded a facility closure obligation $0.4 million as of December 31, 2016, in the consolidated balance sheet related to this lease, which is recorded in other current and long-term liabilities in the consolidated balance sheet.  Hooper has subleased out part of this space and is also working with this landlord to terminate the lease on mutually acceptable terms.

Hooper believes that, in general, its facilities are suitable and adequate for its current and anticipated future levels of operations and are adequately maintained.  Hooper believes that if it were unable to renew a lease on any of its facilities, it could find alternative space at competitive market rates and relocate its operations to such new location without material disruption to its business.

Legal Proceedings

Hooper, in the normal course of business, is a party to various claims and other legal proceedings.  In the opinion of Hooper’s management, Hooper has legal defenses and/or insurance coverage (subject to deductibles) with respect to all of its pending legal actions.  If Hooper’s management believes that a material loss not covered by insurance arising from these actions is probable and can reasonably be estimated, Hooper may record the amount of the estimated loss or, if a loss cannot be estimated but the minimum liability may be estimated using a range and no point is more probable than another, Hooper may record the minimum estimated liability.  As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary.  Hooper’s management believes that the ultimate outcome of all pending legal actions, individually and in the aggregate, will not have a material adverse effect on Hooper’s financial position that is inconsistent with its loss reserves or on its overall trends in results of operations.  However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes can occur that exceed any amounts reserved for such losses.  If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.
General Information
Hooper Holmes, Inc. is a New York corporation. As of December 31, 2016, Hooper’s principal executive offices were located at 560 North Rogers Road, Olathe, Kansas 66062. Hooper’s telephone number in Olathe, Kansas is (913) 764-1045. Hooper’s website address is www.hooperholmes.com. Hooper has included its website address as an inactive textual reference only. The information on Hooper’s website is not incorporated by reference into this proxy statement/prospectus.

Hooper files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that Hooper files with the SEC at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC. The SEC’s website is www.sec.gov. Hooper also make available free of charge, through its website, Hooper’s annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K, its proxy statements, the Form 3, 4 and 5 filings of its directors and executive officers, and all amendments to these reports and filings, as soon as reasonably practicable after such material is electronically filed with the SEC.

PROVANT BUSINESS
Overview
Founded in 2001, Provant is a privately owned, Rhode Island limited liability company, with headquarters in East Greenwich, Rhode Island. Since Provant’s founding, Provant’s business focus has been on providing employee biometric screenings, flu immunization, and other wellness services such as health coaching, member platform and incentive management to public and private institutions. To deliver Provant’s onsite services of biometric screenings and immunizations, Provant has built a network of health providers, enabling Provant to deliver services nationally. In addition to onsite screenings and immunizations, Provant has also secured remote access to a network of laboratories and retail partners across the U.S. for screenings and flu immunizations for members who do not have access to, or cannot attend, an onsite screening event.
In addition to onsite and remote screenings and immunizations, Provant provides engagement and reward services to its clients in the form of onsite, digital and telephonic health coaching, a member well-being platform, incentive management, and other ancillary wellness services, such as analytics and custom communications support for both corporate and government employers. Over the past four years, Provant has made substantial internal investments to build proprietary technology that enables employees of clients to participate in wellness programming and to be rewarded for specific activities, outcomes and behaviors. The combination of onsite service delivery capabilities and remote employee engagement and reward technology enhances Provant’s value proposition to its customers.
Provant is engaged by the organizations sponsoring wellness programs, including corporate and government employers, wellness companies, brokers and consultants. Provant provides these services through its employees and its national network of trained and certified health professionals. In addition to Provant’s direct business, Provant services other wellness companies and health plans with a private label solution.
Provant has approximately 130 clients, approximately 120 of which are direct clients of Provant, with the remainder served through wellness companies, brokers, and consultants. Approximately seventy-five percent of the total number of Provant’s direct clients are administrative services only or self-insured.
Through wellness programming, clients of Provant help their employees learn of existing and potential health risks, and can provide tools and incentives to address these risks. Employers in turn benefit from lower health insurance claims costs, increased productivity, increased employee satisfaction, retention and decreased absenteeism.
Provant’s screening and flu immunization revenue has some seasonality exposure, with fourth quarter sales typically the strongest, due both to increased demand from September through December related to common annual benefit renewal cycles and to timeliness of flu immunizations. Provant’s revenues from telephonic health coaching, member platform, and incentive management exhibit less seasonality, and are based on a per-eligible-member-per-month revenue model.
PricewaterhouseCoopers’s Health and Well-being Touchstone Survey results published in June 2016 indicates that 76 percent of employers surveyed offer wellness programs, and 89 percent of large employers (defined as 5,000 employees or more) offer these programs. Wellness programs continue to grow in popularity among large and mid-size employers. Provant has benefited from these trends, with Provant’s top five direct clients in 2016 each being ranked in the top 200 of the Fortune 500 list.
Description of Services
Provant provides onsite screenings and flu immunizations, screenings and flu immunizations through retail or laboratory partners, onsite, digital and telephonic health coaching, wellness portal and incentive management, and other ancillary wellness services through corporate and government employers, as well as channel partners. Onsite services are provided through Provant’s national network of trained and certified health professionals.
Provant’s biometric screening and flu immunization services are typically performed at employee work locations for groups of all sizes, or for individual employees at remote work locations or residences, and are performed by health professionals in its national network. Provant also has agreements with retail clinic partners and national laboratories to provide employees with screenings and immunizations when they are unable to attend an onsite event. The information collected through onsite events or at offsite retail locations are used by the employees to address potential health risks that were identified, as well as by Provant’s employer customers to monitor the health of their covered lives.
Biometric screening and flu immunization services offered by Provant include:

•	End-to-end biometric screening and flu immunization management;

•	Proprietary scheduling software that allows scheduling of appointments;

•	Proprietary tablet technology that utilizes a connected web application accessed through multi-band private WIFI routers;

•	Biohazard waste management;

•	State and federal regulatory compliance;

•	Provision and fulfillment of needed supplies (e.g., examination kits, blood pressure cuffs, stadiometers, scales, centrifuges) at screening events;

•
Performing screenings, such as height, weight, body mass index, the taking of a person’s waist measurements, as well as pulse and blood pressure, and blood draws by means of venipuncture or finger stick, all of which are performed by Provant’s health professionals;

•	Coordination of lab testing of blood specimens and other fluids;

•	Providing onsite participant wellness counseling;

•	Expanded onsite health consultation services through Provant’s health coaches, with ability to promote other wellness program initiatives during those consultations;

•	Data management and processing, including transmission of results to client partners; and

•	Analytics to identify critical values of lab tests and notification services to individuals and customers to better manage health risks.
The wellness portal and incentive management technology products that Provant is able to offer its clients include:

•	A configurable wellness portal that provides member-level access to that member’s wellness data and services;

•	Real-time access to biometric screening data;

•	Integration with many wearable or blue tooth enabled health device and health applications;

•
Incentive management through an incentive rules engine that leverages available data sources, including biometric data, member activity data, wearable trackers data, and any specified other third-party data provided by a client;

•	Incentive services including suggested behavioral alternatives and dispute management;

•	Rewards management including gift cards, HSOA contributions, and connections to a rewards store;

•	Incentive reporting and data transmissions to the client partner including payroll processors;

•	Flexible integration with a variety of partner services that allow extension of core functionality to include broader well-being services as market needs evolve; and

•	Access to features in both a mobile-responsive website and hybrid mobile applications available on the iOS and Android platforms.

The onsite and telephonic coaching services that Provant is able to offer its clients include:

•	Personalized health management plans;

•	One-on-one consultations with credentialed health professionals;

•	Access to clinical care plans in 13 chronic health conditions such as diabetes, cardiovascular disease, musculoskeletal injury, hypertension, hyperlipidemia and metabolic syndrome;

•	Access to specialized care plans for tobacco cessation and pregnancy;

•	Reasonable alternative coaching programs; and

•	Lifestyle coaching.
Provant also provides other ancillary wellness program services including analytics, program communications, health education, data and reporting, and program services. Revenues from these services make up a small portion of Provant’s overall business.
Market Conditions and Strategic Initiatives
The operating results of Provant for the past several years are discussed more fully in the section titled “Provant Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
As noted in the Overview above, PricewaterhouseCoopers’s Health and Well-being Touchstone Survey results, published in June 2016, indicate that 76 percent of employers surveyed offer wellness programs, and 89% of large employers (defined as 5,000 employees or more) offer such programs.
According to IBISWorld’s 2016 Corporate Wellness Services market research report, the corporate wellness services industry experienced growth over the past five years as employers purchased wellness programs to help lower healthcare costs and reduce absenteeism related to chronic conditions. Efficacy of wellness programs are dependent on employee participation rates. To increase utilization among employees, employers have implemented incentive programs. The IBISWorld report indicates that the industry is expected to exhibit robust growth over the next five years as more businesses adopt wellness programs, with forecasted revenue growth at an annual rate of 3.3 percent to 2021.
We believe Provant is well positioned to capture the growth in the employee wellness industry. Through biometric screening and flu immunization services, Provant helps participants identify and take measures against health risks. Through ongoing engagement solutions delivered through Provant’s wellness portal and incentive management technology, Provant personalizes intervention and monitoring programs that promote, guide and support healthy lifestyle choices.
Sales and Marketing
Beginning in 2014 and throughout 2015, Provant made the strategic decision to invest in internal resources to build proprietary wellness portal technology, referred to as ProvantOne, to enhance the value generated by its clients’ wellness programming. In the first quarter of 2016, Provant began transitioning clients who purchased the wellness portal as part of their wellness program service offering through Provant from a third-party platform to ProvantOne. Provant also began offering ProvantOne to new prospective clients. The new technology allowed Provant to complement its onsite screening and immunization service delivery capabilities with remote, ongoing participant engagement. Provant recently completed the development of its next generation of wellness portal, referred to as Humology, and has begun marketing to its existing and prospective clients.
Provant develops its customer base using conventional sales management procedures. Provant markets to employers directly as well as through channel partners such as benefits brokers, benefits consultants, health plans and other wellness companies. Most direct clients of Provant purchase a comprehensive suite of wellness solutions that include a combination of two or more of the following: biometric screenings, flu immunizations, health coaching, wellness portal, data management, and incentive management. Certain large clients will unbundle their wellness program vendors and purchase one or more products from Provant.

Information Technology
Provant’s information technology systems are used to support internal processes in delivering services to customers and to support technology products that its customers purchase. Provant continues to work to enhance these information technology capabilities in order to maintain its scalability as it grows. Provant has received Service Organization Control (SOC) 2 Type 1 certification and is working to achieve Service Organization Control (SOC) 2 Type 2 certification.
Technology used to support Provant’s onsite service delivery includes:

•	Proprietary scheduling software that allows members and onsite contacts to easily set up appointments for themselves and eligible family members;

•	Proprietary tablet technology that leverages a connected web application accessed through multi-band private WIFI routers;

•	Optical Character Recognition(OCR) technology that supports automated member linking of e-fax and paper based data from third party sources; and

•	Application hosting in a Tier-1 data center.
Technology used to support Provant’s wellness portal and incentive management products includes:

•	Automated processing of data provided by clients and their partners to constantly update key demographics of eligible platform users;

•	Multi-tenant application model with scalable database, application and web server architecture;

•	Data level integration between master operational databases and client facing applications to assure timely and accurate information; and

•	Application hosting in a Tier-1 data center.
Enhancements made to Provant’s information technology infrastructure include:

•	Fully enabled mobile applications for iOS and Android platforms;

•	Enhanced ability to integrate with wellness partners, including solutions for nutrition and sleep wellness;

•	Enhanced ability to connect to and from the wellness portal and scheduling software by means of SAML 2.0 SSO connections;

•	Updated portal user interface, providing more flexible configuration for clients; and

•	Real-time connection between screening tablet technology and portal allowing almost instantaneous access to biometric screening results.
Major Customers
Net sales to Provant’s 3 largest customers in 2016, JPMorgan Chase, General Dynamics, and Pacific Gas and Electric, were 50% of Provant’s total revenue. Net sales to Provant’s 3 largest customers in 2015, JPMorgan Chase, General Dynamics, and Pacific Gas and Electric, were 42% of Provant’s total revenue. Net sales to Provant’s 3 largest customers in 2014, JPMorgan Chase, Pacific Gas and Electric, and Optum, were 44% of Provant’s total revenue. Provant typically has multi-year contracts with its direct customers and works with many of its customers on renewals in advance of contract expirations.
Competition
Provant’s competitors include public and private companies that provide onsite wellness services, coaching services or technology-enabled wellness products. The market of wellness solutions providers is fragmented. For onsite services, Provant’s competitors include established national wellness and care management providers as well as national laboratories. For technology-enabled wellness products such as telephonic health coaching, wellness portal, and incentive management, Provant’s competition includes established healthcare technology providers, start-up companies, as well as carrier-driven disease management programming. Provant addresses the market by providing a comprehensive wellness product suite that offers both onsite services and remote engagement technology.

Provant also provides wellness services through channel partners such as benefits brokers, benefits consultants, and other wellness companies, primarily to deliver onsite biometric screenings and flu immunizations through Provant’s national health provider network. Provant’s channel partners in turn serve their own employer clients.
Governmental Regulation
Provant is subject to federal and state regulations relating to the collection, testing, transportation, handling, and disposal of the various specimens obtained in the course of a wellness screening, such as Clinical Laboratory Improvement Amendments (“CLIA”). The health professionals Provant utilizes are subject to certain licensing and certification requirements and regulations with respect to the drawing of blood and needle disposal. In addition, many of the services Provant provides are subject to certain provisions of the Health Information Portability and Accountability Act of 1996, as amended (“HIPAA”), and other federal and state laws relating to the privacy of health and other personal information.
CLIA
The Centers for Medicare & Medicaid Services (CMS) regulates all laboratory testing (except research) performed on humans in the U.S. through the Clinical Laboratory Improvement Amendments (CLIA). The Division of Laboratory Services, within the Survey and Certification Group, under the Center for Clinical Standards and Quality (CCSQ) has the responsibility for implementing the CLIA Program. The objective of the CLIA program is to ensure the quality of laboratory testing. Although all clinical laboratories must be properly certified to receive Medicare or Medicaid payments, CLIA has no direct Medicare or Medicaid program responsibilities.
HIPAA, Privacy Laws and Data Security
The federal civil False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The “qui tam” or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. There are also state law corollaries to the federal False Claims Act. Provant’s activities relating to the manner in which it sells and markets services may be subject to scrutiny under these laws.
As part of the payment-related aspects of Provant’s business, Provant may also undertake security-related obligations arising out of the USA Patriot Act, Gramm-Leach-Bliley Act and the Payment Card Industry guidelines applicable to card systems. These requirements generally require safeguards for the protection of personal and other payment related information.
HIPAA Healthcare Fraud Standards
The HIPAA healthcare fraud statute created a class of federal crimes known as the “federal healthcare offenses,” including healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, executing a scheme to defraud any healthcare benefit program while the HIPAA false statements statute prohibits, among other things, concealing a material fact or making a materially false statement in connection with the payment for healthcare benefits, items or services. Entities that are found to have aided or abetted in a violation of the HIPAA federal healthcare offenses are deemed by statute to have committed the offense and are punishable as a principal.
State Privacy Laws
In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations, or state privacy laws, that govern the use and disclosure of a person’s medical information or records and, in some cases, are more stringent than those issued under HIPAA. These state privacy laws include regulation of health insurance providers and agents, regulation of organizations that perform certain administrative functions such as utilization review or third-party administration, issuance of notices regarding privacy practices, and reporting and providing access to law enforcement authorities. These laws may require Provant to modify its operations and procedures to comply with these more stringent state privacy laws or be subject to applicable sanctions.
Consumer Protection laws
Federal and state consumer protection laws are being increasingly enforced by the United States Federal Trade Commission (“FTC”), the Federal Communications Commission (“FCC”), and the various state’s attorneys general to regulate the collection, use, storage and disclosure of personal or patient information, though websites or otherwise, and to regulate the presentation of website content and to regulate direct marketing, including telemarketing and telephonic communication. Courts may also adopt the standards for fair information practices promulgated by the FTC, concerning consumer notice, choice, security and access.
Employees
As of December 31, 2016, Provant employed 131 full-time employees and 33 part-time employees to perform activities other than onsite health screenings, flu immunizations, and health coaching. The health providers that deliver onsite services are employees of Provant. Provant does and may in the future utilize independent third parties to help in service delivery and information technology.

HOOPER MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of financial condition and results of operations should be read together with the section titled “Selected Historical Financial Data of Hooper” in this proxy statement/prospectus and the consolidated financial statements of Hooper and accompanying notes appearing elsewhere in this proxy statement/prospectus. This discussion of the Hooper financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in the Hooper operations, development efforts and business environment, including those set forth in the section titled “Risk Factors—Risks Related to Hooper” in this proxy statement/prospectus, the other risks and uncertainties described in the section titled “Risk Factors” in this proxy statement/prospectus and the other risks and uncertainties described elsewhere in this proxy statement/prospectus. All forward-looking statements included in this proxy statement/prospectus are based on information available to Hooper as of the date hereof, and Hooper assumes no obligation to update any such forward-looking statement.
Overview
Hooper provides on-site screenings and flu shots, laboratory testing, risk assessment, and sample collection services to individuals as part of comprehensive health and wellness programs offered through organizations sponsoring such programs including corporate and government employers, health plans, hospital systems, health care management companies, wellness companies, brokers and consultants, disease management organizations, reward administrators, third party administrators, clinical research organizations and academic institutions. Through Hooper’s comprehensive health and wellness services, it also provides telephonic health coaching, access to a wellness portal with individual and team challenges, data analytics, and reporting services. Hooper contracts with health professionals to deliver these services nationwide, all of whom are trained and certified to deliver quality service. Hooper leverages its national network of health professionals to support the delivery of other similar products and services.
Today, Hooper services approximately 200 direct clients representing nearly 3,000 employers and up to 1,000,000 participants. In 2016, Hooper delivered nearly 500,000 screenings and is on track to continue year-over-year revenue growth through a combination of its direct, channel partner, and clinical research organization partners as well as through the addition of new customers.
Hooper operates under one reporting segment. Hooper’s screening are subject to some seasonality, with third and fourth quarters typically being its strongest quarters due to increased demand for screenings from mid-August through November related to annual benefit renewal cycles. Hooper’s health and wellness service operations are more constant, though there are some variations due to the timing of the health coaching programs which are billed per participant and typically start shortly after the conclusion of onsite screening events. In addition to Hooper’s screening and health and wellness services, Hooper generates ancillary revenue through the assembly of medical kits for sale to third parties.
We believes that the overall market for its screening and health and wellness services is growing and expects it will continue to grow with the increased nationwide focus on healthcare, cost-containment and well-being/productivity initiatives.
Rights Offering
On January 25, 2016, Hooper received $3.4 million in cash, net of issuance costs, in additional equity by issuing 2,601,789 shares of its common stock, $0.04 par value, through a rights offering to current shareholders which was used to fund working capital.
Additional Equity Contributions
On March 28, 2016, Hooper received $1.2 million in cash in additional equity by issuing 666,667 shares of its common stock, $0.04 par value, to 200 NNH, LLC, (“200 NNH”) a new private investor, which was used to fund working capital. Pursuant to the Stock Purchase Agreement between Hooper and 200 NNH, there is a lock-up period of 18 months, during which time 200 NNH cannot sell the shares acquired.
Beginning on September 15, 2016, Hooper received $1.7 million in cash, net of issuance costs, in additional equity by issuing 1,388,889 shares of its common stock, $0.04 par value, and warrants (the “Private Offering Warrants”) to purchase up to an additional 1,388,889 shares of its common stock at an exercise price of $2.00 per share to various investors in a private offering (the “Private Offering”). The proceeds from the Private Offering were used to fund working capital.
Reverse Stock Split
On June 15, 2016, Hooper completed a one-for-fifteen reverse stock split, in order to regain compliance with the NYSE MKT’s minimum market price requirement. As a result, the share and per share information for all periods presented in this proxy statement/prospectus have been adjusted to reflect the impact of the reverse stock split. The reverse stock split did not affect the total number of authorized shares of common stock of 240,000,000 shares or the par value of our common stock at $0.04. Accordingly, an adjustment was made between additional paid-in-capital and common stock in the consolidated balance sheet to reflect the new values after the reverse stock split.
Liquidity
The accompanying financial statements have been prepared assuming that Hooper will continue as a going concern (which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future). The uncertainty regarding Hooper’s ability to generate sufficient cash flows and liquidity to fund operations raises substantial doubt about its ability to continue as a going concern within one year after issuance date of the financial statements. The Hooper financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Note 2 to the Hooper consolidated financial statements and within the Liquidity and Capital Resources section in Hooper Management’s Discussion and Analysis of Financial Condition and Results of Operations in this proxy statement/prospectus for further discussion.

Business Outlook for 2017
Hooper believes there are significant growth opportunities for its screening and health and wellness services. During 2016, Hooper expanded its capabilities further to include administration of flu shots, cotinine testing, and other specialized testing and is exploring other offerings for delivery through its health professional network. In late 2016, Hooper also announced a new agreement with a predictive analytics company that has developed a decision support system to help physicians reduce trial and error treatment in mental health. Under this agreement, Hooper’s health professionals will deliver onsite or in-home Electroencephalogram (EEG) tests, which data will be sent to Hooper’s decision support tool to enable physicians to provide more personalized care to patients based on their brain waves.
The United States spends more on healthcare than any other country, with more than 80% of healthcare costs due to chronic conditions. With the focus on health care cost management and the risk of reduced productivity in the workplace from health issues arising among the employee population, Hooper believes employers of all sizes will adopt health and wellness programs at an increasing rate. Hooper expects the market for health and wellness to grow over the next three to five years, and believes that Hooper is well positioned to increase revenues from its screening and other related services given its unique set of assets, including its proprietary health and wellness technology platform and its national network of health professionals. However, the success of health and wellness will also depend in part upon the success of Hooper’s channel partners and their health and care management initiatives to employers.
A key corporate strength is Hooper’s extensive network of health professionals, providing coverage in every zip code nationwide and allowing Hooper to offer screenings for smaller sites. Hooper also has national agreements with retail clinics and local lab offices, and offer physician form and at-home-kit services, providing Hooper’s customers more robust, convenient options to maximize member participation with annual screenings. Hooper also has logistical expertise in staffing and supply chain capabilities that allow it to stock, calibrate, pack, and ship the materials its health professionals need to collect accurate health information. This centralized fulfillment model allows Hooper to deliver a reliable, consistent experience for its customers nationwide, regardless of location, as well as consistent and reliable equipment to provide a strong degree of accuracy and quality.
Hooper monitors its operational performance and is constantly refining metrics to improve operational performance. Hooper believes its attention to the details of a health and wellness event, from the set-up, staffing, and post event follow-up, contributes to making its services efficient and effective.
Hooper gained several new customers in 2016, both through its direct sales efforts and through its channel partners, including a large multi-year clinical research study extension, and already have several new opportunities in 2017 in the contracting phase. As one of only a few pure-play publicly-traded health and wellness companies that offer a fully-integrated end-to-end solution to its customers, Hooper believes it is positioned to capitalize on market need in 2017 and beyond. There are, however, events as noted in section titled “Risk Factors” in this proxy statement/prospectus that could negatively affect Hooper’s financial condition, results of operations, and cash flows.
Key Financial and Other Metrics Monitored by Management
In Hooper’s periodic reports filed with the SEC, Hooper provides certain financial information and metrics about its businesses, and information that its management uses in evaluating Hooper’s performance and financial condition. Hooper’s objective in providing this information is to help its shareholders and investors generally understand our overall performance and assess the profitability of and prospects for its business.
Hooper monitors the following key metrics related to its operations:

•	the number of screenings completed;

•	the number of enrollments in health coaching services;

•	the number of subscribers to the wellness portal services;

•	the quality scores of Hooper’s health professionals;

•	the aggregate of travel expenditures incurred by Hooper’s health professionals;

•	budget to actual performance; and

•	Adjusted EBITDA
Certain of the above-cited metrics are discussed in the comparative discussion and analysis of Hooper’s results of operations that follows.
Adjusted EBITDA
The following table sets forth Hooper’s reconciliation of Adjusted EBITDA for the years ended December 31, 2016 and 2015:

(in thousands)	2016	2015
Net loss	$(10,324)	$(10,874)
Plus:
Interest expense	1,017	623
Other debt related costs included in interest expense	2,553	1,173
Income tax expense	25	19
Depreciation and amortization	2,633	2,211
Share-based compensation expense	579	440
Severance costs	444	—
Stock payments in connection with debt amendments	50	—
Transaction costs	559	1,027
Transition costs	56	701
Write-off of SWK Warrant #2	(887)	—
Impairment of property, plant and equipment, net	88	—
Portamedic contingent liability	150	300
Close-out cost of 2013 Portamedic sale	—	168
Adjusted EBITDA	$(3,057)	$(4,212)
Hooper presents Adjusted EBITDA as a supplemental measure of its performance. Hooper defines Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) net income tax provision (benefit) and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain non-recurring items that Hooper does not consider indicative of its ongoing operating performance, as consistent with the definition of Adjusted EBITDA in Hooper’s debt agreements discussed in Note 9 to Hooper’s consolidated financial statements. You are encouraged to evaluate these adjustments and the reasons Hooper considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future Hooper may incur expenses that are the same as or similar to some of the adjustments in this presentation. Hooper’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Hooper has included Adjusted EBITDA because Hooper believes it provides management and investors with additional information to measure Hooper’s performance and liquidity, estimate Hooper’s value and evaluate Hooper’s ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Hooper’s results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect Hooper’s capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, Hooper’s working capital needs;

•	does not reflect the cash requirements necessary to service interest or principal payments on Hooper’s debt;

•	excludes income tax payments that represent a reduction in cash available to Hooper; and

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
Results of Operations
Comparative Discussion and Analysis of Results of Operations in 2016 and 2015
Revenue - The table below sets forth Hooper’s consolidated revenue for the periods indicated:

	For the years ended December 31,		%
(dollars in thousands)	2016	2015	Change
Revenue	$34,271	$32,115	6.7%
Consolidated revenues for the year ended December 31, 2016, were $34.3 million, an increase of 6.7% from 2015, which is primarily due to the addition of $1.5 million in additional portal, coaching, and screening revenue from the AHS Acquisition and from increased revenue from new long-term clinical study contracts obtained during the current year. The increase in revenue was partially offset by the variations in Hooper’s screening volume.
Cost of Operations - The table below sets forth Hooper’s consolidated cost of operations for the periods indicated:

	For the Years Ended December 31,
(dollars in thousands)	2016	% of Revenue	2015	% of Revenue
Cost of Operations	$26,416	77.1%	$25,590	79.7%
Cost of operations, as a percentage of revenue for the year ended December 31, 2016, decreased 2.6% compared to the year ended December 31, 2015, primarily due to the higher margin offerings acquired through AHS.
Selling, General and Administrative Expenses (SG&A) - The table below sets forth Hooper’s consolidated SG&A expenses for the periods indicated:

	For the years ended December 31,		%
(dollars in thousands)	2016	2015	Change
Selling, general and administrative expenses	$14,532	$14,037	3.5%
SG&A expenses for the year ended December 31, 2016, increased 3.5% compared to the year ended December 31, 2015, primarily due to the addition of AHS expenses for the full year, the stock compensation payments made to the board of directors, and severance charges, partially offset by fewer transition costs related to the AHS acquisition.
Transaction Costs

Transaction costs represent legal and professional fees incurred for non-recurring transactions. For the year ended December 31, 2016, Hooper incurred $0.6 million of transaction costs primarily in connection with the termination of the 2013 Loan and Security Agreement and other transactional legal fees. For the year ended December 31, 2015, Hooper incurred $1.0 million of transaction costs in connection with the AHS Acquisition and the rights offering.
Operating Loss from Continuing Operations
Hooper’s consolidated operating loss from continuing operations for the year ended December 31, 2016, was $7.2 million, compared to a loss of $8.5 million in 2015.
Interest Expense, Net
Hooper’s interest expense, net, for the year ended December 31, 2016, was $3.6 million, compared to $1.8 million for the year ended December 31, 2015. The increase is due to the financing obtained for the AHS Acquisition, including interest on the Term Loan and accretion of the termination fees and debt discount as well as the write-off of debt issuance costs related to the termination of the 2013 Loan and Security Agreement. A detail of the components of interest expense is included in Note 9 to Hooper’s consolidated financial statements.
Other Income
Hooper’s other income for the year ended December 31, 2016, was $0.9 million, which is due to the elimination of the SWK Warrant #2 (see Note 9 to the consolidated financial statements). There was no activity in Hooper’s other income during the year ended December 31, 2015.
Loss from Discontinued Operations
Hooper’s loss from discontinued operations was $0.4 million and $0.5 million, respectively, for the years ended December 31, 2016 and 2015, primarily due to a contingent liability related to the Portamedic service line. Hooper’s discontinued operations represent the net results of operations and adjustments during the periods presented for the Heritage Labs, Hooper Holmes Services, and Portamedic businesses.
Net Loss
Hooper’s net loss for the year ended December 31, 2016, was $10.3 million, or $1.15 per share on both a basic and diluted basis, compared to a net loss of $10.9 million, or $2.14 per share on both a basic and diluted basis, reported for the year ended December 31, 2015.
Liquidity and Capital Resources
Hooper’s primary sources of liquidity are cash and cash equivalents as well as availability under a Credit and Security Agreement (the “2016 Credit and Security Agreement”) with SCM Specialty Finance Opportunities Fund, L.P. (“SCM”). Hooper has historically used availability under a revolving credit facility to fund operations due to a lag between the payment of certain operating expenses and the subsequent billing and collection of the associated revenue based on customer payment terms. To illustrate, in order to conduct successful screenings, Hooper must expend cash to deliver the equipment and supplies required for the screenings. Hooper must also expend cash to pay the health professionals and site management conducting the screenings. All of these expenditures are incurred in advance of the customer invoicing process and ultimate cash receipts for services performed. Given the seasonal nature of Hooper’s operations, which are largely dependent on second half volumes, Hooper management expects to continue using a revolving credit facility in 2017 and beyond.
Going Concern

As of December 31, 2016, Hooper adopted ASC 205-40, Presentation of Financial Statements - Going Concern. This guidance amended the existing requirements for disclosing information about an entity’s ability to continue as a going concern and explicitly requires management to assess an entity’s ability to continue as a going concern and to provide related disclosure in certain circumstances. This guidance was effective for annual reporting periods ending after December 15, 2016, and for annual and interim reporting periods thereafter. The following information reflects the results of management’s assessment of Hooper’s ability to continue as a going concern.
Principal conditions or events that require Hooper management’s consideration
Following are conditions and events which require management’s consideration:

•
Hooper had a working capital deficit of $9.3 million with $1.9 million of cash and cash equivalents at December 31, 2016. Hooper had $5.7 million of payables at December 31, 2016, that were past due date terms. Hooper is working with its vendors to facilitate revised payment terms; however, Hooper has had certain vendors who have threatened to terminate services due to aged outstanding payables and in order to accelerate invoice payments. If services were terminated and Hooper weren’t able to find alternative sources of supply, this could have a material adverse impact on Hooper’s business.

•
Hooper’s net cash used in operating activities during the year ended December 31, 2016 was $4.4 million, and without giving consideration to the Merger, current projections indicate that Hooper will have continued negative cash flows for the foreseeable future.

•
Hooper incurred a loss from continuing operations of $9.9 million for the year ended December 31, 2016, and without giving consideration to the Merger, current projections indicate that Hooper will have continued recurring losses for the foreseeable future.

•
Hooper had $3.6 million of outstanding borrowings under the 2016 Credit and Security Agreement with SCM, with unused borrowing capacity of $0.1 million at December 31, 2016. As of February 28, 2017, Hooper had $3.1 million of outstanding borrowings with unused borrowing capacity of $0.2 million. Any borrowings on the unused borrowing capacity are at the discretion of SCM.

•
Hooper owed approximately $3.7 million at December 31, 2016 under an existing term loan (the “Term Loan”), which is governed by the terms of a credit agreement (the “Credit Agreement”) with SWK and was used to fund the cash component of the AHS Acquisition.

•
Each of these debt agreements described above contain certain financial covenants, including various affirmative and negative covenants including minimum aggregate revenue, adjusted EBITDA, and consolidated unencumbered liquid assets requirements. While Hooper was able to comply with the debt covenants as of December 31, 2016, it was unable to meet its debt covenants for both the six month period ended June 30, 2016, and the nine month period ended September 30, 2016, and current projections indicate that it will not be able to meet the current March 31, 2017, debt covenants outlined in Note 9 to the Hooper consolidated financial statements. However, in conjunction with the Merger Agreement (defined below), the covenants going forward will be revised and Hooper anticipates meeting the revised covenants. Noncompliance with these covenants constitutes an event of default. If Hooper is unable to comply with financial covenants in the future and in the event that Hooper were unable to modify the covenants, find new or additional lenders, or raise additional equity, SCM reserves the right to terminate access to the unused borrowing capacity under the 2016 Credit and Security Agreement, while both lenders reserve the right to accelerate the repayment of all amounts outstanding and exercise remedies with respect to collateral, which would have a material adverse impact on Hooper’s business. Additionally, the negative covenants set forth in these debt agreements with SCM and SWK prohibit Hooper from incurring additional debt of any kind. For additional information regarding the 2016 Credit and Security Agreement, the Credit Agreement, and the related covenants, refer to Note 9 to the consolidated financial statements.

•
Hooper has contractual obligations related to operating leases and employment contracts which could adversely affect liquidity. As of December 31, 2016, Hooper was in default on three real estate leases for spaces that it no longer needs. Two of the leases were assigned to Hooper through the AHS Acquisition, and the third, which is partially subleased, relates to the discontinued Hooper Holmes Services business. Hooper is working with the landlords to terminate these leases on mutually acceptable terms.
Management’s plans
Hooper expects to continue to monitor its liquidity carefully, work to reduce this uncertainty, and address its cash needs through a combination of one or more of the following actions:

•	On March 7, 2017, Hooper executed the Merger Agreement.

•
Hooper will continue to seek additional equity investments. During the year ended December 31, 2016, Hooper was able to raise $6.3 million of additional equity through the issuance of Hooper common stock and warrants, net of issuance costs.

•	Hooper will continue to aggressively seek new and return business from our existing customers and expand its presence in the health and wellness marketplace.

•	Hooper will continue to analyze and implement further cost reduction initiatives and efficiency improvements (see Note 10 to the Hooper consolidated financial statements).
Management’s assessment and conclusion
Hooper has determined, based on its recent history and our liquidity issues, that it is not probable that Hooper’s plans will sufficiently alleviate or mitigate, to a sufficient level the relevant conditions or events noted above. Accordingly, management of Hooper has concluded that there is substantial doubt about Hooper’s ability to continue as a going concern within one year after issuance date of the financial statements.
The Hooper consolidated financial statements have been prepared assuming that Hooper will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.
Cash Flows from Operating, Investing and Financing Activities
Hooper believes that as a result of our continued focus on cost reduction initiatives, efficiency improvements, and the Merger noted above, cash flow from its operations will improve. Hooper has reduced its corporate fixed cost structure in 2016 and plans to continue to evaluate professional fees and other expenses in the future. Hooper has ongoing initiatives to increase the flexibility of its cost structure to improve its scalability with changes in screening volumes.
Cash Flows used in Operating Activities
For the year ended December 31, 2016, Hooper’s net cash used in operating activities was $4.4 million. Hooper’s net cash used in operating activities for the year ended December 31, 2015 was $6.3 million.
Hooper’s net cash used in operating activities for the year ended December 31, 2016, reflects a net loss of $10.3 million, which was offset by non-cash charges of $5.5 million in depreciation and amortization expense, other debt related costs included in interest expense, and termination fees paid on behalf of Hooper; and $0.6 million in share-based compensation expense. Changes in working capital included a decrease in accounts receivable of $1.3 million and an increase in accounts payable, accrued expenses, and other liabilities of $0.2 million.
Hooper’s net cash used in operating activities for the year ended December 31, 2015, reflects a net loss of $10.9 million, which was offset by non-cash charges of $3.4 million in depreciation and amortization expense and other debt related costs included in interest expense; and $0.4 million in share-based compensation expense. Changes in working capital included an increase in accounts receivable of $1.5 million and an increase in accounts payables, accrued expenses, and other liabilities of $2.5 million.

Hooper’s consolidated days sales outstanding (“DSO”), measured on a rolling 90-day basis, was 37.4 days at December 31, 2016, compared to 46.0 days at December 31, 2015. The decrease in DSO in 2016 was primarily due to timing of large customer receipts in December 2016 and our aggressive pursuit of outstanding accounts receivable balances in December 2016. Historically, Hooper’s accounts receivable balances and its DSO are near their highest point in September and their lowest point in December.
Cash Flows used in Investing Activities
For the year ended December 31, 2016, Hooper’s net cash used in investing activities was $0.4 million. Hooper’s net cash used in investing activities for the year ended December 31, 2015 was $4.8 million.
Hooper used $0.4 million and $0.8 million, respectively, for the years ended December 31, 2016 and December 31, 2015, for capital expenditures. Hooper used $4.0 million for the year ended December 31, 2015, to acquire AHS on April 17, 2015.
Cash Flows provided by Financing Activities
For the year ended December 31, 2016, Hooper’s net cash provided by financing activities was $4.6 million. Hooper’s net cash provided by financing activities for the year ended December 31, 2015 was $7.9 million.
For the year ended December 31, 2016, Hooper received $6.3 million, net of issuance costs, in connection with the additional equity raised as noted above which was partially offset by the principal payments made of $1.3 million on the Term Loan and net borrowings under the credit facilities of $0.2 million.
For the year ended December 31, 2015, Hooper received $5.0 million related to the proceeds from the Term Loan which was partially offset by $0.4 million incurred for debt issuance costs and net borrowings under the credit facility of $3.3 million.
Off-Balance Sheet Arrangements
Hooper does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
Share Repurchases
Hooper did not purchase any shares of its common stock during 2016 and 2015.
Dividends
No dividends were paid by Hooper in 2016 and 2015. Hooper is precluded from declaring or making any dividend payments or other distributions of assets with respect to any class of our equity securities under the terms of its 2016 Credit and Security Agreement and our Credit Agreement, each as described in Note 9 to Hooper’s consolidated financial statements.
Inflation
Inflation has not had, nor is it expected to have, a material impact on Hooper’s consolidated financial results.
Critical Accounting Policies
A critical accounting policy is one that is important to the portrayal of a company’s operating results and/or financial condition and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Hooper’s consolidated financial statements and accompanying notes are prepared in accordance with US generally accepted accounting principles (US GAAP). Preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Hooper bases these determinations upon the best information available to it during the period in which Hooper is accounting for its results. Hooper’s estimates and assumptions could change materially as conditions within and beyond its control change or as further information becomes available. Further, these estimates and assumptions are affected by Hooper management’s application of accounting policies. Changes in Hooper’s estimates are recorded in the period the change occurs.
Hooper has identified the accounting policies discussed below as critical to it. The discussion below is not intended to be a comprehensive list of Hooper’s accounting policies. Hooper’s significant accounting policies are more fully described in Note 1 to the Hooper consolidated financial statements included elsewhere in this proxy statement/prospectus.
Revenue Recognition
Revenue is recognized for screening services when the screening is completed and the results are delivered to Hooper’s customers. Revenue for wellness portal services are recognized on a per eligible member, per month basis, while revenue from wellness coaching services are recognized as services are performed. Revenue for kit assembly is recorded upon completion of the kit. In all cases, there must be evidence of an agreement with the customer, the sales price must be fixed or determinable, delivery of services must have occurred, and the ability to collect must be reasonably assured.
For contracts with multiple elements, Hooper allocates consideration to the identified units of accounting based on the relative selling price hierarchy set forth in the relevant accounting guidance. Hooper determines the selling price for each deliverable using vendor-specific objective evidence (“VSOE”) of selling price or third-party evidence (“TPE”) of selling price, if it exists. If neither VSOE nor TPE of selling price exist for a deliverable, Hooper uses its best estimate of selling price (“BESP”) for that deliverable. Hooper estimates BESP for a deliverable by considering company-specific factors such as pricing strategies and direct product and other costs.
Sales tax collected from customers and remitted to governmental authorities is accounted for on a net basis and therefore is excluded from revenues in the consolidated statements of operations.
Hooper management regularly assesses the financial condition of Hooper’s customers, the markets in which these customers participate as well as historical trends relating to customer deductions and adjusts the allowance for doubtful accounts based on this review. If the financial condition of Hooper’s customers were to deteriorate, resulting in their inability to make payments, Hooper’s ability to collect on accounts receivable could be negatively impacted, in which case additional allowances may be required. Hooper must make management judgments and estimates in determining allowances for doubtful accounts in any accounting period. One uncertainty inherent in Hooper’s analysis is whether its past experience will be indicative of future periods. Adverse changes in general economic conditions could affect Hooper’s allowance estimates, collection of accounts receivable, cash flows and results of operations.
Share-Based Compensation
Authoritative accounting literature addresses the accounting for transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. This literature establishes accounting principles which require companies to recognize compensation cost in an amount equal to the fair value of the share-based payments, such as stock options or non-vested stock granted to employees. Compensation cost for stock options and non-vested stock is recognized over the vesting period based on the estimated fair value on the date of the grant. The accounting principles also require that Hooper estimate a forfeiture rate for all share based awards. Hooper monitors share option exercise and employee termination patterns to estimate forfeiture rates within the valuation model. The estimated fair values of options are based on assumptions, including estimated lives, volatility, dividend yield, and risk-free interest rates. These estimates also consider the probability that the options will be exercised prior to the end of their contractual lives and the probability of termination or retirement of the holder, which are based on reasonable estimates and historical trends but are subject to change based on a variety of external factors. See Note 4 to the Hooper consolidated financial statements for further discussion.
Business Combinations
Assets acquired and liabilities assumed as part of a business acquisition are recorded at their fair value at the date of acquisition. The excess of purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Determining fair value of identifiable assets, particularly intangibles, and liabilities acquired requires management to make estimates, which are based on all available information and in some cases assumptions with respect to the timing and amount of future revenues and expenses.
Goodwill and Other Intangible Assets
Goodwill is accounted for under the provisions of ASC 350, Intangibles - Goodwill and Other. All goodwill is assigned to one reporting unit, where it is subject to an annual impairment assessment, or more frequently if circumstances indicate that impairment is likely. Any one event or a combination of events such as change in the business climate, a negative change in relationships with significant customers and changes to strategic decisions, including decisions to expand made in response to economic or competitive conditions could require an interim assessment prior to the next required annual assessment. See Note 7 to the Hooper consolidated financial statements for further discussion.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment when events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Some of the key assumptions utilized in determining future projected cash flows include estimated growth rates, expected future sales, and estimated costs. Hooper cannot predict the occurrence of certain future events that might adversely affect the reported value of long-lived assets, which include, but are not limited to, a change in the business climate, government incentives, a negative change in relationships with significant customers, and changes to strategic decisions made in response to economic and competitive conditions. Changes in these facts, circumstances and Hooper management’s estimates and judgment could result in an impairment of long-lived assets resulting in a material charge to earnings. See Note 7 to the Hooper consolidated financial statements for further discussion.
Going Concern
As of December 31, 2016, Hooper adopted ASC 205-40. This guidance amended the existing requirements for disclosing information about an entity’s ability to continue as a going concern and explicitly requires management to assess an entity’s ability to continue as a going concern and to provide related disclosure in certain circumstances. See Note 2 to the Hooper consolidated financial statements for the results of management’s assessment of Hooper’s ability to continue as a going concern.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
As previously disclosed in the Form 8-K filed by Hooper on May 17, 2016, on May 11, 2016, Hooper, as approved by the Audit Committee of the Hooper board of directors (the “Audit Committee”), dismissed KPMG LLP (“KPMG”) as Hooper’s principal independent registered public accounting firm and approved the engagement of Mayer Hoffman McCann P.C. (“MHM”) as Hooper’s independent registered public accounting firm for the fiscal year ended December 31, 2016.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE MARKET RISK OF HOOPER
Not required for smaller reporting companies.

PROVANT MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Provant’s financial condition and results of operations together with Provant’s financial statements and the related notes included elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Provant’s actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors-Risks Related to Provant” included elsewhere in this proxy statement/prospectus. Provant Health Solutions, LLC is a Rhode Island Limited Liability Company. “Provant” refers to Provant Health Solutions, LLC.
Overview
Founded in 2001, Provant is a privately owned, Rhode Island limited liability company, with headquarters in East Greenwich, Rhode Island. Since Provant’s founding, Provant’s business focus has been on providing employee biometric screenings, flu immunization, and other wellness services such as health coaching, member platform and incentive management to public and private institutions. To deliver Provant’s onsite services of biometric screenings and immunizations, Provant has built a network of health providers, enabling Provant to deliver services nationally. In addition to onsite screenings and immunizations, Provant has also secured remote access to a network of laboratories and retail partners across the U.S. for screenings and flu immunizations for members who do not have access to, or cannot attend, an onsite screening event.
In addition to onsite and remote screenings and immunizations, Provant provides engagement and reward services to its clients in the form of onsite, digital and telephonic health coaching, a member well-being platform, incentive management, and other ancillary wellness services, such as analytics and custom communications support for both corporate and government employers. Over the past four years, Provant has made substantial internal investments to build proprietary technology that enables employees of clients to participate in wellness programming and to be rewarded for specific activities, outcomes and behaviors. The combination of onsite service delivery capabilities and remote employee engagement and reward technology enhances Provant’s value proposition to its customers.
Provant is engaged by the organizations sponsoring wellness programs, including corporate and government employers, wellness companies, brokers and consultants. Provant provides these services through its employees and its national network of trained and certified health professionals. In addition to Provant’s direct business, Provant services other wellness companies and health plans with a private label solution.
Provant has approximately 130 clients, approximately 120 of which are direct clients of Provant, with the remainder served through wellness companies, brokers, and consultants. Approximately seventy-five percent of the total number of Provant’s direct clients are administrative services only or self-insured.
Through wellness programming, clients of Provant help their employees learn of existing and potential health risks, and can provide tools and incentives to address these risks. Employers in turn benefit from lower health insurance claims costs, increased productivity, increased employee satisfaction, retention and decreased absenteeism.
Provant’s screening and flu immunization revenue has some seasonality exposure, with fourth quarter sales typically the strongest, due both to increased demand from September through December related to common annual benefit renewal cycles and to timeliness of flu immunizations. Provant’s revenues from telephonic health coaching, member platform, and incentive management exhibit less seasonality, and are based on a per-eligible-member-per-month revenue model.
PricewaterhouseCoopers’s Health and Well-being Touchstone Survey results published in June 2016 indicates that 76 percent of employers surveyed offer wellness programs, and 89 percent of large employers (defined as 5,000 employees or more) offer these programs. Wellness programs continue to grow in popularity among large and mid-size employers. Provant has benefited from these trends, with Provant’s top five direct clients in 2016 each being ranked in the top 200 of the Fortune 500 list.
2016 Highlights and Business Outlook for 2017
Financial Performance for 2016
The following table summarizes the results of Provant’s operations for the years ended December 31, 2016 and 2015:

(in thousands)	2016	2015
Net Revenues	$36,719	$40,778
Cost of services rendered	31,599	32,343
Gross profit	5,120	8,435
Selling, general, and administrative fees	13,450	13,186
Amortization of intangible assets	1,416	1,489
Depreciation expense	453	356
Operating loss	(10,199)	(6,596)
Other expense	(741)	(439)
Loss before income tax benefit	(10,940)	(7,035)
Income tax benefit	(437)	(2,737)
Net loss	$(10,503)	$(4,298)
For the year ended December 31, 2016, Provant’s revenues were $36.7 million compared to $40.8 million for the year ended December 31, 2015. Revenues include pass-through gift card revenue of $3.8 million and $2.7 million for the years ended December 31, 2016 and 2015, respectively. Net of pass-through gift card revenues, the decrease is primarily due to discontinued contracts with 3 customers, resulting in lower screenings and influenza immunization volumes, reduced embedded coaching and wellness platform revenue.
Provant’s gross profit decreased by $3.3 million to $5.1 million in the year ended December 31, 2016 compared to $8.4 million in the year ended December 31, 2015. Provant’s gross profit percentage from continuing operations was 13.9% for the year ended December 31, 2016, a decline from 20.7% for the year ended December 31, 2015. The decrease in gross profit is primarily due to an increase in pass-through gift card revenue and third party costs related to the addition in 2016 of new functionality on Provant’s wellness platform.
Selling, general and administrative (SG&A) expenses incurred by Provant increased slightly from $13.2 million for the year ended December, 31 2015 to $13.5 million for the year ended December 31, 2016. This increase was primarily due to one-time legal costs and a change in policy for paid time off. Net of the one-time costs of $0.1 million in the year ended December 31, 2015 and $0.7 million in the year ended December 31, 2016, SG&A decreased from $13.1 million in the year ended December 31, 2015 to $12.8 million in the year ended December 31, 2016, largely reflecting a reduction in the number of employees.
Business Outlook for 2017
Provant believes there are significant growth opportunities for its wellness services, including its employee biometric screening, flu immunization, health coaching, wellbeing platform, and advanced data and incentive management. According to IBISWorld’s 2016 Corporate Wellness Services market research report, the corporate wellness services industry experienced growth over the past five years as employers purchased wellness programs to help lower healthcare costs and reduce absenteeism related to chronic conditions. Efficacy of wellness programs are dependent on employee participation rates. To increase utilization among employees, employers have implemented incentive programs. The IBISWorld report indicates that the industry is expected to exhibit robust growth over the next five years as more businesses adopt wellness programs, with forecasted revenue growth at an annual rate of 3.3% to 2021.
We believe Provant is well positioned to capture the growth in the employee wellness industry. Through biometric screening and flu immunization services, Provant helps participants identify and take measures against health risks. Through ongoing engagement solutions delivered through Provant’s wellness portal and incentive management technology, Provant personalizes intervention and monitoring programs that promote, guide and support healthy lifestyle choices.
Results of Operations
Comparative Discussion and Analysis of Results of Operations in 2016 and 2015
The table below sets forth Provant’s net revenues provided by Provant for the periods indicated.

			Increase
(dollars in thousands)	2016	2015	2016 vs. 2015
Revenues	$36,719	$40,778	(10.0%)
Revenues
For the year ended December 31, 2016, revenues were $36.7 million compared to $40.8 million for the year ended December 31, 2015. Revenues include pass-through gift card revenue of $3.8 million and $2.7 million for the years ended December 31, 2016 and 2015, respectively. Net of pass-through gift card revenue, the decrease is primarily due to discontinued contracts with 3 customers, resulting in lower screenings and influenza immunization volumes, reduced embedded coaching and wellness platform revenue.
Cost of Services Rendered
The table below sets forth Provant’s cost of services rendered for the periods indicated.

			Increase
(dollars in thousands)	2016	2015	2016 vs. 2015
Cost of services rendered	$31,599	$32,343	(2.3%)
Cost of services rendered, as a percentage of revenue, was 86.1% for the year ended December 31, 2016, as compared to 79.3% for the year ended December 31, 2015. The increase is primarily due to revenue declines in higher margin products such as wellness portal and health coaching resulting from the discontinued contracts with three customers. Provant’s cost of services rendered has a certain element of fixed costs that are required to maintain customer service levels and cannot easily be reduced in periods of lower screening volume. The increase is also due to costs related to the addition in 2016 of new functionality on Provant’s wellness platform. Provant expects the new functionality to generate recurring revenue in future periods.
Selling, General, and Administrative Fees (SG&A)

			Increase
(dollars in thousands)	2016	2015	2016 vs. 2015
Selling, general, and administrative fees	$13,450	$13,186	2.0%
Provant’s SG&A increased slightly from $13.2 million for the year ended December, 31 2015 to $13.5 million for the year ended December 31, 2016. This increase was primarily due to one-time legal costs and a change in policy for paid time off. Net of the one-time costs of $0.1 million and $0.7 million in the years ended December 31, 2015 and 2016, respectively, SG&A decreased from $13.1 million in 2015 to $12.8 million in 2016, largely reflecting a reduction in the number of employees.
Operating Loss
Provant’s operating loss for the year ended December 31, 2016 was $10.2 million, compared to a loss of $6.6 million in the year ended December 31, 2015. The decrease is primarily due to the $4.1 million reduction in revenue in the year ended December 31, 2016.
Other Expense
Provant’s other expense in December 31, 2016 and December 31, 2015 was an expense of $(0.7) million and $(0.4) million, respectively. Other expense, net, for the year ended December 31, 2016 is due to interest on the line of credit maintained by Provant.
Net Loss
Net loss for the year ended December 31, 2016, was $10.5 million compared to a net loss of $4.3 million reported for the year ended December 31, 2015.
Liquidity and Financial Resources
The accompanying financial statements have been prepared assuming that Provant will continue as a going concern. Provant expects to continue to monitor its liquidity carefully and address its cash needs through a combination of one or more of sales of its capital stock, cost cutting and efficiency improvements, seeking business from existing customers and expanding its presence in markets it serves.
Provant’s primary sources of liquidity are cash and cash equivalents as well as availability under its existing loan agreement with Silicon Valley Bank, dated as of April 30, 2015 and as amended (the “SVB Loan Agreement”), described below. At December 31, 2016, Provant had $1.5 million of cash and cash equivalents and had $5.3 million outstanding under the SVB Loan Agreement.
Provant has historically used availability under the SVB Loan Agreement to fund operations. Provant experiences a timing difference between the operating expense and cash collection of the associated revenue based on health and wellness customer payment terms. To conduct successful screenings, Provant must expend cash to deliver equipment and supplies required for the screenings as well as pay its health professionals and site management, which is in advance of the customer invoicing process and ultimate cash receipts for services performed.
SVB Loan Agreement
Borrowings under the SVB Loan Agreement are used by Provant for working capital purposes. Provant has an available borrowing base under the SVB Loan Agreement subject to reserves established at the lender’s discretion of 80% of Provant’s gross billed US and Canadian accounts receivable, to a maximum facility of $7 million and subject to certain receivables being deemed ineligible. Additionally, between March 1st and November 30th each year up to $3 million of commitment amount is available for borrowings against estimated screening and immunization revenue to be billed from September 1st through November 30th of that year, based on an advance rate of 40% supported by a signed, active customer contract. As of December 31, 2016, there was an aggregate $5.3 million borrowed by Provant under the SVB Loan Agreement.
Cash Flows from Operating, Investing and Financing Activities
Provant believes that as a result of its continued sales momentum and operating cost rationalization, its cash flow from operations will improve. Provant has reduced its corporate fixed cost structure and plans to continue to evaluate professional fees and other expenses in 2017. Provant has ongoing initiatives to increase the flexibility of its variable cost structure to improve its scalability as well as to better leverage its existing account management functions to further drive upselling within current and new customers.
Cash Flows from Operating Activities
For the year ended December 31, 2016, net cash used by Provant in operating activities was $4.3 million. Provant’s net cash provided by operating activities for the year ended December 31, 2015 was $1.6 million.
The net cash provided by operating activities for the year ended December 31, 2015 of $1.6 million includes a net loss of $4.3 million, which includes non-cash charges of $5.2 million of depreciation and amortization and $0.2 million of share-based compensation expense.
Cash Flows used in Investing Activities
For the year ended December 31, 2016, Provant had a net cash outflow from investing activities of $1.5 million. Capital expenditures by Provant for property and equipment for the year ended December 31, 2016, were $0.1 million in addition to capitalization of software development costs of $1.4 million.
For the year ended December 31, 2015, Provant had a net cash outflow from investing activities of $3.0 million. Capital expenditures for property and equipment for the year ended December 31, 2016, were $0.6 million in addition to capitalization of software development costs of $2.5 million.
Cash Flows used in Financing Activities
For the year ended December 31, 2016, net cash provided to Provant by financing activities was $5.5 million, primarily reflecting the proceeds from the issuance of the subordinated convertible debt. Provant also had net borrowings under the SVB Loan Agreement of $1.5 million for the year ended December 31, 2016.
For the year ended December 31, 2015, net cash provided to Provant by financing activities was $2.9 million related to the proceeds from the issuance by Provant of equity securities of $3.8 million, which was partially offset by $1.0 million incurred by Provant for payments on subordinated convertible debt. Provant’s net borrowings under the SVB Loan Agreement were $0.3 million for the year ended December 31, 2015.
Off-Balance Sheet Arrangements
Provant does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Provant’s financial condition, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
Share Repurchases
Provant did not repurchase any of its equity securities in the years ended December 31, 2015 and 2016.
Dividends
Provant paid no dividends in 2016 and 2015.
Inflation
Inflation has not had, nor is it expected to have, a material impact on Provant’s financial results.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors
Executive Officers and Directors of the Combined Company Following the Merger
The following table lists the names and ages as of March 10, 2017, and positions of the individuals who are expected to serve as executive officers and directors of Hooper upon the completion of the Merger:

Name	Age	Position(s)
Executive Officers
Henry E. Dubois	55	Chief Executive Officer and Director
Mark Clermont	50	President and Chief Operating Officer
Steven R. Balthazor	52	Chief Financial Officer and Treasurer
Heather Provino	44	Chief Strategy Officer

Non-Employee Directors
Ronald V. Aprahamian	70	Chair of the Board
Larry Ferguson	67	Director
Thomas Watford	56	Director
Frank Bazos	49	Director
Stephen Marquardt	39	Director
Paul Daoust	69	Director
Executive Officers
Henry E. Dubois. Mr. Dubois, age 55, was appointed President and Chief Executive Officer of Hooper Holmes as of April 2013. Mr. Dubois has been a partner at Tatum, LLC, a firm offering consulting services to accelerate business performance and create value. In previous roles, he served as Executive Vice President and Chief Financial Officer of GeoEye, Inc., a global supplier of high resolution satellite and aerial imagery; President, Chief Operating Officer and Chief Financial Officer of DigitalGlobe, Inc., an owner/operator of high resolution imaging satellites; Chief Executive Officer and Chief Financial Officer of an Asia Pacific Telecommunication company (PT Centralindo Panca Sakti); and Senior Vice President of an Asia Pacific conglomerate in Jakarta, Indonesia (PT Ongko Multicorpora). He also served as a consultant with Booz and Company and began his career as an internal auditor and finance supervisor for Exxon Corporation. He earned his Bachelor of Arts degree in mathematics from the College of the Holy Cross and his Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University with concentrations in finance, marketing and accounting.
Mark Clermont. Mr. Clermont has been the President of Provant since 2015. Prior to becoming President of Provant in 2015, Mark served in multiple executive roles at UpToDate, Inc. a division of Wolters Kluwer, where he provided global strategic and transformative leadership that enabled the company to become the world-wide leader in point-of-care clinical decision support, serving most recently as Chief Financial Officer. Prior to joining UpToDate, Inc. in 2006, Mark held multiple financial leadership roles at Mercer Global Investments, a division of Marsh & McLennan Companies, PFPC, Inc. (now BNY Mellon), and First Data Corporation. Mark holds a Bachelor of Science degree in Business Administration from the D’Amore-McKim School of Business at Northeastern University in Boston, MA.

Steven R. Balthazor. Mr. Balthazor was appointed Chief Financial Officer of Hooper in August 2015. Prior to becoming CFO of Hooper, he worked with Hooper on a consulting basis since 2013, supporting key corporate projects including the sale of Hooper’s Portamedic, HH Services and Heritage Labs divisions, as well as the acquisition of Accountable Health Solutions in April 2015. Prior to joining Hooper, Mr. Balthazor served as the Principal of J. Galt Financial, a consulting firm providing executive management consultation and hands-on business services to public and private companies. Mr. Balthazor has extensive financial leadership experience including Vice President of Finance for Digital Globe (NYSE: DGI), Vice President of Finance and interim Chief Financial Officer for GeoEye, Inc., and roles as corporate treasurer and head of mergers and acquisitions for various private and publically traded companies. Mr. Balthazor is a certified public accountant and holds an MBA in Finance from the University of Colorado-Boulder.
Heather Provino Scanlon. Ms. Provino founded Provant in 2001. Prior to founding Provant, Ms. Provino spent more than a decade managing operations for wellness centers in New York and New England, and was a director of inpatient and outpatient rehabilitative services, palliative care and wellness services for the Care New England Health System. Ms. Provino is a member of the American Heart Association’s Founder’s Board and the Executive Leadership Team for Go Red for Women as well as a past board chair of the AHA’s Southern New England Chapter. Ms. Provino holds a Master of Science degree in Exercise Physiology and Sport Psychology from Ithaca College.
Non-employee Directors
Ronald V. Aprahamian. Mr. Aprahamian, age 70, was elected a director of Hooper at the 2009 annual meeting. He has a long record of involvement in business development activities as an investor, a board member, a chief executive officer, and a consultant for companies engaged in healthcare, technology, banking and other industries. Most recently, he has served on the boards of Sunrise Senior Living, Inc., Superior Consultant Holdings Corp. and First Consulting Group, Inc. Mr. Aprahamian was named Chair of the Board on January 25, 2012.
Larry Ferguson. Mr. Ferguson, age 67, was elected a director of Hooper at the 2009 annual meeting. He has served as CEO of several publicly traded and privately held companies, including First Consulting Group, Inc. from 2006-2008. He has served on more than twelve corporate boards, including positions as board chair and committee chair. He currently serves as CEO of the Ferguson Group, a private equity consulting and investment firm focused on healthcare and life sciences IT companies. He has also held executive positions with American Express and First Data Corporation. Mr. Ferguson served as Chair of the Board from July 2009 until January 25, 2012, at which time he became a Chair of the Governance and Nominating Committee.
Thomas Watford. Mr. Watford, age 56, was appointed a Director of Hooper in December 2010, and is the Chair of the Audit Committee. He has over 30 years of experience in the healthcare industry, including as a senior executive and as a consultant with expertise in financial and operations management and IT services for healthcare and life sciences companies. He currently serves as Chief Executive Officer of Santa Rosa Consulting, a company offering strategic and operational consulting services to healthcare companies. Previously, Mr. Watford served as Chief Financial Officer and Chief Operating Officer of First Consulting Group, Inc., and was an Associate Partner in the Healthcare Practice group of the consulting firm Accenture.
Frank Bazos. Mr. Bazos became a Managing Director at Century Equity Partners in 1998. He left Century to join North Atlantic Capital in 2004 and then rejoined Century in 2006. Prior to Century, Mr. Bazos spent eight years with TA Associates and ABN-AMRO Private Equity.
Stephen Marquardt. Mr. Marquardt joined Century Equity Partners in 2004 and then rejoined the firm in 2009 after earning his MBA. Mr. Marquardt became a Managing Director in 2015. Prior to Century, Mr. Marquardt spent four years at PricewaterhouseCoopers.
Paul Daoust. Mr. Daoust has served on the board of Provant since 2012. Mr. Daoust has also served on the board of Caldwell Partners International (CWL), a retained executive search firm, since 2013. From February 2005 until December 2015 (following the acquisition of its core employer division), Mr. Daoust served as the chair of HighRoads, Inc., a privately held technology-enabled services company, where he also served as CEO from February 2005 to December 2008. Previous operating experience includes more than 28 years with Watson Wyatt (now Willis Towers Watson), including 5 years as COO and 9 years as a board director. Other public board experience includes Mac-Gray (TUC), a technology-enabled services provider in business services until it was acquired in January 2014; Salary.com ( SLRY), a provider of SaaS compensation solutions, where he also served as interim CEO until it was acquired in 2010; and Gevity HR, Inc. (GVHR) which provided HR to the SMB Market until it was acquired in 2009. He also currently serves on the boards of two private companies in the HR/healthcare space.
Composition of the Board of Directors
The Hooper board of directors currently consists of six members. The number of directors on the board of directors can be determined from time to time by action of the board of directors. All of the current members of the board of directors were all elected by the shareholders at Hooper’s annual meeting of shareholders on June 8, 2016.
Pursuant to the Merger Agreement, effective at the closing of the Merger, the size of the Hooper board of directors will be increased to seven members and the Hooper board of directors will obtain such resignations and make such appointments as may be required to ensure that the officers and the composition of the board of directors are as described above under “Management Following Merger – Executive Officers and Directors.”
There are no family relationships among any of the current Hooper directors and executive officers, and there are no family relationships among any of the Provant equity holders and Provant executive officers.
Pursuant to the Merger Agreement, effective at the closing of the Merger, Hooper and Seller will enter into a Voting and Standstill Agreement in the form attached to this proxy statement/prospectus as Annex C (the “Voting and Standstill Agreement”). The Voting and Standstill Agreement will provide that:

•
the board of directors of Hooper will consist of seven (7) directors from the closing of the Merger until the earlier of (i) the annual meeting of Hooper’s Shareholders to be held in 2018, and (ii) June 30, 2018;

•	Seller will have the right to nominate three directors of Hooper for election at the 2017 and 2018 annual meetings of Hooper’s shareholders;

•
the directors of Hooper in office immediately prior to Closing (except for Tom Watford) and any new directors nominated by such directors under the provisions of the Voting and Standstill Agreement (the “Continuing Directors”) will have the right to nominate three directors of Hooper for election at the 2017 and 2018 annual meetings of Hooper’s Shareholders;

•
Seller and the Continuing Directors will have the right to jointly nominate one director of Hooper, who shall be Tom Watford unless he declines or fails to serve, for election at the 2017 and 2018 annual meetings of Hooper’s Shareholders;

•	Hooper will include such nominees in its proxy statement for the 2017 and 2018 annual meetings of Hooper’s Shareholders;

•	Seller will vote all shares of Hooper common stock that it owns in favor of the foregoing nominees at the 2017 and 2018 annual meetings of Hooper’s shareholders;

•
Seller and its affiliates will not acquire any shares of Hooper common stock, whether through open-market purchases, private purchases, or otherwise, except for acquisitions of newly issued shares of Hooper common stock directly from Hooper, that would cause Seller to own more than fifty percent (50.0%) of the total number of shares of Hooper common stock then outstanding until the earlier of the (i) the annual meeting of Hooper’s shareholders to be held in 2019, and (ii) June 30, 2019; and

•
Seller will not take any action to prevent Hooper from raising any new equity from investors other than Seller if Hooper’s board of directors so desires until the earlier of the (i) the annual meeting of Hooper’s shareholders to be held in 2019, and (ii) June 30, 2019; provided, however, that Seller and its affiliates will have the opportunity to purchase its pro rata portion of such offering on the same terms and conditions of such offering.

Governance Structure
The Hooper board of directors has adopted Corporate Governance Guidelines for Hooper which provide, among other things, that the board of directors generally favors separating the roles of Chairman and Chief Executive Officer. The Hooper board of directors believes it is generally appropriate for the CEO to maintain a primary focus on Hooper’s strategic and operational plans, and for the Chairman to provide an independent focus on serving shareholder interests. The Hooper board of directors has had an independent Chairman since 2009. The Corporate Governance Guidelines provide that no individual who has attained the age of 72 years will be appointed to the Board or be nominated for election or reelection as a director.
Director Independence
Hooper’s common stock is listed on the NYSE MKT stock exchange, which is referred to in this proxy statement/prospectus as the NYSE MKT. The NYSE MKT Company Guide requires that at least a majority of the members of the Hooper board of directors be “independent directors” within the meaning of the listing standards of the NYSE MKT.
The Hooper board of directors has affirmatively determined that each of the members of the board of directors other than Henry E. Dubois, Hooper’s President and Chief Executive Officer, is, as of the date of this proxy statement/prospectus, an “independent director” within the meaning of the listing standards of the NYSE MKT.
Board Committees
As of the date of this proxy statement/prospectus, the Hooper board of directors has the following standing committees:

•	Audit Committee

•	Compensation Committee

•	Governance and Nominating Committee
Each of these committees has a written charter approved by the Hooper board of directors. These charters are posted on Hooper’s website at www.hooperholmes.com. In addition, the Hooper board of directors from time to time may establish additional committees for particular purposes.
Presently all of Hooper's independent directors sit on each of the Audit, Compensation, and Governance and Nominating Committees of the board. The board of directors has not yet determined what the composition of the committees will be following consummation of the Merger.
Audit Committee
As specified in the Audit Committee’s charter, the Audit Committee was established to assist the Hooper board of directors in fulfilling its oversight responsibilities, primarily through:

•	overseeing management’s conduct of Hooper’s financial reporting process and systems of internal accounting and financial controls;

•	monitoring the independence and performance of Hooper’s independent registered public accounting firm;

•	providing an avenue of communication among the independent registered public accounting firm, management and the Hooper board of directors;

•	overseeing Hooper’s processes to assure compliance with legal and regulatory requirements and its code of ethics; and

•	monitoring Hooper’s risk management policies and practices.
Each of the Audit Committee members satisfies the independence standards specified in Section 803B(2) of the NYSE MKT Company Guide and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Hooper’s board of directors has determined that Thomas A. Watford, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee charter provides that the committee’s responsibilities and duties are:

•
the oversight of Hooper’s internal controls, which encompasses: reviewing the adequacy and effectiveness of Hooper’s accounting and internal control policies and procedures, including the yearly report prepared by management assessing the effectiveness of Hooper’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting, and reviewing significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud, whether or not material, that involves management or other employees who have a significant role in Hooper’s internal control over financial reporting;

•
the evaluation of the performance and independence of the independent registered public accounting firm, which encompasses: review of the scope, plan and procedures to be used on the annual audit; review of the results of the annual audit and interim financial reviews performed by the independent registered public accounting firm; inquiring into accounting adjustments that were noted or proposed by the independent registered public accounting firm but were passed as immaterial or otherwise; the review, at least annually, of a report by the independent registered public accounting firm as to the independent registered public accounting firm’s internal quality control procedures; and pre-approval of the fees for all audit and non-audit services performed by the independent registered public accounting firm;

•
the review of Hooper’s annual and interim consolidated financial statements, which encompasses: the review of significant estimates and judgments underlying such financial statements, all critical accounting policies, major changes to Hooper’s accounting principles and practices and material questions of choice with respect to such principles and practices; review of earnings press releases; and review of related party transactions and other matters relating to Hooper’s financial affairs and its accounts; and

•	the review of Hooper’s compliance with laws, regulations and policies.
Compensation Committee
The Compensation Committee members are each considered an “independent director” as defined by applicable NYSE MKT listing standards.
In accordance with the Compensation Committee’s charter, the committee, among other matters, annually reviews and recommends to the Hooper board of directors the compensation of Hooper’s Chief Executive Officer and, based in part upon the Chief Executive Officer’s recommendation, approves the compensation of the other members of Hooper’s senior management. The Compensation Committee also administers the Second Amended and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan and the Hooper Holmes, Inc. 2008 Omnibus Employee Incentive Plan and determines the nature and terms of the awards granted under those plans. The Compensation Committee also administers the Hooper Holmes, Inc. 2007 Non-Employee Director Restricted Stock Plan, although Hooper is no longer making grants under this plan. In overseeing this plan, the Compensation Committee has the sole authority for day-to-day administration and interpretation of the plans. The Compensation Committee has the authority to engage outside advisors to assist it in the performance of its duties; the Compensation Committee may not delegate this authority to others. The Compensation Committee may, however, form and delegate some or all of its authority to subcommittees when it deems appropriate.
The Compensation Committee periodically reviews and recommends to the Hooper board of directors the compensation for Hooper’s non-employee directors. The Compensation Committee and the Hooper board of directors believe that (i) non-employee director compensation should fairly compensate directors for work required in a company of Hooper’s size and scope, (ii) such compensation should align such directors’ interests with the long-term interests of Hooper’s shareholders, and (iii) the structure of director compensation should be simple, transparent and easy for shareholders to understand.
Hooper’s compensation programs are designed to attract, retain, and motivate executive officers and to provide a framework that delivers outstanding financial results over the long term. Hooper’s compensation programs for executive officers reflect the competitive environment in which Hooper operates and incorporate performance-based criteria. To that end, the Compensation Committee monitors the executive compensation and compensation plans of other companies. In addition, Hooper’s compensation programs are designed to establish compensation packages that balance cash and equity in a manner designed to align executive compensation with shareholder interests and also take into account Hooper’s cash position.
The Hooper Compensation Committee is expected to retain these duties and responsibilities following completion of the Merger.
Governance and Nominating Committee
The Governance and Nominating Committee’s principal purposes are to:

•	recommend to the Hooper board of directors principles for governance;

•	oversee the evaluation of the Hooper board of directors and management;

•	recommend to the Hooper board of directors persons to be nominated for election as directors; and

•	assign Hooper board of directors members to board committees.
The charter of the Governance and Nominating Committee provides that the committee is to have such number of directors as determined by the Hooper board of directors. Except as otherwise permitted, each of the committee members is to be an “independent director” as defined by applicable NYSE MKT listing standards. Each of the Governance and Nominating Committee members is independent under the NYSE MKT listing standards.
Under applicable NYSE MKT listing requirements, at least a majority of the members of the Hooper board of directors must meet the definition of “independent director” set forth in such listing requirements. The Governance and Nominating Committee believes that it is preferable for at least one member of the Hooper board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules.
The Governance and Nominating Committee’s goal is to assemble a board of directors that brings to Hooper a diversity of experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Hooper’s shareholders. They should have an inquisitive and objective perspective and mature judgment. Taken as a whole, the Hooper board of directors should include members with a record of experience and achievement in fields relevant to Hooper’s current and planned future business activities, and members with knowledge or experience that can be a source of strategic guidance to Hooper management. Director candidates must have sufficient time available, in the judgment of the Governance and Nominating Committee, to perform all Hooper board of directors and committee responsibilities. They must have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Members of the Hooper board of directors are expected to rigorously prepare for, attend and participate in all board of directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, in the best interests of Hooper and its shareholders.
Candidates for director nominees are evaluated by the Governance and Nominating Committee in the context of the current composition of the Hooper board of directors, Hooper’s operating requirements and the long-term interests of Hooper’s shareholders. The Governance and Nominating Committee uses its network of contacts to compile a list of potential candidates and may also engage, if it deems appropriate, a professional search firm and, in such case, pay that firm a fee for its assistance in identifying or evaluating director candidates. In the case of new director candidates, the Governance and Nominating Committee will seek to determine whether the nominee is independent under applicable NYSE MKT listing standards, SEC rules and regulations and with the advice of counsel, if necessary. The Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Hooper board of directors. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee reviews such directors’ overall service to Hooper during their terms, including the number of meetings attended, level of participation, quality of performance, and whether there are any relationships and transactions that might impair such directors’ independence. The Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee or nominees for recommendation to the Hooper board of directors by majority vote.
The Governance and Nominating Committee does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Hooper board of directors membership. The Hooper board of directors believes that a variety of points of view represented on the board of directors contributes to a more effective decision-making process.
As set forth in the Governance and Nominating Committee’s charter, the Governance and Nominating Committee will evaluate any candidates recommended by shareholders in accordance with the same criteria applicable to the evaluation of candidates proposed by directors or management.
The Hooper Governance and Nominating Committee is expected to retain these duties and responsibilities following completion of the Merger.
Code of Conduct and Ethics
Hooper is committed to sound principles of corporate governance that promote honest, responsible and ethical business practices. Hooper’s corporate governance policies and practices are actively reviewed and evaluated by the Hooper board of directors and the Governance and Nominating Committee.
Hooper has adopted a Code of Conduct and Ethics to provide standards for ethical conduct in dealing with agents, customers, suppliers, political entities and others. Hooper’s Code of Conduct and Ethics applies to all of its directors, officers and employees (and those of its subsidiaries), including its Chief Executive Officer and Chief Financial Officer. Hooper’s Code of Conduct and Ethics is posted on its website at www.hooperholmes.com. A printed copy of Hooper’s Code of Conduct and Ethics is also available to shareholders, without charge, upon written request directed to Hooper’s Corporate Secretary at the following address: Hooper Holmes, Inc., 560 N. Rogers Road, Olathe, Kansas 66062.
The Hooper Code of Conduct and Ethics is expected to continue in full force and effect following completion of the Merger.
Director Compensation
It is currently expected that the non-employee director compensation will be reviewed by the compensation committee of the board of directors of Hooper following the completion of the Merger and may be subject to change.
In addition to these fees and other compensation, all directors are reimbursed for their out-of-pocket expenses incurred in attending Board and Board committee meetings.
Director Compensation Table: Hooper
The table below sets forth the fees and other compensation that we paid to the Hooper non-employee directors who are continuing as directors of Hooper upon consummation of the Merger, for 2016 and 2015 pursuant to the director compensation program as currently in effect.

	2016			2015
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)

Ronald V. Aprahamian	90,500	59,999	150,499	89,000	22,000	111,000
Larry Ferguson	75,500	59,999	135,499	74,000	22,000	96,000
Thomas A. Watford	80,500	59,999	140,499	79,000	22,000	101,000

(1)
The stock awards were granted under the 2011 Plan. Stock awards under the plan are normally made in June of each year. The amounts shown represent the aggregate grant date fair value of the stock awards, as computed in accordance with FASB ASC Topic 718.

(2)
The total compensation excludes reimbursements of expenses incurred by the directors in attending Board meetings and carrying out their other duties as directors. For each director, such reimbursements totaled less than $10,000 during 2015 and $13,000 during 2016.

Director Compensation Table: Provant
Provant is managed by its sole member, and the non-employee members of the board of managers of this sole member did not receive any compensation for their service other than Paul Daoust, who received in 2015 an equity award for 250,000 incentive units of Seller, or about 0.5% of Seller’s fully diluted equity.
The table below sets forth the fees and other compensation paid to the non-employee members of the board of managers of Provant’s sole member for 2016 and 2015.

	2016			2015
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

Frank Bazos	—	—	—	—	—	—
Paul Daoust	—	—	—	—	86,005	86,005
Stephen Marquardt	—	—	—	—	—	—
The stock awards were granted under the Amended and Restated Limited Liability Company Agreement of Seller entered into as of July 31, 2014 (as amended, modified or supplemented from time to time). Stock awards under the plan are normally made at the board’s discretion. The amounts shown represent the aggregate grant date fair value of the stock awards, as computed in accordance with FASB ASC Topic 718.
Director and Officer Indemnification
Hooper has agreed to indemnify each of its directors and executive officers for all expenses actually and reasonably incurred in defending or settling an action to which such person is a party or threatened to be made a party or is otherwise involved because of his or her status as a director or officer of Hooper. If the action is brought by or in the right of Hooper, the indemnification must be made only if such person acted in good faith, for a purpose reasonably believed to be in the best interest of Hooper (or, in the case of service to another entity, not opposed to the interest of Hooper).
Executive Compensation
The objective of Hooper’s executive compensation is to enhance Hooper’s long-term profitability by providing compensation that will attract and retain superior talent, reward performance, and align the interests of our executive officers with the long-term interests of our shareholders. For 2016, there were two principal components of the compensation Hooper pays to its executive officers: (1) base salary and (2) equity compensation plans.
Base Salary
Each of Hooper’s executive officers receives an annual base salary paid in cash.
Compensation Arrangements of Henry E. Dubois

Mr. Dubois serves as Hooper’s President and Chief Executive Officer pursuant to an employment agreement dated September 30, 2013. Pursuant to the employment agreement, Mr. Dubois is paid a base salary of $375,000 per year, such amount to be reviewed at least annually by the Hooper Compensation Committee. Base salary may be adjusted by the Hooper board of directors, in its sole discretion, based on the Committee’s and Board’s consideration of Hooper’s performance, financial and otherwise.
Mr. Dubois’ annual target bonus opportunity under the employment agreement will be equal to 50% of his base salary and is subject to Mr. Dubois and Hooper achieving agreed upon financial targets and goals and objectives. No such bonus was paid to Mr. Dubois pursuant to the agreement in 2016.
In accordance with the employment agreement, on September 30, 2013, Mr. Dubois was granted options to purchase 133,333 shares of Hooper’s common stock under the 2011 Plan. The options were vested at the time of grant with respect to 25% of the shares. The options with respect to the remaining 75% of the shares have vested pursuant to their terms.
The employment agreement also provides that Mr. Dubois will be entitled to participate in any other annual bonus or incentive compensation plans or programs and any retirement and other benefit plans and programs as may be in effect or adopted by Hooper from time to time. On January 21, 2015, Mr. Dubois was granted options to purchase 10,000 shares of Hooper’s common stock under the 2008 Plan for performance in 2014. The options will vest with respect to 33% of the shares on the first and second anniversaries of the grant date, and the remainder on the third anniversary of the grant date. On April 18, 2016, Mr. Dubois was granted options to purchase 50,000 shares of Hooper’s common stock under the 2008 Plan for performance in 2015. The options will vest with respect to one-third on each of the first three anniversaries following the date of grant. No other incentive amounts or bonuses were paid to Mr. Dubois for 2014 other than as set forth above.
If Mr. Dubois’ employment is terminated for any reason, Mr. Dubois will be entitled to receive (i) any accrued and unpaid base salary, (ii) any unreimbursed business expenses, and (iii) payment for any accrued and unused vacation time. In addition, if Mr. Dubois’ employment is terminated by Hooper other than for Cause, if he resigns for Good Reason, or if a Triggering Event occurs following a Change in Control (within the meanings given to such terms in the employment agreement), and upon the execution and delivery of a release by Mr. Dubois in favor of Hooper, Mr. Dubois will be entitled to receive his base salary for one year in twelve equal installments, without interest, on a monthly basis for twelve (12) consecutive months. In the case of termination of the agreement due to the occurrence of a Triggering Event following a Change in Control, Mr. Dubois will be entitled to the acceleration of vesting of equity grants and removal of any trading restrictions on his stock.
Compensation Arrangements of Steven R. Balthazor
On August 17, 2015, Hooper entered into a Consulting Agreement with Mr. Balthazor in connection with his appointment as our Chief Financial Officer (the “Consulting Agreement”). The Consulting Agreement continued in effect until March 14, 2016, when it was replaced by Mr. Balthazor’s current employment agreement (the “Employment Agreement”).
Pursuant to the Employment Agreement, Mr. Balthazor will be paid a base salary of $250,000 per year, such amount to be reviewed at least annually by Hooper’s Chief Executive Officer and Compensation Committee. Base salary may be adjusted by the Committee, in its sole discretion, based on the Committee’s consideration of Hooper’s performance, financial and otherwise. In addition, Mr. Balthazor received a grant of options to buy 40,000 shares of Hooper’s common stock. The options will vest with respect to 33% of the shares on the first and second anniversaries of the grant date, and the remainder on the third anniversary of the grant date.
Mr. Balthazor’s annual target bonus opportunity under the Employment Agreement will be equal to 40% of his base salary and is subject to Mr. Balthazor and Hooper achieving agreed upon financial targets and goals and objectives.
In accordance with the Consulting Agreement, on August 17, 2015, Mr. Balthazor was granted options to purchase 10,000 shares of Hooper’s common stock under the 2011 Plan. One-fourth of the options will vest each quarter until fully vested. The

Employment Agreement provides that Mr. Balthazor will be entitled to participate in any other annual bonus or incentive compensation plans or programs and any retirement and other benefit plans and programs as may be in effect or adopted by Hooper from time to time. No other incentive amounts or bonuses were paid to Mr. Balthazor for 2015 other than as set forth above.
If Mr. Balthazor’s employment is terminated during the first twelve months of the Employment Agreement by Hooper other than for Cause or if he resigns for Good Reason (within the meanings given to such terms in the Employment Agreement), and upon the execution and delivery of a release by Mr. Balthazor in favor of Hooper, Mr. Balthazor will be entitled to receive his base salary in nine equal installments, without interest, on a monthly basis for nine (9) consecutive months. In the case of termination of the Employment Agreement after the first anniversary of the Employment Agreement due to the occurrence of a Triggering Event following a Change in Control, by Hooper other than for Cause, or by Mr. Balthazor for Good Reason, Mr. Balthazor will be entitled to receive his base salary in twelve (12) equal installments, without interest, on a monthly basis for twelve (12) consecutive months. In addition, if Mr. Balthazor’s employment is terminated due to the occurrence of a Triggering Event following a Change in Control, his equity grants will immediately vest and any trading restrictions on restricted stock will be removed.
Summary Compensation Table
Executive Compensation Table: Executive Officers from Hooper
The following table summarizes, with respect to Hooper’s 2016 fiscal year, compensation awarded to or earned by Hooper’s named executive officers. These individuals are referred to elsewhere in this proxy statement/prospectus as the “named executive officers” of Hooper.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

Henry E. Dubois	390,000	—	—	63,733(2)	30,553(3)	484,286
President and Chief Executive Officer

Steven R. Balthazor	265,840	—	—	57,895(4)	43,220(3)	366,955
Chief Financial Officer

(1)
Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718. For a description of the assumptions made in Hooper’s valuation of option awards, please refer to Note 4 to its consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2016.

(2)	Represents an award of 100,000 stock options with a grant date fair value of approximately $1.27 per option.

(3)	Represents commuting expenses.

(4)	Represents an award of 40,000 stock options with a grant date fair value of approximately $1.45 per option.
Executive Compensation Table: Executive Officers from Provant
The following table summarizes, with respect to Provant’s 2016 fiscal year, compensation awarded to or earned by Provant’s executive officers who will continue as executive officers upon consummation of the Merger.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Mark Clermont	325,000	75,000	—	—	—	400,000
President

Heather Provino	250,000	—	—	—	—	250,000
Chief Executive Officer
Outstanding Equity Awards at December 31, 2016
The following table sets forth the outstanding equity awards for each of Hooper’s named executive officers as of December 31, 2016.

Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)

Henry E. Dubois	133,333	—	$7.05	09/30/2023
	3,300	6,700(1)	$7.35	01/21/2025
	—	50,000(2)	$1.95	04/18/2026

Steven R. Balthazor	10,000	—	$2.55	08/12/2025
	—	40,000(3)	$2.25	03/14/2026

(1)	Scheduled to vest in three installments: 33% on the first and second anniversaries of the grant date, January 21, 2015, and the remainder on January 21, 2018.

(2)	Scheduled to vest in three equal installments on each of the first three anniversaries of the grant date, April 18, 2016.

(3)	Scheduled to vest in three installments: 33% on the first and second anniversaries of the grant date, March 14, 2016, and the remainder on March 14, 2019.
Equity Compensation Plans
The following table provides certain information with respect to all of the Hooper equity compensation plans in effect as of December 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders(1)	403,986	$4.62	299,041
Equity compensation plans not approved by security holders	—	—	—

(1)
As of December 31, 2016, the 2011 Plan and the 2008 Plan and the Hooper Holmes, Inc. 2007 Non-Employee Director Restricted Stock Plan ( the "2007 Plan") were the three equity compensation plans that were in effect and under which Hooper may make future awards. The number of shares available for grant under each plan as of December 31, 2016, is as follows: 2011 Plan –239,028; 2008 Plan – 36,013; 2007 Plan – 24,000.

If Proposal No. 5 is approved by the Hooper shareholders, the Third Amended and Restated Omnibus Incentive Plan will increase the number of shares available for issuance under the Omnibus Plan from 633,333 shares of Hooper common stock, of which 239,028 shares are presently unissued, to 3,650,000 shares of Hooper common stock, of which 3,255,695 will be unissued immediately following the approval of the Third Amended and Restated Omnibus Incentive Plan. The Third Amended and Restated Omnibus Incentive Plan also will increase the total number of shares subject to performance-based conditions that may be issued to any one individual in a single year from 133,333 shares of Hooper common stock to 500,000 shares of Hooper common stock.
The Omnibus Plan provides for grants of Hooper stock options and shares of restricted stock to Hooper’s senior management, employees, non-employee directors, and consultants who perform bona fide services to Hooper (“Eligible Persons”). The receipt, exercise and/or payout of any and all awards granted under the Omnibus Plan may be made subject to the satisfaction of performance conditions. Hooper’s board of directors uses these awards to enhance Hooper’s ability to attract and retain highly qualified officers, non-employee directors, key employees and other personnel, and to motivate such persons to expend maximum effort to improve Hooper’s business results and earnings. The Hooper board of directors believes that, by providing an opportunity to Eligible Persons to acquire or increase their equity interests in Hooper, their interests are better aligned with those of Hooper’s shareholders.
The proposed increase in the number of performance-conditioned shares of Hooper common stock that may be issued to one individual in a single year is being recommended because of Hooper’s persistent low trading price.
The Omnibus Plan is to remain in effect until the earlier of (i) May 24, 2021, or (ii) the date all shares of Hooper common stock available for issuance under the Omnibus Plan have been issued.
If approved by the Hooper shareholders, the Third Amended and Restated Omnibus Incentive Plan will not have any effect on the number of shares of Hooper common stock issued under the Omnibus Plan prior to the adoption of the Third Amended and Restated Omnibus Incentive Plan (the “Previously Awarded Shares”). The Previously Awarded Shares were reduced from 9,500,000 to 633,333 as a result of a one-for-fifteen reverse stock split completed by Hooper on June 15, 2016.
If approved by the Hooper shareholders, the Third Amended and Restated Omnibus Incentive Plan will become effective as of [*], 2017. No awards have been or will be made under the Third Amended and Restated Omnibus Incentive Plan that were not otherwise permitted by the original plan, unless and until the Third Amended and Restated Omnibus Incentive Plan is approved by Hooper’s shareholders. Shareholder approval of the Third Amended and Restated Omnibus Incentive Plan is desired, among other reasons, to meet the listing requirements of the NYSE MKT stock exchange.
The material features of the Third Amended and Restated Omnibus Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Third Amended and Restated Omnibus Incentive Plan, the full text of which is set forth as Annex D to this proxy statement/prospectus.
Eligibility to Receive Awards under the Third Amended and Restated Omnibus Incentive Plan
Any of Hooper’s employees or any employee of Hooper’s subsidiaries or other affiliates will be eligible to receive awards under the Third Amended and Restated Omnibus Incentive Plan. Non-employee directors and consultants who provide bona fide services to Hooper may also be granted awards under the Third Amended and Restated Omnibus Incentive Plan.
Administration

The Third Amended and Restated Omnibus Incentive Plan will be administered by the Hooper Compensation Committee. The Hooper Compensation Committee will select the employees to whom awards will be granted and set the terms and conditions of such awards, including any performance goals applicable to certain awards.
Shares Reserved for Awards
The total number of shares of Hooper’s common stock available for issuance under the Third Amended and Restated Omnibus Incentive Plan is 3,650,000 shares. The number (and kind) of shares authorized for awards is subject to proportional adjustment for changes in Hooper’s capitalization, a reorganization, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in Hooper’s shares, effected without receipt of consideration.
Shares of Hooper’s common stock to be issued under the Third Amended and Restated Omnibus Incentive Plan shall be authorized but unissued shares, shares purchased in the open market or otherwise, treasury shares or any combination of such shares, as the Hooper Compensation Committee or, if appropriate, the Hooper board of directors may determine.
The Third Amended and Restated Omnibus Incentive Plan includes provisions specifying the number of shares of Hooper’s common stock that will count against the share limit under the plan. The shares subject to an option will count against the limit on a one-for-one basis.
Any shares that are not used because (i) the terms and conditions of the applicable award are not met, (ii) the award terminates, expires, or is exchanged or forfeited, or (iii) the award is settled in cash in lieu of shares may again be used for an award under the Third Amended and Restated Omnibus Incentive Plan.
Types of Awards
Awards under the Third Amended and Restated Omnibus Incentive Plan may include:

•
stock options (provided that all options granted under the Third Amended and Restated Omnibus Incentive Plan will be non-qualified stock options; that is, options that do not qualify as incentive stock options) (“NQSOs”); and

•
shares of restricted stock (restricted in the sense that such shares may be subject to, among other things, restrictions based on the achievement of corporate and/or individual performance goals, time-based restrictions on vesting, holding requirements, and transfer/sale restrictions).

The actual number and types of awards that will be granted under the Third Amended and Restated Omnibus Incentive Plan are not determinable at this time. The Hooper Compensation Committee will make these determinations in its sole discretion.
Options. The Hooper Compensation Committee may grant to participants in the Third Amended and Restated Omnibus Incentive Plan options to purchase shares of Hooper’s common stock. The Hooper Compensation Committee will determine the terms and conditions of each option award, including the number of shares of stock for which the option may be exercised, the option exercise price, vesting schedule, any conditions upon which the option shall become vested and exercisable, the term of the option, the consequence of a grantee’s ceasing to be an employee, and the form of payment upon exercise of the option.
The exercise price of an option awarded under the Third Amended and Restated Omnibus Incentive Plan may not be less than 100% of the fair market value of a share of Hooper’s common stock on the date the Hooper Compensation Committee grants the option award.
Unless the award agreement memorializing the terms of an option award specifies otherwise, an option awarded under the Third Amended and Restated Omnibus Incentive Plan will vest and become exercisable in four equal annual installments (i.e., 25% on each of the first through fourth anniversaries of the grant date). The Third Amended and Restated Omnibus Incentive Plan includes provisions that may alter the vesting schedule or the ability to exercise an option in the event of a grantee’s ceasing to be an employee or the occurrence of a change of control of the Company. An option granted under the Third Amended and Restated Omnibus Incentive Plan will expire no later than the 10th anniversary of its grant date.
The Third Amended and Restated Omnibus Incentive Plan provides a number of alternative methods to pay the exercise price of an option, including:

•	in cash;

•
by tendering previously acquired shares of Hooper’s common stock having an aggregate fair market value at the time of exercise of the option equal to the exercise price for the shares for which the option is being exercised;

•
by a net exercise of the option (that is, using a portion of the shares of stock subject to the option, valued at the fair market value of a share of Hooper’s common stock on the date of exercise of the option, to pay the option price for the shares for which the option is being exercised); and

•	through a “cashless” exercise (in which the shares of stock underlying the option are sold by a licensed securities broker, with the proceeds used to pay the option price).
Restricted Stock. The Hooper Compensation Committee may grant to participants in the Third Amended and Restated Omnibus Plan awards of shares of restricted stock - that is, shares subject to specified restrictions (for example, the achievement of corporate and/or individual performance goals, timebased restrictions on vesting, holding requirements, and transfer/sale restrictions).
Unless the award agreement memorializing the terms of an award of shares of restricted stock specifies otherwise, such an award will vest and become exercisable in four equal annual installments (i.e., 25%) on each of the first through fourth anniversaries of the grant date. Unless the Hooper Compensation Committee otherwise provides in an award agreement, upon a grantee’s ceasing to be an employee for any reason other than his death or disability, any award of shares of restricted stock held by the grantee that have not vested, or with respect to which all applicable restrictions and conditions have not been satisfied or lapsed, shall be deemed forfeited. However, the Hooper Compensation Committee may, in its discretion, in any individual case, provide for a waiver of restrictions or forfeiture conditions related to the shares of restricted stock.
Unless the Hooper Compensation Committee provides otherwise in the applicable award agreement, a grantee holding an award of shares of restricted stock granted under the Third Amended and Restated Omnibus Plan will have right to vote such shares and will be credited with dividends paid with respect to those shares.
General Terms of Awards
Prohibition on Repricing. The Third Amended and Restated Omnibus Incentive Plan provides that, without shareholder approval, no amendment or modification may be made to an outstanding option (for example, by reducing the exercise price or replacing the option with cash or another award type) that would be treated as a repricing under the rules of the principal stock exchange on which Hooper’s common stock is then listed.
Restrictions on Transferability of Awards. An award granted under the Third Amended and Restated Omnibus Incentive Plan is not generally transferable by the grantee except in the event of the grantee’s death or unless otherwise required by law. An award agreement with respect to an award of an option may provide that a grantee may transfer to a “family member” (as defined in the plan) all or part of an award in a “not for value” transaction - for example, by a gift or a transfer under a domestic relations order in settlement of marital property rights.
Effect of Cessation of Employee Status. Unless specifically stated otherwise in the applicable award agreement, upon the date on which a grantee ceases to be employed by Hooper, all rights to exercise the grantee’s unvested options shall terminate immediately. Vested options shall be exercisable after the grantee ceases to be an employee only during the applicable time periods described below and thereafter shall terminate:

•
If a grantee dies while an employee of Hooper, the grantee’s vested options may be exercised by his or her beneficiary not later than the expiration date specified in the applicable award agreement or twelve months after the grantee’s death, whichever is earlier.

•
If a grantee ceases to be an employee due to disability (as defined in the plan), the grantee may exercise his or her vested options not later than the expiration date specified in the applicable award agreement or twelve months after ceasing to be an employee, whichever is earlier.

•
If a grantee ceases to be an employee by reason of retirement (as defined in the plan), all rights to exercise his or her vested options shall terminate no later than the expiration date specified in the applicable award agreement or twelve months after the grantee ceases to be an employee, whichever is earlier.

•
If a grantee ceases to be an employee for any reason other than death, disability or retirement, all rights to exercise his or her vested options shall terminate no later than the expiration date specified in the applicable award agreement or thirty days after the date the grantee ceases to be an employee, whichever is earlier, unless the Hooper Compensation Committee decides that such options shall terminate on the date the grantee ceases to be an employee.

Forfeiture Provisions. The Third Amended and Restated Omnibus Incentive Plan provides that Hooper may retain the right in an award agreement to cause a forfeiture of the gain realized by a grantee in connection with an award(s) on account of actions taken by the grantee in violation of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of Hooper’s employees or clients, or (iv) any confidentiality obligation. In addition, Hooper may annul an award if the grantee ceases to be an employee as a result of a termination for cause (as defined in the plan).
The Third Amended and Restated Omnibus Incentive Plan also provides that, if Hooper are required to prepare an accounting restatement due to Hooper’s material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws, the individuals subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002 and any grantee who knowingly engaged in or failed to prevent the misconduct, or was grossly negligent in engaging or failing to prevent the misconduct, shall reimburse Hooper the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing of the financial document(s) embodying the financial reporting requirement.
Amendment, Suspension and Termination of the Third Amended and Restated Omnibus Plan
The Hooper board of directors may at any time amend, suspend or terminate the Third Amended and Restated Omnibus Incentive Plan, provided that no such action shall, without the consent of an award grantee, impair the rights or obligations under any award previously granted under the plan. Amendment of the Third Amended and Restated Omnibus Incentive Plan shall require approval of Hooper’s shareholders to the extent determined by the Hooper board of directors to be necessary under Hooper’s organizational documents, or by applicable law or stock exchange listing requirements. Shareholder approval will be required if the amendment would (i) materially increase the benefits accruing to grantees, (ii) materially increase the aggregate number of shares of Hooper’s common stock that may be issued under the plan, or (iii) materially modify the requirements as to eligibility for participation in the plan.
Federal Income Tax Consequences
Based on current provisions of the Code, and the existing regulations thereunder, the anticipated U.S. federal income tax consequences of awards of options and restricted stock granted under the Third Amended and Restated Omnibus Incentive Plan are as described below. The following discussion is not intended to be a complete discussion of applicable law and is based on the U.S. federal income tax laws in effect as of the date of this proxy statement/prospectus.
Stock Options. The only stock options that may be granted under the Third Amended and Restated Omnibus Incentive Plan are non-qualified stock options, or NQSOs. An employee receiving a NQSO does not recognize taxable income on the date of grant of the NQSO, provided that the stock option does not have a readily ascertainable fair market value at the time it is granted. In general, the employee must recognize ordinary income at the time of exercise of the NQSO in the amount of the difference between the fair market value of the shares of common stock on the date of exercise and the option price. The ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by an employee will be deductible by Hooper in the year that the employee recognizes the income if Hooper complies with the applicable reporting requirements.
Shares of Hooper’s common stock acquired upon the exercise of a NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the common stock generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the common stock, the employee will recognize long-term capital gain or loss if the employee has held the common stock for more than one year prior to disposition, or short-term capital gain or loss if the employee has held the common stock for one year or less.
If an employee pays the exercise price, in whole or in part, with previously acquired shares of common stock, the employee will recognize ordinary income in the amount by which the fair market value of the shares of common stock received exceeds the option exercise price. The employee will not recognize gain or loss upon delivering the previously acquired shares of common stock to us. Shares of common stock received by an employee, equal in number to the previously acquired shares of common stock exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares of common stock. Shares of common stock received by an employee in excess of the number of such previously acquired shares of common stock will have a basis equal to the fair market value of the additional shares of common stock as of the date ordinary income is recognized. The holding period for the additional shares of common stock will commence as of the date of exercise of the NQSO or such other relevant date.
Restricted Stock. The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture or the shares are freely transferable. At the time the restrictions lapse, the grantee will recognize ordinary income equal to the then fair market value of the shares. The grantee may, however, make an election to include the value of the shares in gross income in the year such shares are granted despite such restrictions. Generally, Hooper will be entitled to deduct as a business expense, in the year the grantee includes the compensation in income, the same amount that the grantee includes as compensation.
Section 162(m). Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation’s chief executive officer and certain of the corporation’s other executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Third Amended and Restated Omnibus Incentive Plan has been designed to permit the Hooper Compensation Committee to grant certain awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m).
Compensation Committee Interlocks and Insider Participation
None of the proposed Hooper executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the completion of the Merger.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY
Described below are all transactions occurring since January 1, 2016, and all currently proposed transactions to which either Hooper or Provant was a party and in which:

•	The amounts involved exceeded or will exceed $120,000; and

•
A director, executive officer, holder of more than 5% of the outstanding capital stock of Hooper or Provant, or any member of such person’s immediate family had or will have a direct or indirect material interest.

Hooper Transactions
Hooper has not engaged in any transaction since January 1, 2016 in which the amount involved exceeds the lesser of $120,000 or 1% of the average of Hooper’s total assets at year-end for fiscal 2016 and 2015 and in which any of Hooper’s directors, named executive officers or any holder of more than 5% of Hooper’s common stock, or any member of the immediate family of any of these persons or entities controlled by any of them, had or will have a direct or indirect material interest.
Hooper Related Party Transaction Policy
Pursuant to the Hooper Code of Business Conduct and Ethics, Hooper’s executive officers, directors and principal shareholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with Hooper without the prior consent of the Audit Committee or Hooper’s independent directors. Any request to enter into a transaction with an executive officer, director, principal shareholder or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, Hooper’s Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, Hooper’s best interests, as the Audit Committee determines in the good faith exercise of its discretion.
Provant Transactions
Affiliation with Principal Stockholders
Each of Frank Bazos and Stephen Marquardt is a Manager of CCP Focused III, LP, the general partner of Century Focused Fund III, L.P. (“Century”). Century is the owner of the substantial majority of the outstanding equity interests of Provant.
Related Party Transactions
From August 7, 2014 to August 26, 2015, Century, together with Paul Daoust and Provant’s founders Heather Provino and Dan Scanlon, made a series of equity investments in Seller, the sole member of Provant, which then contributed the proceeds to Provant. The proceeds were used to support the development of Provant’s proprietary wellness portal and incentive management technologies and working capital needs of Provant.

Name of Purchaser	Number of Units Purchased (#)	Purchase Price ($)

Century Focused Fund III, L.P. (1)	5,550,153	3,163,587
Paul Daoust	10,488	5,978
Heather Provino	2,353,547	1,341,522
Dan Scanlon	2,261,251	1,288,913

(1) Each of Frank Bazos and Stephen Marquardt is a manager of CCP Focused III, LP, which is the general partner of Century.
In 2015, the Seller issued an equity award for 250,000 incentive units of Seller, or about 0.5% of Seller’s fully-diluted equity, to Paul Daoust for his service as a non-employee member of Seller’s board.

From February 24 to September 12, 2016, Century, Heather Provino, Dan Scanlon, and Paul Daoust made a series of investments in Seller, the sole member of Provant, in the form of promissory notes convertible for equity in Seller, totaling $4.4 million, with Seller then contributing the proceeds to Provant. The proceeds were used to support working capital needs of Provant.

Name of Purchaser	Purchase Price ($)

Century Focused Fund III, L.P. (1)	4,291,310
Paul Daoust	8,690
Heather Provino	51,000
Dan Scanlon	49,000
(1) Each of Frank Bazos and Stephen Marquardt is a manager of CCP Focused III, LP, which is the general partner of Century.
On February 21, 2017, Century and Paul Daoust made an investment in Seller, the sole member of Provant, in the form of promissory notes convertible for equity in Seller, totaling $800,000, with Seller then contributing the proceeds to Provant. The proceeds were used to support working capital needs of Provant.

Name of Purchaser	Purchase Price ($)

Century Focused Fund III, L.P. (1)	798,383
Paul Daoust	1,617
(1) Each of Frank Bazos and Stephen Marquardt is a manager of CCP Focused III, LP, which is the general partner of Century.
It is currently contemplated that Seller will dissolve and liquidate prior to consummation of the Merger, with the outstanding equity interests of Provant to be distributed pursuant to Seller’s limited liability company agreement, with the result that Century will receive approximately 99% of the equity interests of Provant previously owned by Seller. Century intends to then contribute these interests to a newly formed limited liability company prior to consummation of the Merger. Century also intends to contribute to this entity the shares of Hooper common stock it may purchase subsequent to the Merger in satisfaction of the SWK equity requirement previously described. Subsequent to consummation of the merger, the newly formed limited liability company will own all of the Merger Shares, and Century contemplates granting equity awards for incentive units of the newly formed limited liability company for an aggregate of 17% of its fully-diluted equity, with each 500 units being 5% of its fully-diluted equity, including the following awards:

Name of Recipient	Number of Units

Heather Scanlon	500
Daniel Scanlon	500
Mark Clermont	400
Tom Basiliere	300
Income and assets of the newly formed limited liability company will be allocated, first, to the units held by Century up to the value of the Merger Shares as of the closing plus the value of other shares of Hooper common stock purchased subsequent to the closing by Century and contributed to the newly formed limited liability company; second, to the incentive units in an amount equal to 17% of the amount previously allocated to the units owned by Century; and, third, 83% to Century and 17% to the incentive units. The incentive units are subject to customary provisions regarding vesting and forfeiture, and, upon the forfeiture of any incentive units, the allocation to Century is increased by the amount forfeited and the allocation to the holders of the incentive units is correspondingly reduced.

Director and Executive Officer Compensation
For information regarding the compensation of Provant’s executive officers and directors, please see the section titled “Management Following the Merger—Executive Compensation” and “Management Following the Merger—Director Compensation” beginning on pages 94 and 95, respectively.
Director and Officer Indemnification and Insurance
Provant has entered into indemnification agreements with each of its officers and directors and purchased directors’ and officers’ liability insurance. The indemnification agreements and bylaws of Provant require Provant to indemnify its directors and officers to the fullest extent permitted under Delaware law.
Policies and Procedures Regarding Related Party Transactions
While Provant does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the board of managers of Provant’s sole member reviews and considers the interests of its and, as applicable, Provant’s managers, executive officers and principal stockholders in its review and consideration of transactions and obtains the approval of non-interested managers when it determines that such approval is appropriate under the circumstances.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma consolidated balance sheet as of December 31, 2016, and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2016, are based on the historical financial statements of Hooper and Provant after giving effect to the Merger, and after applying the assumptions, reclassifications and adjustments described in the accompanying note. The unaudited pro forma consolidated financial information also gives effect to the financing and issuance of shares of Hooper common stock.
The unaudited pro forma consolidated balance sheet gives pro forma effect to the Merger as if it had occurred on December 31, 2016. The unaudited consolidated pro forma statement of operations gives effect to the Merger as if it had occurred on January 1, 2016. The unaudited pro forma consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated. The unaudited consolidated financial information does not purport to represent consolidated balance sheet data or consolidated statement of operations data or other financial data as of any future date or any future period.
The Merger has been accounted for as a business combination which requires one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. Hooper will be treated as the acquiring entity for accounting purposes. In identifying Hooper as the acquiring entity, the companies took into account the ownership structure after the Merger, composition of the board of directors, and the designation of certain senior management positions, including its Chief Executive Officer and Chief Financial Officer. In addition, pursuant to a Voting and Standstill Agreement, the Provant equity holders have agreed for a period ending at the annual meeting of Hooper’s shareholders in June 2019, the Provant equity holders and its affiliates will not make any secondary market purchases of Hooper common stock that would raise its total number of Hooper shares above 50% of the total number of outstanding Hooper shares. As a result of the Voting and Standstill Agreement, the Provant equity holders will be contractually unable to exercise control over Hooper’s board of directors for two full annual election cycles following closing of the Merger.
The estimated purchase price has been allocated on a preliminary basis to tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and based on estimated fair value assessments and assumptions used by management. The purchase price allocation is pending and may change upon completion of our independent valuation report, which may result in adjustment to the preliminary purchase price allocation. While management believes that the preliminary estimates and assumptions underlying the valuations are reasonable, changes in the estimates and assumptions could result in a change to the allocation to assets acquired and liabilities assumed, and the resulting amount of goodwill.
The unaudited pro forma financial information should be read in conjunction with the Hooper historical consolidated financial statements and notes included in the Hooper Annual Report on Form 10-K for the year ended December 31, 2016, as well as with the Provant historical financial statements and notes for the year ended December 31, 2016, which are included in this Form S-4.

	Historical
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET	Hooper	Provant	Pro Forma Adjustments
Amounts in (000's), except share data	December 31, 2016	December 31, 2016	(a)	(b)		(c)	(d)		(e)		Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,866	$1,537	$3,776	$—		$—	$2,327	(h)	$—		$9,506
Accounts receivable	4,155	8,555	—	—		—	—		—		12,710
Inventories	1,112	729	—	—		—	—		—		1,841
Other current assets	345	775	—	—		—	—		—		1,120
Total current assets	7,478	11,596	3,776	—		—	2,327		—		25,177

Property, plant and equipment, net	1,760	1,164	—	—		—	—		—		2,924
Intangible assets	4,031	10,765	—	—		—	—		(1,865)	(m)	12,931
Goodwill	633	5,416	—	—		—	—		(3,209)	(n)	2,840
Other assets	352	89	—	—		—	—		—		441
Total assets	$14,254	$29,030	$3,776	$—		$—	$2,327		$(5,074)		$44,313

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,612	$4,288	$—	$—		$—	$—		$—		$10,900
Accrued expenses	1,747	4,958	—	(221)	(f)	800	(274)	(i)	—		7,010
Short-term debt	2,218	357	—	—		—	3,815	(j)	—		6,390
Outstanding revolver - Hooper	3,603	—	—	5,256	(g)	—	—		—		8,859
Outstanding revolver - Provant	—	5,256	—	(5,256)	(g)	—	—		—		—
Other current liabilities	2,621	657	—	—		—	—		(57)		3,221
Total current liabilities	16,801	15,516	—	(221)		800	3,541		(57)		36,380

Subordinated convertible debt	—	4,400	—	(4,400)	(f)	—	—		—		—
Long-term debt	—	110	—	—		—	—		—		110
Other long-term liabilities	317	771	—	—		—	—		—		1,088

Stockholders' Equity:
Members' equity - Provant	—	8,233	—	4,621	(f)	—	—		(12,854)	(o)	—
Common stock	404	—	189	—		48	—		418	(p)	1,059
Additional paid-in capital	166,084	—	3,587	—		912	467	(k)	7,419	(p)	178,469
Accumulated (deficit)	(169,352)	—	—	—		(1,760)	(1,681)	(l)	—		(172,793)
	(2,864)	8,233	3,776	4,621		(800)	(1,214)		(5,017)		6,735

Total stockholders' equity (deficit)	(2,864)	8,233	3,776	4,621		(800)	(1,214)		(5,017)		6,735	(q)
Total liabilities and stockholders' equity (deficit)	$14,254	$29,030	$3,776	$—		$—	$2,327		$(5,074)		$44,313

(a) Represents the Required Capital Raise per the Term Loan Agreement with SWK.
(b) Represents the repayment or conversion of the existing Provant debt obligations in connection with the Merger.
(c) Represents transaction fees incurred in connection with the Merger including $800 for estimated legal, accounting and other fees. In addition, fees of $960 will be paid through the issuance of shares of Hooper common stock.

(d) Represents the extinguishment of the existing Term Loan with SWK and replacement with a new Term Loan with SWK with proceeds intended for working capital purposes.
(e) Represents preliminary allocation of purchase price, issuance of shares of Hooper common stock for the Merger consideration and elimination of Provant equity. The finalization of the purchase price allocation may result in changes to the valuation of acquired assets and liabilities, particularly in regards to goodwill and finite-lived intangible assets, which may be material.

(f) Represents the conversion of the Provant Subordinated Convertible Debt to Provant equity prior to the Merger, including accrued interest of $221.
(g) Represents repayment of the Provant line of credit with additional availability under the Hooper credit facility with SCM.
(h) Represents additional proceeds under the new SWK Term Loan, which is net of a principal payment of $539 and payment of fees of $498.
(i) Represents removal of the previously accrued SWK termination fee which was paid as a reduction of the proceeds from the new SWK Term Loan.
(j) Represents new SWK Term Loan of $6,500 with new discount of $467, for net of $6,033, offset by old SWK Term Loan balance of $3,676 with discount of $1,122 and deferred financing fees of $336. The new SWK Term Loan was treated as an extinguishment of debt.

(k) Represents repricing of the existing SWK warrant #1 and issuance of a new SWK warrant with fair value of $439.
(l) Represents loss on extinguishment of the old SWK Term Loan and includes $1,122 old discount, write off of previously recorded deferred financing fees of $336 and fees incurred with SWK for new Term Loan of $223.

(m) Represents estimated fair value adjustments to intangible assets for acquired customer relationships of $4,400 and technology of $4,500 based on the preliminary purchase price allocation.
(n) Represents the fair value adjustments to goodwill as a result of the Merger based on the preliminary purchase price allocation.
(o) Represents elimination of Provant members' equity of $8,233 and $4,621 for the conversion of the Provant Subordinated Convertible Debt to Provant equity prior to and in connection with the Merger.
(p) Represents issuance of 10,448,849 shares of Hooper common stock (par value of $0.04) at a price of $0.75, which corresponds to the closing stock price as of March 14, 2017. The number of shares issued will change based on the stock price on the closing date of the Merger and could result in a material change to the merger consideration.

(q) The pro forma unaudited stockholders' equity is as of December 31, 2016. Hooper expects to incur additional losses from continuing operations during 2017 that could impact Hooper's NYSE listing requirements because losses will reduce shareholder's equity. The market price of the shares issued in the Merger would need to be sufficiently high to offset the impact of these expected losses in order for Hooper to meet the $6 million stockholder's equity requirement to maintain NYSE MKT listing. Refer to the Risk Factors for additional discussion regarding the listing requirements.

	Historical
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS	Hooper	Provant	Pro Forma Adjustments
Amounts in (000's), except share and per share data	For the year ended December 31, 2016		(a)	(b)	(c)	(d)	(e)	(f)		Pro Forma Consolidated
Revenues	$34,271	$36,719	$—	$—	$—	$—	$—	$—		$70,990
Cost of operations	26,416	31,599	(3,652)	(1,088)	1,500	—	—	—		54,775
Gross profit	7,855	5,120	3,652	1,088	(1,500)	—	—	—		16,214

Operating expenses:
Selling, general and administrative	14,532	15,319	(1,416)	1,088	629	—	—	—		30,152
Restructuring charges	559	—	—	—	—	—	—	—		559
Total operating expenses	15,091	15,319	(1,416)	1,088	629	—	—	—		30,711

Operating loss from continuing operations	(7,236)	(10,199)	5,068	—	(2,129)	—	—	—		(14,496)

Interest expense, net	3,570	741	—	—	—	(710)	602	(1,429)		2,774
Other income	(887)	—	—	—	—	—	—	—		(887)
Loss from continuing operations before income taxes	(9,919)	(10,940)	5,068	—	(2,129)	710	(602)	1,429		(16,383)
Income tax expense (benefit)	25	(437)	—	—	—	—	—	—		(412)
Loss from continuing operations	$(9,944)	$(10,503)	$5,068	$—	$(2,129)	$710	$(602)	$1,429		$(15,971)

Basic loss from continuing operations per share	$(1.11)									$(0.63)
Diluted loss from continuing operations per share	$(1.11)									$(0.63)
Weighted average number of shares:
Basic	8,981,563							16,369,173	(g)	25,350,736
Diluted	8,981,563							16,369,173		25,350,736

(a) Represents the elimination of Provant amortization of intangible assets.
(b) Represents reclassification of certain labor costs for consistent presentation with Hooper.
(c) Represents the amortization of technology of $1,500 and intangible assets of $629 that were adjusted to their estimated fair value in the preliminary purchase price allocation.
(d) Represents the elimination of Provant interest expense for its line of credit (refer to tickmark (g) on the Unaudited Pro Forma Consolidated Balance Sheet) and Subordinated Convertible Debt (refer to tickmark (f) on the Unaudited Pro Forma Consolidated Balance Sheet).

(e) Represents additional interest expense of $482 as a result of the increased balance on Hooper credit facility with SCM. Refer to tickmark (g) on the Unaudited Pro Forma Consolidated Balance Sheet. Also includes an early termination fee of $70 for the repayment of the Provant line of credit and $50 write off of related deferred fees.

(f) Represents the incremental change in interest expense on the new SWK Term Loan of $186 offset by a reduction in the amortization of debt discount, deferred fees and termination fees of ($1,615).
(g) Represents the issuance of 4,720,324 shares of Hooper common stock in connection with the Required Capital Raise, 10,448,849 shares of Hooper common stock issued as consideration for the Merger and 1,200,000 shares of Hooper common stock issued as payment for Merger transaction fees.

NOTE TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet as of December 31, 2016, gives effect to the preliminary purchase price allocation of approximately $7.837 million, based upon issuance of Hooper common stock utilizing the closing stock price of $0.75 on March 14, 2017.  The final purchase price will be based on the closing stock price as of the closing of the Merger and could change based on fluctuations in the Hooper stock price.  A change in the stock price to $0.85 would result in Merger consideration of $8.882 million with the increase in Merger consideration increasing the amount of estimated goodwill recorded. The unaudited pro forma financial information assumes that the entire $3.5 million SWK equity requirement will have been raised by the time of the Merger closing. Pursuant to the terms of the SWK equity requirement, Hooper is not required to complete the equity raise for up to 90 days after closing of the Merger.  Please refer to the table below for the preliminary allocation of the purchase price.  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 gives effect to amortization of the fair value assigned to the acquired intangible assets, including customer relationships and technology.  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 also gives effect to the impact to interest expense for the related credit facility and Term Loan financing consummated in connection with the Merger.

Preliminary Purchase Price Allocation:

(Amounts in 000's)	Fair value
Equity issued for Merger	$ 7,837
Allocated to:
Net working capital assets	(3,834)
Property plant and equipment	1,164
Customer relationships	4,400
Technology intangible asset	4,500
Deferred revenue	(600)
Goodwill	2,207
Merger consideration	$ 7,837
The preliminary estimated useful lives of the customer relationships intangible asset is eight years and the technology intangible asset is five years, both of which will be preliminarily amortized on a straight line basis.

DESCRIPTION OF HOOPER COMMON STOCK
The following description of Hooper common stock is not complete and may not contain all the information you should consider before investing in Hooper common stock. This description is summarized from, and qualified in its entirety by reference to, the Hooper certificate of incorporation, which has been publicly filed with the SEC. Please see the section titled “Where You Can Find More Information.”
As of the date of this proxy statement/prospectus, the Hooper certificate of incorporation, as amended, authorizes up to 240,000,000 shares of common stock, par value $0.04 per share. As of March 13, 2017, there were 12,161,349 shares of common stock issued and outstanding, which shares were held by 865 shareholders of record, and no shares of preferred stock outstanding. In addition, as of March 13, 2017, there were 397,549 shares of common stock that may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units, and 1,399,729 shares of common stock that may be issued upon the exercise of outstanding warrants. If the Third Amended and Restated Omnibus Incentive Plan is approved by the Hooper shareholders as described in this proxy statement/prospectus, there will be 3,650,000 shares of common stock reserved for future issuance under such plan.
On June 8, 2016, the Hooper shareholders approved a 1-for-15 reverse split of Hooper’s issued and outstanding common stock. The reverse split was effective on June 15, 2016. No fractional shares were issued as a result of the reverse stock split. In lieu of issuing fractional shares, Hooper paid cash to any shareholder who otherwise would have been entitled to receive fractional shares as a result of the reverse stock split.
Each share of Hooper common stock has the same relative rights as, and is identical in all respects with, each other share of Hooper common stock.
Holders of Hooper common stock are entitled to one vote per share on all matters requiring shareholder action, including, but not limited to, the election of directors. Holders of Hooper common stock are not entitled to cumulate their votes for the election of directors.
Holders of Hooper common stock are entitled to receive ratably such dividends as may be declared by the Hooper board of directors out of funds legally available for the payment of dividends.
Holders of Hooper common stock are not entitled to a liquidation preference in respect of their shares of Hooper common stock. Upon liquidation, dissolution or winding up of Hooper, the holders of Hooper common stock would be entitled to receive pro rata all assets remaining for distribution to shareholders after the payment of all liabilities of Hooper.
Holders of Hooper common stock have no preemptive or subscription rights and have no rights to convert their common stock into any other securities. Hooper common stock is not subject to call or redemption.
Transfer Agent
The transfer agent for Hooper common stock is American Stock Transfer and Trust Company.
Listing
Hooper’s common stock is listed on the NYSE MKT under the symbol “HH.”
COMPARISON OF RIGHTS OF HOLDERS OF HOOPER STOCK AND PROVANT EQUITY INTERESTS
Hooper is incorporated under the laws of the State of New York, and the rights of the holders of common stock in Hooper are currently, and will continue to be, governed by the Business Corporation Law of the State of New York (the “BCL”). Provant is a limited liability company organized under the laws of the State of Rhode Island, and the rights of the holders of equity interests in Provant are currently, and will continue to be, governed by the Rhode Island Limited Liability Company Act. Any differences, therefore, in the rights of holders of Hooper common stock and Provant equity interests arise primarily from differences between the BCL and the Rhode Island Limited Liability Company Act and differences in the companies’ respective certificate of incorporation, articles of organization, bylaws and operating agreement. Upon completion of the Merger, Provant equity holders will receive shares of Hooper common stock in exchange for their respective Provant equity interests. As a result, upon completion of the Merger, the rights of holders of Provant equity interests who become holders of Hooper common stock in connection with the Merger will be governed by the BCL, Hooper’s certificate of incorporation and Hooper’s bylaws.
Certain Differences Between the Rights of Hooper Shareholders and Provant Equity Holders
The following is a summary of the material differences between the current rights of Hooper shareholders and the current rights of Provant equity holders. Although Hooper believes that this summary covers the material differences between the two companies’ shareholder and equity holder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Hooper shareholders and Provant equity holders, and it is qualified in its entirety by reference to the BCL, the Rhode Island Limited Liability Company Act and the various documents of Hooper and Provant referred to in this summary. In addition, the characterization of some of the differences in the rights of Hooper shareholders and Provant equity holders as material is not intended to indicate that other differences do not exist or are not important. Hooper urges you to carefully read this entire proxy statement/prospectus, the relevant provisions of the BCL and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Hooper shareholder and the rights of a Provant equity holder. Hooper has filed with the SEC its documents referenced in this comparison of shareholder rights and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find Additional Information” beginning on page 118.
Authorized Common Stock/Equity Interests
The Hooper certificate of incorporation, as amended, authorizes up to 240,000,000 shares of common stock, par value $0.04 per share.
The Provant articles of organization and operating agreement do not limit the equity interests that Provant may issue from time to time.
Preemptive Rights
Holders of Hooper common stock do not have preferential or preemptive rights to subscribe for, purchase or receive any shares of Hooper stock or other securities that may at any time be issued, sold or offered for sale by Hooper.
The Provant articles of organization and operating agreement do not provide for preemptive rights.
Voting Rights
Holders of Hooper common stock are entitled to one vote per share on all matters requiring shareholder action, including, but not limited to, the election of directors. Holders of Hooper common stock are not entitled to cumulate their votes for the election of directors.
Seller, as the sole equity holder of Provant, has the authority unilaterally to approve all matters submitted to a vote of the equity holders.
Action by Written Consent
Holders of Hooper common stock may act by written consent signed by the holders of all outstanding shares entitled to vote thereon.

Seller, as the sole equity holder of Provant, may approve by written consent all matters submitted to a vote of the equity holders.
Dividends and Distributions
Holders of Hooper common stock are entitled to receive ratably such dividends as may be declared by the Hooper board of directors out of funds legally available for the payment of dividends.
Seller, as the sole equity holder of Provant, is entitled to receive all dividends or distributions paid by the company to its equity holders.
Rights on Liquidation
Holders of Hooper common stock are not entitled to a liquidation preference in respect of their shares of Hooper common stock. Upon liquidation, dissolution or winding up of Hooper, the holders of Hooper common stock would be entitled to receive pro rata all assets remaining for distribution to shareholders after the payment of all liabilities of Hooper.
Upon liquidation, dissolution or winding up of Provant, Seller would be entitled to receive all assets remaining for distribution to equity holders after payment of all liabilities of Provant.
Transfer Restrictions
The Hooper certificate of incorporation and bylaws do not contain provisions restricting the transfer of shares of Hooper common stock. Hooper shareholders may transfer shares of Hooper common stock subject to applicable law.
The Provant articles of organization and operating agreement do not contain provisions restricting the transfer of Provant equity interests. Equity holders of Provant may transfer Provant equity interests subject to applicable law.
Amendment of Governing Documents
Holders of Hooper common stock may amend the Hooper articles of incorporation and bylaws by a majority vote of all shareholders entitled to vote at any annual or special meeting of the shareholders. In addition, the Hooper bylaws may be amended by a majority vote of the entire Hooper board of directors, at any regular or special meeting thereof.
Seller, as the sole equity holder of Provant, may approve any amendment of the articles of organization and operating agreement of Provant.

PRINCIPAL SHAREHOLDERS OF HOOPER

The table below sets forth information available to Hooper as of March 13, 2017, regarding the beneficial ownership of its common stock by (i) each person, or group of affiliated persons, known by Hooper to beneficially own more than five percent (5%) of the outstanding shares of Hooper’s common stock, (ii) each of Hooper’s directors and director nominees, (iii) each of Hooper’s named executive officers listed in the Summary Compensation Table located elsewhere in this proxy statement, and (iv) all of Hooper’s directors and executive officers as a group.

The information in the table has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules, a person is deemed to own beneficially all securities as to which that person owns or shares voting or dispositive power, as well as all securities which such person may acquire within 60 days through the exercise of currently available conversion rights or options. If two or more persons share voting or dispositive power with respect to specific securities, all of such persons may be deemed to be the beneficial owner of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is set forth in certain of the footnotes to the table.

The number of shares owned and percentage ownership in the following table is based on 12,161,349 shares of common stock outstanding on March 13, 2017, plus 179,800 shares that certain executive officers have the right to acquire within 60 days of March 13, 2017, upon the exercise of outstanding options.
Except as indicated in the footnotes to this table, Hooper believes that the shareholders named in this table have sole voting and investment power with respect to all shares of Hooper common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted, the address of each director and current and former executive officer of Hooper is c/o Hooper Holmes, Inc., 560 N. Rogers Road, Olathe, Kansas 66062.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding

5% Shareholders:
John Pappajohn 666 Walnut Street, Suite 2116 Des Moines, IA 50309	1,582,421	12.82%
200 NNH LLC 801 S. Chevy Chase Drive, Suite #30 Glendale, California 91205	666,667(1)	5.40%
Bard Associates, Inc. 135 South LaSalle Street, Suite 3700 Chicago, IL 60603	663,379(2)	5.38%

Named Executive Officers, Directors and Nominees for Director:
Ronald V. Aprahamian	569,056(3)	4.61%
Steven R. Balthazor	30,331(4)	*
Henry E. Dubois	246,421(5)	2.00%
Mark J. Emkjer	48,158	*
Larry Ferguson	75,976	*
Gus D. Halas	87,000	*
Thomas Watford	55,832	*

All Directors and Executive Officers as a Group (7 persons)	1,112,773	9.02%
__________________

*	Represents less than one percent of the outstanding shares of our common stock.

(1)	200 NNH LLC filed a Schedule 13D on April 6, 2016, disclosing that it has sole voting and dispositive power with respect to these shares.

(2)	Bard Associates, Inc. filed a Schedule 13G on February 14, 2017, disclosing that it has sole voting power over 40,000 of these shares and sole dispositive power over all of these shares.

(3)	Includes 4,000 shares held by Mr. Aprahamian as trustee for his late mother’s trust.

(4)	Includes 23,200 shares that Mr. Balthazor has the right to acquire within 60 days of March 13, 2017, upon the exercise of outstanding options.

(5)	Includes 156,600 shares that Mr. Dubois has the right to acquire within 60 days of March 13, 2017, upon the exercise of outstanding options.

PRINCIPAL EQUITY HOLDERS OF PROVANT
Effective as of March 13, 2017, Wellness Holdings, LLC is the beneficial owner of all of the issued and outstanding equity interests of Provant. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.
PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY
The table below sets forth information on the beneficial ownership of the combined company’s common stock immediately after the consummation of the Merger, assuming the consummation of the Merger occurs on [*], by (i) each person, or group of affiliated persons, expected by Hooper and Provant to beneficially own more than five percent (5%) of the outstanding common stock of the combined company, (ii) each director and executive officer of the combined company, and (iii) all of the combined company’s directors and executive officers as a group.

The information in the table has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules, a person is deemed to own beneficially all securities as to which that person owns or shares voting or dispositive power, as well as all securities which such person may acquire within 60 days through the exercise of currently available conversion rights or options. If two or more persons share voting or dispositive power with respect to specific securities, all of such persons may be deemed to be the beneficial owner of such securities. Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is set forth in certain of the footnotes to the table.
The percentage ownership is based on 26,472,697 shares of common stock of the combined company expected to be outstanding upon consummation of the Merger, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Neither Provant nor Hooper know of any arrangements, including any pledge by any person of securities of the combined company.
At the effective time of the Merger, Hooper expects to issue 10,448,849 Merger Shares to the Provant equity holders. It is anticipated that the former Provant equity holders will hold approximately 48% of Hooper’s approximately 26.5 million outstanding shares of common stock at, or within 90 days following, closing of the Merger.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding

5% Shareholders:
Century Focused Fund III, LLP 100 Federal Street Boston, MA 02110	10,339,767	38.79%
John Pappajohn 666 Walnut Street, Suite 2116 Des Moines, IA 50309	1,582,421	5.94%

Named Executive Officers, Directors and Nominees for Director:
Henry E. Dubois	246,421(3)	*
Steven R. Balthazor	30,331(2)	*
Heather Provino	44,779(5)	*
Mark Clermont	—	*
Ronald V. Aprahamian	694,056(1)	2.60%
Larry Ferguson	75,976	*
Thomas Watford	55,832	*
Paul Daoust	21,280	*
Frank Bazos	10,339,767(4)
Steve Marquardt	10,339,767(4)

All Directors and Executive Officers as a Group (10 persons)	11,508,441(6)	43.18%
__________________

*	Represents less than one percent of the outstanding shares of our common stock.

(1)	Includes 4,000 shares held by Mr. Aprahamian as trustee for his late mother’s trust.

(2)	Includes 23,200 shares that Mr. Balthazor has the right to acquire within 60 days of [*], upon the exercise of outstanding options.

(3)	Includes 156,600 shares that Mr. Dubois has the right to acquire within 60 days of [*], upon the exercise of outstanding options.

(4)
Mr. Bazos and Mr. Marquardt are each managers of CCP Focused III, L.P., the general partner of Century Focused Fund III, L.P. (“Century”) and may be deemed to be a beneficial owner of the shares owned by Century. Each of Mr. Bazos and Mr. Marquardt disclaim any beneficial ownership interest therein except to the extent of an actual pecuniary interest.

(5)
As described in the Related Party Transactions - Provant section above, it is contemplated by Century that Ms. Provino will be granted a profits interest for approximately 5% of the fully-diluted equity in the newly formed limited liability company to be formed immediately post-closing by Century that will own the Merger Shares.

(6)
As described in the Related Party Transactions - Provant section above, it is contemplated by Century that Mr. Clermont will be granted a profits interest for approximately 4% of the fully-diluted equity in the newly formed limited liability company to be formed immediately post-closing by Century that will own the Merger Shares.

LEGAL MATTERS
Spencer Fane LLP, will pass upon the validity of the Hooper common stock offered by this proxy statement/prospectus.
EXPERTS

The consolidated financial statements of Hooper Holmes, Inc. as of December 31, 2016, and for the year then ended, have been included in this proxy statement/prospectus in reliance upon the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Hooper Holmes, Inc. as of December 31, 2015, and for the year then ended, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2015 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows from operations and other related liquidity concerns, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Hooper Holmes, Inc. has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the inclusion of its audit report on the Company’s past financial statements included in this registration statement.
The financial statements of Provant Health Solutions, LLC as of December 31, 2016 and December 31, 2015, and for the years then ended, have been included in this proxy statement/prospectus in reliance upon the report of RSM US LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Hooper files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Hooper files at the SEC public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Hooper SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.
As of the date of this proxy statement/prospectus, Hooper has filed a registration statement on Form S-4 to register with the SEC the Hooper common stock that Hooper will issue to the Provant equity holders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Hooper, as well as a proxy statement of Hooper for its special meeting.
Hooper has supplied all information contained in this proxy statement/prospectus relating to Hooper, and Provant has supplied all information contained in this proxy statement/prospectus relating to Provant.
If you would like to request documents from Hooper, please send a request in writing or by telephone to Hooper at the following addresses:

Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, KS 66062
(913) 764-1045
TRADEMARK NOTICE
The Hooper logo is a registered and unregistered trademark of Hooper Holmes, Inc. in the United States and other jurisdictions. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), requires Hooper’s executive officers and directors and persons who beneficially own more than 10% of its common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish Hooper with copies of all Section 16(a) forms filed by such persons.
To Hooper’s knowledge, no person who, during the fiscal year ended December 31, 2016, was a director or officer of Hooper, or beneficial owner of more than 10% of the Hooper’s common stock (which is the only class of securities of Hooper registered under Section 12 of the Act), failed to file on a timely basis reports required by Section 16 of the Act during such fiscal year. The foregoing is based solely upon a review by Hooper of Forms 3 and 4 relating to the most recent fiscal year as furnished to Hooper under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to Hooper with respect to its most recent fiscal year, and any representation received by Hooper from any reporting person that no Form 5 is required.
Communication with the Hooper Board of Directors
The board of directors of Hooper desires that the views of shareholders will be heard by the board of directors, its committees or individual directors, as applicable, and that appropriate responses will be provided to shareholders on a timely basis. Shareholders wishing to formally communicate with the board of directors of Hooper, any committee of the board of directors of Hooper, the independent directors as a group or any individual director may send communications directly to Hooper at 560 N. Rogers Road, Olathe, KS 66062, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) shareholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:

Reports of Independent Registered Public Accounting Firms	F-2 - F-3
Consolidated Balance Sheets – December 31, 2016 and 2015	F-4
Consolidated Statements of Operations – Years ended December 31, 2016 and 2015	F-5
Consolidated Statements of Stockholders’ (Deficit) Equity – Years ended December 31, 2016 and 2015	F-6
Consolidated Statements of Cash Flows – Years ended December 31, 2016 and 2015	F-7
Notes to Consolidated Financial Statements	F-8 - F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Hooper Holmes, Inc.:

We have audited the accompanying consolidated balance sheet of Hooper Holmes, Inc. and subsidiaries (the "Company") as of December 31, 2016, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2016.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hooper Holmes, Inc. and subsidiaries as of December 31, 2016 and the results of their operations and their cash flows for the year ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, as of December 31, 2016, the Company adopted provisions of ASC 205-40, Presentation of Financial Statements - Going Concern, which requires management to assess an entity’s ability to continue as a going concern and to provide related disclosure in certain circumstances. The Company has suffered recurring losses from operations, negative cash flows from operations and other related liquidity concerns, which raises substantial doubt about the Company’s ability to continue as a going concern. These matters and management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.

Kansas City, Missouri
March 9, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Hooper Holmes, Inc.:

We have audited the accompanying consolidated balance sheet of Hooper Holmes, Inc. and subsidiaries (the "Company") as of December 31, 2015, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2015.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hooper Holmes, Inc. and subsidiaries as of December 31, 2015 and the results of their operations and their cash flows for the year ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations and other related liquidity concerns, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

//s/ KPMG LLP

Kansas City, Missouri
March 30, 2016

Hooper Holmes, Inc.
Consolidated Balance Sheets
 (In thousands, except share and per share data)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,866	$2,035
Accounts receivable, net of allowance for doubtful accounts of $43 and $112 at December 31, 2016 and 2015, respectively	4,155	5,565
Inventories	1,112	567
Other current assets	345	331
Total current assets	7,478	8,498
Property, plant and equipment, net	1,760	2,771
Intangible assets	4,031	5,331
Goodwill	633	633
Other assets	352	450
Total assets	$14,254	$17,683

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$6,612	$5,339
Accrued expenses	1,747	2,313
Short-term debt	5,821	5,330
Other current liabilities	2,621	2,873
Total current liabilities	16,801	15,855
Other long-term liabilities	317	1,611
Commitments and contingencies (Note 10)
Stockholders’ (deficit) equity:
Common stock, par value $.04 per share; Authorized 240,000,000 shares; Issued: 10,103,525 shares and 5,201,733 shares at December 31, 2016 and 2015, respectively. Outstanding: 10,103,525 shares and 5,201,107 shares at December 31, 2016 and 2015, respectively	404	3,121
Additional paid-in capital	166,084	156,195
Accumulated deficit	(169,352)	(159,028)
	(2,864)	288
Less: Treasury stock, at cost; 0 and 626 shares at December 31, 2016 and 2015, respectively	—	(71)
Total stockholders' (deficit) equity	(2,864)	217
Total liabilities and stockholders' (deficit) equity	$14,254	$17,683
See accompanying notes to consolidated financial statements.

      Hooper Holmes Inc.
Consolidated Statements of Operations
 (In thousands, except share and per share data)

	Years ended December 31,
	2016	2015
Revenues	$34,271	$32,115
Cost of operations	26,416	25,590
Gross profit	7,855	6,525
Selling, general and administrative expenses	14,532	14,037
Transaction costs	559	1,027
Operating loss from continuing operations	(7,236)	(8,539)
Interest expense, net	3,570	1,796
Other income	(887)	—
Loss from continuing operations before income tax expense	(9,919)	(10,335)
Income tax expense	25	19
Loss from continuing operations	(9,944)	(10,354)
Loss from discontinued operations	(380)	(520)

Net loss	$(10,324)	$(10,874)

Basic and diluted loss per share:
Continuing operations
Basic	$(1.11)	$(2.04)
Diluted	$(1.11)	$(2.04)
Discontinued operations
Basic	$(0.04)	$(0.10)
Diluted	$(0.04)	$(0.10)
Net loss
Basic	$(1.15)	$(2.14)
Diluted	$(1.15)	$(2.14)
Weighted average number of shares:
Basic	8,981,563	5,069,877
Diluted	8,981,563	5,069,877
See accompanying notes to consolidated financial statements.

 Hooper Holmes, Inc.
Consolidated Statements of Stockholders’ (Deficit) Equity
 (In thousands, except share data)

	Common Stock				Treasury Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Number of Shares	Amount	Total Stockholders' (Deficit) Equity
Balance, December 31, 2014	4,725,067	$2,835	$150,747	$(148,154)	626	$(71)	$5,357
Net loss	—	—	—	(10,874)	—	—	(10,874)
Exercise of share-based awards	3,333	2	21	—	—	—	23
Share-based compensation	40,000	24	416	—	—	—	440
Issuance of common stock	433,333	260	2,740	—	—	—	3,000
Issuance of SWK Warrant #1	—	—	2,656	—	—	—	2,656
Amortization of debt issuance costs related to warrants	—	—	(385)	—	—	—	(385)
Balance, December 31, 2015	5,201,733	3,121	156,195	(159,028)	626	(71)	217
Net loss	—	—	—	(10,324)	—	—	(10,324)
Issuance of common stock and warrants, net of issuance costs	4,657,345	2,016	4,234	—	—	—	6,250
Issuance of common stock in connection with amendments to Credit Agreement	77,922	47	103	—	—	—	150
Share-based compensation	166,665	100	479	—	—	—	579
Reverse stock split re-allocation	—	(4,880)	4,880	—	—	—	—
Other adjustments due to reverse stock split	486	—	—	—	—	—	—
Retirement of treasury stock	(626)	—	(71)	—	(626)	71	—
Repricing of SWK Warrant #1	—	—	264	—	—	—	264
Balance, December 31, 2016	10,103,525	$404	$166,084	$(169,352)	—	$—	$(2,864)
See accompanying notes to consolidated financial statements.

Hooper Holmes, Inc.
Consolidated Statements of Cash Flows
 (In thousands)

	Years ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(10,324)	$(10,874)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,633	2,211
Other debt related costs included in interest expense	2,553	1,165
Termination fees included in payoff of 2013 Loan and Security Agreement	277	—
Provision for bad debt expense	75	61
Share-based compensation expense	579	440
Issuance of common stock in connection with First Amendment to Credit Agreement	50	—
Write-off of SWK Warrant #2	(887)	—
Impairment of property, plant and equipment, net	88	—
Change in assets and liabilities:
Accounts receivable	1,335	(1,530)
Inventories	(545)	215
Other assets	(34)	(459)
Accounts payable, accrued expenses and other liabilities	(244)	2,474
Net cash used in operating activities	(4,444)	(6,297)
Cash flows from investing activities:
Capital expenditures	(364)	(793)
Acquisition of Accountable Health Solutions	—	(4,000)
Net cash used in investing activities	(364)	(4,793)
Cash flows from financing activities:
Borrowings under credit facility	35,332	19,190
Payments under credit facility	(35,533)	(15,912)
Principal payments on Term Loan	(1,324)	—
Proceeds from issuance of Term Loan	—	5,000
Issuance of common stock and warrants, net of issuance costs	6,250	—
Proceeds related to the exercise of stock options	—	23
Debt issuance costs	(86)	(377)
Net cash provided by financing activities	4,639	7,924
Net decrease in cash and cash equivalents	(169)	(3,166)
Cash and cash equivalents at beginning of year	2,035	5,201
Cash and cash equivalents at end of year	$1,866	$2,035

Supplemental disclosure of non-cash investing activities:
Fixed assets and prepaid expenses vouchered but not paid	$217	$97
Supplemental disclosure of non-cash financing activities:
Issuance of common stock in connection with the Acquisition	$—	$3,000
Issuance of common stock in connection with Second Amendment to Credit Agreement	$100	$—
Debt issuance costs vouchered but not paid	$—	$500
Payoff of 2013 Loan and Security Agreement by SCM	$(2,552)	$—
Opening outstanding borrowings under 2016 Credit and Security Agreement	$3,028	$—
Non-cash debt issuance costs	$550	$—
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$987	$516
Income taxes	$32	$41
See accompanying notes to consolidated financial statements

HOOPER HOLMES, INC.
Notes to Consolidated Financial Statements
 (amounts in thousands, except share and per share data, unless otherwise noted)

Note 1 — Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of the Business

Hooper Holmes, Inc. and its subsidiaries (“Hooper Holmes” or the "Company”) provide on-site screenings and flu shots, laboratory testing, risk assessment, and sample collection services to individuals as part of comprehensive health and wellness programs offered through organizations sponsoring such programs including corporate and government employers, health plans, hospital systems, health care management companies, wellness companies, brokers and consultants, disease management organizations, reward administrators, third party administrators, clinical research organizations and academic institutions. Through its comprehensive health and wellness services, the Company also provides telephonic health coaching, access to a wellness portal with individual and team challenges, data analytics, and reporting services. The Company contracts with health professionals to deliver these services nationwide, all of whom are trained and certified to deliver quality service.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Hooper Holmes, Inc. and its wholly owned subsidiaries.  All intercompany transactions and balances have been eliminated in consolidation.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events.  These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses.  Such estimates include the valuation of receivable balances, property, plant and equipment, valuation of goodwill and other intangible assets, deferred tax assets, share based compensation expense and the assessment of contingencies, among others.  These estimates and assumptions are based on the Company’s best estimates and judgment.  The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which the Company believes to be reasonable under the circumstances.  The Company adjusts such estimates and assumptions when facts and circumstances dictate.  As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.  Changes in those estimates will be reflected in the consolidated financial statements in future periods.

The Company operates under one reporting segment. The Company's screening services are subject to some seasonality, with the second quarter revenues typically dropping below other quarters. Third and fourth quarter revenues are typically the Company’s strongest quarters due to increased demand for screenings from mid-August through November related to annual benefit renewal cycles. The Company's health and wellness service operations are more constant, though there are some variations due to the timing of the health coaching programs, which are billed per participant and typically start shortly after the conclusion of onsite screening events. In addition to its screening and health and wellness services, the Company generates ancillary revenue through the assembly of medical kits for sale to third parties.

Prior to 2015, the Company completed the sale of certain assets comprising its Portamedic, Heritage Labs, and Hooper Holmes Services businesses. The operating results of these businesses have been segregated and reported as discontinued operations for all periods presented in this Form 10-K.

On June 15, 2016, the Company completed a one-for-fifteen reverse stock split, in order to regain compliance with the NYSE MKT's minimum market price requirement. As a result, the share and per share information for all periods presented in these consolidated financial statements have been adjusted to reflect the impact of the reverse stock split. The reverse stock split did not affect the total number of authorized shares of common stock of 240,000,000 shares or the par value of the Company’s common stock at $0.04. Accordingly, an adjustment was made between additional paid-in-capital and common stock in the consolidated balance sheet to reflect the new values after the reverse stock split.

Summary of Significant Accounting Policies

(a)	Going Concern

As of December 31, 2016, the Company adopted ASC 205-40, Presentation of Financial Statements - Going Concern. This guidance amended the existing requirements for disclosing information about an entity’s ability to continue as a going concern and explicitly requires management to assess an entity’s ability to continue as a going concern and to provide related disclosure in certain circumstances. See Note 2 to the consolidated financial statements for the results of management’s assessment of its ability to continue as a going concern.

(b)	Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities at the date of purchase of less than 90 days to be cash equivalents.

(c)	Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount. Customer contracts state that we can charge interest but historically the Company has not. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowances for uncollectible accounts are estimated based on the Company's periodic review of historical losses and the current receivables aging. Account balances are charged off to the allowance after all means of collections have been exhausted and potential for recovery is considered remote.  Customer billing adjustments are recorded against revenue whereas adjustments for bad debts are recorded within selling, general and administrative expenses.  The Company does not have any off-balance sheet credit exposure related to its customers.

(d)	Inventories

Inventories, which consist of finished goods and component inventory, are stated at the lower of average cost or market. Included in inventories at December 31, 2016 and 2015 are $0.7 million and $0.4 million, respectively, of finished goods and $0.4 million and $0.3 million, respectively, of components.

(e)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets’ estimated useful lives. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvement or the remaining lease term.  The cost of maintenance and repairs is charged to expense as incurred.

Internal use software and website development costs are capitalized and included in property, plant and equipment in the consolidated balance sheet. These assets are depreciated over the estimated useful life of the asset using the straight-line method. Subsequent modifications or upgrades to internal use software are capitalized only to the extent that additional functionality is provided. See Note 6 to the consolidated financial statements for further discussion.

(f)	Long-Lived Assets Including Other Intangible Assets

Long-lived assets are reviewed for impairment when events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Some of the key assumptions utilized in determining future projected cash flows include estimated growth rates, expected future sales, and estimated costs. See Notes 6 and 7 to the consolidated financial statements for further discussion.

(g)	Goodwill

Goodwill is accounted for under the provisions of ASC 350, Intangibles – Goodwill and Other. As the Company manages and operates its business as a single operating segment and, therefore, with a single reportable segment, all goodwill is assigned to the Company’s lone reporting unit. Goodwill is subject to at least an annual impairment assessment or more frequently if circumstances indicate that impairment is likely. Any one event or a combination of events such as change in the business climate, a negative change in relationships with significant customers and changes to strategic decisions, including decisions to expand made in response to economic or competitive conditions could require an interim assessment prior to the next required annual assessment. See Note 7 to the consolidated financial statements for further discussion.

(h)	Deferred Rent

The Company accounts for scheduled rent increases contained in its leases on a straight-line basis over the term of the lease. As of December 31, 2016 and 2015, the Company has recorded $0.1 million and $0.2 million, respectively, related to deferred rent in the consolidated balance sheet.

(i)	Revenue Recognition

Revenue is recognized for screening services when the screening is completed and the results are delivered to our customers. Revenue for wellness portal services are recognized on a per eligible member, per month basis, while revenue from wellness coaching services are recognized as services are performed. Revenue for kit assembly is recorded upon completion of the kit. In all cases, there must be evidence of an agreement with the customer, the sales price must be fixed or determinable, delivery of services must have occurred, and the ability to collect must be reasonably assured.

For contracts with multiple elements, the Company allocates consideration to the identified units of accounting based on the relative selling price hierarchy set forth in the relevant accounting guidance. The Company determines the selling price for each deliverable using vendor-specific objective evidence ("VSOE") of selling price or third-party evidence ("TPE") of selling price, if it exists. If neither VSOE nor TPE of selling price exist for a deliverable, the Company uses its best estimate of selling price ("BESP") for that deliverable. The Company estimates BESP for a deliverable by considering company-specific factors such as pricing strategies and direct product and other costs.

Sales tax collected from customers and remitted to governmental authorities is accounted for on a net basis and therefore is excluded from revenues in the consolidated statements of operations.

Management regularly assesses the financial condition of our customers, the markets in which these customers participate as well as historical trends relating to customer deductions and adjusts the allowance for doubtful accounts based on this review.  If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, the Company's ability to collect on accounts receivable could be negatively impacted, in which case additional allowances may be required. The Company must make management judgments and estimates in determining allowances for doubtful accounts in any accounting period.  One uncertainty inherent in the Company's analysis is whether our past experience will be indicative of future periods.  Adverse changes in general economic conditions could affect our allowance estimates, collection of accounts receivable, cash flows and results of operations.

(j)	Share-Based Compensation

The Company recognizes all share-based compensation to employees, directors, and consultants, including grants of stock options and restricted stock, in the consolidated financial statements as compensation cost based on their fair value on the date of grant, in accordance with ASC 718, Compensation-Stock Compensation. This compensation cost is recognized over the vesting period on a straight-line basis for the fair value of awards expected to vest. See Note 4 to the consolidated financial statements for further discussion.

(k)	Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with the tax authorities. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.  The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense. See Note 11 to the consolidated financial statements for further discussion.

(l)	Loss per Share

Basic loss per share equals net loss divided by the weighted average common shares outstanding during the period.  Diluted loss per share equals net loss divided by the sum of the weighted average common shares outstanding during the period plus dilutive common stock equivalents. The calculation of loss per common share on a basic and diluted basis was the same for the two years ended December 31, 2016, because the inclusion of dilutive common stock equivalents, the SWK Warrant #1 (as defined in Note 9 to the consolidated financial statements) issued in connection with the Acquisition, and the warrants that were issued beginning on September 15, 2016, (the "Private Offering Warrants") in a private offering to various investors (the "Private Offering") would have been anti-dilutive for all periods presented. The Company has granted options to purchase shares of the Company's common stock through employee stock plans with the weighted average options outstanding as of December 31, 2016 and 2015 of 368,703 and 277,980, respectively, as well as the SWK Warrant #1 to purchase 543,479 shares issued to SWK and the Private Offering Warrants to purchase 1,388,889 shares issued in the Private Offering, all of which were outstanding as of December 31, 2016, but are anti-dilutive because the Company is in a net loss position.

(m)	Concentration of Credit Risk

The Company’s accounts receivable are due primarily from healthcare management and wellness companies and our direct customers.  As of December 31, 2016, there were two customer balances that accounted for more than 10% of the total consolidated accounts receivable. The accounts receivable balances for these customers represented approximately 40% of total consolidated accounts receivable as of December 31, 2016. As of December 31, 2015, there were two customer balances that each accounted for more than 10% of the total consolidated accounts receivable and represented approximately 34% of total consolidated accounts receivable.

For the years ended December 31, 2016 and 2015, there were two customers that exceeded 10% of revenue from continuing operations and represented just over 30% of the consolidated revenue for these periods. The Company has agreements with each of its customers, although these agreements do not provide for specific minimum level of purchases.

(n)	Reclassifications

The Company adopted the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs" in the first quarter of 2016. The retrospective application of the new standard resulted in a $0.2 million reduction to both noncurrent assets and current liabilities as of December 31, 2015. The debt issuance costs associated with the revolving credit facilities remain classified in noncurrent assets in accordance with ASU 2015-15, "Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements". This reclassification had no impact on the Company's results of operations.

During the third quarter of 2016, the Company elected to update the presentation of its consolidated balance sheet by adding an other current liabilities category and reclassifying certain liabilities such as reserve for unclaimed property, restructure reserves, and legal accrual into this new category in the consolidated balance sheet. The Company believes this provides a more useful and informative presentation of the Company's current liabilities and liquidity. Prior period comparatives have been reclassified to conform to the revised presentation. This reclassification had no impact on the Company's results of operations.

(o)	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers", which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. This new guidance is effective for the Company in the first quarter of 2018, with early adoption permitted as of the original effective date or first quarter of 2017. The Company is currently evaluating the effect that ASU 2014-09 will have on the consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern" (ASC 205-40, Presentation of Financial Statements - Going Concern). This ASU requires management to assess and evaluate whether conditions or events exist, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the financial statements issue date. This standard is effective for annual periods ending after December 15, 2016, and for annual and interim periods thereafter; early adoption is permitted. The Company adopted this guidance during the fourth quarter of 2016.

See Note 2 to the consolidated financial statements for the results of management’s assessment of its ability to continue as a going concern.

In April 2015, the FASB issued ASU 2015-03, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. The Company adopted the provisions of ASU 2015-03 in the first quarter of 2016. The retrospective application of the new standard resulted in a $0.2 million reduction to both noncurrent assets and current liabilities as of December 31, 2015. The debt issuance costs associated with the revolving credit facilities remain classified in noncurrent assets in accordance with ASU 2015-15.

In July 2015, the FASB issued ASU 2015-11, "Inventory (Topic 330): Simplifying the Measurement of Inventory", which changes the measurement basis for inventory from the lower of cost or market to lower of cost and net realizable value and also eliminates the requirement for companies to consider replacement cost or net realizable value less an approximate normal profit margin when determining the recorded value of inventory. The standard is effective for public companies in fiscal years beginning after December 15, 2016, with early adoption permitted.  The Company is currently evaluating the impact the adoption of ASU 2015-11 will have on its consolidated financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, "Leases", which is intended to improve financial reporting about leasing transactions. This standard requires a lessee to record on the balance sheet the assets and liabilities for the rights and obligations created by lease terms of more than 12 months. This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2016-02 will have on its consolidated financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting (Topic 718)", which is intended to simplify the accounting for share-based compensation. This standard simplifies the accounting for income taxes in relation to share-based compensation, modifies the accounting for forfeitures, and modifies the statutory tax withholding requirements. This standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2016-09 will have on its consolidated financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment", which is intended to simplify goodwill impairment testing by eliminating the second step of the analysis under which the implied fair value of goodwill is determined as if the reporting unit were being acquired in a business combination. The update instead requires entities to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for any amount by which the carrying amount exceeds the reporting unit’s fair value, to the extent that the loss recognized does not exceed the amount of goodwill allocated to that reporting unit. The standard is effective, prospectively, for public companies in fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on its consolidated financial position, results of operations or cash flows.

Note 2 — Liquidity and Going Concern Assessment

The Company's primary sources of liquidity are cash and cash equivalents as well as availability under a Credit and Security Agreement (the "2016 Credit and Security Agreement") with SCM Specialty Finance Opportunities Fund, L.P. ("SCM"). The Company has historically used availability under a revolving credit facility to fund operations. The Company experiences a lag between the payment of certain operating expenses and the subsequent billing and collection of the associated revenue based on customer payment terms. To illustrate, in order to conduct successful screenings, the Company must expend cash to deliver the equipment and supplies required for the screenings. The Company must also expend cash to pay the health professionals and site management conducting the screenings. All of these expenditures are incurred in advance of the customer invoicing process and ultimate cash receipts for services performed. Given the seasonal nature of the Company's operations, which are largely dependent on second half volumes, management expects to continue using a revolving credit facility in 2017 and beyond.

Going Concern

As of December 31, 2016, the Company adopted ASC 205-40. This guidance amended the existing requirements for disclosing information about an entity’s ability to continue as a going concern and explicitly requires management to assess an entity’s ability to continue as a going concern and to provide related disclosure in certain circumstances. This guidance was effective for annual reporting periods ending after December 15, 2016, and for annual and interim reporting periods thereafter. The following information reflects the results of management’s assessment of the Company's ability to continue as a going concern.

Principal conditions or events that require management's consideration

Following are conditions and events which require management's consideration:

•
The Company had a working capital deficit of $9.3 million with $1.9 million of cash and cash equivalents at December 31, 2016. The Company had $5.7 million of payables at December 31, 2016, that were past due date terms. The Company is working with its vendors to facilitate revised payment terms; however, the Company has had certain vendors who have threatened to terminate services due to aged outstanding payables and in order to accelerate invoice payments.  If services were terminated and the Company wasn’t able to find alternative sources of supply, this could have a material adverse impact on the Company’s business.

•
The Company's net cash used in operating activities during the year ended December 31, 2016, was $4.4 million, and without giving consideration to the Merger mentioned below, current projections indicate that the Company will have continued negative cash flows for the foreseeable future.

•
The Company incurred a loss from continuing operations of $9.9 million for the year ended December 31, 2016, and without giving consideration to the Merger mentioned below, current projections indicate that the Company will have continued recurring losses for the foreseeable future.

•
The Company had $3.6 million of outstanding borrowings under the 2016 Credit and Security Agreement with SCM, with unused borrowing capacity of $0.1 million. As of February 28, 2017, the Company had $3.1 million of outstanding borrowings with unused borrowing capacity of $0.2 million. Any borrowings on the unused borrowing capacity are at the discretion of SCM.

•
The Company owed approximately $3.7 million at December 31, 2016 under an existing term loan (the "Term Loan"), which is governed by the terms of a credit agreement (the "Credit Agreement") with SWK Funding LLC ("SWK") and was used to fund the cash component of the Acquisition.

•
Each of these debt agreements described above contain certain financial covenants, including various affirmative and negative covenants including minimum aggregate revenue, adjusted EBITDA, and consolidated unencumbered liquid assets requirements. While the Company was able to comply with the debt covenants as of December 31, 2016, it was unable to meet its debt covenants for both the six month period ended June 30, 2016, and the nine month period ended September 30, 2016, and current projections indicate that it will not be able to meet the current March 31, 2017, debt covenants outlined in Note 9 to the consolidated financial statements. However, in conjunction with the Merger Agreement (defined below), the covenants going forward will be revised and the Company does anticipate meeting the revised covenants. Noncompliance with these covenants constitutes an event of default. If the Company is unable to comply with financial covenants in the future and in the event that it was unable to modify the covenants, find new or additional lenders, or raise additional equity, SCM reserves the right to terminate access to the unused borrowing capacity under the 2016 Credit and Security Agreement, while both lenders reserve the right to accelerate the repayment of all amounts outstanding and exercise remedies with respect to collateral, which would have a material adverse impact on the Company's business. Additionally, the negative covenants set forth in these debt agreements with SCM and SWK prohibit the Company from incurring additional debt of any kind. For additional information regarding the 2016 Credit and Security Agreement, the Credit Agreement, and the related covenants, refer to Note 9 to the consolidated financial statements.

•
The Company has contractual obligations related to operating leases and employment contracts which could adversely affect liquidity. As of December 31, 2016, the Company was in default on three real estate leases for spaces that it no longer needs. Two of the leases were assigned to the Company through the Acquisition, and the third, which is partially subleased, relates to the discontinued Hooper Holmes Services business. The Company is working with the landlords to terminate these leases on mutually acceptable terms.

Management's plans

The Company expects to continue to monitor its liquidity carefully, work to reduce this uncertainty, and address its cash needs through a combination of one or more of the following actions:

•
On March 7, 2017, the Company signed a merger agreement with Piper Merger Corp., Provant Health Solutions, LLC, and Wellness Holdings, LLC. See Note 15 to the consolidated financial statements for further discussion.

•
The Company will continue to seek additional equity investments. During the year ended December 31, 2016, the Company was able to raise $6.3 million of additional equity through the issuance of common stock and warrants, net of issuance costs.

•	The Company will continue to aggressively seek new and return business from its existing customers and expand its presence in the health and wellness marketplace;

•	The Company will continue to analyze and implement further cost reduction initiatives and efficiency improvements (see Note 10 to the consolidated financial statements).

Management's assessment and conclusion

Management has determined, based on its recent history and its liquidity issues, that it is not probable that management's plans will sufficiently alleviate or mitigate, to a sufficient level the relevant conditions or events noted above. Accordingly, management of the Company has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year after issuance date of the financial statements.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Acquisition

The Company entered into and consummated the Purchase Agreement on April 17, 2015, among the Company and certain of its subsidiaries, Accountable Health Solutions, Inc. (the "Seller" or "AHS") and Accountable Health, Inc. ("Shareholder") (the "Acquisition"). Pursuant to the Purchase Agreement, the Company has acquired the assets and certain liabilities representing the health and wellness business of the Seller for approximately $7.0 million - $4.0 million in cash and 433,333 shares of the Company’s common stock, $0.04 par value, with a value of $3.0 million, which was subject to a working capital adjustment as described in the Purchase Agreement. At the closing of the Purchase Agreement, the Company issued and delivered 371,739 shares of Common Stock to the Shareholder and issued and held back 21,739 shares of Common Stock for the working capital adjustment, which were subsequently released on October 9, 2015, and 39,855 shares of Common Stock for indemnification purposes, which were subsequently released on November 8, 2016. No additional shares will be issued under the terms of the Purchase Agreement. The shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, which provides an exemption for private offerings of securities. During the year ended December 31, 2015, the Company recorded transaction costs of $0.8 million in connection with the Acquisition in the consolidated statement of operations.

The Acquisition has expanded the Company's capabilities to deliver telephonic health coaching, wellness portals, and data analytics and reporting services. These factors, combined with the synergies and economies of scale expected from combining the operations of the two companies, were the basis for the Acquisition and comprise the resulting goodwill recorded.

In order to fund the Acquisition, the Company entered into and consummated the Credit Agreement with SWK on April 17, 2015. Refer to Note 9 to the consolidated financial statements for further discussion.

The following table summarizes the net impact to cash, debt, and equity in conjunction with the Acquisition, as of the origination date:

(in thousands)
Credit Agreement	$5,000
Cash consideration	(4,000)
Net proceeds from Credit Agreement	1,000

Term Loan	5,000
Debt discount associated with SWK Warrant #1 (see Note 9)	(2,656)
Derivative liability associated with SWK Warrant #2 (see Note 9)	(908)
Net debt recorded with Acquisition	1,436

Common Stock (6,500,000 shares at $0.04 par)	260

Additional paid-in capital: issuance of shares	2,740
Additional paid-in capital: fair value of SWK Warrant #1 (see Note 9)	2,656
Net increase to APIC with Acquisition	$5,396

The Acquisition was treated as a purchase in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed in the transaction. The allocation of purchase price is based on management’s judgment after evaluating several factors, including a valuation assessment.

The allocation of the purchase price was finalized in the first quarter of 2016 and is as follows:

(in thousands)
Accounts receivable, net of allowance of $2	$918
Inventory and other current assets	117
Fixed assets	123
Customer portal (existing technologies)	4,151
Customer relationships	2,097
Goodwill	633
Accounts payable and accrued expenses	(743)
Deferred revenue	(296)
Purchase Price	$7,000

Intangible assets acquired include existing technology in the form of a customer-facing wellness portal and customer relationships. The fair value of the customer relationships acquired was determined using the excess earnings method under the income approach for customer relationships; and the fair value of the wellness portal software was determined using the replacement cost method. The estimated useful life for the wellness portal and customer relationships is 4 years and 8 years, respectively. Amortization is recorded on a straight-line basis over the estimated useful life of the asset. The Company recorded amortization expense as a component of cost of operations of $1.0 million and $0.7 million, respectively, and amortization expense as a component of selling, general and administrative expenses of $0.3 million and $0.2 million, respectively, during the years ended December 31, 2016 and 2015. The goodwill of $0.6 million was recorded in the Company's single reporting unit and is deductible for tax purposes.

The consolidated statement of operations for the year ended December 31, 2016, includes revenues of $11.1 million and $9.6 million for the period from April 17, 2015 (acquisition date) to December 31, 2015. Disclosure of the earnings contribution from AHS is not practicable, as the Company has integrated operations.

The following table provides unaudited pro forma results of operations, as if the acquisition had been in effect for the full year ended December 31, 2015:

December 31, 2015
(in thousands)
Pro forma revenues	$34,996

Pro forma net loss from continuing operations	$(10,847)

These pro forma results are based on estimates and assumptions, which the Company believes are reasonable. They are not the results that would have been realized had the Company been a combined company during the periods presented, nor are they indicative of the consolidated results of operations in future periods. The pro forma results for the year ended December 31, 2015, includes pre-tax adjustments for amortization of intangible assets of $0.3 million and transaction costs of $0.8 million.

Note 4 — Share-Based Compensation

Employee Stock-Based Compensation Plans — On May 29, 2008, the Company's shareholders approved the 2008 Omnibus Employee Incentive Plan (the “2008 Plan”) providing for the grant of stock options, stock appreciation rights, non-vested stock and performance shares. The 2008 Plan provides for the issuance of an aggregate of 333,333 shares. During the years ended December 31, 2016 and 2015, options for the purchase of 187,832 and 90,000 shares, respectively, were granted under the 2008 Plan. During the years ended December 31, 2016 and 2015, no shares of restricted stock were granted. As of December 31, 2016, 36,013 shares remain available for grant under the 2008 Plan.

On May 24, 2011, the Company's shareholders approved the 2011 Omnibus Employee Incentive Plan (as subsequently amended and restated, the "2011 Plan") providing for the grant of stock options and non-vested stock awards. The 2011 Plan provides for the issuance of an aggregate of 633,333 shares. During the years ended December 31, 2016 and 2015, the Company granted a total of 166,665 and 40,000 stock awards, respectively, to non-employee members of the Board of Directors that immediately vested. During the years ended December 31, 2016 and 2015, options for the purchase of 7,500 and 46,667 shares, respectively, were granted under the 2011 Plan. As of December 31, 2016, 239,028 shares remain available for grant under the 2011 Plan. Effective December 31, 2015, the Company amended certain 2014 and 2015 employee award agreements to specify that any exercise of options under the agreement would be satisfied by an issuance of shares authorized under the 2008 Plan rather than the 2011 Plan. The award agreements were not amended in any other respect, and the options granted thereunder have not been amended in any respect and remain subject to their original exercise prices and vesting schedules.

Options under the 2008 and 2011 Plans are granted at fair value on the date of grant, are exercisable in accordance with various vesting schedules specified in the individual grant agreements, and have contractual lives of 10 years from the date of grant.

The fair value of each stock option granted during the year was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2016	2015
Expected life (years)	4.8	4.9
Expected volatility	83%	69%
Expected dividend yield	—	—
Risk-free interest rate	1.4%	1.7%
Weighted average fair value of options granted during the year	$1.21	$2.70

The expected life of options granted is derived from the Company’s historical experience and represents the period of time that options granted are expected to be outstanding.  Expected volatility is based on the Company’s historical volatility.  The risk-free interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of the grant.

The following table summarizes stock option activity for the year ended December 31, 2016:

			Weighted
		Weighted Average	Average Remaining	Aggregate Intrinsic
	Number of Shares	Exercise Price Per Share	Contractual Life (years)	Value (in thousands)
Outstanding at December 31, 2015	286,568	$6.46
Granted	195,332	$1.86
Exercised	—	—
Forfeited and Expired	(77,914)	$4.46
Outstanding at December 31, 2016	403,986	$4.62	8.1	$0
Exercisable at December 31, 2016	196,776	$6.74	7.0	$0

There were no options exercised for the year ended December 31, 2016, under either the 2008 or 2011 plans. For the year ended December 31, 2015, 3,333 stock options valued with a weighted average exercise price of $6.75 were exercised under the 2008 Plan. No stock options were exercised during the year ended December 31, 2015 under the 2011 Plan.

Options for the purchase of 86,736 and 56,208 shares of common stock, respectively, vested during the years ended December 31, 2016 and 2015, and the aggregate fair value at grant date of these options was $0.3 million and $0.3 million, respectively. As of December 31, 2016, there was approximately $0.2 million of unrecognized compensation cost related to stock options which is expected to be recognized over a weighted average period of 1.9 years.

The Company recorded $0.6 million and $0.4 million, of share-based compensation expense in selling, general and administrative expenses for each of the years ended December 31, 2016 and 2015, respectively, related to stock options, non-vested stock, and restricted stock awards.

Note 5 — Restructuring Charges

At December 31, 2016, there was a $0.4 million liability related to the Company's obligation under a lease related to the discontinued Hooper Holmes Services operations center, which is recorded in other current and long-term liabilities in the accompanying consolidated balance sheet. Charges and adjustments recorded during the year ended December 31, 2016, were recorded as a component of discontinued operations.

At December 31, 2015, there was a $0.7 million liability, of which $0.6 million is related to the discontinued Hooper Holmes Services operations center and $0.1 million is related to the discontinued Portamedic operations. The facility closure obligations were recorded in other current and long-term liabilities in the accompanying consolidated balance sheet. Charges and adjustments recorded during the year ended December 31, 2015, were recorded as a component of discontinued operations.

The following table provides a summary of the activity in the restructure accrual for the years ended December 31, 2016 and 2015:

(In thousands)	December 31, 2014	Adjustments	Payments	December 31, 2015
Facility closure obligation	$1,074	$(15)	$(402)	$657

	December 31, 2015	Adjustments	Payments	December 31, 2016
Facility closure obligation	$657	$249	$(534)	$372

Note 6 — Property, Plant and Equipment, net

Property, plant and equipment, at cost, net, consists of the following:

			Estimated
	December 31,		Useful Life
(in thousands)	2016	2015	In Years
Leasehold improvements	$1,125	$1,386	10
Furniture, fixtures, and equipment	4,090	4,040	2 – 10
Software	3,245	3,001	1 – 7
	8,460	8,427
Less: accumulated depreciation and amortization	6,700	5,656
Total	$1,760	$2,771

In accordance with guidance in ASC 360, the Company assessed its property, plant and equipment and recorded impairment charges of $0.1 million at December 31, 2016. There was no impairment for property, plant and equipment recorded at December 31, 2015.

Note 7 — Goodwill and Other Intangible Assets

The Company recorded goodwill of $0.6 million as of December 31, 2016 and 2015. The Company performed its annual assessment of goodwill for impairment during the fourth quarter 2016, and based on the Company’s analysis of the qualitative factors in ASC 350, management identified several adverse conditions that could potentially indicate that it is more likely than not that the Company’s goodwill was impaired.  Due to the Company's negative shareholders' equity as of December 31, 2016, the Company continued directly to Step 2 of the goodwill impairment test and assigned fair values to its assets and liabilities (both recognized and unrecognized) and compared that to the equity value of the Company, with the difference resulting in the implied fair value of goodwill.  The equity value of the Company was determined using the market capitalization and stock price as of the assessment date. In comparing the implied fair value of goodwill with the carrying value, the Company concluded that goodwill was not impaired as of December 31, 2016. There was also no impairment charges recorded for goodwill during the year ended December 31, 2015.

Intangible assets subject to amortization are amortized on a straight-line basis, with the estimated useful life for the wellness portal and customer relationships as 4 years and 8 years, respectively. Intangible assets are summarized in the table below:

	December 31, 2016			December 31, 2015
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, net	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, net
Portal	$4,151	$1,770	$2,381	$4,151	$732	$3,419
Customer relationships	2,097	447	1,650	2,097	185	1,912
Total	$6,248	$2,217	$4,031	$6,248	$917	$5,331

Amortization expense for the years ended December 31, 2016 and 2015 was $1.3 million and $0.9 million, respectively.

Estimated aggregate amortization expense for each of the next five years is as follows:

(in thousands)
Year ending December 31,
2017	$1,300
2018	1,300
2019	565
2020	262
2021	262

Based on the Company's recent financial performance and negative shareholders' equity, management determined a review of impairment of the Company's long-lived intangible assets was necessary during the fourth quarter 2016. The Company performed an assessment of the recoverability of the long-lived intangible assets and determined they were recoverable, and thus no impairment charge for long-lived intangible assets was required at December 31, 2016. There were also no impairment charges for long-lived intangible assets recorded during the year ended December 31, 2015.

Note 8 — Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following:

	December 31,
(in thousands)	2016	2015
Vendor-related accruals	$540	$1,324
Accrued wages	762	712
Accrued interest	402	197
Accrued income and other taxes	43	25
Other	—	55
Total	$1,747	$2,313

Other current liabilities consisted of the following:

	December 31,
(in thousands)	2016	2015
Legal accrual	$450	$300
Reserve for unclaimed property	1,107	1,035
Restructure reserves	756	443
Deferred revenue	211	1,031
Other	97	64
Total	$2,621	$2,873

Note 9 — Debt

As of December 31, 2016, the Company maintained the 2016 Credit and Security Agreement and the Term Loan provided by the Credit Agreement. The following table summarizes the Company's outstanding borrowings:

(in thousands)	December 31, 2016	December 31, 2015

2016 Credit and Security Agreement (2013 Loan and Security Agreement as of December 31, 2015)	$3,603	$3,278
Term Loan	3,676	5,000
Discount on Term Loan	(1,122)	(2,785)
Unamortized debt issuance costs related to Term Loan	(336)	(163)
Total debt	5,821	5,330
Short-term portion	(5,821)	(5,330)
Total long-term debt, net	$—	$—

The following table summarizes the components of interest expense for the years ended December 31, 2016 and 2015:

(in thousands)	December 31, 2016	December 31, 2015

Interest expense on Term Loan (effective interest rate at December 31, 2016 and 2015 was 15%)	$658	$529
Interest expense on 2013 Loan and Security Agreement	48	94
Interest expense on 2016 Credit and Security Agreement	311	—
Accretion of termination fees (over term of Term Loan at rate of 8%)	187	88
Amortization of debt issuance costs	362	385
Write-off of debt issuance costs related to 2013 Loan and Security Agreement	282	—
Amortization of debt discount associated with SWK Warrants #1 and #2 (defined below)	1,663	780
Mark to market of SWK Warrant #2 (defined below)	59	(80)
Total	$3,570	$1,796

2013 Loan and Security Agreement

Prior to April 29, 2016, the Company maintained a loan and security agreement (the “2013 Loan and Security Agreement”) with ACF FinCo I LP ("ACF"), the assignee of Keltic Financial Partners II, LP, which was scheduled to expire on February 28, 2019. On April 29, 2016, in conjunction with entering into a new three year 2016 Credit and Security Agreement with SCM, the Company terminated the 2013 Loan and Security Agreement with ACF. An early termination fee of $0.1 million, approximately $0.03 million of legal fees, and approximately $0.1 million of other ordinary course fees were accelerated due to the termination of the 2013 Loan and Security Agreement and were rolled into the opening outstanding borrowings under the 2016 Credit and Security Agreement with SCM along with $2.6 million of remaining borrowings from the 2013 Loan and Security Agreement. The corresponding expenses are reflected in transaction costs in the consolidated statement of operations during the year ended December 31, 2016. In addition, approximately $0.3 million of unamortized debt issuance costs related to the 2013 Loan and Security Agreement were written off and recorded in interest expense in the consolidated statement of operations during the year ended December 31, 2016.

2016 Credit and Security Agreement

On April 29, 2016, the Company entered into the 2016 Credit and Security Agreement with SCM, as amended on August 15, 2016, and November 15, 2016. The 2016 Credit and Security Agreement provides the Company with a revolving credit facility, the proceeds of which are to be used for general working capital purposes and capital expenditures. The 2016 Credit and Security Agreement replaced the 2013 Loan and Security Agreement, eliminating the requirement of the Company to issue SWK Warrant #2 (as defined below) for the purchase of common stock valued at $1.25 million to SWK, the holder of the Company’s Credit Agreement.

Under the terms of the 2016 Credit and Security Agreement, SCM makes cash advances to the Company in an aggregate principal at any one time outstanding not to exceed $7 million, subject to certain loan balance limits based on the value of the Company’s eligible collateral (the “Revolving Loan Commitment Amount”). The 2016 Credit and Security Agreement has a term of three years, expiring on April 29, 2019. As of December 31, 2016, the Company had $3.6 million of outstanding borrowings under the 2016 Credit and Security Agreement with unused borrowing capacity of $0.1 million. As of February 28, 2017, the Company had $3.1 million of outstanding borrowings, with unused borrowing capacity of $0.2 million. Any borrowings on the unused borrowing capacity are at the discretion of SCM.

Borrowings under the 2016 Credit and Security Agreement bear interest at a fluctuating rate that when annualized is equal to the Prime Rate plus 5.5%, subject to increase in the event of a default. The Company paid SCM a $0.1 million facility fee, and monthly, SCM will receive an unused line fee equal to one-half of one percent (0.5%) per annum of the difference derived by subtracting (i) the greater of (x) the average daily outstanding balance under the Revolving Facility during the preceding month and (y) the Minimum Balance, from (ii) the Revolving Loan Commitment Amount and also a collateral management fee equal to one-half of one percent (0.5%) per annum of the Revolving Loan Commitment Amount. As of December 31, 2016, the remaining balance in debt issuance costs recorded in Other Assets on the consolidated balance sheet was $0.3 million.

Borrowings under the Agreement are secured by a security interest in all existing and after-acquired property of the Company, including, but not limited to, its receivables (which are subject to a lockbox account arrangement), inventory, and equipment.

On November 15, 2016, the Company entered into the Second Amendment to Credit and Security Agreement (the “Second Amendment”) with SCM. The Second Amendment cured the default reported in the Company’s Form 10-Q for the quarter ended September 30, 2016, by revising the minimum adjusted EBITDA covenant in the 2016 Credit and Security Agreement. In addition, the Second Amendment revised the minimum adjusted EBITDA and aggregate revenue covenants going forward. Noncompliance with these covenants constitutes an event of default. Minimum aggregate revenue must not be less than $34.0 million for the twelve months ending December 31, 2016, $41.0 million for the twelve months ending March 31, 2017, and $42.0 million for the twelve months ending each fiscal quarter thereafter. Adjusted EBITDA must not be less than negative $3.5 million for the twelve months ending December 31, 2016, $0.5 million for the twelve months ending March 31, 2017, $0.9 million for the twelve months ending June 30, 2017, and $2.5 million for the twelve months ending each fiscal quarter thereafter. In addition, consolidated unencumbered liquid assets must not be less than $0.5 million on the last day of the fiscal quarter ending December 31, 2016, and $0.75 million on the last day of any fiscal quarter thereafter. The Company was in compliance with the covenants under the Second Amendment as of December 31, 2016. If the Company is unable to comply with financial covenants in the future and in the event that the Company was unable to modify the covenants, find new or additional lenders, or raise additional equity, it would be considered in default, which would then enable the lenders to accelerate the repayment of all amounts outstanding and exercise remedies with respect to collateral, which would have a material adverse impact on the Company's business.

Credit Agreement

In order to fund the Acquisition, the Company entered into the Credit Agreement with SWK on April 17, 2015, as amended on February 25, 2016, March 28, 2016, August 15, 2016, and November 15, 2016. The Credit Agreement provides the Company with a $5.0 million Term Loan. The proceeds of the Term Loan were used to pay certain fees and expenses related to the negotiation and consummation of the Purchase Agreement and the Acquisition described in Note 3 to the consolidated financial statements and general corporate purposes. The Company paid SWK an origination fee of $0.1 million. The Term Loan is due and payable on April 17, 2018. The Company is also required to make quarterly revenue-based payments in an amount equal to eight and one-half percent (8.5%) of yearly aggregate revenue up to and including $20 million, seven percent (7%) of yearly aggregate revenue greater than $20 million up to and including $30 million, and five percent (5%) of yearly aggregate revenue greater than $30 million. The revenue-based payment will be applied to fees and interest, and any excess to the principal of the Term Loan. Revenue-based payments commenced in February 2016, and the maximum aggregate revenue-based principal payment is capped at $0.6 million per quarter. On August 15, 2016, the Company entered into the Third Amendment to Credit Agreement and Limited Waiver and Forbearance (the “Third Amendment”) which, among other things, waived the August 2016 revenue-based principal payment. On November 15, 2016, the Company entered into the Fourth Amendment to Credit Agreement (the "Fourth Amendment") which revised the November 2016 payment such that the maximum principal portion of the aggregate revenue-based payment is capped at $0.4 million and revised the debt covenants (see below for further information on the covenants). The Company evaluated the application of ASC 470-50 and ASC 470-60 for both the Third and Fourth Amendments and concluded that the revised terms did not constitute troubled debt restructurings, and the amendments were accounted for as debt modifications rather than debt extinguishments. During the year ended December 31, 2016, the Company made principal payments to SWK of $1.3 million, and paid approximately $0.5 million of interest.

The outstanding principal balance under the Credit Agreement bears interest at an adjustable rate per annum equal to the LIBOR Rate (subject to a minimum amount of one percent (1.0%)) plus fourteen percent (14.0%) and is due and payable quarterly, in arrears, commencing on August 14, 2015. Upon the earlier of (a) the maturity date on April 17, 2018, or (b) full repayment of the Term Loan, whether by acceleration or otherwise, the Company is required to pay an exit fee equal to eight percent (8%) of the aggregate principal amount of all term loans advanced under the Credit Agreement. The Company is recognizing the exit fee over the term of the Term Loan through an accretion accrual to interest expense using the effective interest method.

The Credit Agreement contains a cross-default provision that can be triggered if the Company has more than $0.25 million in debt outstanding under the 2016 Credit and Security Agreement and the Company fails to make payments to SCM when due or if SCM is entitled to accelerate the maturity of debt in response to a default situation under the 2016 Credit and Security Agreement, which may include violation of any financial covenants.

As security for payment and other obligations under the 2016 Credit and Security Agreement, SCM holds a security interest in all of the Company's, and its subsidiary guarantors', existing and after-acquired property, including receivables (which are subject to a lockbox account arrangement), inventory, and equipment. Additionally, SWK holds a security interest for final and indefeasible payment. The security interest held by SWK is in substantially all of the Company's assets and the Company's subsidiaries.

In connection with the execution of the Credit Agreement, the Company issued SWK a warrant (the "SWK Warrant #1") to purchase 543,479 shares of the Company’s common stock. As part of the conditions in the Third Amendment, the Company modified the exercise price of the SWK Warrant #1 to $1.30 per share, recording the change in fair value of the SWK Warrant #1 of $0.3 million in accumulated paid-in capital in the consolidated balance sheet. The SWK Warrant #1 is exercisable after October 17, 2015, and up to and including April 17, 2022. The SWK Warrant #1 is exercisable on a cashless basis. The exercise price of the warrant is subject to customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like. The warrant grants the holder certain piggyback registration rights. The warrant was considered equity classified, and as such, the Company allocated the proceeds from the Term Loan to the warrant using the relative fair value method. Further, pursuant to the Credit Agreement, if the 2013 Loan and Security Agreement was not repaid in full and terminated, and all liens securing the 2013 Loan and Security Agreement were not released, on or prior to April 30, 2016, as amended in the First Amendment to the Credit Agreement dated February 25, 2016, the Company agreed to issue an additional warrant (the “SWK Warrant #2”) to SWK to purchase common stock valued at $1.25 million, with an exercise price of the closing price on April 30, 2016. In accordance with the relevant accounting guidance, the SWK Warrant #2 was determined to be an embedded derivative. The fair value of both of the SWK warrants at the inception of the Credit Agreement of approximately $3.6 million was recorded as a debt discount, and is being amortized through interest expense over the term of the Credit Agreement using the effective interest method. The Company valued both warrants using the Black-Scholes pricing model, which utilizes Level 3 Inputs. For the SWK Warrant #1, the Company utilized volatility of 85.0%, a risk-free rate of 1.4%, dividend rate of zero, and term of 7 years, which is consistent with the exercise period of the Warrant. For the SWK Warrant #2, the Company utilized volatility of 80.0%, a risk-free rate of 2.1%, dividend rate of zero, and term of 7 years, which is consistent with the exercise period of the warrant.

The requirement of the Company to issue the SWK Warrant #2 was eliminated when the Company entered into the 2016 Credit and Security Agreement with SCM, which is discussed further above. Accordingly, during the year ended December 31, 2016, the Company recorded $0.9 million in other income in the consolidated statement of operations related to the write-off of the derivative liability associated with the SWK Warrant #2.

On March 28, 2016, the Company entered into the Second Amendment to the Credit Agreement (the "Second Amendment") which required the Company to issue shares of its common stock, $0.04 par value, with a value of $0.1 million to SWK, which the Company issued during the first quarter of 2016 and recorded as debt issuance costs as a direct deduction to short-term debt on the consolidated balance sheet as of December 31, 2016.

The Fourth Amendment cured the default reported in the Company’s Form 10-Q for the quarter ended September 30, 2016, by providing a waiver of the Company's noncompliance with the minimum adjusted EBITDA covenant in the Credit Agreement. In addition, the Fourth Amendment revised the minimum adjusted EBITDA and aggregate revenue covenants going forward. Noncompliance with these covenants constitutes an event of default. Minimum aggregate revenue must not be less than $34.0 million for the twelve months ending December 31, 2016, $41.0 million for the twelve months ending March 31, 2017, and $42.0 million for the twelve months ending each fiscal quarter thereafter. Adjusted EBITDA must not be less than negative $3.5 million for the twelve months ending December 31, 2016, $0.5 million for the twelve months ending March 31, 2017, $0.9 million for the twelve months ending June 30, 2017, and $2.5 million for the twelve months ending each fiscal quarter thereafter. In addition, consolidated unencumbered liquid assets must not be less than $0.5 million on the last day of the fiscal quarter ending December 31, 2016, and $0.75 million on the last day of any fiscal quarter thereafter. The Company was in compliance with the covenants under the Fourth Amendment as of December 31, 2016. If the Company is unable to comply with financial covenants in the future and in the event that the Company was unable to modify the covenants, find new or additional lenders, or raise additional equity, it would be considered in default, which would then enable the lenders to accelerate the repayment of all amounts outstanding and exercise remedies with respect to collateral, which would have a material adverse impact on the Company's business.

Note 10 — Commitments and Contingencies

Lease obligations

The Company leases its corporate headquarters in Olathe, Kansas under an operating lease which expires in 2018. As of December 31, 2016, the Company was in default on two leased properties assigned to the Company through the Acquisition in Des Moines, IA and Indianapolis, IN under operating leases which also expire in 2018. The Company determined that neither lease were necessary for its operations, so the Company is working with the Des Moines and Indianapolis landlords to terminate both leases on mutually acceptable terms. The Company also leases vehicles, copiers, and other miscellaneous office equipment. These leases expire at various times through 2019.

The Company is obligated, and in default as of December 31, 2016, under a lease related to the discontinued Hooper Holmes Services operations center through 2018 and has ceased use of this facility. The Company has recorded a facility closure obligation of $0.4 million as of December 31, 2016, related to this lease, which is recorded in other current and long-term liabilities in the consolidated balance sheet. The Company has subleased out part of this space and is also working with this landlord to terminate the lease on mutually acceptable terms.

The table below presents future minimum lease payments for operating leases (with initial or remaining terms in excess of one year) as of December 31, 2016, and includes leases from both continuing and discontinued operations, as described above. This table does not reflect any changes related to the lease negotiations noted above.

(in thousands)
Year ending December 31,	Operating Leases
2017	$1,743
2018	1,278
2019	4
2020	—
2021	—
Thereafter	—
Total minimum lease payments	$3,025
Estimated sublease payments (not included in minimum lease payments)	(633)
$2,392

Rental expense under operating leases of continuing operations totaled $1.2 million and $1.1 million in 2016 and 2015, respectively.

Employment obligations

The Company has employment agreements with certain executive employees that provide for payment of base salary for a one year period in the event their employment with the Company is terminated in certain circumstances, including following a change in control, as further defined in the agreements.

The Company incurred certain severance and other costs related to its ongoing initiatives to increase the flexibility of its cost structure that were recorded in selling, general, and administrative expenses, and at December 31, 2016, the Company recorded a $0.3 million liability related to these initiatives in other current liabilities in the accompanying consolidated balance sheet.

Legal contingencies and obligations

The Company, in the normal course of business, is a party to various claims and other legal proceedings. In the opinion of management, the Company has legal defenses and/or insurance coverage (subject to deductibles) with respect to all of its pending legal actions. If management believes that a material loss not covered by insurance arising from these actions is probable and can reasonably be estimated, the Company may record the amount of the estimated loss or, if a loss cannot be estimated but the minimum liability may be estimated using a range and no point is more probable than another, the Company may record the minimum estimated liability. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Management believes that the ultimate outcome of all pending legal actions, individually and in the aggregate, will not have a material adverse effect on the Company's financial position that is inconsistent with its loss reserves or on its overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes can occur that exceed any amounts reserved for such losses. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

On August 5, 2016, the Company agreed to a settlement of $0.45 million related to a lawsuit involving the former Portamedic service line for which the Company retained liability. Accordingly, as of December 31, 2016 and 2015, the Company has recorded a liability of $0.45 million and $0.3 million, respectively, related to this matter.  The litigation accrual for all periods was included in the other current liabilities line item on the accompanying consolidated balance sheet.  The additional expense of $0.15 million recorded during the year ended December 31, 2016, was included in the discontinued operations line item on the consolidated statements of operations. The claim is not covered by insurance, and the Company incurred legal costs to defend the litigation which are also recorded in discontinued operations.

Note 11 — Income Taxes

The components of the income tax provision are as follows:

(in thousands)	2016	2015
Federal - current	$—	$—
State and local - current	16	12
Federal - deferred	8	6
State and local - deferred	1	1
Total income tax expense	$25	$19

The following reconciles the “statutory” federal income tax rate to the effective income tax rate:

	2016	2015
Computed "expected" income tax benefit	(35)%	(35)%
Reduction (increase) in income tax benefit and increase (reduction) in income tax expense resulting from:
State tax, net of federal benefit	—	—
Change in federal valuation allowance	35	35
Other	—	—
Effective income tax rate	—%	—%

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, 2016 and 2015 are as follows:

(in thousands)	2016	2015
Deferred income tax assets:
Receivable allowance	$17	$43
Accumulated depreciation	371	214
Restructuring accrual	454	376
Intangible assets	813	484
Compensation expense	634	417
Federal net operating loss carryforward	61,688	58,532
State net operating loss carryforward	5,736	6,040
Accrued expenses	160	344
Deferred rent	57	102
Deferred revenue	83	343
Interest	180	—
Other	10	43
Gross deferred income tax assets	$70,203	$66,938
Valuation allowance	(70,203)	(66,929)
	$—	$9
Deferred income tax liabilities:
Interest	$—	$(9)
Goodwill	(16)	(7)
Gross deferred income tax liabilities	(16)	(16)
Net deferred income tax assets	$(16)	$(7)

The Company has significant deferred tax assets attributable to tax deductible intangibles and federal and state net operating loss carryforwards, which may reduce taxable income in future periods.  Based on the cumulative tax and operating losses, the lack of taxes in the carryback period, and the uncertainty surrounding the extent or timing of future taxable income, the Company believes it is not more likely than not that it will realize the tax benefits of its deferred tax assets.  Accordingly, the Company continues to record a full valuation allowance on its net deferred tax assets as of December 31, 2016 and 2015, with the exception of deferred income tax on the liabilities of certain indefinite-lived intangibles.

There was no current federal tax expense recorded in the years ended December 31, 2016 and 2015. The current state tax expense recorded for the years ended December 31, 2016 and 2015 reflects a state tax liability to one state. Deferred tax expense is recorded as of December 31, 2016 and 2015.

The tax years 2013 through 2016 may be subject to federal examination and assessment.  Tax years from 2008 through 2012 remain open solely for purposes of federal and certain state examination of net operating loss and credit carryforwards.  State income tax returns may be subject to examination for tax years 2012 through 2016, depending on state tax statute of limitations.

As of December 31, 2016, the Company had U.S. federal and state net operating loss carryforwards of approximately $176.2 million and $143.0 million, respectively.   The net operating loss carryforwards, if not utilized, will expire in the years 2017 through 2036. No tax benefit has been reported since a full valuation allowance offsets these tax attributes. However, limitations could apply upon the release of the valuation allowance.

Since the Company had changes in ownership during 2015 and continuing into 2016, additional limitations under IRC Section 382 of the Internal Revenue Code of 1986 may apply to the future utilization of certain tax attributes including net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses.  Limitations on future net operating losses apply when a greater than 50% ownership change occurs under the rules of IRC Section 382. The Company has not had a formal study completed with respect to IRC Section 382, but the Company did complete its own analysis and determined that there has not been a greater than 50% change in ownership as of December 31, 2016. However, if the merger discussed in Note 15 to the consolidated financial statements is approved, the Company has determined that it is more likely than not that a greater than 50% change in ownership may occur by May 2017. If confirmed, the allowance of future net operating losses will be limited to the market capitalization value multiplied by the “long-term tax-exempt rate” for the month in which the ownership change takes place. It is estimated that the Company would be limited to approximately $0.2 million of NOL per year, and due to expiring net operating loss provisions, the Company has estimated it would be unable to utilize approximately $172.7 million and $140.0 million of remaining federal and state net operating losses, respectively, in the future.

Note 12 — Common Stock

The 2016 Credit and Security Agreement prohibits the Company from repurchasing or retiring shares of its common stock and paying dividends (see Note 9 to the consolidated financial statements). The Company did not repurchase any shares of its common stock in 2016 and 2015. The Company did retire its treasury stock in the amount of $0.1 million in connection with the reverse stock split discussed in Note 1 to the consolidated financial statements. Refer to Note 2 to the consolidated financials for discussion of issuance of common stock and warrants during the year ended December 31, 2016.

Note 13 — 401(k) Savings and Retirement Plan

The Company’s 401(k) Savings and Retirement Plan (the “401(k) Plan”) is available to all employees with at least one year of employment service, who have worked at least 1,000 hours in a service year and who are at least 21 years of age. There were no Company contributions related to the 401(k) Plan during the years ended December 31, 2016 and 2015. The Company’s common stock is not an investment option to employees participating in the 401(k) Plan.

Note 14 — Fair Value Measurements

The Company determines the fair value measurements used in our consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•
Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•	Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company estimated the fair value of the Term Loan and the derivative liability using Level 3 valuation techniques. The estimated fair value of the Term Loan was determined by discounting future projected cash flows using a discount rate commensurate with the risks involved and by using the Black-Scholes valuation model, while the estimated fair value of the derivative liability was determined using the Black-Scholes valuation model.

	December 31, 2016			December 31, 2015
(in thousands)	Face Value	Fair Value	Carrying Amount	Face Value	Fair Value	Carrying Amount
Term Loan	$5,000	$4,865	$2,218	$5,000	$3,837	$2,052
Derivative liability	$—	$—	$—	$1,250	$828	$828

Note 15 — Subsequent Events

On March 7, 2017, the Company signed a merger agreement with Piper Merger Corp., Provant Health Solutions, LLC ("Provant"), and Wellness Holdings, LLC (the "Merger Agreement" or the "Merger"). As Merger consideration, the Company will issue a number of shares equal to its total number of shares of common stock outstanding, less shares issued to fulfill the SWK Equity Requirement (as defined below) (the “Merger Shares”), to the Provant equity holders (the “ Former Provant Owners”). The Company expects to issue 10,448,849 million Merger Shares. At the closing of the Merger, which is conditioned on shareholder approval of the issuance of the Merger Shares, it is anticipated that the Former Provant Owners will hold approximately 48% of the Company’s approximately 26.4 million outstanding shares of common stock, including shares issued to fulfill the SWK Equity Requirement.

The Company has received commitment letters for financing to support the Merger and provide working capital to the Company. Upon closing of the Merger, the Company's Term Loan balance with SWK will increase from $3.7 million to $6.5 million. Principal repayments will start in the first quarter of 2019. In addition, SWK has agreed to provide a $2.0 million seasonal revolving credit facility, which will be guaranteed by one of the Former Provant Owners. The Company's revolving credit facility with SCM will be expanded from $7.0 million to $10.0 million with an accordion to $15.0 million during high-volume months.

Additionally, as a condition to increasing the Term Loan balance, SWK has required the Company to raise $3.5 million of new equity ("SWK Equity Requirement"). To meet this requirement, the Company is presently conducting a private offering (the “2017 Private Offering”) for up to 2.0 million shares of the Company's common stock, $0.04 par value, at a price of $0.80 plus one-half warrant per share. The warrants have a strike price of $1.35 per share and are exercisable for a period of four years from the date of issuance but are not exercisable during the first six months after closing of the 2017 Private Offering. As of March 8, 2017, the Company has issued 1,712,500 shares and 856,250 warrants in the 2017 Private Offering for proceeds of approximately $1.4 million. The Private Offering Warrants issued in 2016 were canceled as part of the 2017 Private Offering. The Former Provant Owners have agreed to match up to $1.75 million of new equity raised by the Company at the closing of the Merger.

Upon closing of the Merger, Henry Dubois and Steven Balthazor will continue to serve as Chief Executive Officer and Chief Financial Officer, respectively, of the Company. Provant’s Chief Executive Officer, Heather Provino, will serve as Chief Strategy Officer of the Company, and Mark Clermont, Provant’s President, will serve as President and Chief Operating Officer of the Company.

The Board of Directors will consist of seven members, three of which will be current Company directors (the “Continuing Directors”), three of which will be chosen by the Former Provant Owners and one of which will be an independent director jointly nominated by the Continuing Directors and Former Provant Owners. Initially, the independent director will be the director who currently chairs the Company’s audit committee. The Company will continue to trade under the HH stock symbol. The Company will have two major locations in Olathe, Kansas and East Greenwich, Rhode Island.

Contents

Independent auditor’s report	F-29

Financial statements

Balance sheets	F-30

Statements of operations	F-31

Statements of member’s capital	F-32

Statements of cash flows	F-33 - F-34

Notes to financial statements	F-35 - F-47

Independent Auditor's Report

To the Member
Provant Health Solutions, LLC
East Greenwich, Rhode Island

Report on the Financial Statements
We have audited the accompanying financial statements of Provant Health Solutions, LLC (the Company) (a wholly owned subsidiary of Wellness Holdings, LLC), which comprise the balance sheets as of December 31, 2016 and 2015, the related statements of operations, member’s capital, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Provant Health Solutions, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern
The accompanying financial statements have been prepared assuming that Provant Health Solutions, LLC will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a negative working capital amount of approximately $3.92 million which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ RSM US LLP

Boston, Massachusetts
March 16, 2017

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Balance Sheets
December 31, 2016 and 2015
(In thousands)
	2016	2015
Assets
Current assets:
Cash	$1,537	$1,816
Receivables:
Accounts receivable, net	6,572	7,277
Unbilled receivables	1,983	1,360
Consumable supplies, net	729	831
Prepaid expenses	775	887
Total current assets	11,596	12,171

Property and equipment, net	1,164	1,376

Other assets:
Security deposits	89	89
Software and product development, net	4,509	6,732
Intangible assets, net	6,256	7,672
Goodwill	5,416	5,416
Total other assets	16,270	19,909

Total assets	$29,030	$33,456

Liabilities and Member's Capital
Current liabilities:
Line of credit	$5,256	$3,780
Current portion of capital lease obligations	357	120
Accounts payable	4,288	5,966
Accrued expenses and other liabilities	4,958	3,738
Deferred revenue	657	940
Total current liabilities	15,516	14,544

Long-term liabilities:
Subordinated convertible debt	4,400	—
Capital lease obligations, net of current portion	110	108
Warrant liability	47	47
Deferred taxes	—	447
Other long-term liabilities	724	—
Total long-term liabilities	5,281	602

Commitments (Note 13)

Member's capital	8,233	18,310

Total liabilities and member's capital	$29,030	$33,456
See notes to financial statements.

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Statements of Operations
Years Ended December 31, 2016 and 2015
(In thousands)
	2016	2015

Revenues	$36,719	$40,778

Cost of services rendered:
Payroll and related benefits	11,620	13,181
Supplies and shipping	4,938	6,186
Laboratory costs	3,150	3,071
Consulting fees	716	666
Amortization of software development costs	3,652	3,208
Depreciation expense	325	175
Other cost of services	7,198	5,856
Total cost of services rendered	31,599	32,343

Gross profit	5,120	8,435

Operating expenses:
Selling, general, and administrative expenses	13,450	13,186
Amortization of intangible assets	1,416	1,489
Depreciation expense	453	356
Total operating expenses	15,319	15,031

Operating loss	(10,199)	(6,596)

Other expense:
Interest expense	(741)	(439)
Total other expenses	(741)	(439)

Loss before income tax benefit	(10,940)	(7,035)

Income tax benefit	(437)	(2,737)

Net loss	$(10,503)	$(4,298)

See notes to financial statements.

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Statements of Member's Capital
Years Ended December 31, 2016 and 2015
(In thousands, except share data)
	Common Units	Member's Capital

Balance as of December 31, 2014	12,000,000	$18,615
Members contribution	—	3,800
Net unit-based compensation	—	193
Net loss	—	(4,298)
Balance as of December 31, 2015	12,000,000	18,310
Net unit-based compensation	—	426
Net loss	—	(10,503)

Balance as of December 31, 2016	12,000,000	$8,233

See notes to financial statements.

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Statements of Cash Flows
Years Ended December 31, 2016 and 2015
(In thousands)
	2016	2015
Cash flows from operating activities:
Net loss	$(10,503)	$(4,298)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation	778	531
Amortization of intangible assets	1,416	1,489
Amortization of software development costs	3,652	3,208
Non-cash interest expense	396	100
Unit-based compensation	426	193
Deferred income tax benefit	(447)	(2,809)
Gain on sale of property and equipment	(6)	—
Changes in operating assets and liabilities:
Accounts receivable	705	27
Unbilled receivables	(623)	717
Consumable supplies, net	102	(61)
Prepaid expenses	112	(132)
Security deposits	—	1
Accounts payable	(1,678)	3,031
Accrued expenses and other liabilities	969	(397)
Deferred revenue	(283)	46
Other long-term liabilities	724	—
Net cash provided by (used in) operating activities	(4,260)	1,646

Cash flows from investing activities:
Purchase of property and equipment	(92)	(578)
Proceeds from sale of property and equipment	9	—
Capitalization of software development costs	(1,429)	(2,450)
Net cash used in investing activities	(1,512)	(3,028)

Cash flows from financing activities:
Net borrowings on line of credit agreement	1,451	329
Deferred financing costs	(120)	(103)
Proceeds from issuance of subordinate convertible debt	4,400	—
Payments on note payable	—	(1,000)
Payments on capital lease obligations	(238)	(113)
Members contribution	—	3,800
Net cash provided by financing activities	5,493	2,913

Net change in cash and cash equivalents	(279)	1,531

Cash, beginning of year	1,816	285

Cash, end of year	$1,537	$1,816

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$353	$346

Taxes	—	—

Supplemental disclosures of non-cash transactions:
Asset acquired under capital lease obligation	$477	—

Issuance of warrant in connection with line of credit	—	$47

See notes to financial statements.

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Notes to Financial Statements

Note 1.	Business and Organization

Provant Health Solutions, LLC (“Provant” or the “Company”) operates as a wholly owned subsidiary of Wellness Holdings, LLC. Wellness Holdings, LLC (“Wellness” or the “Parent”) was formed on May 21, 2012 for the purpose of acquiring 100% of the common units of Provant Health Solutions, LLC, which occurred on June 13, 2012 (the “Wellness Acquisition”). When accounting for the Wellness Acquisition the Company elected to apply pushdown accounting, resulting in the Company accounting for the business combination as if the Company was the acquirer.

The Company provides health and wellness programs and services to companies throughout the United States from its headquarters in East Greenwich, RI. In addition, the Company's services include biometric screenings, flu shot clinics, wellness portal, incentive management, health coaching and a variety of services dedicated to assisting employers in achieving a healthy and productive workforce while effectively managing population health risk and associated healthcare costs.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The following conditions raised substantial doubt about the Company’s ability to continue as a going concern: the Company has negative working capital as of December 31, 2016 of approximately $3.92 million, had negative cash flows from operations of approximately $4.26 million, and incurred a net loss of approximately $10.5 million for the year ended December 31, 2016. In addition, the Company’s line of credit, with an outstanding balance of approximately $5.26 million (see Note 6), matured on March 10, 2017. The Company is currently in negotiations with the lender to extend the maturity date to May 31, 2017.

The Company is subject to risks common to healthcare service, and software as a service companies including dependence on key personnel; rapid industry change, competition from larger companies; and the need for continued successful ongoing development and marketing of its services. The future viability of the Company is largely dependent on its ability to successfully acquire customers, achieve profitability, and generate sufficient cash through operations.

Subsequent to year-end, the Company executed a Merger Agreement with a publicly traded entity, which will result in the Company becoming a wholly owned subsidiary of the publicly traded entity (Note 15). The Merger Agreement will become effective upon consent from a majority of the acquirer’s shareholders. If consent is not obtained, management’s plan is to raise additional capital through various channels, including but not limited to member’s contributions, third party financing, or borrowing additional funds with related parties or third party lenders. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 2.	Summary of Significant Accounting Policies

Basis of accounting and presentation: The accompanying financial statements have been prepared in accordance with accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB sets generally accepted accounting principles (“GAAP”) that the Company follows to ensure its financial condition, results of operations, and cash flows are consistently reported. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (“FASB ASC”).

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management in the preparation of the financial statements include, among other estimates, impairment of goodwill and long-lived assets, the reserve for uncollectible accounts receivable, the net realizable value of consumable supplies, valuation of deferred tax assets, revenue, capitalization and amortization of software and product development costs, warrant liabilities, and certain assumptions related to the fair value of unit-based compensation expense.

Cash and cash equivalents: The Company considers all highly liquid investments with original maturity dates of three months or less, when purchased, to be cash equivalents. The Company had no cash equivalents as of December 31, 2016 and 2015.

Concentration of credit risk: The Company maintains its cash in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash. The Company grants credit to its customers during the normal course of business and generally requires no collateral from its customers. However, management routinely assesses the financial condition of its customers and, as a consequence, believes that its billed and unbilled receivable credit risk exposure is limited. As of December 31, 2016 and 2015, two customers accounted for 70% of accounts receivable and unbilled receivables. For the years ended December 31, 2016 and 2015, three customers accounted for 50% and 42% of the Company’s revenues.

Accounts receivable: Accounts receivable is stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. Recoveries of accounts receivable previously written off are recorded when received. As of December 31, 2016 and 2015, the allowance for doubtful accounts was $0.02 million.

Unbilled receivables: Unbilled receivables consist of services performed at agreed upon rates which are invoiced in the subsequent period.

Consumable supplies: The Company maintains a stock of consumable medical supplies for use at events. These supplies include cassettes for cholesterol screenings, vaccines, and other supplies used during screening events. Consumable supplies are reviewed periodically for excess and obsolete items. These supplies are recorded at the lower of cost or market. Cost is determined on a first-in, first-out basis (“FIFO”). Consumable supplies are written down to net realizable value when they are determined to be excess or obsolete. As of December 31, 2016 and 2015, the reserve for obsolete consumable supplies was $0.03 million and $0.15 million, respectively.

Property and equipment: Property and equipment are stated at cost. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the assets. Costs of significant renewals or betterments are capitalized, while maintenance and repair costs are expensed as incurred.

The estimated useful lives of property and equipment are as follows:

Computer equipment and software            3-5 years
Office equipment                    7 years
Furniture and fixtures                    7 years
Leasehold improvements            Lesser of useful life or life of the lease
Equipment under capital lease                3-5 years

Unit-based compensation: The Company accounts for unit-based awards issued under the Parent’s equity incentive plan to employees, in accordance with ASC 718, Share-Based Payments. Compensation expense is recognized based on the fair value of the award on the grant date. The Company recognizes compensation expense over the vesting period, and classifies these amounts in the statement of operations based on the department to which the related employee reports.

Software and product development: In accordance with ASC 350-40, Internal Use Software, the costs incurred in the preliminary stages of development are expensed as incurred as research and development costs. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. During the years ended December 31, 2016 and 2015, the Company capitalized $1.43 million and $2.45 million of software costs and recognized amortization expense of $3.65 million and $3.21 million, respectively. The internal use software is classified by project and is amortized over the expected useful lives, typically 3 years.

Goodwill and other intangible assets: The Company accounts for business combinations pursuant to FASB ASC 805, Business Combinations. Goodwill is recorded as the excess of the cost of a business acquired over the fair value of the identifiable assets acquired and liabilities assumed. FASB ASC 805 specifies criteria to be used in determining whether intangible assets acquired in a business combination must be recognized and reported separately from goodwill. Amounts assigned to goodwill and other identifiable intangible assets are determined with the assistance of an independent appraiser through established valuation techniques.

Under FASB ASC 350, Intangibles - Goodwill and Other, goodwill and intangible assets with indefinite lives are reviewed annually for impairment or more frequently if impairment indicators arise. In accordance with ASC 350, an entity has the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If an entity determines this is the case, it is required to perform the two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized. If an entity determines that it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. If the evaluation is performed using a two-step process, the first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit (as defined) with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired, and the second step of the goodwill impairment test is unnecessary. The second step measures the amount of impairment, if any, by comparing the carrying value of the goodwill associated with a reporting unit to the implied fair value of the goodwill derived from the estimated overall fair value of the reporting unit and the individual fair values of the other assets and liabilities of the reporting unit. With the assistance of an independent appraiser, the Company uses a combined market based approach and a discounted cash flow approach to determine the fair value of its reporting unit. The Company operates as one reporting unit.

As of December 31, 2016 and 2015, other than goodwill, the Company had no other indefinite-lived intangible assets. The Company determined that goodwill was not impaired as of December 31, 2016 and 2015.

The Company provides for amortization of intangible assets with definite lives using straight-line methods over the following estimated useful lives:

Trademarks and trade names                15 years
Customer relationships                    8-10 years
Non-compete agreements                3 years
Software tools and databases                7 years

Long-lived assets: The Company reviews property and equipment, software and product development costs, and definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. Long-lived assets are considered impaired if the net book value of the asset (or asset group) exceeds the future projected undiscounted cash flows anticipated to be generated by the asset (asset group). The impairment is then measured as the excess of the net book value of the asset over its estimated fair value. No impairment was identified on long-lived assets as of December 31, 2016 and 2015.

Debt issuance costs: During 2015, the Company adopted ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (see Note 6). Debt issuance costs represent fees paid to or on behalf of the Company’s lenders to obtain debt financing, and professional fees and other costs paid to others in connection with securing bank financing. Debt issuance costs are recorded as a discount of the related debt. The debt is accreted to face value over the term of the debt through interest expense using the effective interest method.

Revenue recognition: The Company recognizes revenue when the following four basic criteria have been met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collection is reasonably assured.

Revenue is derived from wellness services including biometric screenings, health coaching, incentive management design and operations, online health portals, and flu shot clinics. The Company recognizes revenue for services such as health screening events and flu shot clinics when the services are performed. Revenue for fee-based arrangements such as online health portals is recognized over the contract period in which the services are provided.

Some of the Company’s fees are billed on a per member per month ("PMPM") basis or upon member participation. For PMPM fees, the Company generally determines the contract fees by multiplying the PMPM rate by the number of members covered by the services during the month. In some cases, these PMPM fees are based upon member participation. Revenue from PMPM fees are recognized within the month the fees are earned.

Some of the Company’s fees include charges for expenses incurred by the Company to fulfill the terms of the contract. These billings are presented as part of revenues on the statements of operations.

The Company’s revenue arrangements usually provide for multiple services. The Company applies the guidance in ASC 605-25 Revenue Recognition as it relates to multiple element arrangements in order to determine how to allocate consideration among the multiple services in its contracts. The various types of services offered by the Company qualify as separate units of accounting, meaning they have stand-alone value, although a typical revenue arrangement contains multiple services and the majority of services are purchased with an initial health screening event. The multiple element arrangement guidance requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables. The Company evaluates whether it can determine vendor-specific objective evidence (“VSOE”) or third party evidence to allocate revenue among the various elements in an arrangement. When VSOE or third party evidence cannot be determined, the Company uses the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. The selling price used for each of the Company’s deliverables is based on management’s best estimate using internal pricing lists that determine sales prices to external customers.

Contracts with customers generally range from one to three years. Some contracts allow the customer to terminate early; however, there are no refund rights for services after delivery has occurred.

The Company generally invoices customers each month for the entire amount of the fees contractually due for the prior month's services and/or enrollment. Deferred revenues arise from contracts that permit upfront billing and collection of fees covering a portion of the contractual service period, generally two to twelve months. Revenue is then recognized as previously noted.

Fair value of financial instruments: The carrying amounts of financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the short maturity of these instruments. The carrying amounts of the Company’s debt instruments approximate fair value due to the financing date’s proximity to year end and prevailing market rates.

Income taxes: The Company has elected to be taxed as a C corporation. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to temporary differences arising from assets and liabilities whose bases are different for financial reporting and income tax purposes.

Income taxes are recorded in accordance with the related guidance, which provides for deferred taxes using an asset and liability approach. This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting carrying amounts and the tax bases of assets and liabilities. The Company regularly reviews deferred tax assets for recoverability and establishes a valuation allowance if, based upon the available evidence, it is more-likely-than-not that some or all of the deferred tax assets will not be realizable.

The Company accounts for uncertainties in tax positions in accordance with authoritative guidance. Under these provisions, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more-likely-than-not be realized. The determination as to whether the tax benefit will more-likely-than-not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes interest and penalties related to uncertain tax positions as a component of the provision for income taxes in the accompanying statement of operations. There were no interest and penalties incurred for the years ended December 31, 2016 and 2015. As of December 31, 2016 and 2015, the Company believes it does not have any uncertain tax positions.

The Company files income tax returns in federal and various state jurisdictions. With few exceptions, the Company is no longer subject to federal, state, and local examinations by tax authorities for years before 2013.

Advertising expense: Advertising costs are expensed as incurred.

Preferred unit warrants: During 2015, Wellness issued warrants to acquire preferred member units on behalf of the Company in connection with the Company’s line of credit agreement (See Note 6.) The Company accounts for freestanding warrants and other similar instruments related to units that are redeemable in accordance with ASC 480, Distinguishing Liabilities from Equity. As the preferred units underlying the warrants are redeemable upon exercise, the freestanding warrants related to preferred units are classified as liabilities on the balance sheets. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other expense, net, in the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.

Recent accounting pronouncements: In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods of public entities beginning after December 15, 2017. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity's ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. ASU 2014-15 was adopted in the Company’s financial statements resulting in expanded disclosures to address uncertainties about the Company’s ability to continue as a going concern (See Note 1).

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 is effective for public entities financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016 on a prospective basis. Early adoption of ASU 2015-11 is permitted. The Company does not expect the adoption of ASU 2015-11 to have a material effect on its consolidated financial statements.

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). This ASU simplifies the presentation of deferred income taxes by eliminating the requirement for entities to separate deferred tax liabilities and assets into current and noncurrent amounts in classified balance sheets. Instead, it requires deferred tax assets and liabilities be classified as noncurrent in the balance sheet. The ASU is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted, and this ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company elected to adopt this update retrospectively as of January 1, 2015.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 will be effective for the Company for fiscal years beginning after December 15, 2017. The Company does not believe the adoption of the new financial instruments standard will have a material impact on its financial statements.

In February 2016, the FASB issued Accounting Standards Update No. ASU 2016-02, Leases (“ASU 2016-02”). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than twelve months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact of this accounting standard on the financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. ASU 2016-09 will be effective for the Company beginning on January 1, 2017. The Company is currently evaluating the impact of this accounting standard on the financial statements.

Note 3.	Preferred Units Warrant Liabilities

The preferred unit warrants are recorded at fair value using the valuation techniques described below.

ASC 820, Fair Value Measurement, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs.

The standard describes the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2:
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of the market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

During the years ended December 31, 2016 and 2015, there were no changes to the Company’s valuation techniques that had, or are expected to have, a material impact on its statements of operations.

The fair value valuation of warrants recorded is determined using widely accepted valuation techniques, including the Black-Scholes Pricing Model. The warrants were valued on the grant date with the following assumptions: expected dividend yield rate of zero, risk-free interest rate of 1.31%, expected volatility of 66% and expected life of ten years. The fair value of the warrants of $0.05 million was recorded at the date of issuance as a debt discount in the accompanying balance sheet and is being accreted to face value of the debt as interest expense using the effective interest method over the term of the agreement. No warrants have been exercised as of December 31, 2016.

Liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 are as follows:

Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	Total
December 31, 2016	(Level 1)	(Level 2)	(Level 3)	Fair Value

Liabilities:
Preferred units warrant liabilities	$—	$—	$47	$47

Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	Total
December 31, 2015	(Level 1)	(Level 2)	(Level 3)	Fair Value

Liabilities:
Preferred units warrant liabilities	$—	$—	$47	$47

Note 4.	Property and Equipment

Property and equipment consisted of the following as of December 31:

	2016	2015

Computer equipment and software	$1,366	$1,358
Office equipment	21	21
Furniture and fixtures	400	400
Leasehold improvements	243	237
Equipment under capital leases	971	440
	3,001	2,456
Less accumulated depreciation and amortization	(1,837)	(1,080)
	$1,164	$1,376

Depreciation and amortization expense was $0.78 million and $0.53 million for the years ended December 31, 2016 and 2015, respectively.

Note 5.	Intangible Assets

Identifiable intangible assets subject to amortization consisted of the following as of December 31:

	2016	2015

Trademarks and trade names	$3,310	$3,310
Customer relationships	8,055	8,055
Noncompete agreements	474	474
Software tools and databases	1,324	1,324
	13,163	13,163
Less accumulated amortization	(6,907)	(5,491)
	$6,256	$7,672

Amortization expense of intangible assets was $1.4 million and $1.5 million for the years ended December 31, 2016 and 2015, respectively.

Estimated future amortization expense as of December 31, 2016 for the next five years and in the aggregate thereafter is as follows:

2017	$1,417
2018	1,417
2019	1,314
2020	682
2021	221
Thereafter	1,205
$6,256

Note 6.	Line of Credit

The Company entered into a $5.0 million Line of Credit Agreement (the “Agreement”) on October 31, 2012. During the time period of April 1st through September 30th of each fiscal year, the Company’s Line of Credit was restricted to $2.5 million. The Agreement required monthly payments of interest calculated at one Month LIBOR plus an applicable credit spread of 2.5% and was collateralized by substantially all assets of the Company. All outstanding balances were due on demand by the lender. On March 6, 2014, the Company amended the Agreement to increase the capacity of the line of credit to $6.0 million. Under the terms of the amendment, during the time period of April 1st through September 30th of each fiscal year, the Company’s line of credit was restricted to $3.5 million.

On August 12, 2014, the Company amended the Agreement again to increase the capacity of the line of credit to $8.0 million and extend the maturity date to April 30, 2015. During the time period of April 1, 2014 through September 30, 2014, the Company’s line of credit was restricted to the lesser of $6.0 million and the Borrowing Base (as defined in the amended Agreement) plus $1.5 million. Interest accrued on the line of credit at the one month LIBOR rate and was collateralized by substantially all assets of the Company.

On April 30, 2015, the Company paid the outstanding balance in full and terminated its relationship with the lender, entering into a new line of credit agreement with a new lender (the “New Agreement”). The New Agreement allows for maximum advances of $7.0 million, but not to exceed the revenue availability amount, as defined. Interest accrues on the outstanding balance at a rate equal to the prime rate plus 1.75% and is payable monthly. The line of credit is secured by substantially all assets of the Company. The maturity date of the agreement was April 29, 2016. The Company paid financing costs of $0.10 million, in connection with the New Agreement, which are being amortized over the extended term of the agreement. Amortization of costs, which is included in interest expense in the accompanying statements of operations, totaled $0.03 million and $0.07 million for the years ended December 31, 2016 and 2015, respectively.

On March 11, 2016, the Company amended the New Agreement. Per the terms of the Amendment, various definitions were replaced, the maturity date was extended to March 10, 2017, a $3.0 million unconditional Guaranty by Century Focused Fund III, LLP was signed, and a minimum EBITDA covenant is required to be met. The amended terms of the New Agreement, were subject to additional modifications in April, September and December of 2016. Through the amendments, the minimum EBITDA threshold defined within the covenants were amended to align with Company’s current year financial results. No other terms or conditions were modified through these amendments. As of December 31, 2016, the interest rate was 5.25% and the balance of the outstanding line of credit was $5.28 million. The Company paid financing costs of $0.12 million, in connection with the Amendment, which are being amortized over the extended term of the agreement. Amortization of costs, which is included in interest expense, totaled $0.1 million for the year ended December 31, 2016. The Company is currently in negotiations with the lender to extend the maturity date to May 31, 2017, as previously stated in Note 1.

As disclosed in Note 3, in connection with the New Agreement, the Company granted warrants to the financial institution to purchase 131,579 Series B Preferred Units with a warrant price of $0.57 per unit, during 2015. The value of the warrant was $0.05 million and was recorded at the date of issuance as a debt discount in the accompanying balance sheets. The debt discount is being accreted to the face value of the debt over the life of the agreement through charges to interest expense. Amortization of costs totaled $0.01 million and $0.03 million during the years ended December 31, 2016 and 2015, respectively.

The line of credit balance as of December 31, 2016 and 2015 was $5.3 million and $3.8 million, net of unamortized debt issuance costs totaling $0.02 million and $0.05 million, respectively.

Note 7.	Note Payable

As part of the March 6, 2014 amendment of the Credit Agreement, the Company entered into a note payable in the amount of $1.0 million. Payments on the note payable were interest only until the first anniversary, converting to a 48-month payment schedule thereafter. Interest accrued on the term note at the one month LIBOR rate plus 2.95% and was collateralized by substantially all assets of the Company. On April 30, 2015, the Company paid the outstanding balance in full and terminated its relationship with the lender.

Note 8.	Subordinated Convertible Debt

At various dates during 2016, the Company issued subordinated convertible secured promissory notes with Wellness totaling $4.4 million. The notes are secured by substantially all assets of the Company. Interest shall accrue on the unpaid principal amounts from the date of each advance until paid, at the annual rate of 8.25%. Payments of principal and interest under the notes shall be subordinated to the obligations of the Company under the line of credit agreement described in Note 6. Principal and accrued interest will be due and payable in full on the five-year anniversary of the dates of the notes (the “Maturity Dates”) through August 2021, unless previously converted. Upon a conversion event as defined in the agreements, the principal and accrued interest on the notes will mandatorily convert into equity of the Company. Accrued interest as of December 31, 2016 was approximately $0.25 million and was included in accrued expenses and other liabilities on the balance sheet.

Note 9.    Capital Lease Obligations

The Company leases certain equipment under capital lease agreements. The leases range in terms from 24-48 months with monthly payments ranging from $0.01 million to $0.02 million. The equipment held under the leases was recorded at cost of $0.97 million and $0.44 million as of December 31, 2016 and 2015, respectively. Amortization of the leased equipment is included in depreciation expense.

Future minimum lease payments under the capital leases are presented as follows:

2017	$381
2018	112
493
Less interest	(26)
Present value of minimum lease obligations	467
Less current portion of capital lease obligations	(357)
Long-term portion of capital lease obligations	$110

Note 10.	Member’s Capital

Upon formation of the Company, one class of equity ownership interests was established, the Common Units. As of December 31, 2016, 12,000,000 units were authorized, issued, and outstanding. The rights and obligations of the holder of the Common Units are governed by the Second Amended and Restated Operating Agreement of Provant Health Solutions, LLC (the “Operating Agreement”). The Operating Agreement provides for the limitation of the holder’s liability to be that of their respective capital contributions as defined in the Operating Agreement. Per the Operating Agreement, the holder is able to receive distributions from the Company when approved by the member. No distributions were declared during the years ended December 31, 2016 and 2015.

Unit-based compensation: Employees of the Company are eligible to receive incentive units under the Parent’s equity incentive plan. The issuance of the incentive units is made in accordance with the respective Equity Award Agreements. Compensation expense recognized in connection with the incentive units is recorded on the Company’s statement of operations, as the employees’ performance obligation is with the Company.

The fair value of each unit award is estimated on the date of grant using a Black-Scholes option pricing model. Key inputs and assumptions used for estimating the fair value of units granted in 2015 were as follows:

Expected term (years)	6.25
Expected volatility	52.28%-65.97%
Risk-free interest rate	1.59-1.88%
Expected annual dividend	None

The expected term for 2015 was estimated using the simplified method for "plain vanilla" options as prescribed by the SEC's Staff Accounting Bulletin No. 110, Share-based Payment. The risk-free interest rate for each grant is equal to the US Treasury rate in effect at the time of grant for instruments with an expected life similar to the expected option term. Because the Parent’s members’ units are not traded publicly, the stock volatility assumption is based on an analysis of the volatility of the common stock of comparable public companies in similar industries for a period equal to the expected option term. The Parent has not paid, and does not anticipate paying, cash dividends on its common units; therefore, the expected dividend yield is zero.

No units were granted in 2016.

A summary of non-vested Class B Incentive Common Units activity for the years ended December 31, 2016 and 2015, is as follows:

Number of
Units

Unvested, granted as of December 31, 2014	662,957
Units granted	3,793,461
Units vested	(368,137)
Units forfeited	—

Unvested, granted as of December 31, 2015	4,088,281
Units granted	—
Units vested	(1,337,071)
Units forfeited	(620,539)
Unvested, granted as of December 31, 2016	2,130,671

Net compensation expense recognized in selling, general, and administrative expenses for the years ended December 31, 2016 and 2015 was $0.43 million and $0.19 million, respectively. As of December 31, 2016, there was $0.65 million of unrecognized compensation expense related to non-vested awards that is expected to be recognized from 2017 through 2019.

Note 11.    Income Taxes

The current tax provision is computed on the basis used by the Company in filing its income tax returns. The Company’s deferred income tax expense (benefit) represents the change in the deferred income taxes from the years ended December 31, 2016 and 2015. The benefit for income taxes consisted of the following:

	2016	2015
Current:
Federal	$—	$62
State	10	10
	10	72
Deferred:
Federal	(344)	(2,170)
State	(103)	(639)
	(447)	(2,809)
Total income tax benefit	$(437)	$(2,737)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2016 and 2015 are presented below:

	2016	2015

Consumable supplies reserve	$12	$62
Allowance for doubtful accounts	10	10
Accrued expenses	538	318
Net operating loss carryforward	7,894	4,763
Property and equipment	(1,718)	(2,673)
Intangible assets	(2,502)	(3,069)
Unit-based compensation expense	310	142
	4,544	(447)
Valuation allowance	(4,544)	—
Net deferred tax liability	$—	$(447)

As of December 31, 2016 and 2015, the Company had unused federal and state net operating loss ("NOL") carryforwards of $19.74 million and $11.91 million, respectively. The NOL carryforwards expire at various dates through December 31, 2036. All deferred taxes have been calculated at the Company’s applicable income tax rates for the years ended December 31, 2016 and 2015. A valuation allowance of $4.5 million was applied against the net deferred tax asset balance as of December 31, 2016. In assessing the realizability of deferred tax assets, the Company considers its estimated taxable future earnings and the expected timing of the reversal of temporary differences. Accordingly, the Company has recorded a valuation allowance against its deferred tax assets which reduces the gross deferred tax asset to an amount which management believes will more-likely-than-not be realized. The valuation allowance was determined, by assessing both positive and negative evidence, whether it is more-likely-than-not that deferred tax assets are realizable. Such assessment is done on a jurisdiction-by-jurisdiction basis.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforward that can be utilized annually to offset future taxable income. Subsequent ownership changes, including the one contemplated in the transaction described in Note 15, could further affect the limitation in future years.

Income taxes using the federal statutory income tax rate differ from the Company’s effective tax rate primarily due to non-deductible expenses incurred by the Company. A reconciliation of income tax expense (benefit) at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	2016	2015

Statutory federal tax rate	34%	34%
State tax	5.91%	5.88%
Other permanent differences	(0.11)%	(0.14)%
Change in valuation allowance	(41.38)%	—
True-up of prior years taxes	5.54%	1.57%
Effective tax rate	3.96%	41.31%

Note 12.    Employee Benefit Plan

The Company maintains a defined contribution retirement plan which qualifies under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who have attained the age of 21 and completed one month of service. Under the plan, participants may contribute up to the maximum amount allowed by the Internal Revenue Code. The Company makes matching contributions equal to 50% of the first 4% of eligible compensation. For the years ended December 31, 2016 and 2015, the Company made matching contributions of $0.14 million.

Note 13.    Commitments

Operating leases: The Company leases certain equipment and property under operating leases expiring at various dates through December 2018.

Future minimum lease commitments under the operating leases are as follows as of December 31, 2016:

2017	$582
2018	613
$1,195

Total rent expense associated with operating leases was $0.57 million and $0.58 million for the years ended December 31, 2016 and 2015, respectively.

Note 14.    Contingencies

The Company is occasionally subject to various legal proceedings and claims that arise in the ordinary course of business activities.  Except as described below, in the opinion of management, the disposition of these matters will not have a material effect on the Company’s financial condition or results of operations.

During 2016, a class action lawsuit regarding California employment wages was brought against the Company. In November 2016, the Company entered into a settlement agreement and release with certain parties regarding the ongoing litigation.  The matter has been settled for $0.75 million and the Motion for Preliminary Approval of Class Action Settlement is set to be heard in early 2017.  Should the court grant preliminary and final approval of this settlement, this settlement is expected to preclude the aforementioned claims by class members for the class period of October 13, 2011 through November 15, 2016, provided such members do not opt out of the settlement.  The Company has accrued $0.66 million related to this settlement as of December 31, 2016, which is net of the portion of the liability covered by the Company’s insurance carrier.

Note 15.	Subsequent Events

On February 21, 2017, the Company issued subordinated convertible secured promissory notes with Wellness totaling $2.5 million. The terms and conditions of the subordinated convertible secured promissory notes are in line with the notes entered into throughout 2016 (Note 8).

On March 7, 2017, the Company executed an Agreement and Plan of Merger (the “Merger Agreement”) with a publicly traded entity (the “Acquirer”). Through this transaction, the Company will merge with one of the Acquirer’s subsidiaries. Upon effectiveness of the Merger Agreement, the Company’s interest shall be converted solely into the right to receive shares of the consolidated Acquirer, resulting in the Company being a wholly owned subsidiary of the Acquirer, and the Company’s member receiving shares in the consolidated Acquirer as consideration. The terms of the Merger Agreement are contingent upon the Acquirer receiving majority shareholder approval of the transaction. If approval is obtained, the terms and conditions will become effective immediately.

The Company has evaluated all events and transactions that occurred after the balance sheet date through the date of this filing. Except as discussed above, the Company did not have any material subsequent events that impacted its financial statements or disclosures.

ANNEX A
AGREEMENT AND PLAN OF MERGER

EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER
Exhibits:
Exhibit A             Voting and Standstill Agreement
Schedules:
Company Disclosure Schedules:
Schedule 2.3(b)        Directors and Officers of the Survivor
Schedules 3.4(a) and (b)    Non-Contravention
Schedules 3.5 (c)        Financial Statements
Schedule 3.6(a)        Real Property
Schedules 3.7(a, b, d, e, j)     Intellectual Property
Schedule 3.8(a)        Title to Assets; Sufficiency and Condition of Assets
Schedule 3.9(c)        Licenses and Permits; Compliance with Laws
Schedule 3.10            Litigation
Schedules 3.11(a, c, d, and e)    Employees
Schedule 3.12            Employee Benefits
Schedule 3.13            Insurance
Schedule 3.14(g)        Taxes
Schedules 3.15(a) and (b)    Material Contracts
Schedules 3.16(e) and (f)    Environmental and Healthcare Law Compliance
Schedule 3.17            Brokers
Schedule 3.18            Operations since Balance Sheet Date; Absence of Changes
Schedules 3.19(a) and (b)    Customers and Suppliers
Schedule 3.20            Accounts Receivable
Schedule 3.21            Affiliate Transactions
Schedule 5.1            Conduct of the Company’s Business
Schedule 5.16(a)        Contracts Indemnifying Officers and Directors of Company
Schedule 5.16(c)        D&O Tail Premium
Schedule 8.3(a)        Advisors

Parent Disclosure Schedules:

Schedule 4.3(b)        Parent Equity Awards under Parent Stock Plans
Schedule 4.3(c)        Other Equity Rights
Schedule 4.4(a)        Non-Contravention
Schedule 4.4(b)        Required Third-Party Approvals
Schedule 4.5            Brokers
Schedule 4.8(a)        Parent Leases
Schedule 4.8(b)        Lease Disputes, Assignments, Encumbrances
Schedule 4.9(a)        Parent’s Intellectual Property
Schedule 4.9(b)        Infringement
Schedule 4.9(d)        Parent IP Licenses
Schedule 4.9(e)        Parent’s Software

Schedule 4.9(j)        Open Source Software License Agreements
Schedule 4.10(a)        Liens
Schedule 4.11(a)        Operational Compliance
Schedule 4.11(c)        Permits
Schedule 4.12            Litigation
Schedule 4.13(a)        Employment Agreements; Collective Bargaining; Etc.
Schedule 4.13(b)        Actions Related to Employment Laws
Schedule 4.13(c)        Employees
Schedule 4.13(d)        Independent Contractors and Consultants
Schedule 4.13(e)        Bonuses
Schedule 4.14(a)        Parent Benefit Plans
Schedule 4.14(f)        Insurance for Retired Employees or Beneficiaries
Schedule 4.15            Parent Policies
Schedule 4.16(e)        Tax Deficiencies or Adjustments
Schedule 4.16(g)        Tax Audits
Schedule 4.16(m)        Subsidiaries; Equity Ownership
Schedule 4.17(a)        Parent Material Contracts
Schedule 4.17(b)        Parent Material Contract Defaults or Modifications
Schedule 4.18(e)        Environmental and Healthcare Law Compliance
Schedule 4.18(f)        Privacy or Security Breaches
Schedule 4.19            Operations since Balance Sheet Date
Schedule 4.20(a)        Top Customers and Suppliers
Schedule 4.20(b)        Customer and Supplier Relationships and Claims
Schedule 4.21            Aged Accounts Receivable
Schedule 4.22            Affiliate Transactions
Schedule 5.2            Conduct of Parent’s and Consolidated Subsidiaries’ Business
Schedule 5.9            Directors of Parent upon Closing

________________________________
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HOOPER HOLMES, INC., AS THE PARENT,
PIPER MERGER CORP., AS THE MERGER SUB,
PROVANT HEALTH SOLUTIONS, LLC, AS THE COMPANY, AND
WELLNESS HOLDINGS, LLC, AS THE SELLER

DATED AS OF MARCH 7, 2017
___________________________________________________________________________
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 7, 2017 (the “Effective Date”), is made and entered into by and among Hooper Holmes, Inc., a New York corporation (the “Parent”), Piper Merger Corp., a New York corporation (the “Merger Sub”), Provant Health Solutions, LLC, a Rhode Island limited liability company (the “Company”), and Wellness Holdings, LLC, a Delaware limited liability company and the sole member of the Company (the “Seller”).
RECITALS
WHEREAS, the Company is engaged in the business of developing and administering health and wellness programs, solutions and related services for employers, employees, and wellness partners including biometric screenings, coaching and year-round portal based support programs (the “Business”);
WHEREAS, the Seller is the sole member of the Company;
WHEREAS, the Merger Sub is a wholly owned subsidiary of the Parent;
WHEREAS, subject to the terms and conditions set forth herein, the Merger Sub will be merged with and into the Company in a reverse triangular merger, with the Company surviving such merger (the “Merger”) as a result of which the Parent will become the sole member of the Company and in exchange for which the Parent will issue to the Seller (or the Seller Members, following the Liquidation), the Parent Shares; and
WHEREAS, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Merger to qualify as reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
1.1    Definitions. As used herein, the terms below shall have the following meanings:
(a)    "Acceptable Confidentiality Agreement" has the meaning set forth in Section 5.3(b).
(b)    "Acquisition Agreement" has the meaning assigned to such term in Section 5.3(a).
(c)     “Acquisition Proposal” means any inquiry, proposal, or offer from any Person relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, sale of substantially all assets, recapitalization, restructuring, investment, liquidation, dissolution, or similar transaction, of (i) assets that constitute or represent 20% or more of the total assets or total revenues of the Company or Parent, as applicable, or (ii) 20% or more of Company’s outstanding membership interests or shares of Parent Common Stock, as applicable.
(d)    “Action” means any action, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, investigation, review or other proceeding commenced, brought or heard by or before any Governmental Authority.

(e)    “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified; it being understood that, for purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
(f)    “Agreement” has the meaning set forth in the preamble.
(g)    “Ancillary Agreements” has the meaning set forth in Section 3.2.
(h)    “Applicable Price” has the meaning set forth in Section 5.24.
(i)    “Balance Sheet” has the meaning set forth in Section 3.4(a).
(j)    “Balance Sheet Date” has the meaning set forth in Section 3.4(a).
(k)    “BCL” shall mean the New York Business Corporation Law, as amended.
(l)    “Benefit Plan” means a compensation or benefits plan, program or arrangement including, without limitation, plans within the meaning of Section 3.3 of ERISA, employment agreement, profit-sharing, defined contribution, deferred compensation, insurance, pension, retirement, medical, hospital, disability, change of control, termination, welfare or fringe benefit plan, program, agreement or arrangement, cash or equity-based bonus or incentive arrangement, severance arrangement or vacation policy.
(m)    “Board of Directors” means the Company Board or Parent Board, as applicable.
(n)    “Business” has the meaning set forth in the Recitals.
(o)    “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.
(p)    “Century” has the meaning set forth in Section 5.23.
(q)    “Century Guaranty Warrants” has the meaning set forth in Section 5.24.
(r)    “Century Subordinated Debt” has the meaning set forth in Section 5.11.
(s)    “Certificate of Merger” has the meaning set forth in Section 2.1.
(t)    “Closing” has the meaning set forth in Section 7.1.
(u)    “Closing Date” has the meaning set forth in Section 7.1.
(v)    “CNH” means SCM Specialty Finance Opportunities Fund, L.P. or its successors or assigns and any affiliated lender.
(w)    “Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
(x)    “Company” has the meaning set forth in the Recitals.

(y)    “Company Adverse Recommendation Change” shall mean the Company Board: (a) failing to make, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) recommending an Acquisition Proposal with respect to the Company; (c) failing to recommend against acceptance of any tender offer or exchange offer for Company Interests within five (5) Business Days after the commencement of such offer; (d) failing to reaffirm (publicly, if so requested by Parent), the Company Board Recommendation within two (2) Business Days after the date of any Acquisition Proposal (or material modification thereto) with respect to the Company is first publicly disclosed by the Company or the Person making such Acquisition Proposal; (e) making any public statement inconsistent with the Company Board Recommendation; or (f) resolving to take any of the foregoing actions.
(z)    “Company Assets” means any asset or property, real, personal, or mixed, tangible or intangible, that is owned, leased, or licensed by the Company or any of the Company’s Affiliates.
(aa)    “Company Benefit Plan” has the meaning set forth in Section 3.12(a).
(bb)    “Company Board” means the Seller and/or the board of managers of the Seller, as applicable.
(cc)    “Company Board Recommendation” means the recommendation of the Company Board in favor of the Merger and that the holders of Company Interest vote in favor of the Merger.
(dd)    “Company Continuing Employee” has the meaning set forth in Section 5.15.
(ee)    “Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Parent simultaneously with the execution and delivery of this Agreement.
(ff)    “Company Interest” means the outstanding membership interests of the Company.
(gg)    “Company’s Intellectual Property” has the meaning set forth in Section 3.7(a).
(hh)    “Company’s Software” has the meaning set forth in Section 3.7(e).
(ii)    “Confidentiality Agreement” means the Confidentiality Agreement dated November 13, 2016 between the Parent and the Company.
(jj)    “Consolidated Subsidiaries” means, collectively, the corporations, limited liability companies, and other entities of which the Parent owns at least 50% of the voting securities and the financial results of which are reported with the Parent on a consolidated basis in the Parent Reports. The Consolidated Subsidiaries specifically include the Merger Sub even though the Merger Sub’s financial results have not yet been reported on a consolidated basis with the Parent in any of the Parent Reports.
(kk)    “Continuing Directors” has the meaning set forth in Section 5.10.
(ll)    “Contract” means any contract, agreement, lease, sublease, mortgage, obligation, understanding, promise, arrangement, undertaking, restriction, license, sublicense or other instrument, in each case, whether written or oral.
(mm)    “Debt Amounts” has the meaning set forth in Section 5.11.

(nn)    “Disclosure Schedules” means the Company Disclosure Schedules and the Parent Disclosure Schedules.
(oo)    “EDGAR” has the meaning set forth in Section 4.7(a).
(pp)    “Effective Date” has the meaning set forth in the preamble.
(qq)    “End Date” has the meaning set forth in Section 8.1(b).
(rr)    “Enforceability Exceptions” has the meaning set forth in Section 3.2.
(ss)    “Environmental Laws” means any Law in effect as of the Closing Date relating to the generation, production, use, treatment, storage, transportation or disposal of Hazardous Substances or the protection of the environment.
(tt)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(uu)    “ERISA Affiliate” means each trade or business (whether or not incorporated) that together with a Person is treated as a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code.
(vv)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(ww)    “Facilities” has the meaning set forth in Section 3.6(b).
(xx)    “Financial Statements” has the meaning set forth in Section 3.5(a).
(yy)    “Form S-4 Registration Statement” means the registration statement of Parent on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable pursuant to this Agreement will be registered with the SEC.
(zz)     “GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
(aaa)    “Governmental Authority” means any legislature, agency (including the IRS), bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body or other similarly recognized organization (including the Centers for Medicare and Medicaid Services) or body of any federal, state, county, municipal, local or foreign government or other similarly recognized organization or body exercising similar powers or authority.
(bbb)    “Guaranteed Debt” has the meaning set forth in Section 5.24.
(ccc)    “Hazardous Substances” means (a) any and all substances, wastes, pollutants, contaminants and materials regulated, defined or designated as hazardous, dangerous or toxic under any Environmental or Healthcare Law, (b) gasoline, diesel fuel or other petroleum hydrocarbons, (c) PCBs, asbestos, mold or urea formaldehyde foam insulation and (d) natural gas, synthetic gas and any mixtures thereof.
(ddd)    “Healthcare Laws” means all applicable Laws of any Governmental Authority regulating health services or payment, including, but not limited to, the federal Anti-Kickback Statute

(42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1320d-8), the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Food, Drug and Cosmetic Act (21 C.F.R. §§ 301 et seq.), the Prescription Drug Marketing Act of 1987, the Deficit Reduction Act of 2005, the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-191), HITECH, the Patient Protection and Affordable Care Act of 2010, any amendments thereto, the regulations promulgated pursuant to such Laws, any state analogs to any of the foregoing Laws, and any other federal, state, or local Law, regulation, guidance document (including, but not limited to, OIG advisory opinions), manual provision, program memorandum, or other issuance of any Governmental Authority which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, privacy, security, licensure, accreditation, or billing/coding.
(eee)    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
(fff)    “HITECH” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 (Public Law 111-005), as amended.
(ggg)    “Improvements” has the meaning set forth in Section 3.6(b).
(hhh)    “Indebtedness” means, as of a particular date and without duplication with respect to a Person, (a) all indebtedness (including the principal amount thereof, the amount of accrued and unpaid interest thereon, and all applicable prepayment penalties) of such Person, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all obligations of such Person to pay rent or other payments under a lease of real property, Personal Property, or Parent Personal Property, as applicable, that is required to be classified as a capital lease in accordance with GAAP, (c) any Liability for the deferred purchase price of any property or services (but expressly excluding trade payables), (d) all obligations under any interest rate, currency or other hedging agreement, (e) prepayment premiums or any change of control premiums, if any, “breakage” costs or similar payments associated with the repayments of such Indebtedness and accrued interest, if any, and fees and expenses and all other amounts owed in respect of the foregoing, (f) any reimbursement obligation of such Person that is then due and payable with respect to direct-pay letters of credit, surety bonds, bankers’ acceptances or similar facilities issued for the account of such Person, (g) any transaction bonuses, change in control payments, success fees or similar payments payable by the Person in connection with and solely as a result of the transactions contemplated by this Agreement (but excluding any post-Closing liabilities or obligations arising as a result of the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions contained in any Benefit Plan or employment-related contracts), (h) any obligation of another Person in respect of any of the foregoing that is unconditionally guaranteed by such Person and (i) any obligation of another Person in respect of any of the foregoing that is secured by a Lien on any asset of such Person.
(iii)    “Indemnified Party” has the meaning set forth in Section 5.16(a).

(jjj)    “Intellectual Property” means, collectively, all United States, foreign and international industrial and intellectual property and other proprietary rights, including patents, patent applications, rights to file for patent applications (including continuations, continuations-in-part, divisionals, reissues and reexaminations), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain names or applications for Internet domain names, Internet and World Wide Web URLs or addresses and web site content, copyrights (whether or not registered), applications for and the right to file applications for registration thereof, works of authorship, moral rights, mask work rights, mask work registrations, applications and rights to file applications therefor, franchises, licenses, inventions, trade secrets, trade dress, know-how, confidential information, customer lists, supplier lists, proprietary processes and formulae, software, source code and object code, database, algorithms, net lists, architectures, structures, screen displays, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any state thereof, or any country or province, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including programmers’ notes, memoranda and records.
(kkk)     “Inventory” means any inventory, including finished goods, supplies, raw materials, work in progress, spare, replacement and components, or goods or products used, held for use or related to the conduct of the Business, whether located on the Company’s owned or leased property or located at any third-party locations.
(lll)    “IP Licenses” has the meaning set forth in Section 3.7(d).
(mmm)    “IRS” means the United States Internal Revenue Service or any successor organization thereto.
(nnn)    “Knowledge,” means, (i) when applied to the Company or Seller, the actual knowledge of Heather Scanlon or Mark Claremont, or the knowledge that any such individual should have possessed after a reasonable investigation of the subject matter in question with the direct reports of such person, and (ii) when applied to the Parent or the Merger Sub, the actual knowledge of the Chief Executive Officer or Chief Financial Officer of the Parent, or the knowledge that any such individual should have possessed after a reasonable investigation of the subject matter in question with the direct reports of such person.
(ooo)    “Law” means any law, statute, rule, regulation or ordinance enacted or promulgated by any Governmental Authority, including any Environmental or Healthcare Laws.
(ppp)    “Leased Real Property” has the meaning set forth in Section 3.6(a).
(qqq)    “Leases” has the meaning set forth in Section 3.6(a).
(rrr)    “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, whether known or unknown, absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due.

(sss)    “Lien” means, with respect to any assets, any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement or other restriction of a similar kind, other than Permitted Liens.
(ttt)    “Liquidation” means, prior to Closing, the distribution of the assets of the Seller to its members, in each case in accordance with the provisions of the limited liability company agreement of the Seller and the Delaware Limited Liability Company Act, as amended.
(uuu)    “LLC Act” shall mean the Rhode Island Limited Liability Company Act, as amended.
(vvv)    “Loss” means any Action, investigation, Order, ruling, damage, penalty, fine, cost, reasonable amount paid in settlement, Liability, Tax, Lien, loss, injury, decline in value, lost opportunity, expense or fee, including court costs and reasonable attorneys’ and accountants’ fees, expenses and disbursements.
(www)    “Material Adverse Effect” means any circumstance, change, or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (i) the business or operations of the Company, or (ii) the condition (financial or otherwise) of the business of the Company; provided, however, that any effect arising from or relating to any action taken by any of the following will be excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred: (a) any action taken by the Company at Parent’s request; (b) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (c) changes in Law or interpretations thereof; (d) changes in accounting requirements or principles (including GAAP); (e) changes affecting industries, markets or geographical areas in which the Company conducts its business; (f) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company’s business, including, without limitation, losses or threatened losses of employees, patients, suppliers, distributors or others having relationships with the Company; (g) the consummation of the transactions contemplated by this Agreement or any actions by Parent or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (h) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (i) any failure by the Company to meet any internal projections or forecasts and seasonal changes in the results of operations of the Company (but not, in each case, the underlying cause of such failure, unless such failure would otherwise be excepted from this definition); except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (b) through (e) and (h) disproportionately adversely affect in a material respect the Company, taken as a whole, as compared to other companies that conduct business in the states and in the industries in which the Company conducts business (in which case, such adverse effects (if any) shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).
(xxx)    “Material Contract” has the meaning set forth in Section 3.15(a).
(yyy)    “Maximum Premium” has the meaning set forth in Section 5.16(c).
(zzz)    “Merger” has the meaning set forth in the Recitals.

(aaaa)    “Merger Sub” has the meaning set forth in the preamble.
(bbbb)    “Minimum Amount” has the meaning set forth in Section 5.11.
(cccc)    “Net Cash Amount” has the meaning set forth in Section 5.11.
(dddd)    “Net Debt” has the meaning set forth in Section 5.11.
(eeee)    “Net Debt Target” has the meaning set forth in Section 5.11.
(ffff)    “Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated July 2, 2012.
(gggg)     “Order” means any binding and enforceable judgment, order, writ, decision, injunction, verdict, ruling, award (including arbitration awards), decree or other similar determination or finding by, before or under the supervision of any Governmental Authority, arbitrator or mediator of competent jurisdiction.
(hhhh)    “Ordinary Course of Business” means (i) when applied to the Company or Seller, the ordinary course of business consistent with the past custom and practice (including with respect to quantity and frequency to the extent applicable under the circumstances) of the Company in the operation of the Business; and (ii) when applied to the Parent or any Consolidated Subsidiary, the ordinary course of business consistent with the past custom and practice (including with respect to quantity and frequency to the extent applicable under the circumstances) of the Parent and its Consolidated Subsidiaries in the operation of the Parent’s Business.
(iiii)    “Parent” has the meaning set forth in the preamble.
(jjjj)    “Parent Adverse Recommendation Change” shall mean the Parent Board: (a) failing to make, amending, modifying, or materially qualifying, in a manner adverse to Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Parent Proxy Statement and the Form S-4 Registration Statement that is mailed or otherwise sent to holders of Parent Common Stock; (c) recommending an Acquisition Proposal with respect to the Parent; (d) failing to recommend against acceptance of any tender offer or exchange offer for Parent Common Stock within five (5) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Company), the Parent Board Recommendation within two (2) Business Days after the date of any Acquisition Proposal (or material modification thereto) with respect to the Parent is first publicly disclosed by the Parent or the Person making such Acquisition Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving to take any of the foregoing actions.
(kkkk)    “Parent Assets” means any the asset or property, real, personal, or mixed, tangible or intangible, that is owned, leased, or licensed by the Parent or one or more of the Consolidated Subsidiaries.
(llll)    “Parent Benefit Plan” has the meaning set forth in Section 4.14(a).
(mmmm)    "Parent Board" means the board of directors of the Parent.

(nnnn)    "Parent Board Recommendation" means the recommendation of the Parent Board in favor of the Merger and that the holders of Parent Common Stock vote in favor of the issuance of the Parent Shares pursuant to this Agreement.
(oooo)    “Parent Common Stock” means the Common Stock, par value $0.04 per share, of the Parent.
(pppp)    “Parent Disclosure Schedules” means the disclosure schedules delivered by the Parent to the Company simultaneously with the execution and delivery of this Agreement.
(qqqq)    “Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.
(rrrr)    “Parent Facilities” has the meaning set forth in Section 4.8(b).
(ssss)    “Parent Financial Statements” has the meaning set forth in Section 4.7(b).
(tttt)    “Parent Improvements” has the meaning set forth in Section 4.8(b).
(uuuu)    “Parent Inventory” means any inventory, including finished goods, supplies, raw materials, work in progress, spare, replacement and components, or goods or products used, held for use or related to the conduct of the Parent’s Business, whether located on the Parent’s or any Consolidated Subsidiary’s owned or leased property or located at any third-party locations.
(vvvv)    “Parent IP License” has the meaning set forth in Section 4.9(d).
(wwww)    “Parent Leased Real Property” has the meaning set forth in Section 4.8(a).
(xxxx)    “Parent Leases” has the meaning set forth in Section 4.8(a).
(yyyy)    “Parent Material Adverse Effect” means any circumstance, change, or effect that, individually or in the aggregate, that is, or would reasonably be expected to be materially adverse to (i) the business or operations of the Parent, on a consolidated basis, or (ii) the condition (financial or otherwise) of the business of the Parent, on a consolidated basis; provided, however, that any effect arising from or relating to any action taken by any of the following will be excluded from the definition of “Parent Material Adverse Effect” and from the determination of whether such a Parent Material Adverse Effect has occurred: (a) any action taken by the Parent at the Company’s request; (b) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (c) changes in Law or interpretations thereof; (d) changes in accounting requirements or principles (including GAAP); (e) changes affecting industries, markets or geographical areas in which the Parent conducts its business; (f) the announcement or pendency of the transactions contemplated by this Agreement or other communication by the Company or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to its business, including, without limitation, losses or threatened losses of employees, patients, suppliers, distributors or others having relationships with the Parent; (g) the consummation of the transactions contemplated by this Agreement or any actions by the Parent or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (h) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (i) any failure by the Parent to meet any internal projections or forecasts and seasonal changes in the results of operations of the Parent (but not, in each case, the underlying cause of such failure, unless such failure would otherwise be excepted from this definition); except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (b) through (e) and (h) disproportionately adversely affect in a material respect the Parent, taken as a whole, as compared to other companies that conduct business in the states and in the industries in which the Parent conducts business (in which case, such adverse effects (if any) shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).
(zzzz)    “Parent Material Contracts” has the meaning set forth in Section 4.17(a).
(aaaaa)    “Parent Permits” means any and all licenses, permits, authorizations, bonds, approvals, franchises, registrations, accreditations, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, or any other permit or permission which are material to or legally required for the operation of the Parent’s Business as currently conducted or in connection with the Parent’s and its Consolidated Subsidiaries’ ability to own, lease, operate or manage any of their property (including, without limitation, any such licenses or permits required for each Parent Facility and), or bill any governmental payer, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Law (including, without limitation, any Environmental or Healthcare Law).
(bbbbb)    “Parent Personal Property” means all machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by the Parent or one or more of the Consolidated Subsidiaries or used in connection with the Parent’s Business.
(ccccc)    “Parent Policies” has the meaning set forth in Section 4.15.
(ddddd)    “Parent Proxy Statement” means the proxy statement of the Parent to be filed as part of the Form S-4 Registration Statement with the SEC, seeking approval from the Parent stockholders of the issuance of the Parent Shares.
(eeeee)    “Parent Reports” has the meaning set forth in Section 4.7(a).
(fffff)    “Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions under any Parent Stock Plan.
(ggggg)    “Parent Securities” has the meaning set forth in Section 4.3(c).
(hhhhh)    “Parent Shares” has the meaning set forth in Section 2.4(a).
(iiiii)    “Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.
(jjjjj)    “Parent Stock Plans” means the following plans, in each case as amended: (1) 2007 Non-Employee Director Restricted Stock Plan; (2) 2008 Omnibus Employee Incentive Plan; and (3) Amended and Restated 2011 Omnibus Employee Incentive Plan.
(kkkk)    “Parent Stockholder Vote” means the adoption by the affirmative vote of a majority of the issued and outstanding shares of Parent Common Stock present and voting at the Parent Stockholders’ Meeting on a resolution approving the issuance of the Parent Shares pursuant to, and on the terms and conditions set forth in, this Agreement.

(lllll)    “Parent Stockholders” means the holders of the Parent Common Stock.
(mmmmm)    “Parent Stockholders’ Meeting” shall have the meaning specified in Section 5.6(a).
(nnnnn)    “Parent Subsidiary Securities” has the meaning set forth in Section 4.3(f).
(ooooo)    “Parent’s Business” means the business conducted by Parent and the Consolidated Subsidiaries of developing and administering health and wellness programs, solutions and related services for employers, employees, and wellness partners including biometric screenings, coaching and year-round portal based support programs.
(ppppp)    “Parent’s Intellectual Property” has the meaning set forth in Section 4.9(a).
(qqqqq)    “Parent’s Software” has the meaning set forth in Section 4.9(e).
(rrrrr)    “Party” means each of the Parent, the Merger Sub, the Company, and the Seller, and referred to collectively as the “Parties.”
(sssss)    “Payment Spreadsheet” has the meaning set forth in Section 2.6.
(ttttt)    “Permits” means any and all licenses, permits, authorizations, bonds, approvals, franchises, registrations, accreditations, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, or any other permit or permission which are material to or legally required for the operation of the Business as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property (including, without limitation, any such licenses or permits required for each Facility and), or bill any governmental payer, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Law (including, without limitation, any Environmental or Healthcare Law).
(uuuuu)    “Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or delinquent, (ii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or delinquent, (iii) Liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (iv) purchase money Liens on Personal Property acquired in the Ordinary Course of Business, (v) Liens securing executory obligations under any lease that constitute a “capital lease” under GAAP, (vi) any utility company rights, easements and franchises and (vii) Liens disclosed on Schedule 3.8(a) and Schedule 4.10(a) that are not marked with an asterisk.
(vvvvv)    “Person” means an individual, partnership, limited liability company, corporation, association, business trust, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.
(wwwww)    “Personal Information” shall mean an individual’s first name and last name or first initial and last name in combination with any one or more of the following data elements that relate to such individual: (a) Social Security number; (b) driver's license number or state-issued identification card number; or (c) financial account number, or credit or debit card number, with or without any required security code, access code, personal identification number or password, that would permit access to an individual’s financial account; provided, however, that “Personal

Information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. Notwithstanding the foregoing, if an applicable state privacy law includes a more expansive definition of “Personal Information” (or an analogous term) than that set forth herein, such state law definition shall be deemed to replace the foregoing definition of “Personal Information” for purposes of Sections 3.8(d), 3.16(f), 4.10(d), and 4.18(f).
(xxxxx)    “Personal Property” means all machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by the Company or used in connection with the Business.
(yyyyy)    “PHI” has the meaning set forth in Section 3.16(f).
(zzzzz)    “Policies” has the meaning set forth in Section 3.13.
(aaaaaa)    “Pre-Closing Capital” has the meaning set forth in Section 5.11(a).
(bbbbb)    “Pre-Closing Period” has the meaning set forth in Section 5.3(a).
(cccccc)     “Required Information” means the unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal month commencing with the fiscal month ending January 31, 2017 and ending at least 30 days prior to the Closing Date, and any other pertinent information regarding the Company as may be reasonably requested by Parent or any financing source in connection with securing debt financing for the transactions contemplated by this Agreement or that is necessary to satisfy the conditions set forth in the Debt Documents.
(dddddd)    “Restricted Party” has the meaning set forth in Section 5.13(a).
(eeeeee)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(ffffff)    “Seller” has the meaning set forth in the preamble.
(gggggg)    “Seller Guaranty” has the meaning set forth in Section 5.24.
(hhhhhh)     "Seller Members” shall mean those members of the Seller, or any other entity established by such members prior to Closing, in either case that hold the equity interests in the Company following the Liquidation.
(iiiiii)    “Standstill Termination Date” has the meaning set forth in Section 5.10(b).
(jjjjjj)    “Superior Offer” shall mean a bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders (or other security holders) prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital securities or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its subsidiaries, taken as a whole, in a single transaction or a series of related transactions that (in each case of the foregoing clauses “(i)” and “(ii)”): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement (including Section 5.3); and (b) is on terms and conditions that the Board of Directors of the Parent or the Seller, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any: (x) is reasonably likely to be more favorable, from a financial point of view, to such Party’s stockholders or members, as applicable, than the terms of this Agreement; and (y) is reasonably capable of being consummated.
(kkkkkk)    “Superior Offer Notice Period” has the meaning set forth in Section 5.3(d).
(llllll)    “Survivor” has the meaning set forth in Section 2.1.
(mmmmmm)    “SWK” means SWK Funding LLC or its successors or assigns and any affiliated lender.
(nnnnnn)    “SWK Requirement Shares” has the meaning set forth in Section 5.23.
(oooooo)    “Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, escheat or unclaimed property, excise, severance, stamp, occupation, bulk sales, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, governmental fee or other like assessment or charge of any kind whatsoever, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
(pppppp)    “Tax Claim” means any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of the Parent Indemnified Parties or the Company Indemnified Parties.
(qqqqqq)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment thereto or amendment thereof.
(rrrrrr)        “Taxing Authority” means any federal, state, local, foreign governmental entity or other authority (including any Governmental Authority) having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
(ssssss)    “Third-Party Approvals” means all approvals, consents, licenses and waivers from third parties that are required to effect the transactions contemplated by this Agreement or that are required in order to prevent a breach of or a default under or a termination or modification of or any right of acceleration of any obligations under any Contract to which the Company is a party.
(tttttt)     “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
(uuuuuu)    “Unaffiliated Purchasers” has the meaning set forth in Section 5.23.

(vvvvvv)    “Voting and Standstill Agreement” has the meaning set forth in Section 5.10.
(wwwwww)     “Voting Debt” has the meaning set forth in Section 4.3(e).
ARTICLE II.
MERGER AND REORGANIZATION
2.1    Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving entity in the Merger (the “Survivor”). At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretaries of State of the States of New York and Rhode Island a Certificate of Merger satisfying the applicable requirements of the BCL and the LLC Act and in a form reasonably acceptable to the Parent and the Seller (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of New York or at such later time as may be specified in the Certificate of Merger.
2.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the BCL and the LLC Act.
2.3    Certificate of Organization and Operating Agreement; Directors and Officers. Upon the effectiveness of the Certificate of Merger:
(a)    The Certificate of Organization and Operating Agreement of the Survivor shall remain in effect as they were immediately prior to the Merger until thereafter amended as provided by the LLC Act; and
(b)    The officers of the Survivor shall be as set forth on Schedule 2.3(b).
2.4    Conversion of the Company Interest. Upon the effectiveness of the Merger, by virtue of the Merger and without any further action on the part of the Parties:
(a)    The Company Interest shall be converted solely into the right to receive, and the Parent shall issue and deliver to the Seller (or the Seller Member(s), in the event of a Liquidation) in exchange therefor, the number of shares of Parent Common Stock (the “Parent Shares”) that is equal to (x) the total number of shares of Parent Common Stock outstanding immediately prior to the Closing less (y) the number of shares, if any, issued by the Parent between February 1, 2017 and Closing for the purpose of satisfying the SWK Equity Requirement (as defined in Section 5.23), provided further that, for the avoidance of doubt, any shares of Parent Common Stock that are to be issued as set forth on Schedule 2.4(a) hereto and that are issued and outstanding prior to Closing shall be excluded from the calculation in (x) above as to the total number of shares of Parent Common Stock outstanding immediately prior to Closing (i.e., such shares listed on Schedule 2.4(a) shall be deemed to be issued after Closing); and
(b)    All shares of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Closing shall be converted into and exchanged for 100% of the membership interests in the Survivor, which shall be issued and delivered to the Parent.
2.5    Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.
2.6    Liquidation. In the event that the Seller consummates the Liquidation prior to Closing, at least two (2) business days prior to Closing the Seller shall provide to the Parent a spreadsheet (the “Payment Spreadsheet”), certified by an officer of the Seller, that sets forth the allocation of the Parent Shares to the Seller Member(s), and at Closing the Parent shall cause the Parent Shares to be issued, beneficially and of record, to the Seller Member(s) in accordance with the Payment Spreadsheet.
2.7    Net Debt. At least two (2) business days prior to Closing the Parent shall provide to the Seller a certificate as to the Parent’s good faith estimate of the Net Debt as of Closing (the “Estimated Net Debt”), certified by an officer of the Parent, and setting forth the components thereof in conformance with Section 5.11 and Schedule 5.11(a) and the initial principal amount of the Century Subordinated Debt as of Closing shall be fixed based on the Estimated Net Debt.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER
Except as set forth in the Company Disclosure Schedule, the Company and the Seller, jointly and severally, hereby represent and warrant to the Parent, that the statements contained in this ARTICLE III are correct and complete:
3.1    Organization; Good Standing. The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Rhode Island. The Seller is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Delaware. Each of the Company and the Seller has full power and authority to carry on its business as it is now being conducted, and to own, operate and lease its respective properties and assets. The Company is duly qualified to transact business as a foreign limited liability company in each jurisdiction in which its operations or the ownership of the Company’s properties and assets requires such qualification except where failure to so qualify would not result in a Material Adverse Effect. True, complete and correct copies of the organizational documents of the Company and the Seller, together with all amendments in effect through the date of this Agreement, have been made available to the Parent.
3.2    Authorization; Binding Effect. This Agreement, and each of the other agreements to be executed and delivered pursuant to this Agreement (the “Ancillary Agreements”) to which the Company or the Seller is a party, has been duly authorized by all requisite action on the part of the Company and the Seller and their respective managers and members, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company and the Seller, enforceable in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency, creditors’ rights and similar laws now or hereafter in effect, and except insofar as the availability of equitable remedies may be limited by applicable law (collectively, the “Enforceability Exceptions”).
3.3    Capitalization. The Seller is the sole record and beneficial owner of the Company Interest, which represents 100% of the outstanding membership interests of the Company. There are no outstanding (a) securities of the Company convertible into or exchangeable for the Company membership interests or voting securities or other ownership interests in the Company, (b) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any membership interests, voting securities or other ownership interests in (or securities convertible into or exchangeable for membership interests or voting securities or other ownership interests in) the Company, or (c) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any membership interests, voting securities or other ownership interests in the Company. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company to purchase, redeem or otherwise acquire any of the Company’s outstanding membership interests. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of membership interests of the Company. The Company Interest was duly authorized and validly issued, is fully paid and non-assessable and was not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities Laws, and the rules and regulations promulgated thereunder. The Company has no subsidiaries.
3.4    Non-Contravention.
(a)    Except as set forth on Schedule 3.4(a), none of the execution and delivery by the Company or the Seller of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or the Seller with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, or result in the creation of any Lien (other than any Permitted Lien) on the Company Interest or any Company Asset under, any provision of (i) the organizational documents of the Company, (ii) any Material Contract, (iii) any Order applicable to the Company or the Seller, or (iv) any applicable Law.
(b)    Except as set forth on Schedule 3.4(b), no Third-Party Approvals, or any other consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company or the Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the compliance by the Company and the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, to avoid a breach or violation of, or any right of termination, cancellation or acceleration of any right or obligation under, or loss of any benefit under, any (i) Material Contract, (ii) Order applicable to the Company or the Seller, (iii) applicable Law, or (iv) Permit.
3.5    Financial Statements.
(a)    The Company has provided the Parent with the consolidated balance sheet of the Company (the “Balance Sheet”) for the years ended December 31, 2015 and 2016 (December 31, 2016 is referred to herein as the “Balance Sheet Date”) and the related consolidated statements of income, owner’s equity and cash flows for the year then ended (together with the Balance Sheet, the “Financial Statements”); with the Financial Statements as of December 31, 2016 and for the year ended December 31, 2016 being draft audited financial statements and the Financial Statements as of December 31, 2015 and for the year ended December 31, 2015 being audited financial statements. The Financial Statements have been prepared from the books and records of the Company and present fairly, in all material respects, the financial condition of the Company and the results of operations, owners’ equity and cash flow at the dates or for the respective periods then ended, as applicable, and have been prepared in accordance with GAAP applied on a consistent basis for all periods presented (except as may be indicated in the notes thereof, and, in the case of unaudited Financial Statements, subject to changes resulting from normal and recurring year-end audit adjustments). The books and records of the Company have been maintained in accordance with good business and bookkeeping practices and records of the Company have been maintained in accordance with statutory requirements. The Company’s internal control over financial reporting is a process designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which is was established. Since the end of the Company’s most recent audited fiscal year, there has been (i) no significant deficiency or material weakness in the design or operation of the Company’s internal control over financial reporting (whether or not remediated) which is reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
(b)    [RESERVED.]
(c)    Schedule 3.5(c) lists all non-cash distributions made to the Seller since January 1, 2014.
3.6    Real Property.
(a)    The Company does not own any real property. Schedule 3.6(a) contains a complete list of all leases and subleases of real property, including all amendments thereto (the “Leased Real Property”) pursuant to which the Company is the lessee or sublessee (the “Leases”). The Company has made available to or delivered to the Parent true, complete and correct copies of all Leases (including all amendments thereto). The Leases, together with applicable Law, permit the current use by the Company of the Leased Real Property.
(b)    The Company has a valid and existing leasehold interest in each parcel of Leased Real Property and the right to occupy and use the real property that is the subject of each such Lease, together with the buildings, structures, fixtures and improvements thereon (the “Improvements” and, together with the underlying real property, the “Facilities”). Each Lease is valid, binding and in full force and effect and, subject to any required notice, consent, or approval, will be valid, binding and in full force and effect following the transactions contemplated by this Agreement, and neither the Company nor, to the Company’s Knowledge, any of the other parties thereto are in breach or default thereunder and no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. The Facilities have received all required approvals of Governmental Authorities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof. The Improvements are in good operating condition and repair, subject to ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business. There are no disputes, oral agreements or forbearance programs in effect as to any of the Leases, and the Leases have not been assigned, subleased, transferred, mortgaged or encumbered. The Facilities are supplied with utilities and other services necessary or appropriate for the operation of the Facilities.
(c)    Neither the Company nor the Seller has received any notice that the Company is in violation of any material zoning, use, occupancy, building, Environmental Laws, ordinance or other Law or requirement relating to the Facilities.
3.7    Intellectual Property.
(a)    Schedule 3.7(a) sets forth (i) all patented or registered Intellectual Property (or applications related thereto) owned by the Company, (ii) all other Intellectual Property that is owned or licensed by the Company, or that is used in the conduct of the Business, and that is material to the conduct of the Business, and (iii) all software related to the Business (other than “off-the-shelf”, shrink-wrap or click-wrap software) owned or licensed by the Company (collectively, the “Company’s Intellectual Property”).
(b)    Except as set forth on Schedule 3.7(b), neither the Company nor the Seller has (i) since January 1, 2014, received notice of any infringement by the Company of the rights of any Person with respect to such Person’s Intellectual Property or (ii) infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any of Company’s Intellectual Property. Except as set forth on Schedule 3.7(b), no Action by any Person contesting the validity, enforceability, use, registration or ownership of any of the Company’s Intellectual Property is pending or, to the Company’s Knowledge, threatened.
(c)    All of Company’s Intellectual Property was written, created, invented or developed solely by either (i) employees of the Company acting within the scope of their employment and subject to an obligation, by agreement or Law, to assign all rights in the Company’s Intellectual Property to the Company or (ii) third parties who have assigned all of their rights therein to the Company through the execution of written agreements, true, complete and correct copies of which have been supplied to the Parent. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or part, any of the Company’s Intellectual Property.
(d)    All agreements related to Intellectual Property licensed by the Company and material to the operation of the Business as currently conducted (other than off-the-shelf Intellectual Property or Intellectual Property subject to shrink-wrap, click-through or similar licenses) are listed on Schedule 3.7(d) (each, an “IP License,” and collectively, the “IP Licenses”). The Company has provided the Parent with true, complete and correct copies of all IP Licenses. All IP Licenses are valid and enforceable against the Company and, to the Company’s Knowledge, each IP License is valid and enforceable against the other parties thereto, in each case as subject to the Enforceability Exceptions.
(e)    Except as set forth on Schedule 3.7(e), the Company has good title to and otherwise owns all rights, title and interest in and to (i) all software and applications developed by or on behalf of the Company and intended for use in the Business, including all enhancements, versions, releases and updates of such products (the “Company’s Software”) and (ii) all Intellectual Property and documentation associated with the Company’s Software, free and clear of any and all Liens (other than Permitted Liens). To the Company’s Knowledge, there are no viruses, worms, Trojan horses, self-help code or similar programs that would restrict in any material respect the proper use or access to any code in any Company’s Software. The Company maintains and follows a disaster recovery plan designed to maintain access to the Company’s Software and to prevent the unintended destruction of the Company’s Software.
(f)    Each Person that has developed any (i) of Company’s Intellectual Property or (ii) third-party Intellectual Property in the possession of the Company that the Company is required to keep confidential, has signed an agreement or acknowledgement requiring that such Person keep such information confidential.
(g)    To the Company’s Knowledge, no employee of the Company is in default of any assignment of invention, non-compete or similar agreement between such employee and a third party.

(h)    To the Company’s Knowledge, the operation of the Company as currently conducted does not result in any interference with, infringement upon or misappropriation of any Intellectual Property rights of any other Person.
(i)    The Company owns or has the valid right or license to use, possess, sell or license, all of Company’s Intellectual Property necessary or required for the conduct of the Business as currently conducted and as currently proposed to be conducted, and such rights to use, possess, sell or license are sufficient for the conduct of the Business and are free and clear of any Liens (other than those imposed by the documents evidencing the licenses with respect to such Intellectual Property). The Company has not authorized any other Person to use or otherwise exploit any Company’s Intellectual Property owned by or licensed to the Company, except pursuant to a binding, written license.
(j)    The Company has used open source software in the development of Company’s Intellectual Property and all such open source software license agreements are disclosed on Schedule 3.7(j). The Company represents and warrants that it has complied with all license requirements of such disclosed open-source software.
3.8    Title to Assets; Sufficiency and Condition of Assets.
(a)    The Company has good and marketable title to, or a valid leasehold interest in, all of the Company Assets, free and clear of any Lien, other than the Liens set forth on Schedule 3.8(a) (which Liens that are marked with an asterisk shall be terminated and released in connection with the Closing) and Permitted Liens.
(b)    The Company Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Company prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
(c)    The Inventory is good, usable, merchantable and saleable in the Ordinary Course of Business, and has been reflected on the balance sheets contained in the Financial Statements at the lower of cost or market value (taking into account the usability or saleability thereof) in accordance with GAAP. All of the Personal Property is in good operating condition and repair, except for ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business.
(d)    Since January 1, 2014, there have been (i) no losses, thefts, or security breaches suffered by the Company in respect of Personal Information or other data used in the Business, (ii) to the Company’s Knowledge, no unauthorized access or unauthorized use of any Personal Information or other data used in the Business, and (iii) to the Company’s Knowledge, no unintended or improper use of any Personal Information in the possession, custody, or control of the Company or a contractor or agent acting on behalf of the Company.
3.9    Licenses and Permits; Compliance with Laws.
(a)    The Company has been and currently is in compliance with regard to the Company’s operations, practices, provision of goods and services, claims and billings, real property, structures, machinery, equipment and other property, and all other material aspects of the Business, with all applicable Laws and Orders, including, but not limited to, Healthcare Laws and all Laws or Orders relating to the safe conduct of business, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, wage and hour, sanitation, fire, zoning, building and occupational safety. There are no Actions pending or, to the Company’s Knowledge, threatened in writing, nor has the Company received notice, regarding any violations of any Laws or Orders enforced by any Governmental Authority claiming jurisdiction over the Company, to the extent applicable, including any requirement of the Occupational Safety and Health Administration or any pollution and environmental control agency (including air and water).
(b)    The Company has been and currently is in compliance with any and all immigration Laws that are applicable to the Company and the Company’s operations, including, but not limited to, the Immigration Reform and Control Act of 1986, as amended from time to time.
(c)    The Company holds, and is in compliance with, all Permits required for the conduct of the Business, the provision of goods and services by the Company, the billing of goods and services by the Company, and the ownership of the Company Assets. Schedule 3.9(c) sets forth a list of all such Permits. Each such Permit is valid and in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of such Permit is threatened and, to the Company’s Knowledge, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. No notice from a Governmental Authority has been received by the Company or the Seller alleging the failure to hold any of the foregoing. True, complete and correct copies of the Permits and any other material reports, statements of deficiencies, plans of correction, audits and other investigation notices with respect to any Law have been made available to the Parent.
3.10    Litigation. Except as set forth on Schedule 3.10, there are no Actions pending or, to the Company’s Knowledge, threatened against or involving the Company (at law or in equity, or before or by any Governmental Authority) or any of the Company Assets, nor, to the Company’s Knowledge, is there any basis for any such Action. The Company is not identified as a party to, or is in any way subject to any restrictions or limitations under any Order. Since the Balance Sheet Date, the Company has not commenced or settled any Action asserting Losses in excess of $20,000 individually, or $40,000, in the aggregate, against any other Person.
3.11    Employees.
(a)    Except as set forth on Schedule 3.11(a), (i) the Company is not a party or subject to or bound by any collective bargaining or other similar agreement, (ii) no current officers or employees of the Company are a party to any employment agreement or union or collective bargaining agreement with the Company, (iii) no union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with the Company regarding terms and conditions of employment, (iv) no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending, (v) to the Company’s Knowledge, no executive of the Company has any plans to terminate employment or relationship with the Company; (vi) the Company does not currently have independent contractors or consultants who have provided services to the Company that are paid more than $25,000 per annum, except as disclosed in any Contract set forth on Schedule 3.15(a); and (vii) to the Company’s Knowledge, no employee of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company. There are no current or, to the Company’s Knowledge, threatened attempts (and there have been no current or, to Company’s Knowledge, threatened attempts since January 1, 2014) to organize or establish any labor union to represent any employees of the Company.
(b)    The Company has been and currently is in compliance with all federal, state and local Laws or Orders governing employee relations applicable to the Company, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no Actions, grievances or controversies relating to any such Law or Order are pending or, to the Company’s Knowledge, have been threatened.
(c)    The Company has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper Governmental Authority. Schedule 3.11(c) sets forth a correct and complete list of each employee of the Company as of a recent date, including the name, position, current annual base and bonus target, total accrued vacation and employment status (either full-time or part-time) for each such employee, and whether any such employee is absent from active employment, including but not limited to, leave of absence or disability. Except for increases in the Ordinary Course of Business or as set forth on Schedule 3.11(c), the Company has not increased the annual base or bonus target paid or payable to any employee since January 1, 2016.
(d)    Schedule 3.11(d) lists all independent contractors and consultants currently hired by the Company (including health care professionals) to which the Company has paid or expects to pay more than $25,000 in any fiscal year, their rates of pay, the dates they began their assignment with the Company and the estimated completion date of their services. Except in the Ordinary Course of Business, the Company has not increased the rate of pay that is payable to any independent contractor, consultant, or health care professional since January 1, 2016.
(e)    All obligations relating to the following have been paid or will have been paid prior to the Closing: (i) all bonuses earned by Company employees for the fiscal year ended December 31, 2016, as set forth in Schedule 3.11(e), and (ii) all employee commissions accrued as of the Balance Sheet Date arising out of the operation of the Business.
3.12    Employee Benefits.
(a)    Schedule 3.12 sets forth a list of all Benefit Plans sponsored or maintained by the Company or any of the Company’s Affiliates or the Company’s ERISA Affiliates for the benefit of the employees, directors, partners, independent contractors, or consultants of the Company in effect as of the date hereof (each, a “Company Benefit Plan”). Each Company Benefit Plan (and each related trust, insurance contract or fund) complies in form and, in administration, with the applicable requirements of ERISA, the Code and other Law.
(b)    All contributions required in connection with each Company Benefit Plan by Law, by the terms of such Company Benefit Plan (including all employer contributions and employee salary reduction contributions, if any) or any agreement relating thereto have been made. There are no material unfunded Liabilities or benefits under any Company Benefit Plan that have not been properly reserved, accrued for, or otherwise reflected in, the Financial Statements.
(c)    Each Company Benefit Plan that is an employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and if so qualified, has received a favorable determination letter from the IRS, or may rely on a favorable opinion letter, as to its qualification under Section 401(a) of the Code.
(d)    Neither the Company nor any ERISA Affiliate has maintained or contributed to, or has been obligated to maintain or contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has, since January 1, 1974, maintained, contributed to or terminated an employee pension benefit plan, as defined in Section 3(2) of ERISA.

(e)    The Company does not maintain or have any obligation under a nonqualified deferred compensation plan within the meaning of Code Section 409A that fails to meet the requirements of paragraph (2), (3), or (4) of Code Section 409A(a) or that is not operated in accordance with a good faith interpretation of such requirements or with respect to which assets are subject to Code Section 409A(b).
(f)    The Company does not have any obligation to provide life or medical insurance benefits to former or retired employees or beneficiaries thereof, except to the extent required by COBRA.
3.13    Insurance. The Company currently has insurance contracts or policies (collectively, the “Policies”) in full force and effect that provide for coverages that, in the Company’s reasonable determination, are reasonably adequate as to amount and scope for the Company and the Company’s operations. Schedule 3.13 sets forth summary descriptions of all Policies, including the name of the insurer, the types, dates and amounts of coverages, and any material coverage exclusions. The Company has not breached or otherwise failed to perform in any material respect the Company’s obligations under any of the Policies nor has the Company or the Seller received any adverse notice or communication from any of the insurers party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. To the Company’s Knowledge, all Policies are sufficient to protect the Company from any material loss resulting from the risks and liabilities reasonably foreseeable at the date hereof. All Policies to which the Company is subject are valid, outstanding, collectible and enforceable, and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Company has applied for any Policy or with which the Company has carried a Policy.
3.14    Taxes.
(a)    Since January 1, 2013, the Company has filed all Tax Returns required to be filed, all such Tax Returns are accurate, true and complete, and the Company has duly paid all Taxes due or payable (whether or not shown or required to be shown on any Tax Return).
(b)    Since January 1, 2013, all Taxes that have been required to be withheld or collected by the Company, including, but not limited to, in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner or other third party, have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws.
(c)    There are no Liens for Taxes upon any property or assets of the Company, except for Permitted Liens.
(d)    For the period since January 1, 2013, the Company does not have in force any waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return.
(e)    No Taxing Authority is now asserting in writing or, to the Company’s Knowledge, threatening to assert against the Company any deficiency or claim for additional Taxes or any adjustment of any Tax Return for any period after January 1, 2013.

(f)    To the Company’s Knowledge, no claim has been made since January 1, 2013, by a Taxing Authority in a jurisdiction in which the Company does not file a Tax Return that the Company is or would reasonably likely be subject to taxation by that jurisdiction.
(g)    No issues have been raised in writing that are currently pending by any Taxing Authority in connection with any Tax Returns filed by or with respect to the income, assets or activities of the Company. Except as set forth on Schedule 3.14(g), the Company has not been subject to an audit by a Taxing Authority.
(h)    The Company is not a party to any tax-sharing agreement.
(i)    Since January 1, 2013, no corporation, partnership, limited liability company or other entity has merged with or into the Company.
(j)    None of the Company Assets constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the Company Assets are subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner of such assets for federal income tax purposes.
(k)    Since January 1, 2013, the Company has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(l)    Since January 1, 2013, the Company has not had any permanent establishment in any foreign country, and the Company has not previously engaged in a trade or business in any foreign country.
(m)    None of the Company Assets constitute stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.
(n)    None of the Company Assets are subject to an arrangement that may cause a “tax-exempt use loss” under Section 470 of the Code for any time period after January 1, 2013.
(o)    Since January 1, 2013, none of the Company Assets are or have been subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulation Section 1.467-1(c).
3.15    Material Contracts.
(a)    Except as set forth on Schedule 3.15(a), the Company is not a party to or otherwise bound by any of the following (collectively, the “Material Contracts”):
(i)    any Contract or group of related Contracts with the same party, which, when aggregated with any Contract between such party and the Company, creates a future payment obligation by the Company in excess of $25,000 in any calendar year;
(ii)    Contracts with customers of the Company for amounts in excess of $100,000 (in terms of dollars billed by Company for the calendar year 2016);

(iii)    any employment, severance or consulting Contract with any director, officer or employee of the Company;
(iv)    any Contract with another Person limiting or restricting the ability of the Company to enter into or engage in any market or line of business;
(v)    any Contract for the sale of any of the assets of the Company or the acquisition of the stock or the assets of another Person other than in the Ordinary Course of Business;
(vi)    any Contract relating to the incurrence, assumption, surety or guarantee of any Indebtedness in excess of $25,000;
(vii)    any Contract under which the Company has made advances or loans to any other Person (which shall not include advances made to an employee of the Company in the Ordinary Course of Business) in excess of $25,000;
(viii)    any Contract under which the Company uses or leases personal property that involves annual payments in excess of $25,000;
(ix)    any Contract involving Intellectual Property licensed (A) by the Company, except to customers pursuant to customer agreements entered into in the Ordinary Course of Business or (B) to the Company;
(x)    any consulting, independent contractor, sales, commissions, distributor, dealer, advertising or marketing Contract that involves annual payments in excess of $25,000;
(xi)    any Contract for the purchase, acquisition or supply to the Company of Inventory and other property and assets (other than purchase orders issued in the Ordinary Course of Business) in excess of $25,000;
(xii)    any Contract with a Governmental Authority; or
(xiii)    any Contract with physicians, hospitals, home health agencies, hospices or any other referral source.
(b)    Each of the Material Contracts is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Exceptions). The Company has made available to or delivered to the Parent true, complete and correct copies of all of the written Material Contracts. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach or default of any of the Material Contracts. Except as set forth on Schedule 3.15(b), neither the Company nor the Seller has received any notice of or, to the Company’s Knowledge, any threat to terminate any of the Material Contracts. Except as set forth on Schedule 3.4(a) or 3.4(b), no event has occurred (including the execution of this Agreement and the consummation of the transactions contemplated hereby), and that (i) constitutes a breach, default or event of default of any Material Contract by the Company, (ii) would cause the acceleration of any obligation under any Material Contract, or (iii) gives rise to any right or termination or cancellation of any of the Material Contracts by any party other than the Company. Except as set forth on Schedule 3.15(b), neither the Company nor the Seller has received any notice of any breach or default by any other party to a Material Contract, and neither the Company nor Seller has made such a claim with respect to any such breach or default. Except as set forth in Schedule 3.15(b) or in the Ordinary Course of Business, since the Balance Sheet Date, the Company has not amended, modified, renewed, terminated or entered into a Material Contract.
3.16    Environmental and Healthcare Law Compliance.
(a)    The Company has been since January 1, 2014, and currently is, in compliance with all Environmental Laws and Healthcare Laws. To the Company’s Knowledge, no event has occurred that (with or without notice or lapse of time) (i) would constitute or result in a violation by the Company of, or a failure on the Company’s part to comply with, any Environmental Law or Healthcare Law or (ii) would give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action.
(b)    (i) The Company Assets, that are currently owned, leased or operated, are not the subject of any Action, settlement or Contract relating to Environmental Laws, Healthcare Laws or Hazardous Substances, (ii) the Company has not received notice of any investigation that has been commenced or a written request for information concerning Hazardous Substances or compliance of the Company with Environmental Laws and Healthcare Laws, (iii) to the Company’s Knowledge, no Action is threatened against the Company alleging any violation or liability under any Environmental Law or Healthcare Law and (iv) no notice has been received by the Company or the Seller alleging any violation of or liability under any Environmental Law or Healthcare Law, or requiring or seeking to impose upon the Company, any property currently owned, leased or operated by the Company, any investigatory or remedial action or obligation under any Environmental Law or Healthcare Law.
(c)    No current shareholder, member, officer, director, manager or employee of the Company has at any time (i) been convicted of a criminal offense related to any Healthcare Law, or (ii) been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a healthcare item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority.
(d)    Since January 1, 2014, Company has duly filed with the proper authorities all reports and other information required by federal and state regulatory agencies, and, to the Company’s Knowledge, all such reports or other information were accurate and complete when filed.
(e)    Except as set forth on Schedule 3.16(e), there are no pending or, to the Company’s Knowledge, threatened, Actions, investigations, audits, reviews or other examination of the Company or its business, assets or properties, or billing records or claims, and the Company is not subject to any Order, agreement, memorandum of understanding or other regulatory enforcement Action with or by any Governmental Authority or contractor having supervisory or regulatory authority with respect to the Company or the Business, or the Company Assets.
(f)    The Company is in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, HITECH and any applicable state Laws governing the privacy and security of heath information and Personal Information. The Company has established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA, HITECH and applicable state Laws. The Company has not received any notice from any Governmental Authority alleging that the Company is not in compliance with HIPAA, HITECH or applicable state Laws. With regard to Protected Health Information (“PHI,” as defined by the HIPAA regulations or, to the extent more stringent, the applicable state privacy and security Law), except as disclosed in Schedule 3.16(f), since January 1, 2014, there has been no Breach of Unsecured PHI, or Security Incident resulting in the unauthorized “use” or “disclosure” of PHI (as those terms are defined by HIPAA and HITECH) and no reportable violation of state Laws regarding the privacy and security of health information and Personal Information by the Company, any facility of the Company, or any of the Company’s agents, employees or contractors.
3.17    Brokers. Except for the Persons set forth on Schedule 3.17, neither the Company nor the Seller nor any Person acting on the Company’s or the Seller’s behalf has become obligated to pay any fee or commission to any broker, finder or intermediary for, or on account of, the transactions contemplated by this Agreement.

3.18    Operations Since Balance Sheet Date; Absence of Changes. Since the Balance Sheet Date, the Company has operated in the Ordinary Course of Business and there has not been any fact, event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect. Since the Balance Sheet Date, the Company has (i) used commercially reasonable efforts to retain the employees and sales and other agents rendering services to the Business, and preserve good business relationships with such employees, customers and suppliers, and continued to compensate such employees and sales and other agents in accordance with past custom and practice; and (ii) maintained the Company’s books, accounts and records in accordance with past custom and practice. Since the Balance Sheet Date or other dates as indicated below, except as set forth on Schedule 3.18, the Company has not done, and is not in any way obligated to do, any of the following:
(a)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(b)    institute any increase in, amend, enter into, terminate or adopt any Company Benefit Plan, other than as required by any such existing plan or by Law;
(c)    make any changes in the compensation of the officers or employees of the Company except in the Ordinary Course of Business;
(d)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements;
(e)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any Lien on any of the Company Assets;
(f)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Company or independent contractor otherwise rendering services to the Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;
(g)    enter into any other transaction or Contract or agreement with any Affiliate of the Company or of the Seller, or enter into any collective bargaining agreement;
(h)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar Business expenses;

(i)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;
(j)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(k)    amend, modify, terminate or enter into any Material Contract;
(l)    make any distributions to the Seller; or
(m)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (l) above.
3.19    Customers and Suppliers.
(a)    Schedule 3.19(a) sets forth the twenty (20) largest customers (in terms of dollars billed by the Company) and the twenty (20) largest suppliers (in terms of dollars spent by the Company), in each case, of the Company during calendar years 2016 and 2015, together with the dollar amount of goods purchased by the Company from each such supplier and the dollar amount billed by the Company to each customer during each such period.
(b)    Except as set forth on Schedule 3.19(b), since January 1, 2016, no customer or supplier has canceled, terminated or, to the Company’s Knowledge, made any threat to the Company or Seller to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company. Except as set forth on Schedule 3.19(b), to Company’s Knowledge, the Company has not received or paid within the last 12 months, any substantiated customer claim for compensation for service level credits or damages in excess of $10,000, arising from a service level disruption or service claim.
3.20    Accounts Receivable. The accounts receivable of the Company reflected on the Balance Sheet and such additional accounts receivable as are reflected on the books of the Company on the Closing Date (except to the extent so reserved against) (a) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other Business transactions and are not subject to defenses, set-offs or counterclaims and (b) except as set forth in Schedule 3.20, have not been assigned or pledged to any Person. The reserve for bad debts reflected in the Balance Sheet represents an estimate that, to Company’s Knowledge, is sufficient to provide protection against losses from inability to collect such accounts receivable. No Person has any Lien on such receivables or any part thereof, and except in the Ordinary Course of Business, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. Schedule 3.20 sets forth all accounts receivable of the Company (including the account receivable debtor) that have been outstanding for more than one hundred twenty (120) days as of a recent date.
3.21    Affiliate Transactions. Schedule 3.21 sets forth a complete and accurate list, including the parties, of all Contracts to which the Company, on the one hand, and any Affiliate of the Company, on the other hand, is a party. Except as provided on Schedule 3.21, the Company has not made any payments, made any distribution, loaned any funds or property or made any credit arrangement with the Seller, any Affiliate of the Company or any employee of the Company except for the payment of employee salaries in the Ordinary Course of Business.

3.22    No Undisclosed Liabilities. Except for Liabilities (A) reflected or reserved against in the Financial Statements (or described in the notes thereto), (B) incurred in connection with this Agreement or the transactions contemplated by this Agreement, or (C) incurred since December 31, 2016 in the Ordinary Course of Business, neither the Company nor any of its subsidiaries has any Liabilities (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARENT
Except as set forth in the Parent Disclosure Schedule, the Parent hereby represents and warrants to the Company and the Seller that the statements contained in this ARTICLE IV are correct and complete:

4.1    Organization; Good Standing. Each of the Parent and the Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of New York. The Parent and each of its Consolidated Subsidiaries are duly qualified to transact business as a foreign entity in each jurisdiction where its operations or the ownership of its properties and assets requires such qualification except where the failure to so qualify would not be reasonable expected to have a Parent Material Adverse Effect. The Parent and each of its Consolidated Subsidiaries have full power and authority to carry on its business as it is now being conducted, and to own, operate and lease its respective properties and assets.
4.2    Authorization; Binding Effect. Subject to obtaining stockholder approval by way of the Parent Stockholder Vote, this Agreement and the Ancillary Agreements to which the Parent is a party have been duly authorized by all requisite action on the part of the Parent and the Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of the Parent and the Merger Sub enforceable in accordance with their respective terms, except to the extent limited by the Enforceability Exceptions. The Parent Board Recommendation has occurred prior to the date hereof.

4.3    Capitalization.
The authorized capital stock of the Parent consists of: (a) 240,000,000 shares of Parent Common Stock. As of the date of this Agreement, (i) 11,703,525 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); and (ii) no shares of Parent Common Stock were issued and held by the Parent in its treasury. All of the outstanding shares of capital stock of the Parent are, and all shares of the capital stock of the Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any preemptive rights. No Consolidated Subsidiary of the Parent owns any shares of Parent Common Stock.
As of the date of this Agreement, an aggregate of 292,604 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under Parent Stock Plans. As of the date of this Agreement, 397,549 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options and no shares of Parent Restricted Shares were issued and outstanding. Schedule 4.3(b) sets forth as of the date of this Agreement a list of each outstanding Parent Equity Award under the Parent Stock Plans and: (i) the name of the holder of such Parent Equity Award; (ii) the number of shares of Parent Common Stock subject to such outstanding Parent Equity Award; (iii) if applicable, the exercise price, purchase price, or similar pricing of such Parent Equity Award; (iv) the date on which such Parent Equity Award was granted or issued; (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such

Parent Equity Award is vested and exercisable as of the date hereof; and (vi) with respect to Parent Stock Options, the date on which such Parent Stock Option expires. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.
(a)    Except as set forth on Schedule 4.3(c), there are no Contracts to which the Parent is a party obligating the Parent to accelerate the vesting of any Parent Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Except as set forth on Schedule 4.3(c) and other than the Parent Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Parent or any of its Consolidated Subsidiaries convertible into or exchangeable for shares of capital stock of the Parent; (B) options, warrants, or other agreements or commitments to acquire from the Parent or any of its Consolidated Subsidiaries, or obligations of the Parent or any of its Consolidated Subsidiaries to issue, shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Parent; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Parent, in each case that have been issued by the Parent or its Consolidated Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Consolidated Subsidiary of the Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(b)    There are no outstanding Contracts requiring the Parent or any of its Consolidated Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither the Parent nor any of its Consolidated Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.
(c)    No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Consolidated Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Parent or any of its Consolidated Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Parent or any of its Consolidated Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).
(d)    Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Parent or any of its Consolidated Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Consolidated Subsidiary of the Parent; (ii) options, warrants, or other agreements or commitments to acquire from the Parent or any of its Consolidated Subsidiaries, or obligations of the Parent or any of its Consolidated Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Consolidated Subsidiary of the Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Consolidated Subsidiary of the Parent, in each case that have been issued by a Consolidated Subsidiary of the Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Consolidated Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).
4.4    Non-Contravention.
(a)    Except as set forth on Schedule 4.4(a), none of the execution and delivery by the Parent and the Merger Sub of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by the Parent and the Merger Sub with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, or result in the creation of any Lien (other than any Permitted Lien) on any Parent Asset under, any provision of (i) the organizational documents of the Parent or the Merger Sub, (ii) any Parent Material Contract, (iii) any Order applicable to the Parent or the Merger Sub, or (iv) any applicable Law.
(b)    Except as set forth on Schedule 4.4(b), no Third-Party Approvals, or any other consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the compliance by the Parent and the Merger Sub with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, to avoid a breach or violation of, or any right of termination, cancellation or acceleration of any right or obligation under, or loss of any benefit under, any (i) Parent Material Contract, (ii) Order applicable to the Parent or the Merger Sub, (iii) applicable Law, or (iv) Permit.
4.5    Brokers. Except as set forth on Schedule 4.5, neither the Parent, the Merger Sub, nor any Person acting on the behalf of either of them has become obligated to pay any fee or commission to any broker, finder or intermediary for, or on account of, the transactions contemplated by this Agreement.

4.6    Valid Issuance of Parent Shares; Capitalization of Parent.
(a)    The Parent Shares issuable pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free and clear of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable securities Laws and are not subject to any preemptive or similar rights.
(b)    The authorized, issued and outstanding shares of capital stock of the Parent is as set forth in the Parent Reports, as of the dates indicated in the Parent Reports.
4.7    Financial Statements; SEC Filings.
(a)    Since January 1, 2015, Parent has timely filed all forms, reports, statements and documents required to be filed by it with the SEC (collectively, together with any amendments thereto and any such forms, reports, statements or documents Parent may file or be required under applicable Law to file subsequent to the date hereof until the Closing, the “Parent Reports”). True, correct, and complete copies of all Parent Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). To the extent that any Parent Report available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Parent has made available to the Company the full text of all such Parent Reports that it has so filed or furnished with the SEC. As of its date or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, each Parent Report (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Parent’s Knowledge, none of the Parent Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Parent Reports. None of the Consolidated Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.
(b)    Except as disclosed in a subsequent Parent Report: (i) the consolidated financial statements (including any related notes thereto and the unqualified report and certification of Parent’s independent auditors) contained in Parent’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015 (the “Parent Financial Statements”) were prepared in accordance with GAAP (except as may be indicated in the notes thereto), were derived from the books and records of the Parent, are complete and correct in all material respects and present fairly, in all material respects, the consolidated financial position of Parent at and as of the date thereof, and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated therein; and (ii) the unaudited consolidated financial statements of Parent (including any related notes thereto, subject to normal recurring year-end audit adjustments and the absence of footnotes, if applicable) for all interim periods prepared by Parent, certified by Parent’s Chief Financial Officer and included in the Parent’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2015 were prepared in accordance with GAAP (except as may be indicated in the notes thereto), were derived from the books and records of Parent, are complete and correct in all material respects and present fairly, in all material respects, the consolidated financial position of Parent at and as of the respective dates thereof, and the consolidated results of operations, shareholders’ equity and cash flows for the respective periods indicated therein (subject to changes resulting from normal and recurring period-end audit adjustments).
(c)    The books and records of the Parent have been maintained in accordance with good business and bookkeeping practices and records of the Parent have been maintained in accordance with statutory requirements. Except as disclosed in the Parent Reports, the Parent’s internal control over financial reporting is a process designed by the Parent’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which is was established. Except as set forth in the Parent Reports, since the end of the Parent’s most recent audited fiscal year, there has been (i) no significant deficiency or material weakness in the design or operation of the Parent’s internal control over financial reporting (whether or not remediated) which is reasonably likely to adversely affect the Parent’s ability to record, process, summarize, and report financial information, and (ii) no change in the Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent’s internal control over financial reporting.
4.8    Real Property.
(a)    Neither the Parent nor any of the Consolidated Subsidiaries owns any real property. Schedule 4.8(a) contains a complete list of all leases and subleases of real property, including all amendments thereto (the “Parent Leased Real Property”) pursuant to which the Parent or any of the Consolidated Subsidiaries is the lessee or sublessee (the “Parent Leases”). The Parent has made available to or delivered to the Company true, complete and correct copies of all Parent Leases (including all amendments thereto). The Parent Leases, together with applicable Law, permit the current use by the Parent and the Consolidated Subsidiaries of the Parent Leased Real Property.
(b)    Except as set forth on Schedule 4.8(b), the Parent or one of the Consolidated Subsidiaries has a valid and existing leasehold interest in each parcel of Parent Leased Real Property and the right to occupy and use the real property that is the subject of each such Parent Lease, together with the buildings, structures, fixtures and improvements thereon (the “Parent Improvements” and, together with the underlying real property, the “Parent Facilities”). Each Parent Lease is valid, binding and in full force and effect and, subject to any required notice, consent, or approval, will be valid, binding and in full force and effect following the transactions contemplated by this Agreement, and neither the Parent, the Consolidated Subsidiaries, nor, to the Parent’s Knowledge, any of the other parties thereto are in breach or default thereunder and no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. The Parent Facilities have received all required approvals of Governmental Authorities (including Parent Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Parent Facilities) required in connection with the operation thereof. The Parent Improvements are in good operating condition and repair, subject to ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business. Except as set forth on Schedule 4.8(b), there are no disputes, oral agreements or forbearance programs in effect as to any of the Parent Leases, and the Parent Leases have not been assigned, subleased, transferred, mortgaged or encumbered. The Parent Facilities are supplied with utilities and other services necessary or appropriate for the operation of the Parent Facilities.
(c)    Neither the Parent nor any of the Consolidated Subsidiaries has received any notice that it is in violation of any material zoning, use, occupancy, building, Environmental Laws, ordinance or other Law or requirement relating to the Parent Facilities.
4.9    Intellectual Property.
(a)    Schedule 4.9(a) sets forth (i) all patented or registered Intellectual Property (or applications related thereto) owned by the Parent and the Consolidated Subsidiaries, (ii) all other Intellectual Property that is owned or licensed by the Parent or any of the Consolidated Subsidiaries, or that is used in the conduct of the Parent’s Business, and that is material to the conduct of Parent’s Business, and (iii) all software related to Parent’s Business (other than “off-the-shelf”, shrink-wrap or click-wrap software) owned or licensed by the Parent or any of the Consolidated Subsidiaries (collectively, the “Parent’s Intellectual Property”).
(b)    Except as set forth on Schedule 4.9(b), neither the Parent nor any Consolidated Subsidiary has (i) since January 1, 2014, received notice of any infringement by the Parent or any of the Consolidated Subsidiaries of the rights of any Person with respect to such Person’s Intellectual Property or (ii) infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. To the Parent’s Knowledge, no Person has infringed, misappropriated or otherwise violated any of Parent’s Intellectual Property. Except as set forth on Schedule 4.9(b), no Action by any Person contesting the validity, enforceability, use, registration or ownership of any of the Parent’s Intellectual Property is pending or, to the Parent’s Knowledge, threatened.
(c)    All of Parent’s Intellectual Property was written, created, invented or developed solely by either (i) employees of the Parent or one or more of the Consolidated Subsidiaries acting within the scope of their employment and subject to an obligation, by agreement or Law, to assign all rights in the Parent’s Intellectual Property to the Parent or one or more of the Consolidated Subsidiaries or (ii) third parties who have assigned all of their rights therein to the Parent or one or more of the Consolidated Subsidiaries through the execution of written agreements, true, complete and correct copies of which have been supplied to the Company. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or part, any of the Parent’s Intellectual Property.
(d)    All agreements related to Intellectual Property licensed by the Parent or any Consolidated Subsidiary and material to the operation of the Parent’s Business as currently conducted (other than off-the-shelf Intellectual Property or Intellectual Property subject to shrink-wrap, click-through or similar licenses) are listed on Schedule 4.9(d) (each, a “Parent IP License,” and collectively, the “Parent IP Licenses”). The Parent has provided the Company with true, complete and correct copies of all Parent IP Licenses. All Parent IP Licenses are valid and enforceable against the Parent or one or more of the Consolidated Subsidiaries and, to the Parent’s Knowledge, each Parent IP License is valid and enforceable against the other parties thereto, in each case as subject to the Enforceability Exceptions.
(e)    Except as set forth on Schedule 4.9(e), the Parent or one or more of the Consolidated Subsidiaries has good title to and otherwise owns all rights, title and interest in and to (i) all software and applications developed by or on behalf of the Parent or one or more of the Consolidated Subsidiaries and intended for use in the Parent’s Business, including all enhancements, versions, releases and updates of such products (the “Parent’s Software”) and (ii) all Intellectual Property and documentation associated with the Parent’s Software, free and clear of any and all Liens (other than Permitted Liens). To the Parent’s Knowledge, there are no viruses, worms, Trojan horses, self-help code or similar programs that would restrict in any material respect the proper use or access to any code in any Parent’s Software. The Parent or one or more of the Consolidated Subsidiaries maintains and follows a disaster recovery plan designed to maintain access to the Parent’s Software and to prevent the unintended destruction of the Parent’s Software.
(f)    Each Person that has developed any (i) of Parent’s Intellectual Property or (ii) third-party Intellectual Property in the possession of the Parent or one or more of the Consolidated Subsidiaries that the Parent or one or more of the Consolidated Subsidiaries is required to keep confidential, has signed an agreement or acknowledgement requiring that such Person keep such information confidential.
(g)    To the Parent’s Knowledge, no employee of the Parent or any Consolidated Subsidiary is in default of any assignment of invention, non-compete or similar agreement between such employee and a third party.
(h)    To the Parent’s Knowledge, the operation of the Parent’s Business as currently conducted does not result in any interference with, infringement upon or misappropriation of any Intellectual Property rights of any other Person.
(i)    The Parent or one or more of the Consolidated Subsidiaries owns or has the valid right or license to use, possess, sell or license, all of Parent’s Intellectual Property necessary or required for the conduct of the Parent’s Business as currently conducted and as currently proposed to be conducted, and such rights to use, possess, sell or license are sufficient for the conduct of the Parent’s Business and are free and clear of any Liens (other than those imposed by the documents evidencing the licenses with respect to such Intellectual Property). Neither the Parent nor any of the Consolidated Subsidiaries has authorized any other Person to use or otherwise exploit any Parent’s Intellectual

Property owned by or licensed to the Parent or one or more of the Consolidated Subsidiaries, except pursuant to a binding, written license.
(j)    The Parent and each Consolidated Subsidiary has used open source software in the development of Parent’s Intellectual Property and all such open source software license agreements are disclosed on Schedule 4.9(j). The Parent represents and warrants that it has complied with all license requirements of such disclosed open-source software.
4.10    Title to Assets; Sufficiency and Condition of Assets.
(a)    The Parent or one or more of the Consolidated Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the Parent Assets, free and clear of any Lien, other than the Liens set forth on Schedule 4.10(a) and Permitted Liens.
(b)    The Parent Assets are sufficient for the continued conduct of the Parent’s Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Parent’s Business as currently conducted.
(c)    The Parent Inventory is good, usable, merchantable and saleable in the Ordinary Course of Business, and has been reflected on the balance sheets contained in the Parent Financial Statements at the lower of cost or market value (taking into account the usability or saleability thereof) in accordance with GAAP. All of the Parent Personal Property is in good operating condition and repair, except for ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business.
(d)    Since January 1, 2014, there have been (i) no losses, thefts, or security breaches suffered by the Parent or the Consolidated Subsidiaries in respect of Personal Information or other data used in the Parent’s Business, (ii) to the Parent’s Knowledge, no unauthorized access or unauthorized use of any Personal Information or other data used in the Parent’s Business, and (iii) to the Parent’s Knowledge, no unintended or improper use of any Personal Information in the possession, custody, or control of the Parent or one or more of the Consolidated Subsidiaries or a contractor or agent acting on behalf of the Parent or one or more of the Consolidated Subsidiaries.
4.11    Licenses and Permits; Compliance with Laws.
(a)    Except as set forth on Schedule 4.11(a), the Parent and each of the Consolidated Subsidiaries has been and currently is in compliance with regard to such Person’s operations, practices, provision of goods and services, claims and billings, real property, structures, machinery, equipment and other property, and all other material aspects of the Parent’s Business, with all applicable Laws and Orders, including, but not limited to, Healthcare Laws and all Laws or Orders relating to the safe conduct of business, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, wage and hour, sanitation, fire, zoning, building and occupational safety. There are no Actions pending or, to the Parent’s Knowledge, threatened in writing, nor has the Parent or one or more of the Consolidated Subsidiaries received notice, regarding any violations of any Laws or Orders enforced by any Governmental Authority claiming jurisdiction over the Parent or one or more of the Consolidated Subsidiaries, to the extent applicable, including any requirement of the Occupational Safety and Health Administration or any pollution and environmental control agency (including air and water).

(b)    The Parent and each of the Consolidated Subsidiaries has been and currently is in compliance with any and all immigration Laws that are applicable to the Parent or one or more of the Consolidated Subsidiaries and such Persons’ operations, including, but not limited to, the Immigration Reform and Control Act of 1986, as amended from time to time.
(c)    The Parent and each of the Consolidated Subsidiaries holds, and is in compliance with, all Parent Permits required for the conduct of the Parent’s Business, the provision of goods and services by the Parent and the Consolidated Subsidiaries, the billing of goods and services by the Parent or one or more of the Consolidated Subsidiaries, and the ownership of the Parent Assets. Schedule 4.11(c) sets forth a list of all such Parent Permits. Each such Permit is valid and in full force and effect and, to the Parent’s Knowledge, no suspension or cancellation of such Permit is threatened and, to the Parent’s Knowledge, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. No notice from a Governmental Authority has been received by the Parent or one or more of the Consolidated Subsidiaries alleging the failure to hold any of the foregoing. True, complete and correct copies of the Parent Permits and any other material reports, statements of deficiencies, plans of correction, audits and other investigation notices with respect to any Law have been made available to the Company.
4.12    Litigation. Except as set forth on Schedule 4.12, there are no Actions pending or, to the Parent’s Knowledge, threatened against or involving the Parent or one or more of the Consolidated Subsidiaries (at law or in equity, or before or by any Governmental Authority) or any of the Parent Assets, nor, to the Parent’s Knowledge, is there any basis for any such Action. Neither the Parent nor any of the Consolidated Subsidiaries is identified as a party to, or is in any way subject to any restrictions or limitations under any Order. Except as set forth on Schedule 4.12, since the Balance Sheet Date, neither the Parent nor any of the Consolidated Subsidiaries has commenced or settled any Action asserting Losses in excess of $20,000 individually, or $40,000, in the aggregate, against any other Person.
4.13    Employees.
(a)    Except as set forth on Schedule 4.13(a), (i) neither the Parent nor any Consolidated Subsidiary is a party or subject to or bound by any collective bargaining or other similar agreement, (ii) no current officers or employees of the Parent or the Consolidated Subsidiaries are a party to any employment agreement or union or collective bargaining agreement with the Parent or one or more of the Consolidated Subsidiaries, (iii) no union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with the Parent or one or more of the Consolidated Subsidiaries regarding terms and conditions of employment, (iv) no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending, (v) to the Parent’s Knowledge, no executive of the Parent or the Consolidated Subsidiaries has any plans to terminate employment or relationship with the Parent or one or more of the Consolidated Subsidiaries; and (vi) to the Parent’s Knowledge, no employee of the Parent or any of the Consolidated Subsidiaries is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Parent and the Consolidated Subsidiaries. There are no current or, to the Parent’s Knowledge, threatened attempts (and there have been no current or, to Parent’s Knowledge, threatened attempts since January 1, 2014) to organize or establish any labor union to represent any employees of the Parent or one or more of the Consolidated Subsidiaries.
(b)    Except as set forth on Schedule 4.13(b), the Parent and the Consolidated Subsidiaries have been and currently are in compliance with all federal, state and local Laws or Orders governing employee relations applicable to the each of them, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no Actions, grievances or controversies relating to any such Law or Order are pending or, to the Parent’s Knowledge, have been threatened.
(c)    The Parent and each of the Consolidated Subsidiaries has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper Governmental Authority. Schedule 4.13(c) sets forth a correct and complete list of each employee of the Parent and each of the Consolidated Subsidiaries as of the Closing Date, including the name, position, current annual base and bonus target, total accrued vacation and employment status (either full-time or part-time) for each such employee, and whether any such employee is absent from active employment, including but not limited to, leave of absence or disability. Except for increases in the Ordinary Course of Business, the Parent and the Consolidated Subsidiaries have not increased the annual base or bonus target paid or payable to any employee since January 1, 2016.
(d)    Schedule 4.13(d) lists all independent contractors and consultants currently hired by the Parent and the Consolidated Subsidiaries (including health care professionals) to which any of them has paid or expects to pay more than $25,000 in any fiscal year, their rates of pay, the dates they began their assignment with the Parent or one or more of the Consolidated Subsidiaries and the estimated completion date of their services. Except in the Ordinary Course of Business, the Parent and the Consolidated Subsidiaries have not increased the rate of pay that is payable to any independent contractor, consultant, or health care professional since January 1, 2016.
(e)    All obligations relating to the following have been paid or will have been paid prior to the Closing: (i) all bonuses earned by the Parent’s employees for the fiscal year ended December 31, 2016, as set forth in Schedule 4.13(e), and (ii) all employee commissions accrued as of the Balance Sheet Date arising out of the operation of the Parent’s business.
4.14    Employee Benefits.
(a)    Schedule 4.14(a) sets forth a list of all Benefit Plans sponsored or maintained by the Parent or any of the Consolidated Subsidiaries or the Parent’s ERISA Affiliates for the benefit of the employees, directors, partners, independent contractors, or consultants of the Parent or any of the Consolidated Subsidiaries in effect as of the Closing Date (each, a “Parent Benefit Plan”). Each Parent Benefit Plan (and each related trust, insurance contract or fund) complies in form and, in administration, with the applicable requirements of ERISA, the Code and other Law.
(b)    All contributions required in connection with each Parent Benefit Plan by Law, by the terms of such Parent Benefit Plan (including all employer contributions and employee salary reduction contributions, if any) or any agreement relating thereto have been made. There are no material unfunded Liabilities or benefits under any Parent Benefit Plan that have not been properly reserved, accrued for, or otherwise reflected in, the Parent Financial Statements.
(c)    Each Parent Benefit Plan that is an employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and if so qualified, has received a favorable determination letter from the IRS, or may rely on a favorable opinion letter, as to its qualification under Section 401(a) of the Code.

(d)    Neither the Parent nor any ERISA Affiliate has maintained or contributed to, or has been obligated to maintain or contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Parent nor any ERISA Affiliate has, since January 1, 1974, maintained, contributed to or terminated an employee pension benefit plan, as defined in Section 3(2) of ERISA.
(e)    The Parent does not maintain or have any obligation under a nonqualified deferred compensation plan within the meaning of Code Section 409A that fails to meet the requirements of paragraph (2), (3), or (4) of Code Section 409A(a) or that is not operated in accordance with a good faith interpretation of such requirements or with respect to which assets are subject to Code Section 409A(b).
(f)    Except as set forth on Schedule 4.14(f), the Parent and the Consolidated Subsidiaries do not have any obligation to provide life or medical insurance benefits to former or retired employees or beneficiaries thereof, except to the extent required by COBRA.
4.15    Insurance. The Parent and the Consolidated Subsidiaries currently have insurance contracts or policies (collectively, the “Parent Policies”) in full force and effect that provide for coverages that, in the Parent’s reasonable determination, are reasonably adequate as to amount and scope for the Parent, the Consolidated Subsidiaries, and their operations. Schedule 4.15 sets forth summary descriptions of all Parent Policies, including the name of the insurer, the types, dates and amounts of coverages, and any material coverage exclusions. Neither the Parent nor any Consolidated Subsidiary has breached or otherwise failed to perform in any material respect its obligations under any of the Parent Policies nor has the Parent or any Consolidated Subsidiary received any adverse notice or communication from any of the insurers party to the Parent Policies with respect to any such alleged breach or failure in connection with any of the Parent Policies. To the Parent’s Knowledge, all Parent Policies are sufficient to protect the Parent and the Consolidated Subsidiaries from any material loss resulting from the risks and liabilities reasonably foreseeable at the date hereof. All Parent Policies to which the Parent or any of the Consolidated Subsidiaries is subject are valid, outstanding, collectible and enforceable, and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither the Parent nor any of the Consolidated Subsidiaries has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Parent or any Consolidated Subsidiary has applied for any Parent Policy or with which the Parent or any Consolidated Subsidiary has carried a Parent Policy.
4.16    Taxes.
(a)    Since January 1, 2013, the Parent and each Consolidated Subsidiary has filed all Tax Returns required to be filed, all such Tax Returns are accurate, true and complete, and the Parent and the Consolidated Subsidiaries have duly paid all Taxes due or payable (whether or not shown or required to be shown on any Tax Return).
(b)    Since January 1, 2013, all Taxes that have been required to be withheld or collected by the Parent and the Consolidated Subsidiaries, including, but not limited to, in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner or other third party, have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws.
(c)    There are no Liens for Taxes upon any property or assets of the Parent or any Consolidated Subsidiary, except for Permitted Liens.

(d)    For the period since January 1, 2013, neither the Parent nor any Consolidated Subsidiary has in force any waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return.
(e)    Except as set forth on Schedule 4.16(e), no Taxing Authority is now asserting in writing or, to the Parent’s Knowledge, threatening to assert against the Parent or any of the Consolidated Subsidiaries any deficiency or claim for additional Taxes or any adjustment of any Tax Return for any period after January 1, 2013.
(f)    To the Parent’s Knowledge, no claim has been made since January 1, 2013, by a Taxing Authority in a jurisdiction in which the Parent and the Consolidated Subsidiaries do not file Tax Returns that the Parent or a Consolidated Subsidiary is or would reasonably likely be subject to taxation by that jurisdiction.
(g)    Except as set forth on Schedule 4.16(g), no issues have been raised in writing that are currently pending by any Taxing Authority in connection with any Tax Returns filed by or with respect to the income, assets or activities of the Parent or any Consolidated Subsidiary, and since January 1, 2015, neither the Parent nor any Consolidated Subsidiary has been subject to an audit by a Taxing Authority.
(h)    Neither the Parent nor any Consolidated Subsidiary is a party to any tax-sharing agreement.
(i)    Since January 1, 2013, no corporation, partnership, limited liability company or other entity has merged with or into the Parent or any Consolidated Subsidiary.
(j)    None of the Parent Assets constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the Parent Assets are subject to a lease, safe harbor lease or other arrangement as a result of which the Parent or a Consolidated Subsidiary is not treated as the owner of such assets for federal income tax purposes.
(k)    Since January 1, 2013, neither the Parent nor any Consolidated Subsidiary has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(l)    Since January 1, 2013, neither the Parent nor any Consolidated Subsidiary has had any permanent establishment in any foreign country, and none of them has previously engaged in a trade or business in any foreign country.
(m)    Except as set forth on Schedule 4.16(m), none of the Parent Assets constitute stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.
(n)    None of the Parent Assets are subject to an arrangement that may cause a “tax-exempt use loss” under Section 470 of the Code for any time period after January 1, 2013.
(o)    Since January 1, 2013, none of the Parent Assets are or have been subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulation Section 1.467-1(c).

4.17    Parent Material Contracts.
(a)    Except as set forth on Schedule 4.17(a), neither the Parent nor any Consolidated Subsidiary is a party to or otherwise bound by any of the following (collectively, the “Parent Material Contracts”):
(i)    any Contract or group of related Contracts with the same party, which, when aggregated with any Contract between such party and the Parent or any Consolidated Subsidiary, creates a future payment obligation by the Parent or a Consolidated Subsidiary in excess of $25,000 in any calendar year;
(ii)    Contracts with customers of the Parent or any Consolidated Subsidiary for amounts in excess of $200,000 (in terms of dollars billed for the calendar year 2016);
(iii)    any employment, severance or consulting Contract with any director, officer or employee of the Parent or any Consolidated Subsidiary;
(iv)    any Contract with another Person limiting or restricting the ability of the Parent or any Consolidated Subsidiary to enter into or engage in any market or line of business;
(v)    any Contract for the sale of any of the assets of the Parent or any Consolidated Subsidiary or the acquisition of the stock or the assets of another Person other than in the Ordinary Course of Business;
(vi)    any Contract relating to the incurrence, assumption, surety or guarantee of any Indebtedness in excess of $25,000;
(vii)    any Contract under which the Parent or any Consolidated Subsidiary has made advances or loans to any other Person (which shall not include advances made to an employee of the Parent or any Consolidated Subsidiary in the Ordinary Course of Business) in excess of $25,000;
(viii)    any Contract under which the Parent or any Consolidated Subsidiary uses or leases personal property that involves annual payments in excess of $25,000;
(ix)    any Contract involving Intellectual Property licensed (A) by the Parent or any Consolidated Subsidiary or (B) to the Parent or any Consolidated Subsidiary;
(x)    any consulting, independent contractor, sales, commissions, distributor, dealer, advertising or marketing Contract that involves annual payments in excess of $25,000;
(xi)    any Contract for the purchase, acquisition or supply to the Parent or any Consolidated Subsidiary of Inventory and other property and assets (other than purchase orders issued in the Ordinary Course of Business) in excess of $25,000;
(xii)    any Contract with a Governmental Authority; or
(xiii)    any Contract with physicians, hospitals, home health agencies, hospices or any other referral source.

(b)    Each of the Parent Material Contracts is the legal, valid and binding obligation of the Parent or one or more Consolidated Subsidiaries, enforceable against such Person in accordance with its terms (subject to the Enforceability Exceptions). The Parent has made available to or delivered to the Company true, complete and correct copies of all of the written Parent Material Contracts. Except as set forth on Schedule 4.17(b), neither the Parent, any Consolidated Subsidiary, nor, to the Parent’s Knowledge, any other party thereto is in breach or default of any of the Parent Material Contracts. Except as set forth on Schedule 4.17(b), the Parent and the Consolidated Subsidiaries have not received any notice of or, to the Parent’s Knowledge, any threat to terminate any of the Parent Material Contracts. No event has occurred (including the execution of this Agreement and the consummation of the transactions contemplated hereby), and that (i) constitutes a breach, default or event of default of any Parent Material Contract by the Parent or any Consolidated Subsidiary, (ii) would cause the acceleration of any obligation under any Parent Material Contract, or (iii) gives rise to any right or termination or cancellation of any of the Parent Material Contracts by any party other than the Parent or one or more of the Consolidated Subsidiaries. Except as set forth on Schedule 4.17(b), neither the Parent nor any Consolidated Subsidiary has received any notice of any breach or default by any other party to a Parent Material Contract, and none of them has made such a claim with respect to any such breach or default. Except as set forth in Schedule 4.17(b) or in the Ordinary Course of Business, since the Balance Sheet Date, neither the Parent nor any Consolidated Subsidiary has amended, modified, renewed, terminated or entered into a Parent Material Contract.
4.18    Environmental and Healthcare Law Compliance.
(a)    The Parent and the Consolidated Subsidiaries have been since January 1, 2014, and currently are, in compliance with all Environmental Laws and Healthcare Laws. To the Parent’s Knowledge, no event has occurred that (with or without notice or lapse of time) (i) would constitute or result in a violation by the Parent or any Consolidated Subsidiary of, or a failure on the Parent’s or any Consolidated Subsidiary’s part to comply with, any Environmental Law or Healthcare Law or (ii) would give rise to any obligation on the part of the Parent or any Consolidated Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action.
(b)    (i) The Parent Assets, that are currently owned, leased or operated, are not the subject of any Action, settlement or Contract relating to Environmental Laws, Healthcare Laws or Hazardous Substances, (ii) neither the Parent nor any Consolidated Subsidiary has received notice of any investigation that has been commenced or a written request for information concerning Hazardous Substances or compliance of the Parent or any Consolidated Subsidiary with Environmental Laws and Healthcare Laws, (iii) to the Parent’s Knowledge, no Action is threatened against the Parent or any Consolidated Subsidiary alleging any violation or liability under any Environmental Law or Healthcare Law and (iv) no notice has been received by the Parent or any Consolidated Subsidiary alleging any violation of or liability under any Environmental Law or Healthcare Law, or requiring or seeking to impose upon the Parent or any Consolidated Subsidiary, any property currently owned, leased or operated by the Parent or any Consolidated Subsidiary, any investigatory or remedial action or obligation under any Environmental Law or Healthcare Law.
(c)    No current shareholder, member, officer, director, manager or employee of the Parent or any Consolidated Subsidiary has at any time (i) been convicted of a criminal offense related to any Healthcare Law, or (ii) been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a healthcare item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority.

(d)    Since January 1, 2014, Parent and the Consolidated Subsidiaries have duly filed with the proper authorities all reports and other information required by federal and state regulatory agencies, and, to the Parent’s Knowledge, all such reports or other information were accurate and complete when filed.
(e)    Except as set forth on Schedule 4.18(e), there are no pending or, to the Parent’s Knowledge, threatened, Actions, investigations, audits, reviews or other examination of the Parent or any Consolidated Subsidiary or their business, assets or properties, or billing records or claims, and neither the Parent nor any Consolidated Subsidiary is subject to any Order, agreement, memorandum of understanding or other regulatory enforcement Action with or by any Governmental Authority or contractor having supervisory or regulatory authority with respect to the Parent, any Consolidated Subsidiary, the Parent’s Business, or the Parent Assets.
(f)    The Parent and each Consolidated Subsidiary is in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, HITECH and any applicable state Laws governing the privacy and security of heath information and Personal Information. The Parent and the Consolidated Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA, HITECH and applicable state Laws. Neither the Parent nor any Consolidated Subsidiary has received any notice from any Governmental Authority alleging that the Parent or any Consolidated Subsidiary is not in compliance with HIPAA, HITECH or applicable state Laws. With regard to PHI, except as disclosed in Schedule 4.18(f), since January 1, 2014, there has been no Breach of Unsecured PHI, or Security Incident resulting in the unauthorized “use” or “disclosure” of PHI (as those terms are defined by HIPAA and HITECH) and no reportable violation of state Laws regarding the privacy and security of health information and Personal Information by the Parent or any Consolidated Subsidiary, any facility of the Parent or any Consolidated Subsidiary, or the agents, employees or contractors of Parent or any of the Consolidated Subsidiaries.
4.19    Operations Since Balance Sheet Date; Absence of Changes. Since the Balance Sheet Date, the Parent and each Consolidated Subsidiary has operated in the Ordinary Course of Business and there has not been any fact, event, occurrence or development that has had, or could reasonably be expected to have, a Parent Material Adverse Effect. Since the Balance Sheet Date, the Parent and each Consolidated Subsidiary has (i) used commercially reasonable efforts to retain their employees, sales and other agents rendering services to the Parent’s Business, and to preserve good business relationships with such employees, customers and suppliers, and continued to compensate such employees and sales and other agents in accordance with past custom and practice; and (ii) maintained the books, accounts and records of Parent and each Consolidated Subsidiary in accordance with past custom and practice. Since the Balance Sheet Date or other dates as indicated below, except as set forth on Schedule 4.19, neither the Parent nor any Consolidated Subsidiary has done, and is not in any way obligated to do, any of the following:
(a)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(b)    institute any increase in, amend, enter into, terminate or adopt any Parent Benefit Plan, other than as required by any such existing plan or by Law;
(c)    make any changes in the compensation of the officers or employees of the Parent or the Consolidated Subsidiaries except in the Ordinary Course of Business;
(d)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Parent Financial Statements;

(e)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any Lien on any of the Parent Assets;
(f)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Parent or any Consolidated Subsidiary or independent contractor otherwise rendering services to the Parent’s Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;
(g)    enter into any other transaction or Contract or agreement with any Affiliate of the Parent, or enter into any collective bargaining agreement;
(h)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar Parent’s Business expenses;
(i)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;
(j)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(k)    amend, modify, terminate or enter into any Parent Material Contract;
(l)    make any distributions to the Parent Stockholders; or
(m)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (l) above.
4.20    Customers and Suppliers.
(a)    Schedule 4.20(a) sets forth the twenty (20) largest customers (in terms of dollars billed) and the twenty (20) largest suppliers (in terms of dollars spent), in each case, of the Parent and the Consolidated Subsidiaries during calendar years 2016 and 2015, together with the dollar amount of goods purchased from each such supplier and the dollar amount billed to each such customer during each such period.
(b)    Except as set forth on Schedule 4.20(b), since January 1, 2016, no customer or supplier has canceled, terminated or, to the Parent’s Knowledge, made any threat to the Parent or any of the Consolidated Subsidiaries to cancel or otherwise terminate its relationship with the Parent or any Consolidated Subsidiary or to materially decrease its services or supplies to the Parent or any Consolidated Subsidiary or its direct or indirect purchase or usage of the products or services of the Parent or any Consolidated Subsidiary. Except as set forth on Schedule 4.20(b), to Parent’s Knowledge, neither the Parent nor any Consolidated Subsidiary has received or paid within the last 12 months, any substantiated customer claim for compensation for service level credits or damages in excess of $10,000, arising from a service level disruption or service claim.
4.21    Accounts Receivable. Except as disclosed in the Parent Reports, the accounts receivable of the Parent and the Consolidated Subsidiaries reflected on the Parent Financial Statements and such additional accounts receivable as are reflected on the books of the Parent on the Closing Date (except to the extent so reserved against) (a) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other Parent’s Business transactions and are not subject to defenses, set-offs or counterclaims and (b) except for Permitted Liens, have not been assigned or pledged to any Person. The reserve for bad debts reflected in the Parent Financial Statements represents an estimate that, to Parent’s Knowledge, is sufficient to provide protection against losses from inability to collect such accounts receivable. Except as disclosed in the Parent Reports, no Person has any Lien on such receivables or any part thereof, and except in the Ordinary Course of Business, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. Schedule 4.21 sets forth all accounts receivable of the Parent and the Consolidated Subsidiaries (including the account receivable debtor) that have been outstanding for more than one hundred twenty (120) days.
4.22    Affiliate Transactions. Schedule 4.22 sets forth a complete and accurate list, including the parties, of all Contracts to which the Parent or any Consolidated Subsidiary, on the one hand, and any Affiliate of the Parent or any Consolidated Subsidiary, on the other hand, is a party. Except as provided on Schedule 4.22, neither the Parent nor any Consolidated Subsidiary has made any payments, made any distribution, loaned any funds or property or made any credit arrangement with any Affiliate of the Parent or any Consolidated Subsidiary or any employee of the Parent or any Consolidated Subsidiary except for the payment of employee salaries in the Ordinary Course of Business.
4.23    No Undisclosed Liabilities. Except for Liabilities (A) reflected or reserved against in the Parent Financial Statements (or described in the notes thereto), (B) incurred in connection with this Agreement or the transactions contemplated by this Agreement, or (C) incurred since December 31, 2016 in the Ordinary Course of Business, neither the Parent nor any of the Consolidated Subsidiaries has any Liabilities (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect.
ARTICLE V.
COVENANTS
5.1    Conduct of the Company’s Business. Except as required or contemplated by this Agreement, required by applicable Law, specified on Schedule 5.1 hereto, or consented to in writing by the Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through the Closing or the date on which this Agreement is terminated, the Company (i) will operate the Business only in the Ordinary Course of Business, (ii) will use commercially reasonable efforts to retain the employees and sales and other agents of the Company or otherwise rendering services to the Business, and preserve good business relationships with the such employees, customers and suppliers, and continued to compensate the such employees and sales and other agents in accordance with past custom and practice; (iii) will maintain the Company’s books, accounts and records in accordance with past custom and practice; and (iv) will not do, or become obligated to do, any of the following:
(a)    adopt or propose any amendments to the Company’s Certificate of Organization, Operating Agreement, or other organizational or governing documents;
(b)    create, form, or acquire any equity interest in any subsidiary entity;
(c)    adjust, split, combine, recapitalize, or reclassify any of its membership or other equity interests;
(d)    declare, set aside, make, or pay any dividend or distribution (whether in cash, equity interests, property, or any combination thereof) on any of its membership or other equity interests (other than the Liquidation);

(e)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(f)    institute any increase in, amend, enter into, terminate or adopt any Company Benefit Plan, other than as required by any such existing plan or by Law;
(g)    make any changes in the compensation of the officers or employees of the Company except in the Ordinary Course of Business;
(h)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements;
(i)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any Lien on any of the Company Assets;
(j)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Company or independent contractor otherwise rendering services to the Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;
(k)    enter into any other transaction or Contract or agreement with any Affiliate of the Company or the Seller, or enter into any collective bargaining agreement;
(l)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar business expenses;
(m)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;
(n)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(o)    (i) settle or compromise any material Tax Claim, audit, or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment relating to the Company or its Consolidated Subsidiaries;
(p)    amend or modify any Material Contract, except in the Ordinary Course of Business, or terminate or enter into any Material Contract;
(q)    repay in cash any convertible Indebtedness;
(r)    make any distributions to the Seller other than in connection with the Liquidation; or
(s)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (q) above.

5.2    Conduct of the Parent’s and Consolidated Subsidiaries’ Business. Except as required or contemplated by this Agreement, required by applicable Law, specified on Schedule 5.2 hereto, or consented to in writing by the Company and the Seller (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through the Closing or the date on which this Agreement is terminated, the Parent and the Consolidated Subsidiaries (i) will operate the Parent’s Business only in the Ordinary Course of Business, (ii) will use commercially reasonable efforts to retain the employees and sales and other agents of the Parent and the Consolidated Subsidiaries or otherwise rendering services to the Parent’s Business, and preserve good business relationships with the such employees, customers and suppliers, and continued to compensate the such employees and sales and other agents in accordance with past custom and practice; (iii) will maintain the Parent’s books, accounts and records in accordance with past custom and practice; and (iv) will not do, or become obligated to do, any of the following:
(a)    adopt or propose any amendments to the Parent’s or the Merger Sub’s Certificate of Incorporation, Bylaws, or other organizational or governing documents;
(b)    create, form, or acquire any equity interest in any subsidiary entity;
(c)    adjust, split, combine, recapitalize, or reclassify any of its membership or other equity interests;
(d)    issue, sell, pledge, dispose of, or encumber any Parent Shares or securities convertible into or exchangeable for Parent Shares, whether directly or indirectly, other than (i) the issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms, and (ii) the issuance of Parent Equity Awards granted subsequent to the date hereof under Parent Stock Plans in the Ordinary Course of Business consistent with past practice;
(e)    declare, set aside, make, or pay any dividend or distribution (whether in case, equity interests, property, or any combination thereof) on any of the Parent Securities;
(f)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(g)    institute any increase in, amend, enter into, terminate or adopt any Parent Benefit Plan, other than as required by any such existing plan or by Law;
(h)    make any changes in the compensation of the officers or employees of the Parent or any Consolidated Subsidiaries;
(i)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Parent’s Financial Statements;
(j)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any Lien on any of the Parent Assets;
(k)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Parent or any of the Consolidated Subsidiaries or independent contractor otherwise rendering services to the Parent’s Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;

(l)    enter into any other transaction or Contract or agreement with any Affiliate of the Parent or any of the Consolidated Subsidiaries, or enter into any collective bargaining agreement;
(m)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar business expenses;
(n)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;
(o)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(p)    (i) settle or compromise any material Tax Claim, audit, or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment relating to the Parent or its Consolidated Subsidiaries;
(q)    amend or modify any Parent Material Contract, except in the Ordinary Course of Business, or terminate or enter into any Parent Material Contract;
(r)    declare or pay any dividends to the Parent Stockholders; or
(s)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (r) above.
5.3    No Solicitation.
(a)    From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), each Party shall not, and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or provide access to such Party’s books, records, properties or employees or furnish to any Person any nonpublic or confidential information or data with respect to any Acquisition Proposal; or (ii) approve or recommend an Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing), or enter into any merger agreement, letter of intent, confidentiality agreement, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement, understanding or arrangement relating to an Acquisition Proposal (each, an “Acquisition Agreement”), or enter into any agreement, understanding or arrangement, whether or not in writing or binding on any party, requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or resolve, authorize, propose or agree to do any of the foregoing. Except as expressly permitted in this Section 5.3, neither the Parent Board shall effect a Parent Adverse

Recommendation Change, nor shall the Company Board effect a Company Adverse Recommendation Change.
(b)    Notwithstanding anything contained in Section 5.3(a), prior to the approval of the issuance of the Parent Shares at the Parent Stockholders’ Meeting, either Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide, unsolicited written Acquisition Proposal made or received after the date hereof, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor, if any, and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any representative of such Party shall have breached this Section 5.3; (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Law; (C) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Parties written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and provides the other Party with a copy of such agreement; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Parties (to the extent such nonpublic information has not been previously furnished by such Party to the other Parties) and a list of all nonpublic information to be furnished to such Person. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any representative of such Party (whether or not such representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 5.3 by such Party, the taking of such action by such representative shall be deemed to constitute a breach of this Section 5.3 by such Party for purposes of this Agreement.
(c)     If any Party or any representative of such Party receives an Acquisition Proposal, any inquiry that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to such Party or any of its Consolidated Subsidiaries or for access to the business, properties, assets, books, or records of such Party or any of its Consolidated Subsidiaries by any third party at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal) advise the other Parties orally and in writing thereof. In such notice, such Party shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request and a copy of any written correspondence related thereto. Such Party shall keep the other Parties informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal and any modification or proposed modification thereto, and shall provide the other Parties with copies of all written correspondence with such third party or its representatives. In addition to the foregoing, each Party shall provide the other Parties with at least five (5) Business Days’ written notice of a meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.

(d)    Except as expressly permitted in this Section 5.3, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change; or, in either case, enter into (or permit any of its respective Consolidated Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the approval of the issuance of the Parent Shares at the Parent Shareholders’ Meeting, the Company Board may effect a Company Adverse Recommendation Change and/or the Parent Board may effect a Parent Adverse Recommendation Change and either the Company and/or Parent (or one of their respective Consolidated Subsidiaries) may enter into an Acquisition Agreement if (i) such party promptly notifies the other Party in writing at least five (5) Business Days (the “Superior Offer Notice Period”) before making a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or entering into (or causing one of its Consolidated Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that such Party has received an Acquisition Proposal and it intends to effect a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, and/or such Party intends to enter into an Acquisition Agreement, (ii) such Party attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer, (C) such Party shall, and shall cause its representatives to, during the Superior Offer Notice Period, make itself available to negotiate with the other Party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if the other Party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Offer Notice Period, there is any material revision to the terms of a Superior Offer, including any revision in price, the Superior Offer Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Superior Offer Notice Period subsequent to the time such Party notifies the other Party of any such material revision (it being understood that there may be multiple extensions)), and (iv) such Party’s Board of Directors (or a committee thereof) determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Offer after taking into account any adjustments made by the other Party during the Superior Offer Notice Period in the terms and conditions of this Agreement.
(e)     Each Party shall immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their representatives to continue, any existing activities, discussions, negotiations and communications with any Person that relate to any Acquisition Proposal and cause the destruction or return of any nonpublic information provided to such Person.
5.4    Access to Information. Following the Closing, subject to the Parties’ compliance with all applicable privacy laws, including HIPAA, each Party shall preserve and, upon reasonable advance notice, afford to the other Party’s officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to all records pertaining to the Company Assets or the Parent Assets, as applicable, including the Company’s company records, the Parent’s corporate records, as well as the right to review the preparation of the Financial Statements, Parent Financial Statements, and the working papers related thereto. The Parent, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee’s reasonable expectation of privacy.
5.5    Registration Statement; Parent Proxy Statement.
(a)    As promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement if reasonably possible, the Parent shall prepare and file the Parent Proxy

Statement and the Form S-4 Registration Statement, in which the Parent Proxy Statement will be included. Each Party shall furnish all information concerning such Party and the holders of its capital stock or membership interests (as the case may be) as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and the Parent Proxy Statement and any amendment thereto. Each Party shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Parent Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and to keep the Form S-4 Registration Statement effective for so long as necessary to complete the Merger. The Parent will cause the Parent Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and such Form S-4 Registration Statement shall include the Parent Board Recommendation. Each Party shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Form S-4 Registration Statement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The Parent shall also promptly file, and use commercially reasonable efforts to cause to become effective as promptly as possible, any amendment to the Form S-4 Registration Statement, including the Parent Proxy Statement and, if required, the Parent shall mail to its stockholders any such amendment that becomes necessary after the date the Form S-4 Registration Statement is declared effective.
(b)    The Parties shall respond promptly to any comments of the SEC or its staff with respect to the Form S-4 Registration Statement or the Parent Proxy Statement. Each Party shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form S-4 Registration Statement or the Parent Proxy Statement or other information, shall consult with the other prior to responding to any such comments or requests or filing any amendment or supplement to the Form S-4 Registration Statement or the Parent Proxy Statement, and shall provide the other with copies of all correspondence and a reasonably detailed summary of all oral communications between it and the SEC and its staff. If any Party becomes aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Parent Proxy Statement or the Form S-4 Registration Statement, then the Party that discovers such information shall promptly inform the other Parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, if required by Law, disseminated to the Parent Stockholders.
(c)    Notwithstanding anything to the contrary stated above, prior to filing and mailing the Parent Proxy Statement or the Form S-4 Registration Statement (or any amendment or supplement thereto), each Party shall provide the other Parties, as applicable, a reasonable opportunity to review and comment on such Parent Proxy Statement or the Form S-4 Registration Statement and shall discuss with the other Parties and include in such Parent Proxy Statement or the Form S-4 Registration Statement, comments reasonably and promptly proposed by such applicable Party.
(d)    Each Party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Parent Proxy Statement or the Form S-4 Registration Statement.
(e)    The Company agrees that, following Closing, it will not effect any disposition of the Parent Shares that would constitute a sale under the Securities Act, except in accordance with the Securities Act.

5.6    Parent Stockholder Approval.
(a)    The Parent shall take all action necessary under all applicable requirements of Law to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock (including any adjournments or postponements thereof, the “Parent Stockholders’ Meeting”) for the purpose of obtaining the Parent Stockholder Vote.
(b)    The Parent (in consultation with the Company and the Seller) shall set a single record date for persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date (whether in connection with the Parent Stockholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of the Company. Subject to Section 5.3 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the issuance of the Parent Shares pursuant to this Agreement; and (ii) take all other actions necessary or advisable to secure the Parent Stockholder Vote. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. The Parent Stockholders’ Meeting shall be held (on a date selected by the Parent in consultation with the Company and the Seller) as promptly as practicable after the Form S‑4 Registration Statement is declared effective under the Securities Act. Once the Parent Stockholders’ Meeting has been called and noticed, the Parent shall not postpone or adjourn the Parent Stockholders’ Meeting without the consent of the Company (which consent shall not be unreasonably withheld), other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders’ Meeting. If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit to the holders of Parent Common Stock approval of the issuance of the Parent Shares pursuant to this Agreement, unless the Agreement shall have been terminated in accordance with its terms prior to the Parent Stockholders’ Meeting.
(c)    Promptly following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the New York Business Corporations Law.
5.7    Commercially Reasonable Efforts; Cooperation.
(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each Party agrees to use all commercially reasonable efforts to (i) as promptly as practicable, make or obtain (as applicable), from any Governmental Authority or other Person, all notices, filings, consents, waivers, approvals, authorizations, permits or orders required to be made or obtained by such Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) prevent the issuance of, or lift or rescind, any judgment, injunction, order, decree or ruling or the taking of any action by any Governmental Authority that could materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement, (iii) not take any action, or knowingly omit to take any action, that would be reasonably likely to result in any of the conditions to the Closing of the transactions contemplated by this Agreement not being satisfied, and (iv) in the event that any Action relating to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto.
(b)    Each Party shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such Party, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority whose consent is required, or alleging that the consent of such third party or Governmental Authority is or may be required, with respect to the transactions contemplated by this Agreement.
5.8    Notification of Certain Matters. Each Party shall give prompt notice to the others of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied; (ii) any failure of the such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (v) any Action commenced, or to the Company’s Knowledge or the Parent’s Knowledge, threatened, against the Company or the Parent or any Consolidated Subsidiaries, as applicable, that are related to the Merger, the issuance of the Parent Shares, or the other transactions contemplated by this Agreement; and (vi) any event, change, or effect between the date of this Agreement and the Closing Date which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) of this Agreement (in the case of the Company) or Section 6.3(a), Section 6.3(b), or Section 6.3(c) (in the case of the Parent and the Merger Sub), to be satisfied. In no event shall: (A) the delivery of any notice by a party pursuant to this Section 5.8 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; or (B) constitute an exception to the representations or warranties herein. This Section 5.8 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).
5.9    Directors and Officers. The Company shall obtain and deliver to the Parent at or prior to Closing the resignation of each director of the Company. Effective at the Closing, the Board of Directors of the Parent shall obtain such resignations and make such appointments as may be required to ensure that the officers and the composition of the Board of Directors of the Parent are as set forth on Schedule 5.9.
5.10    Voting and Standstill Agreement.
(a)    Effective at Closing, the Parent, the Seller and the other parties set forth on the signature pages thereto will enter into a Voting and Standstill Agreement in the form attached hereto as Exhibit A (the “Voting and Standstill Agreement”). The Voting and Standstill Agreement will provide that (i) the Board of Directors of the Parent will consist of seven directors from the Closing Date until the earlier of (I) the annual meeting of the Parent’s Stockholders scheduled for June 2018 and (II) June 30, 2018; (ii) the Seller will have the right to nominate three directors of the Parent for election at the June 2017 and June 2018 annual meeting of the Parent’s Stockholders; (iii) the directors of the Parent in office immediately prior to Closing (except for Tom Watford) who continue as a director of Parent subsequent to the Closing and any new directors nominated by such directors under the provisions of this Section 5.10 (the “Continuing Directors”) will have the right to nominate three directors of the Parent for election at the June 2017 and June 2018 annual meeting of the Parent’s Stockholders; (iv) the Seller and the Continuing Directors will have the right to jointly nominate one director of the Parent, who shall be Tom Watford unless he declines or fails to serve, for election at the June 2017 and June 2018 annual meeting of the Parents’ Stockholders; (v) the Parent will include such nominees in its proxy statement for the June 2017 and June 2018 annual meeting of the Parents’ Stockholders; and (vi) the Seller will vote all shares of Parent Common Stock that it owns in favor of the foregoing nominees at the June 2017 and June 2018 annual meeting of the Parent’s Stockholders. In the event of the Liquidation, the Seller Members will be substituted for the “Seller” under this Section 5.10 and the Seller Members will be the counterparties to the Voting and Standstill Agreement in place of the Seller.
(b)    The Voting and Standstill Agreement will further provide that, prior to the date of the annual meeting of the Parent’s Stockholders held in June 2019 (the “Standstill Termination Date”), the Seller will not acquire any shares of Parent Common Stock, whether through open-market purchases, private purchases, or otherwise, except for acquisitions of newly issued shares of Parent Common Stock directly from the Parent, that would cause the Seller to own more than fifty percent (50.0%) of the total number of shares of Parent Common Stock then outstanding. In addition, the Voting and Standstill Agreement will provide that the Seller will not take any action to prevent the Parent from raising any new equity required prior to the Standstill Termination Date from investors other than the Seller if the Parent’s Board of Directors so desires; provided, that the Seller or its successor(s) in interest shall have been offered the opportunity to purchase its pro rata portion of such offering (based on the Parent Common Stock beneficially owned as of such date by Seller compared to the total number of shares of Parent Common Stock then outstanding) on the same terms and conditions of such offering.
Pre-Closing Capital.
(a)    The Parties understand that certain members of the Seller and the Seller intend to invest Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the Company between the date of this Agreement and the Closing for working capital purposes (the “Pre-Closing Capital”). Certain members of the Seller will invest the Pre-Closing Capital in the Seller and the Seller will loan the Pre-Closing Capital to the Company. The Pre-Closing Capital will be in the form of subordinated, convertible debt bearing interest at eight and one quarter percent (8.25%) that will be converted by the Seller members to equity in the Seller immediately prior to Closing; provided, however, that to the extent that the Parent’s Net Debt (as defined below) immediately prior to Closing is less than the applicable Net Debt Target (as defined below), the amount of Pre-Closing Capital that converts to equity in the Seller prior to Closing will be reduced on a dollar-for-dollar basis, with such non-converted debt becoming a non-convertible post-Closing obligation of the Survivor to the Seller members that provided the Pre-Closing Capital, subordinated to the other borrowings of Survivor and Parent (the “Century Subordinated Debt”). For the avoidance of doubt, the amount of Pre-Closing Capital that can become Century Subordinated Debt pursuant to this Section 5.11(a) cannot be more than Two Million Five Hundred Thousand Dollars ($2,500,000.00), and in the event the amount of Century Subordinated Debt that would result from the initial application of the provisions of this Section 5.11(a) is less than $200,000.00 (the “Minimum Amount”), such Minimum Amount shall be deemed to convert into equity in the Seller prior to Closing notwithstanding the other provisions of this Section 5.11(a). Such Century Subordinated Debt shall be represented by a promissory note in form and substance attached hereto as Exhibit 5.11, and to the extent required by the terms of any Indebtedness of the Parent, the holders thereof agree to enter into a customary subordination agreement with SWK and/or CNH with respect to the Century Subordinated Debt.
“Net Debt” means (x) the Net Cash Amount (as defined below) and the accounts receivable of the Parent and the Consolidated Subsidiaries immediately prior to Closing (less any applicable doubtful accounts reserve), minus (y) the Debt Items (as defined below), in each case as determined immediately prior to Closing and calculated in accordance with GAAP applied on a basis consistent with the preparation of the Parent Financial Statements.
“Net Cash Amount” means (x) the available cash and cash-equivalents of the Parent and the Consolidated Subsidiaries, determined in accordance with GAAP, but excluding (i) any restricted cash (including any amounts held on deposit), (ii) the amount of any issued but uncleared checks and drafts, to the extent not already taken into account in the determination available cash and (iii) any instruments or securities that cannot be immediately converted into cash, plus (y) any amounts) paid by the Parent or any of the Consolidated Subsidiaries prior to Closing with respect to fees, expenses, and other costs that, pursuant to Section 8.3(a), will be the responsibility of the Parent upon the consummation of the Closing, minus (z) any cash resulting from the sale of Parent Common Stock, or any other securities or instruments convertible into or exercisable for Parent Common Stock or other equity interests in the Parent, from and after February 1, 2017.
“Debt Items” means, without duplication, (x) all Indebtedness of the Parent and the Consolidated Subsidiaries (other than any Indebtedness of the type identified in clause (g) thereof) plus (y) the following liabilities of the Parent and the Consolidated Subsidiaries: accounts payables greater than 90 days outstanding, escheatment, short-term and long-term lease liabilities, accrued settlement and related legal expenses, deferred revenue, severance obligations and accrued lender (SWK) termination fee; provided, however, that the Debt Items shall not include any amounts payable with respect to fees, expenses, and other costs that, pursuant to Section 8.3(a), will be the responsibility of the Parent upon the consummation of the Closing. For the avoidance of doubt, any Debt Item that is affected or offset by an accrued settlement expense will be excluded to avoid duplication. An example of the determination of the Debt Items is set forth on Schedule 5.11(a), and the calculation and determination of the Debt Items shall be consistent with the methodology used in such schedule.
“Net Debt Target” means (i) if the Closing occurs prior to May 15, 2017, the Net Debt Target shall be ($6,900,000), i.e., negative $6,900,000; and (ii) if the Closing occurs on or after May 15, 2017, the Net Debt Target shall be ($6,500,000), i.e., negative $6,500,000.
Post Closing Determination. Within sixty (60) days after the Closing, the Parent will prepare in good faith and deliver to the Seller a certificate (the “Net Debt Certificate”) executed by the Parent setting forth an itemized listing of the components of Net Debt as of Closing and, based thereon, the Parent’s calculation of the Net Debt and the Century Subordinated Debt.
Right to Dispute. If the Seller (or its designee) delivers written notice (the “Disputed Items Notice”) to the Parent within thirty (30) days after receipt by the Seller of the Net Debt Certificate stating that the Seller objects to any items in the Net Debt Certificate (the “Disputed Items”), the Parent and the Seller will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable. If the Seller does not deliver a Disputed Items Notice to the Parent within thirty (30) days after receipt by the Seller of the Net Debt Certificate, the Net Debt specified in the Net Debt Certificate shall be presumed to be true and correct in all respects and shall be final and binding on the parties.
Arbitration of Disputes. If the Parent and the Seller are unable to agree upon the Disputed Items within thirty (30) days after delivery of the Disputed Items Notice, the Parent and the Seller will appoint an independent, nationally-recognized accounting firm reasonably acceptable to each of them (in either case, the “Independent Accounting Firm”) to resolve the Disputed Items. The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items

Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) re-calculate the Net Debt and the Century Subordinated Debt, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items. The Parent and the Seller will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm. The Independent Accounting Firm will make a written determination of each Disputed Item within thirty (30) days after being appointed and such determination shall be final and binding on the parties. The fees, costs and expenses of the Independent Accounting Firm will be allocated to and borne by the Parent and the Seller based on the inverse of the percentage that the Independent Accounting Firm’s determination of the Disputed Items bears to the total value of the Disputed Items originally submitted to the Independent Accounting Firm. For example, should the value of the Disputed Items total $1,000, and should the Independent Accounting Firm award $700 in favor of the Parent’s position, then 70% of the aggregate costs of the Independent Accounting Firm would be borne by the Seller and 30% would be borne by the Parent.
Adjustment. At such time as the Net Debt is finally determined, the promissory note evidencing the Century Subordinated Debt shall be amended to provide that the amount of outstanding principal, effective as of Closing, shall be the amount of Century Subordinated Debt as finally determined herein.
Access to Information. The Seller, Century and their advisors (including accountants and lawyers) shall be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of the Parent and to any personnel of the Parent reasonably requested by such Persons, in each case in connection with the determination of the Net Debt or any dispute relating thereto.
5.11    Confidentiality.
(a)    Any information provided to or obtained by the Parties in connection with the transactions contemplated by this Agreement will be subject to the Confidentiality Agreement, and shall be held by the Parties in accordance with, and be subject to the terms of, the Confidentiality Agreement.
(b)    The Parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.
5.12    Non-Solicit.
(a)    To assure that the Parent and the Parents’ Stockholders will realize the benefits of the Merger, and as part of the value to be received by the Parent in connection with such transactions, for a period of one (1) year from and after the Closing Date, neither the Seller nor any Seller Member (collectively, the “Restricted Parties”) shall:  directly or indirectly, induce or attempt to induce any executive or managerial employee of the business of the Parent or any of the Consolidated Subsidiaries to leave the employ of such entity; provided, however, that nothing herein shall prohibit any Restricted Party or any company with which any of the foregoing is affiliated either (a) from making general solicitations for employment not directly targeted at such employees and hiring any employee who responds to such solicitation or (b) from soliciting or hiring any Person who ceased to be an employee of the Parent or any of its Consolidated Subsidiaries at least 6 months prior thereto. Notwithstanding anything to the contrary contained herein, actions of a portfolio company or Affiliate of Seller or

Seller Member shall not be construed a breach of this Section 5.14 by Seller or Seller Member, as applicable, absent the direction of the Seller or Seller Member to engage in such action.
(b)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.13 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
(c)    Each Restricted Party hereby acknowledges and agrees that in the event of a breach by such Restricted Party of any of the provisions of this Section 5.13, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the Parent and its successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
5.13    Tax Matters.
(a)    The Parties shall use their respective commercially reasonable efforts to cause the transactions contemplated by this Agreement to qualify, and agree not to, and not to permit or cause any affiliate or any Consolidated Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent such transactions from qualifying, as a “reorganization” under Section 368(a) of the Code.
(b)    This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the transactions contemplated by this Agreement as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
5.14    Employees; Benefit Plans.
(a)    With respect to any Parent Benefit Plan (excluding any retiree healthcare plans or programs maintained by Parent or any of its Consolidated Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Consolidated Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Consolidated Subsidiaries) in which any employees of the Company and its Consolidated Subsidiaries who remain employed immediately after the Closing Date (collectively, the "Company Continuing Employees") will participate effective as of the Closing Date, Parent shall, or shall cause the Survivor to, credit all service of the Company Continuing Employees with the Company or any of its Consolidated Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan. Notwithstanding the foregoing, the Parent and the Company shall work in good faith prior to Closing to determine whether the Company Benefit Plans shall be maintained or if the Company Continuing Employees should be covered by the Parent Benefit Plans
(b)    This Section 5.15 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.15, express or implied, shall confer upon any Company employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.15. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Survivor, Parent or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Survivor, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Closing Date. The parties hereto acknowledge and agree that the terms set forth in this Section 5.15 shall not create any right in any Company employee or any other Person to any continued employment with the Survivor, Parent, or any of their respective Consolidated Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company employee and the Survivor.
5.15    Directors' and Officers' Indemnification and Insurance.
(a)    Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by Seller or the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date an officer, director, or manager of the Seller, the Company or any of its Consolidated Subsidiaries (each an "Indemnified Party") as provided under applicable Law, in the Operating Agreement, in the Amended and Restated Limited Liability Company Agreement of the Seller, dated July 31, 2014, or pursuant to any other Contracts in effect on the date hereof and disclosed in Schedule 5.16(a) of the Company Disclosure Schedules, shall be assumed by the Survivor in the Merger, without further action, at the Closing Date and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b)    For six years after the Closing Date, to the fullest extent permitted under applicable Law, Parent and the Survivor shall indemnify, defend, and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Survivor's receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Survivor will not be liable for any settlement effected without the Survivor's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).
(c)    The Survivor shall, and Parent shall cause the Survivor to: (i) maintain in effect for a period of six years after the Closing Date, if available, the current policies of directors' and officers'

liability insurance maintained by the Company immediately prior to the Closing Date (provided, that the Survivor may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Consolidated Subsidiaries when compared to the insurance maintained by the Company as of the date hereof); or (ii) obtain as of the Closing Date "tail" insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Consolidated Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Survivor be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company or any of its Consolidated Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth on Schedule 5.16(c) of the Company Disclosure Schedules (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Survivor will obtain, and Parent will cause the Survivor to obtain, that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium.
(d)    The obligations of Parent and the Survivor under this Section 5.17 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.17 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.17 applies shall be third party beneficiaries of this Section 5.17, each of whom may enforce the provisions of this Section 5.17).
(e)    In the event Parent, the Survivor, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Survivor, as the case may be, shall assume all of the obligations set forth in this Section 5.17. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.17 is not prior to, or in substitution for, any such claims under any such policies.
5.16    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.18), each of the parties hereto shall, and shall cause its Consolidated Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.
(b)    In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.
5.17    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Authority to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.19 shall not apply to any release or announcement made or proposed to be made in connection with and related to: (a) a Company Adverse Recommendation Change, (b) a Parent Adverse Recommendation Change; or (c) any disclosures made in compliance with Section 5.3.
5.18    Takeover Statutes. If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
5.19    Section 16 Matters. Prior to the Closing Date, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Closing Date.
5.20    Stock Exchange Matters. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on NYSE MKT, subject to official notice of issuance, prior to the Closing Date; provided, that if the Parent Common Stock is involuntarily delisted by action of the NYSE prior to the Closing Date, this Section 5.22 shall no longer be applicable.
5.21    Further Assurances. At and after the Closing Date, the officers and directors of the Survivor shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Survivor any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Survivor as a result of, or in connection with, the Merger.
5.22    SWK Equity Requirement. In satisfaction of a borrowing condition applicable at Closing, the Parent shall have issued shares of Parent Common Stock (the “SWK Requirement Shares”) in exchange for cash equity investments aggregating $3.5 million between January 31, 2017 and Closing (or for a period of up to 90 days thereafter) (the “SWK Equity Requirement”). To the extent that the Parent is unable to raise the entire SWK Equity Requirement from purchasers unaffiliated with the Seller (the “Unaffiliated Purchasers”), Century Focused Fund III, L.P. or its designee (“Century”) shall within 90 days of Closing have purchased up to a maximum of $1,750,000 in SWK Requirement Shares (or such lesser available amount of the SWK Requirement Shares if Unaffiliated Purchasers have acquired more than $1,750,000 in SWK Requirement Shares), and provided, further, that Century shall not be required to purchase more than the total amount of SWK Requirement Shares purchased by Unaffiliated Purchasers at any point (i.e., Century shall only be required to purchase half of all SWK Requirement Shares) . The parties understand and agree that Century will be offered, and will purchase, its allotment of the SWK Requirement Shares on terms identical, on a share-for-share basis, to the terms on which the Unaffiliated Purchasers purchase their allotment of SWK Requirement Shares. By way of example, if Unaffiliated Purchaser A purchases $1.6 million of SWK Requirement Shares on A Terms and Unaffiliated Purchaser B purchases $150,000 of SWK Requirement Shares on B Terms, Century will be offered, and will purchase, $1.6 million of SWK Requirement Shares on A Terms and $150,000 of SWK Requirement Shares on B Terms. Notwithstanding the foregoing, the terms of the warrant(s) issued to Century in connection with any purchase of the SWK Requirement Shares shall be substantially in the form attached hereto as Exhibit 5.23.
5.23    SWK Guaranty. In connection with any guaranty required by the Seller or its Affiliate pursuant to the Commitment Letter (as defined herein) provided by SWK (the “Seller Guaranty”), at Closing, the Parent shall be obligated to issue to Century or its designee warrants to purchase Parent Common Stock as follows (the “Century Guaranty Warrants”). Century or its designee will initially receive warrants to purchase that number of shares of Parent Common Stock equal to (x) the Coverage Amount divided by (y) the average closing price for the Parent Common Stock for the last five (5) consecutive trading days preceding Closing (the “Applicable Price”), such warrants to be exercisable at the Applicable Price. The “Coverage Amount” shall initially be $200,000; provided, that if payment is ever required to be made under the Seller Guaranty, the Coverage Amount shall be $1,800,000, and the Parent shall issue at the time of such payment on the Seller Guaranty (the “Payment Date”) an additional Century Guaranty Warrant to Century or its designee based on such Coverage Amount, and the Applicable Price for such additional Century Guaranty Warrant shall be the average closing price for the Parent Common Stock for the last five (5) consecutive trading days preceding the Payment Date. The terms of the Century Guaranty Warrants shall otherwise be on terms substantially similar to the warrant issued to Century in connection with the SWK Requirement Shares with the following changes: (1) the Century Guaranty Warrants shall not be subject to a “call” right; (2) the Century Guaranty Warrants shall provide for a “cashless exercise” at any time; (3) the term of the Century Guaranty Warrants shall be seven (7) years; and (4) the initial Century Guaranty Warrant issued at Closing shall not be exercisable for twelve (12) months from Closing. Further, the terms of the Seller Guaranty shall provide that the Seller or its Affiliate shall only be required to provide such guaranty from Closing through November 30, 2017, at which time Century may withdraw or terminate the Seller Guaranty at its election. The Seller Guaranty shall provide that, in the event that the guarantor ever makes payment on such guaranty (the “Guaranteed Debt”), the Parent shall issue a promissory note evidencing such Guaranteed Debt to Century or its designee, which such note shall otherwise be substantially in the form attached as Exhibit 5.11, except that the interest rate on the Guaranteed Debt shall be the lesser of 25% or the maximum amount permitted by law from the Payment Date until the Guaranteed Debt is paid in full. In connection with the borrowings under the SWK credit facility that are covered by the Seller Guaranty, the Parent and Century shall enter into a side letter at Closing in the form attached hereto as Exhibit 5.24 (the “Credit Facility Side Letter”).
5.24    Financing. The Company agrees to provide, and will use commercially reasonable efforts to cause its representatives (including its officers, directors, employees, agents, attorneys, accountants and advisors) to provide such cooperation reasonably requested by Parent in connection with securing the debt financing for the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) cause upon reasonable advance notice by Parent, appropriate officers and employees (including senior management of the Company) to be available for meetings, the preparation of disclosure documents in connection with any such financing, and sessions with prospective lenders and their respective advisors, in each case, that are customary for financings of a type similar to the financing contemplated by the Commitment Letters, (ii) cause to be promptly provided to Parent, its affiliates and its financing sources all material financial information and other pertinent information in their possession with respect to the Company and the transactions contemplated hereby as reasonably requested by Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the transactions contemplated hereby, (iii) furnish to Parent and its financing sources as promptly as practicable following the date hereof the Required Information, (iv) assist the Parent and its financing sources in a timely manner with the preparation of lender and investor presentations, customary and reasonably available marketing materials and similar documents and other materials reasonably required by Parent or its financing sources (including (x) providing customary executed authorization and management representation letters and (y) in the Parent’s preparation of any pro forma financial statements required to be delivered by Parent’s financing sources, if any, (v) cause its independent accountants and counsel to provide assistance to the Parent for fees consistent with the Company’s existing arrangements with such accountants and counsel, (vi) facilitate the pledging of collateral and granting of security interests to the extent in connection with such financing, (vii) at least ten (10) Business Days prior to the Closing, provide the documentation and other information about the Company and each of its respective representatives as is reasonably requested with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, (viii) cause the taking of corporate, limited liability company or other organizational actions (subject to the occurrence of the Closing) by the Company necessary to permit the completion of such financing (provided that such corporate, limited liability or other organizational actions shall be deemed to become effective only if and when the Closing occurs), (ix) ensure that any syndication efforts benefit from existing lending relationships, (x) reasonably cooperate with Parent’s financing sources in connection with their evaluation of the Company’s current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements, and to the extent required in connection with such financing, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (xi) take all actions reasonably necessary or reasonably requested by the Parent’s financing sources or the Parent necessary to permit the consummation of such financing and to obtain the proceeds thereof, including, facilitating the execution and delivery at the Closing of definitive documents reasonably related to such financing (such documents, the “Debt Documents”) on the terms contemplated by the Commitment Letters, in connection with the authorization of such financing and the Debt Documents and the execution and delivery of the Debt Documents in anticipation of the Closing (including, issuing such certificates and certifications as requested, including a solvency certificate), provided, that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and (ii) neither the Company nor the Seller shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Closing. Further, the assistance required under this Section 5.25 shall not include: (1) taking any actions that the Company or the Seller reasonably believes would (x) result in a violation of any law, contract or confidentiality arrangement or the loss of any legal or other privilege or (y) cause any representation or warranty in this Agreement to be breached or any condition to Closing to fail to be satisfied; (2) consenting to the prefiling of UCC-1s or any other grant of Liens or incurring any liability as an issuer, guarantor, pledger or obligor; (3) any requirement to provide a legal opinion; (4) a requirement that the Company, Seller or any of their respective Affiliates agree to any contractual obligation or executes any document, certificate or instrument, or make any representation or warranty, in connection with the financings or the marketing thereof, except, solely with respect to the Company, for any such contractual obligation, document, certificate or instrument that is conditioned upon, and not effective until, the consummation of Closing and terminates without liability to the Company, the Seller or any of their respective Affiliates (including the Company) upon termination of this Agreement; (5) any requirement that the Company, the Seller or any of their respective Affiliates take any action (such as board resolutions or other similar consents of any governing body) in order to approve the financing, any definitive agreement with respect thereto or any other matter or agreement in connection with the financing, other than, solely with respect to the Company, any such action that becomes effective only upon the consummation of the Closing (which action shall be approved or executed by the post-Closing members of the applicable governing body of such Company); or (6) preparing any financial statements, reports or analyses that are not prepared by, or reasonably available to, the Company in the ordinary course of business. The Company hereby consents to the use of all logos of the Company in connection with the Parent’s debt financing so long as such logos (i)(a) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and (b) are used solely in connection with a description of the Company, its business and products or the transactions contemplated hereby or (ii) are used in any other manner as reasonably approved by the Company.
ARTICLE VI.
CONDITIONS TO CLOSING
6.1    Conditions to Each Party’s Obligation to Close. The respective obligations of the Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    Stockholder Approval. The issuance of the Parent Shares shall have been approved by the Parent Stockholder Vote.

(b)    No Injunctions or Restraints; Illegality. No Order prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect, and no Governmental Authority shall have instituted any proceeding seeking any such Order and such proceeding remains unresolved.
(c)    Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.
(d)     Listing. The Parent Shares shall have been approved for listing (subject to official notice of issuance) on the NYSE MKT; provided, that if the Parent Common Stock is involuntarily delisted by action of the NYSE prior to the Closing, this condition shall no longer be applicable.
(e)    SWK Equity Requirement. At least $1,750,000 in SWK Requirement Shares, or such lesser amount (but not below $1,460,000) as required to satisfy the SWK Equity Requirement as of Closing, shall have been issued to Unaffiliated Purchasers at the Closing, and the issuance of such number of SWK Requirement Shares as shall not have been issued prior to Closing shall have been approved by a vote of majority of the issued and outstanding shares of Parent Common Stock present and voting at the Parent Stockholders’ Meeting on a resolution approving the issuance of such number of SWK Requirement Shares.
(f)    Financings. The borrowings and other credit facilities with SWK and CNH contemplated by those financing commitment letters dated on or about the Effective Date (the “Commitment Letters”), executed copies of which were delivered to the Parent and the Seller as of the Effective Date, shall be consummated and funded in accordance with the terms set forth in the Commitment Letters, such consummation and funding to occur contemporaneously with or immediately prior to the Closing.
6.2    Conditions to Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to close the transactions contemplated by this Agreement are also subject to the satisfaction, or waiver by Parent, at or prior to the Closing, of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company and Seller (other than in Sections 3.1 (‘Organization; Good Standing’), 3.2 (‘Authorization; Binding Effect’), 3.3 (‘Capitalization’), 3.4(a)(i) (‘Non-Contravention’), and 3.17 (‘Brokers’)) contained in ARTICLE III shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.3 (‘Capitalization’) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date); and (iii) the representations and warranties contained in Sections 3.1 (‘Organization; Good Standing’), 3.2 (‘Authorization; Binding Effect’), 3.4(a)(i) (‘Non-Contravention’), and 3.17 (‘Brokers’) shall be true and correct in all respects when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date).
(b)    Performance of Obligations of the Company and Seller. The Company and Seller shall have performed in all material respects the covenants and agreements, and shall have made all the deliveries, required to be performed by each of them under this Agreement at or prior to the Closing.
(c)    Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by Company’s Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
6.3    Conditions to Obligations of the Company and Seller. The obligation of the Company and Seller to close the transactions contemplated by this Agreement is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Parent and the Merger Sub (other than in Sections 4.1 (‘Organization; Good Standing’), 4.2 (‘Authorization; Binding Effect’), 4.3 (‘Capitalization’), 4.4(a)(i) (‘Non-Contravention’), 4.5 (‘Brokers’), and 4.19 (‘Operations Since Balance Sheet Date; Absence of Changes’)) contained in ARTICLE IV shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the representations and warranties of the Parent and the Merger Sub contained in Section 4.3 (‘Capitalization’) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date); and (iii) the representations and warranties contained in Sections 4.1 (‘Organization; Good Standing’), 4.2 (‘Authorization; Binding Effect’), 4.4(a)(i) (‘Non-Contravention’), and 4.5 (‘Brokers’) shall be true and correct in all respects when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date).
(b)    Performance of Obligations of the Parent and the Merger Sub. The Parent and the Merger Sub shall have performed in all material respects the covenants and agreements, and shall have made all the deliveries, required to be performed by each of them under this Agreement at or prior to the Closing.

(c)    Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by Parent’s Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).
(d)    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect
(e)    Company Debt. All Indebtedness of the Company to Silicon Valley Bank, N.A. shall be repaid in full at or simultaneously with the Closing with funds arranged by Parent.
(f)    Century Guaranty Warrants; Seller Guaranty. The initial Century Guaranty Warrant, the Century Subordinated Debt and the Credit Facility Side Letter, each on the terms and conditions set forth herein, shall have been issued to Century at the Closing, and the Seller Guaranty issued to SWK shall be on the terms and conditions as set forth herein.
ARTICLE VII.
CLOSING
7.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic signatures. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered. The Closing shall be deemed to be effective as of 12:01 a.m. Central Standard Time on the first business day following the Parent Stockholders’ Meeting (the “Closing Date”).
ARTICLE VIII.
TERMINATION
8.1    Termination. This Agreement may be terminated prior to the Closing (whether before or after the adoption of the Parent Stockholder Vote, unless otherwise specified below):
(a)    by mutual written consent of the Parties;
(b)     by any Party if the Closing shall not have occurred by the date that is six (6) months after the date hereof (subject to possible extension as provided in this Section 8.1, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to the Parent and the Merger Sub (to be treated as one Person for this Section 8.1(b) and Section 8.1(c)), on the one hand, or to the Seller and the Company (to be treated as one Person for this Section 8.1(b) and Section 8.1(c)), on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then any Party shall be entitled to extend the End Date once for an additional sixty (60) days on written notice to the other Party not later than thirty (30) days prior to the End Date without giving effect to any such adjustment;
(c)    by any Party if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the issuance of Parent Shares, or the Closing of the transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this

Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order;
(d)    by any Party if the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed, the issuance of the Parent Shares shall have been submitted to the stockholders of the Parent for adoption at such meeting, and the Parent Stockholder Vote shall not have been obtained at such meeting (unless such Parent Stockholders’ Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);
(e)    by the Parent or the Merger Sub if either (i) a Company Adverse Recommendation Change shall have occurred, or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants set forth in Section 5.3, Parent shall have provided written notice thereof to the Company referencing this Section 8.1(e), and such breach shall not have been cured by the Company within two (2) days’ subsequent to receipt of such notice;
(f)    by the Parent if, in full compliance with the terms of this Agreement (including Section 5.3 hereof), Parent enters into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Offer; provided, that Parent shall have paid any amounts due pursuant to Section 8.3 hereof in accordance with the terms, and the times, specified therein;
(g)    by the Seller or the Company if either (i) a Parent Adverse Recommendation Change shall have occurred, or (ii) the Parent or Merger Sub shall have breached or failed to perform in any material respect any of their respective covenants set forth in Section 5.3 or Section 5.6, Company shall have provided written notice thereof to the Parent referencing this Section 8.1(g), and such breach shall not have been cured by the Parent within two (2) days’ subsequent to receipt of such notice;
(h)    by the Company if, in full compliance with the terms of this Agreement (including Section 5.3 hereof), the Company enters into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Offer; provided, that Company shall have paid any amounts due pursuant to Section 8.3 hereof in accordance with the terms, and the times, specified therein;
(i)    by the Parent or the Merger Sub, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty of the Seller or the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, that Parent shall have given the Company at least thirty (30) days’ written notice prior to such termination stating the intention of the Parent or Merger Sub to terminate this Agreement pursuant to this Section 8.1(i) and such breach shall not have been cured prior to expiration of such notice period; and
(j)    by the Seller or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, that the Company shall have given Parent at least thirty (30) days’ written notice prior to such termination stating the intention of the Company to terminate this Agreement pursuant to this Section 8.1(j) and such breach shall not have been cured prior to expiration of such notice period.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Parties specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.
8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 8.3 and shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
8.3    Expenses; Termination Fees.
(a)    All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, whether or not the Closing occurs; provided, that in the event the Closing occurs, all fees and expenses incurred by the Seller and the

Company to the advisors identified on Schedule 8.3(a) in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parent; and provided, further, that Parent shall pay all filing and application fees payable to NYSE MKT in connection with the listing of the Parent Shares to be issued at Closing; provided, further, that the Company and the Parent shall share equally all fees and expenses incurred in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits), the Parent Proxy Statement, and any amendments or supplements thereto.
(b)    If this Agreement is terminated by the Parent or the Merger Sub pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(h), the Seller shall pay to the Parent, within five (5) Business Days after termination, the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with this Agreement by the Parent and the Merger Sub (supported by true and correct copies of reasonable documentation provided by the Parent) up to a maximum of $750,000.
(c)    If this Agreement is terminated by the Parent pursuant to Section 8.1(f) or by Seller or the Company pursuant to Section 8.1(g), the Parent shall pay to the Seller, within five (5) Business Days after termination, the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with this Agreement by the Seller and the Company (supported by true and correct copies of reasonable documentation provided by the Seller) up to a maximum of $750,000.
(d)    If this Agreement is terminated by the Parent or the Merger Sub pursuant to Section 8.1(i), the Seller shall pay to the Parent, within five (5) Business Days after termination, aggregate amount of fees and expenses incurred in connection with this Agreement by the Seller and the Company (supported by true and correct copies of reasonable documentation provided by the Seller), not including any fees paid to financial advisors (but including any expense reimbursements paid to financial advisors) up to a maximum of $750,000.

(e)    If this Agreement is terminated by any Party pursuant to Section 8.1(d) or by the Seller or the Company pursuant to Section 8.1(j), the Parent shall pay to the Seller, within five (5) Business Days after termination, the aggregate amount of fees and expenses incurred in connection with this Agreement by the Seller and the Company (supported by true and correct copies of reasonable documentation provided by the Seller) , not including any fees paid to financial advisors (but including any expense reimbursements paid to financial advisors) up to a maximum of $750,000.
(f)    If this Agreement is terminated by a Party pursuant to Section 8.1(b) hereof and (i) prior to such termination, an Acquisition Proposal with respect to the Company shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and (ii) within twelve (12) months following the date of such termination of the Agreement the Company or its equityholders shall have entered into a definitive agreement with respect to an Acquisition Proposal with respect to the Company, or any Acquisition Proposal with respect to the Company shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then in any such event the Company shall, within five (5) Business Days, pay to Parent the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with this Agreement by the Parent and the Merger Sub (supported by true and correct copies of reasonable documentation provided by the Parent) up to a maximum of $750,000, less any amounts previously paid to the Parent pursuant to this Section 8.3 (it being understood that for all purposes of this Section 8.3(f), all references in the definition of Acquisition Proposal to “20%” shall be deemed references to “50%”).
(g)    It this Agreement is terminated: (i) either (A) by the Seller or the Company pursuant to Section 8.1(j) and the Parent Stockholder Vote shall not have been obtained at the Parent Stockholders’ Meeting (including any adjournment or postponement thereof); (B) by a Party pursuant to Section 8.1(b) and the Parent Stockholder Vote shall not have been obtained at the Parent Stockholders’ Meeting (including and adjournment or postponement thereof); or (C) by any Party pursuant to Section 8.1(d); and (ii) within twelve (12) months following the date of such termination of the Agreement the Parent or its stockholders shall have entered into a definitive agreement with respect to an Acquisition Proposal with respect to the Parent, or any Acquisition Proposal with respect to the Parent shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then in any such event the Parent shall, within five (5) Business Days, pay to the Company the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with this Agreement by the Company (supported by true and correct copies of reasonable documentation provided by the Company) up to a maximum of $750,000, less any amounts previously paid to the Company pursuant to this Section 8.3 (it being understood that for all purposes of this Section 8.3(g), all references in the definition of Acquisition Proposal to “20%” shall be deemed references to “50%”).
(h)    If either Party fails to pay when due any amount payable by such Party under this Section 8.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
(i)    The Parties agree that the payment of the fees and expenses set forth in this Section 8.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 8.3 (other than with respect to fraud or willful and material breach), it being understood that in no event shall either Seller or Parent be required to pay fees or damages payable pursuant to this Section 8.3 (other than with respect to fraud or willful and material breach) on more than one occasion. Except for the payment of the fees and expenses set forth in this Section 8.3, subsequent to termination of this Agreement, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, subsidiary, financing source, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Closing to occur. Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of this Agreement, (ii) without these agreements, the Parties would not enter into this Agreement, and (iii) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.
ARTICLE IX.
MISCELLANEOUS
9.1    Non-Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing shall survive.
9.2    Entire Agreement. The Confidentiality Agreement, this Agreement, the Disclosure Schedules, the Exhibits referred to herein, and the documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent among the Parties.
9.3    Invalidity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.
9.4    Specific Performance. Each of the Parties acknowledges and agrees that each of the other Parties would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any and all other remedies that may be available at law or in equity, the Parties agree that each of the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which such Party may be entitled pursuant hereto.
9.5    Amendment; Extension; Waiver. At any time prior to the Closing Date, each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties; provided, that Section 5.25 (Financing), Section 8.3(i) (Expenses; Termination Fee), Section 9.7 (Successors and Assigns; No Third Party Beneficiaries), Section 9.10 (Jurisdiction; Waiver of Jury Trial) and this Section 9.5 (collectively, the “Lender Provisions”), in each case to the extent the proposed amendment to any such Section is adverse to the Parent’s financing sources with respect to money borrowed (“Lenders”), may not be amended without the consent of such financing sources.
9.6    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic mail, by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other Party as follows:
If to the Company or the Seller, to:
c/o Century Equity Partners
100 Federal Street, 29th Floor
Boston, MA 02110
Attention: Frank Bazos and Stephen Marquardt
Email Address: fbazos@cepfunds.com and smarquardt@cepfunds.com with a copy (which copy shall not constitute notice) to:
Choate Hall & Stewart, LLP
2 International Place
Boston, MA 02110
Attention: Brian Lenihan and John Pitfield
Email Address: blenihan@choate.com and jpitfield@choate.com

If to the Parent, to:
Hooper Holmes, Inc.
560 N. Rogers Rd
Olathe, KS 66062
Attention: Chief Executive Officer
Email Address: legal@hooperholmes.com

with a copy (which copy shall not constitute notice) to:
Spencer Fane LLP
1000 Walnut Street, Suite 1400
Kansas City, MO 64106
Attention: Pete Mirakian
Email Address: pmirakian@spencerfane.com
Such notice shall be deemed to be received when delivered if delivered personally, or the next Business Day after the date sent if sent next Business Day service by a United States national overnight delivery service, or three (3) Business Days after the date mailed if mailed by certified or registered mail, or upon receipt of confirmation of delivery if sent by facsimile. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required under this Agreement, the giving of such notice may be waived in writing by the Party entitled to receive such notice.

9.7    Successors and Assigns; No Third-Party Beneficiaries. The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties; provided, however, that from and after the Closing the Parent may assign all of its rights under this Agreement to its Lenders (or any agents therefor) for collateral security purposes, which shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such loan documents. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, except and as provided in ARTICLE VII any right, remedy or claim under or by reason of this Agreement. Notwithstanding the foregoing, the Lenders shall be intended third-party beneficiaries of Section 8.3(i) and such Lenders shall be entitled to enforce such provision and to avail themselves of the benefits of any remedy for any breach of such provision, all to the same extent as if such Persons were signatories to this Agreement.
9.8    Interpretation.
(a)    Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
(b)    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement and the Disclosure Schedules in their entirety and not to any particular provision, unless otherwise stated, (iii) the term “including” shall mean “including, without limitation,” (iv) unless otherwise stated, the term “day” means a calendar day, and (v) references in this Agreement to dollar amount thresholds shall not, for purposes of this Agreement, be deemed to be evidence of materiality or a material adverse effect.
9.9    Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
9.10    Jurisdiction; Waiver of Jury Trial. The Parties hereby agree that any dispute or controversy arising out of or related to this Agreement or the transactions contemplated hereby shall be conducted only in federal and state courts located in Delaware. Each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in Delaware. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.10, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by Law. Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any Debt Document or the performance thereof, in any forum other than the Supreme Court of the

State of New York, County of New York, or, the United States District Court for the Southern District of New York (and appellate courts thereof).
9.11    Execution in Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including electronically-transmitted counterparts), each of which shall be considered an original instrument, but all of which shall be considered one (1) and the same agreement, and shall become binding when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the day and year first above written.
Hooper Holmes, Inc.

By: /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

Piper Merger Corp.

By: /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

Provant Health Solutions, LLC

By: /s/ Heather Provino
Name: Heather Provino
Title: Chief Executive Officer

Wellness Holdings, LLC

By: /s/ Heather Provino
Name: Heather Provino
Title: Manager

ANNEX B
OPINION OF CANTOR FITZGERALD & CO.

Cantor Fitzgerald & Co.
110 East 59"' Street
New York, New York 10022
Tel 212.938.5000
www.cantorfitzgerald.com

March 7, 2017

The Board of Directors
Hooper Holmes, Inc.
560 North Rogers Road
0lathe, KS 66062

Ladies and Gentlemen:

We understand that Hooper Holmes, Inc., a New York corporation ("Harmony"), intends to enter into an Agreement and Plan of Merger, to be dated on or about March 7, 2017 (the "Merger Agreement"), by and among Harmony, Piper Merger Corp., a wholly owned subsidiary of Harmony (the "Merger Sub"), Provant Health Solutions LLC ("Piper") and Wellness Holdings, LLC (the "Seller"). Capitalized terms not otherwise defined in this opinion shall have the respective meanings ascribed to them in the Merger Agreement.

Pursuant to the Merger Agreement and as more fully set forth in the Merger Agreement, at the closing of the Merger (the "Closing"), the Merger Sub will be merged with and into Piper, Piper will continue as the surviving entity in the Merger, and Harmony will become the sole member of Piper (the "Transaction"). As consideration for the Transaction, the outstanding membership interests of Piper will be converted into the right to receive, and Harmony shall issue and deliver to the Seller (or the Seller Member(s), in the event of a Liquidation) in exchange therefor, the number of shares of Harmony common stock that is equal to (x) the total number of shares of Harmony common stock outstanding immediately prior to the Closing less (y) the number of shares, if any, issued by Harmony between February 1, 2017 and Closing for the purpose of satisfying the SWK Equity Requirement, and excluding certain shares issued prior to the Closing and listed on Schedule 2.4(a) to the Merger Agreement (the "Purchase Consideration").

Concurrent with Closing, pursuant to the SWK Commitment Letter (as defined below) with SWK Funding LLC ("SWK"), Harmony will obtain a $6.5 million senior secured term loan and have access to a $2,000,000 senior secured revolving loan facility, in each case at an interest rate of 12.5% plus the greater of (i) the three-month LIBOR and (ii) 1.0%, in order to refinance existing debt and pay transaction related expenses. As a condition to SWK's obligation to make the above described commitments, SWK will also receive a warrant to purchase common stock of Harmony in an amount equal to 543,479 plus a number of shares equal to 10.0% of the total principal amount of the term loan with an exercise price equal to a 5.0% premium to a concurrent equity raise. Additionally, pursuant to the SCM Commitment Letter (as defined below), the business will have access to a $10.0 million revolving credit facility with SCM Specialty Finance Opportunities Fund, L.P. ("SCM"), which may be increased by $5.0 million if such additional tranche is activated by the lender in accordance with the terms of such agreement (the "Revolver"). Interest on the outstanding balance of the Revolver shall be payable monthly in arrears at the Prime Rate (as defined in the Revolver) plus 4.50%. As conditions to each of the SWK and SCM financing commitments, (a) certain members of the Seller or the Seller must invest $2.5 million in Piper for working capital purposes and (b) Harmony and Piper must raise collectively $3.5 million in addition to the $2.5 million to be invested by members of the Seller or Seller. For purposes of this opinion, we

The Board of Directors
Hooper Holmes, Inc.
March 7, 2017

have assumed that the $3.SM was raised by the issuance of equity. The transactions described in this paragraph are hereinafter referred to as the "SWK Transaction" and "SCM Transaction".

The terms and conditions of the Transaction are more fully set forth in the Merger Agreement, the SWK Commitment Letter, and the SCM Commitment Letter, which you have provided to us in substantially final form.

You have asked us to render our opinion as to whether, as of the date hereof, the issuance of the Purchase Consideration to Seller (or the Seller Member(s), in the event of a Liquidation) is fair, from a financial point of view, to Harmony.

In the course of performing our reviews and analyses for rendering this opinion, we have:

•reviewed the draft of the Merger Agreement, provided to us on March 7, 2017, which is the most recent draft available;

•reviewed the draft of the SWK Commitment Letter among Harmony and SWK, and the draft exhibits thereto, provided to us on March 7, 2017, which is the most recent draft available (the "SWK Commitment Letter");

•reviewed the draft of the SCM Commitment Letter among Harmony, certain affiliates of borrower and SCM, and the draft exhibits thereto, provided to us on March 7, 2017, which is the most recent draft available (the "SCM Commitment Letter'');

•reviewed certain publicly available business and financial information relating to Harmony including, but not limited to, Harmony's Annual Reports on Form 10-K for each of the years ended December 31, 2014 and 201 5 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•reviewed certain operating and financial information relating to Harmony's and Piper's respective businesses and Harmony's and Piper's prospects, as provided to us by Harmony's management, including projections for Harmony and Piper for the five years ending December 31, 2020;

•had conference calls with certain members of Harmony's and Piper's senior management and the Board of Directors of Harmony to discuss Harmony's and Piper's respective businesses, operations, historical and projected financial results and future prospects;

•reviewed the historical prices, trading multiples and trading volume of the common stock of Harmony;

•performed discounted cash flow analyses based on the projections for Harmony and Piper furnished to us by Harmony and Piper;

•reviewed certain publicly available information, stock market performance data and trading multiples with respect to other companies in similar industries to Harmony and Piper that we deemed to be relevant;

The Board of Directors
Hooper Holmes, Inc.
March 7, 2017

•reviewed the financial terms, to the extent publicly available, of selected recent business combinations involving companies in similar industries to Harmony and Piper that we deemed to be relevant;

•reviewed Quality of Earnings reports performed by RSM-McGladrey on both Harmony and Piper including synergy estimates;

•reviewed the relative contribution of both Harmony and Piper as it pertains to pro forma revenue, gross profit, and EBITDA and the resulting implied exchange ratio; and

•conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Harmony and Piper or obtained by us from public sources, including, without limitation, the projections and synergy estimates referred to above and we do not assume responsibility for the accuracy or completeness of any such information. We have also assumed that there has been no material change in the assets, financial condition, business or prospects of either Harmony or Piper since the date of the most recent financial statements provided to us. With respect to the projections and synergy estimates, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Harmony and Piper, as to the expected future performance of Harmony and Piper. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections and synergy estimates; we express no view or opinion as to such projections and synergy estimates and the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of Harmony and Piper, that they are unaware of any facts that would make the information, projections and synergy estimates incomplete or misleading. In rendering our opinion, we have analyzed the Transaction as a strategic business combination not involving a sale of control of Harmony, and we have not solicited, nor were we asked to solicit, third party acquisition interest in Harmony. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any waivers of any material rights thereunder by any party and any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on Harmony, Piper, or on the expected benefits of the Transaction in any way material to our analysis. We have assumed that (i) the executed Merger Agreement, SWK Commitment Letter and SCM Commitment Letter do not differ in any material respect from the drafts of each of the Merger Agreement, the SWK Commitment Letter and the SCM Commitment Letter reviewed by Cantor Fitzgerald & Co. ("CF&CO"), (ii) the SWK Transaction and SCM Transaction will be effected as contemplated by the SWK Commitment Letter, the SCM Commitment Letter and the Merger Agreement, as applicable, without waiver, modification or amendment; (iii) all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Harmony or Piper, and (iv) the representations and warranties contained in the Merger Agreement made by the parties thereto are true and correct in all respects material to our analysis.

In arriving at our opinion, we have not performed or obtained any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Harmony and Piper, nor did we conduct a physical inspection of any of the properties or facilities of Harmony or Piper, nor have we been furnished with any such evaluations, appraisals or inspections, nor do we assume any responsibility to obtain any such

The Board of Directors
Hooper Holmes, Inc.
March 7, 2017

evaluations, appraisals or inspections. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Harmony, Piper, and their respective advisors with respect to such issues. Our opinion does not address any legal, regulatory, tax or accounting matters.

We do not express any opinion as to the price or range of prices at which the shares of Harmony Common Stock may trade subsequent to the announcement or consummation of the Transaction.

We have acted as a financial advisor to Harmony in connection with the Transaction and will receive a customary fee for such services pursuant to an engagement letter with Harmony (the "Engagement Letter"), a substantial portion of which is contingent on successful consummation of the Transaction, some of which may be payable in equity of Harmony at our election. A portion of our compensation is payable upon delivery of this opinion and may be credited against the fee payable upon consummation of the Transaction. In addition, Harmony has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. In accordance with the terms of our Engagement Letter, Harmony has given CF&CO the exclusive right to provide certain investment banking and other services to Harmony in the future, on customary terms and conditions.

CF&CO has been engaged by Harmony since December 2012 and is currently engaged by Harmony and its affiliates to provide certain investment banking and other services on matters unrelated to the Transaction, for which we have received or expect to receive customary fees. CF&CO may seek to provide Harmony and its affiliates with certain investment banking and other services unrelated to the Transaction in the future.

Consistent with applicable legal and regulatory requirements, CF&CO has adopted certain policies and procedures to establish and maintain the independence of CF&CO's research departments and personnel. As a result, CF&CO's research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Harmony, the Transaction and other participants in the Transaction that differ from the views of CF&CO's investment banking personnel.

In the ordinary course of business, CF&CO and its affiliates may actively trade (for their own accounts and for the accounts of their customers) certain equity and debt securities, bank debt and/or other financial instruments issued by Harmony and affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

It is understood that this opinion is intended solely for the benefit and use of the Board of Directors of Harmony in connection with its consideration of the Transaction. Neither this opinion nor any summary of this opinion may be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, nor is any public reference to this opinion or disclosure to any third party permitted to be made, without our prior written consent; provided, however, that this opinion may be included in its entirety in any proxy statement that may be distributed to the holders of Harmony Common Stock in connection with the Transaction. This opinion does not constitute a recommendation to the Board of Directors of Harmony in connection with the Transaction, nor does this opinion constitute a recommendation to any holders of Harmony Common Stock as to how to vote in connection with the Transaction. Our opinion addresses only the fairness of the issuance of the Purchase Consideration to Seller (or the Seller Member(s), in the event of a Liquidation) from a financial point of view to Harmony. Our opinion does not address Harmony's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that

The Board of Directors
Hooper Holmes, Inc.
March 7, 2017

might exist for Harmony or the effects of any other transaction in which Harmony might engage. In addition, this opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of Harmony under any federal or state laws relating to bankruptcy, insolvency or similar matters. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Harmony's or Piper's officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Purchase Consideration. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, and we express no opinion as to the terms of the SWK Transaction and SCM Transaction.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of CF&CO. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

This opinion should not be construed as creating any fiduciary duty on the part of CF&CO to, or any agency relationship between CF&CO and, any other party.

Based on and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the issuance of the Purchase Consideration to Seller (or the Seller Member(s), in the event of a Liquidation) is fair, from a financial point of view, to Harmony.

Very truly yours,

CANTOR FITZGERALD & CO.

By: /s/ Robert Dentice
Robert Dentice
Position: Managing Director

ANNEX C

VOTING AND STANDSTILL AGREEMENT

THIS VOTING AND STANDSTILL AGREEMENT (this “Agreement”), dated as of ___________, 2017 (the “Effective Date”), is by and among Hooper Holmes, Inc., a New York corporation (the “Parent”), and Wellness Holdings, LLC, a Delaware limited liability company (the “Seller”). In the event that the Seller is dissolved or liquidated prior to or at the closing of the Merger Agreement (as defined below), the members of the Seller receiving equity of Provant Health Solutions, LLC (the “Company”) in connection therewith shall be substituted in this Agreement for, and have all the rights and obligations hereunder as, the Seller.
RECITALS
WHEREAS, the Parent, the Seller, Piper Merger Sub, a New York corporation wholly owned by the Parent (“Merger Sub”) and the Company entered into an Agreement and Plan of Merger, dated February __, 2017 (the “Merger Agreement”), pursuant to which, as of the Effective Date, the Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving entity of the Merger;
WHEREAS, pursuant to the Merger, the Parent acquired complete ownership of the Company, and the Seller acquired approximately 50% of the issued and outstanding Parent Common Stock (defined below);
WHEREAS, as a condition to the Merger, the parties agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereby agree as follows:
Certain Definitions. Capitalized terms used herein and not defined elsewhere in this Agreements shall have the following meanings given such terms:
“Affiliate” of, or “Affiliated” with, means, when used with respect to a specified Person, any other Person controlling, directly or indirectly controlled by, or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities or by contract.
“Affiliate Transferee” means any transferee of any Shares that is an Affiliate of a the Seller.
“Beneficial Owner” or “Beneficial Ownership” (including any variant thereof) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
“Continuing Directors” means the members of the Parent Board in office immediately prior to the closing of the Merger (except for Tom Watford) who continue to be a director of Parent subsequent to the closing of the Merger and any successors nominated exclusively by or with the approval of at least a majority of such directors and successors.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder.

“Governmental Authority” means any federal, state, local, or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, or court or quasi-governmental authority.
“Parent Board” means the board of directors of the Parent (and any successor governing body of the Parent or any successor of the Parent).
“Parent Common Stock” means the common stock, par value $0.04 per share, of the Parent and any other common equity securities issued by the Parent, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, or other corporate reorganization).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, which term includes a “group” as such term is defined in Section 13(d)(3) of the Exchange Act.
“Shares” means (a) all outstanding shares of Parent Common Stock Beneficially Owned by the Seller, or which the Seller has the right to acquire, as of the Effective Date, and (b) all additional outstanding shares of Parent Common Stock acquired by the Seller or its Affiliates and Beneficially Owned during the Standstill Period. In the event of any change in the number of issued and outstanding shares of Parent Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), combination, reorganization, recapitalization, or other like change, conversion, or exchange of shares, or any other change in the corporate or capital structure of the Parent, the term “Shares” shall be deemed to refer to and include the Shares described in the first sentence of this paragraph, as well as such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.
“Standstill Period” means the period beginning on the Effective Date through the Standstill Termination Date.
“Standstill Termination Date” means the earlier of (i) the annual meeting of the Parent’s shareholders to be held in 2019, and (ii) June 30, 2019.
“Third Party” means a Person other than the Parent or the Seller or an Affiliate of the Parent or an Affiliate of the Seller.
“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, gift, placement in trust, or other disposition of such security or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or Beneficial Ownership thereof, the offer to make such a sale, transfer, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.
Parent Board; Voting for Directors.
Size of Board. The Parent Board will consist of seven directors from the Effective Date until at least the earlier of (i) the time of the annual meeting of the Parent’s shareholders to be held in 2018, and (ii) June 30, 2018.

Nomination; Vacancies; Changes in Designee.
In its proxy statement for the 2017 annual meeting of the Parent’s shareholders, the Parent shall nominate the following individuals for election to the Parent Board, and the Seller shall vote all of its Parent Common Stock in favor of such nominees:
Three directors nominated by the Continuing Directors;
Three directors nominated by the Seller; and
One independent director, within the meaning of Rule 10A-3 of the Exchange Act and applicable rules of the NYSE MKT, nominated jointly by the Continuing Directors and the Seller, who shall be Tom Watford unless he declines or fails to serve.
In its proxy statement for the 2018 annual meeting of the Parent’s shareholders, the Parent shall nominate the following individuals for election to the Parent Board, and the Seller shall vote all of its Parent Common Stock in favor of such nominees:
Three directors nominated by the Continuing Directors;
Three directors nominated by the Seller; and
One independent director, within the meaning of Rule 10A-3 of the Exchange Act and applicable rules of the NYSE MKT, nominated jointly by the Continuing Directors and the Seller, who shall be Tom Watford unless he declines or fails to serve.
If any director elected under this Section 2(b) shall resign or be removed or unable to serve for any reason prior to the expiration of such director’s term of office, the party who nominated that director shall have the right to nominate a replacement director who shall be appointed by the remaining directors on the Parent Board to serve for the remainder of the departed director’s term.
Standstill.
During the Standstill Period, and except with the prior and express written consent of the Parent Board, in its sole and absolute discretion, the Seller and its Affiliates will not take any of the following actions:
Except as specified in Section 3(b), acquire, propose to acquire, or cause to be acquired, Beneficial Ownership of any additional shares of equity securities of the Parent or any security that is convertible into such securities of the Parent, that would cause the Seller or its Affiliates to own more than fifty percent (50.0%) of the total number of shares of Parent Common Stock then outstanding; or
Take any action to prevent the Parent from offering and selling to investors other than the Seller or its Affiliates any shares of Parent Common Stock or other securities of the Parent in a public or private offering approved by the Parent Board, provided, that Seller or its successor(s) in interest shall have been offered the opportunity to purchase its pro rata portion of such offering (based on the Parent Common Stock of which Seller is the Beneficial Owner as of such date compared to the total number of shares of Parent Common Stock then-outstanding) on the same terms and conditions of such offering.

Notwithstanding the foregoing, during the Standstill Period, the Seller shall have the right to acquire newly issued shares of Parent Common Stock directly from the Parent in a public or private offering approved by the Parent Board.
Transfers of Shares.
Nothing in this Agreement shall restrict the Transfer of any Parent Common Stock or any Shares by the Seller or any successor in interest. Any Shares that are Transferred, other than those Transferred to an Affiliate Transferee (which shall remain subject to the terms of this Agreement), will not be subject to the terms of this Agreement.
As a condition precedent to any Transfer of Shares by the Seller to an Affiliate Transferee, such Affiliate Transferee shall be required to execute a Joinder Agreement to this Agreement, in the form attached as Exhibit A, agreeing to be bound by the terms hereof.
Representations, Warranties and Covenants of the Seller. The Seller hereby represents and warrants to the Parent as follows:
The Seller has full power and authority to make, enter into, and carry out the terms of this Agreement.
As of the Effective Date, the Seller does not Beneficially Own any securities of the Parent other than the shares of Parent Common Stock acquired (or with respect to which the Seller has the right to acquire) as contemplated by the Merger Agreement.
This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) general equitable principles.
The Seller will notify the Parent promptly of any additional Shares of which the Seller becomes the Beneficial Owner after the Effective Date.
As of the Effective Date, except for this Agreement or as otherwise permitted by this Agreement, the Seller has full legal power, authority, and right to enter into and perform its obligations under this Agreement without the consent or approval of, or any other action on the part of, any other Person or Governmental Authority. Without limiting the generality of the foregoing, the Seller has not, other than by this Agreement and the Merger Agreement (and the agreements executed in connection therewith), entered into any voting agreement with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any similar arrangement.
Representations, Warranties and Covenants of the Parent. The Parent hereby represents and warrants to the Seller as follows:
The Parent has full power and authority to make, enter into, and carry out the terms of this Agreement.
This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding agreement of the Parent enforceable against the Parent in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights general and (y) general equitable principles.
Restrictive Legend. Each certificate representing any of the Shares subject to this Agreement shall be marked by the Parent with a legend reading substantially as follows:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING AND OTHER RESTRICTIONS AS SET FORTH IN A VOTING AND STANDSTILL AGREEMENT AMONG HOOPER HOLMES, INC. AND WELLNESS HOLDINGS, LLC. A COPY MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF HOOPER HOLMES, INC. BY ACCEPTING ANY INTEREST IN SUCH SHARES, CERTAIN PERSONS HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AND STANDSTILL AGREEMENT IN ACCORDANCE WITH THE TERMS THEREOF.
General Provisions.
Notices. All notices, requests, demands, and other communications required or permitted by this Agreement shall be given in accordance with Section 9.6 of the Merger Agreement.
Assignment and Successors. The respective rights and obligations of the parties shall not be assignable, other than by operation of law, without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, heirs, executors, administrators, legal representatives and permitted assigns.
Entire Agreement, Amendments, and Waiver. This Agreement (together with any Schedules and Exhibits hereto and the Merger Agreement) contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. This Agreement may be amended, superseded, or canceled only by a written instrument duly executed by the parties specifically stating that it amends, supersedes, or cancels this Agreement. Any of the terms of this Agreement and any condition to a party’s obligations hereunder may be waived only in writing by that party specifically stating that it waives a term or condition hereof. No waiver by a party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
Governing Law; Consent to Jurisdiction; Disputes.
Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
Jurisdiction; Waiver of Jury Trial. The Parties hereby agree that any dispute or controversy arising out of or related to this Agreement or the transactions contemplated hereby shall be conducted only in federal and state courts located in Delaware. Each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in Delaware. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE

TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.6 of the Merger Agreement. Nothing in this Section 8(d)(ii), shall affect the right of any party to serve such summons, complaint or initial pleading in any other manner permitted by law.
Specific Performance; Injunctive Relief. The parties acknowledge that each party may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other party may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Parent may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or other electronic transmission of any signed original document or retransmission of any such signed transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile or other electronic transmission by signing a duplicate original document.
Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of this Agreement and the transactions contemplated hereby that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
No Third-Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy, or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a Third-Party beneficiary contract.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
HOOPER HOLMES, INC.

By: _______________
Name:    Henry E. Dubois
Title: Chief Executive Officer and President

WELLNESS HOLDINGS, LLC

By:    ______________
Name:    Heather Provino
Title:    Manager

EXHIBIT A
Form of Joinder Agreement
JOINDER AGREEMENT
The undersigned is executing and delivering this Joinder Agreement pursuant to the Voting and Standstill Agreement, dated as of __________ , 2017 (the “Agreement”), by and among Hooper Holmes, Inc., a New York corporation (the “Parent”), and Wellness Holdings, LLC, a Delaware limited liability company (the “Seller”). The undersigned acknowledges that execution of this Joinder Agreement is a condition precedent to the transfer of shares of Parent Common Stock from the Seller (or Affiliate thereof) to the undersigned.
The undersigned acknowledges and agrees that he, she, or it has been given a copy of the Agreement, and the undersigned has had the opportunity to review it, ask questions of the Parent and the Seller or Affiliate, and consult with legal counsel regarding execution of this Joinder Agreement.
By executing and delivering this Joinder Agreement to the Parent, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement in the same manner as if the undersigned were the “Seller”.
Capitalized terms not otherwise defined in this Joinder Agreement shall have the meanings given to them in the Agreement.
The undersigned has executed and delivered to the Parent this Joinder Agreement effective as of the date set forth below.

__________________________________________
Signature

Printed Name:    ______________________________

Date:    ______________________________

ANNEX D

HOOPER HOLMES, INC.
THIRD AMENDED AND RESTATED 2011 OMNIBUS INCENTIVE PLAN
(Amended and Restated as of [*], 2017)
Hooper Holmes, Inc., a New York corporation (the “Company”), sets forth herein the terms of its Third Amended and Restated 2011 Omnibus Incentive Plan (as amended and restated, the “Plan”), as follows:
PURPOSE
The Plan is intended to:

•	enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, key employees, directors, consultants and other persons; and

•	motivate such persons to expend maximum effort to improve the business results and earnings of the Company principally by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.
The Plan provides for the grant of stock options and restricted stock. These awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms of the Plan.
DEFINITIONS
For purposes of interpreting the Plan and related documents, including Award Agreements (as defined herein), the following definitions shall apply:
“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company, including, without limitation, any Subsidiary and any corporation, partnership, joint venture, limited liability company or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of such corporation or the capital interest or profits interest of such partnership, joint venture, limited liability company or other entity. For purposes of granting Options, an entity may not be considered an Affiliate if it would result in the shares of Stock subject to an Award of Options not to qualify as service recipient stock under Code Section 409A.
“Award” means a grant under the Plan of an Option or Restricted Stock.
“Award Agreement” means either (i) a written agreement entered into by the Company or an Affiliate with a Grantee that evidences and sets out the terms and conditions applicable to an Award, or (ii) a written statement issued by the Company or an Affiliate to a Grantee describing the terms and provisions of an Award.
“Board” means the Board of Directors of the Company.
“Cause” means, except as otherwise determined by the Committee and set forth in an Award Agreement:

if a Grantee is subject to an employment, retention or similar agreement between the Company or an Affiliate and the Grantee that defines “cause,” such definition; and
for all other Grantees:
any act of personal dishonesty by the Grantee in connection with his or her responsibilities to the Company and intended to result (or which results) in personal enrichment to the Grantee;
the Grantee’s willful act constituting Gross Misconduct that is injurious to the Company; or
the Grantee’s conviction or plea of guilty or nolo contendere to a felony involving theft or moral turpitude that the Committee reasonably believes had or will have a material detrimental effect on the Company’s reputation or business.
“Change of Control” shall occur if any of the following events occur:
(a)    any Person, other than:
the Company or any of its Affiliates;
a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates;
an underwriter temporarily holding securities in connection with an offering of such securities; or
a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock in the Company is or becomes, directly or indirectly, the “beneficial owner”(as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of an acquisition(s) of securities from the Company);
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;
the Company’s shareholders approve a merger, consolidation or share exchange of the Company with any other corporation or entity, or approve the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company, regardless of which entity is the survivor, other than:
a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent immediately after such merger, consolidation or share exchange more than 50% of the combined voting power of the Company or the surviving entity; or
a merger, consolidation or share exchange effected to implement a re-capitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of 35% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding securities; or
the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company or an agreement for the Company’s sale or disposition of all (or substantially all) of its assets, in one transaction or a series of transactions within any period of 24 consecutive months.
“Code” means the U.S. Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time, or any successor thereto. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
“Committee” means the Compensation Committee of the Board, or any other duly authorized committee of the Board appointed by the Board to administer the Plan.
“Company” means Hooper Holmes, Inc., a New York corporation.
“Consultant” means any Person, including an advisor, engaged by the Company or an Affiliate to who renders bona fide services to the Company or an Affiliate.
“Director” means any member of the Board.
“Disability” with respect to any Grantee, means any physical or mental incapacity as a result of which the Grantee is unable to perform substantially all of his or her essential duties for an aggregate of four (4) months, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company (or any Affiliate) without undue hardship.
“Effective Date” means May 24, 2011, the date of the approval of the Plan by the Company’s shareholders at the annual meeting of shareholders held on that date.
“Eligible Recipient” means any Employee, Consultant or non-Employee Director.
“Employee” means any employee of the Company or an Affiliate. For greater clarity, and without limiting the generality of the foregoing, individuals described in the first sentence of this definition who are foreign nationals or are employed outside of the United States, or both, are Employees and may be granted Awards on the terms and conditions set forth in the Plan, or on such other terms and conditions as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time, or any successor act thereto.
“Fair Market Value” or “FMV” means, as applied to a specific date, the value of a share of Stock, determined as follows:

(a)    If, on such date, the Stock is listed on an established national or regional stock exchange, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or such market. If there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market. If there is no such reported closing price on the applicable date, the Fair Market Value shall be:
he mean between the high and low sales prices on such date or, if no sale of Stock is reported on such date, on the next preceding day on which any sale of Stock shall have been reported, provided such next preceding day is within no more than a two-week period of such date; and
if no sale of Stock is reported on the applicable date or during the two-week period preceding that date, the mean between the highest bid and lowest asked prices on the applicable date or the date closest to that date during the prior two-week period.
If, on such date, the Stock is not then listed on a national or regional stock exchange or publicly traded on an established securities market, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith in a manner consistent with Treasury Regulations promulgated under Code Section 409A.
“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons has more than 50% of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) controls the management of the assets, and any other entity in which one or more of these persons (or the Grantee) owns more than 50% of the combined voting power.
“Fiscal Year” means the year commencing on January 1 and ending December 31, or such other time period as approved by the Board.
“Grant Date,” with respect to an Award, means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves the Award, (ii) the date on which the Grantee of the Award first becomes eligible to receive the Award by virtue of becoming an Eligible Recipient, or (iii) such other date as may be specified by the Committee.
“Grantee” means any Person who receives or holds an Award under the Plan.
“Gross Misconduct” means:
(a)    theft or damage of Company property;
use, possession, sale or distribution of illegal drugs;
being under the influence of alcohol or drugs (except to the extent medically prescribed) while on duty or on Company premises;
involvement in activities representing conflicts of interest;

improper disclosure of confidential information;
conduct endangering, or likely to endanger, the health or safety of one or more Eligible Recipients; or
falsifying or misrepresenting information on Company records.
“Nonqualified Stock Option” or “NQSO” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.
“Option” means an option to purchase one or more shares of Stock granted in accordance with the terms of the Plan.
“Option Price” means the per share exercise price for shares of Stock subject to an Option.
“Period of Restriction” means the period when an Award of Restricted Stock is subject to forfeiture based on the passage of less than a specified period of time, the potential failure to achieve specified performance criteria and/or the non-occurrence of other events as determined by the Committee, in its discretion.
“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof. A “Person” shall not include (i) the Company or any Affiliate, (ii) any trustee or other fiduciary under an employee benefit plan sponsored by the Company or any Affiliate, or (iii) any corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Stock.
“Restricted Stock” means shares of Stock awarded under Section 10 of the Plan.
“Retirement” shall mean a termination of employment, for reasons other than Cause, Disability or death, upon or following a Grantee’s attainment of age fifty-five (55) and completion of at least (10) years of service with the Company, or at such earlier time as the Committee may determine.
“Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended from time to time, or any successor act thereto.
“Stock” means the common stock of the Company, $0.04 par value per share.
“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
ADMINISTRATION OF THE PLAN
Committee. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws, the Committee’s charter and applicable law. The Committee shall have full and exclusive discretionary power to, among other things:

•	interpret the terms and the intent of the Plan and any Award Agreement or other agreement ancillary to or in connection with the Plan;

•	determine eligibility for Awards; and

•	adopt such rules, regulations and guidelines for administering the Plan as the Committee may deem necessary or proper.
Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions and, subject to Section 13 of the Plan, adopting modifications and amendments, or subplans, to the Plan or any Award Agreement, including any that are necessary or appropriate to comply with the laws or compensation practices of the countries and other jurisdictions in which the Company and/or any Affiliates operate.
All actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.
The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Eligible Recipient, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding upon Award recipients, the Company, and all other interested parties.
Forfeiture of Award under Certain Circumstances.
The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee in connection with an Award(s) on account of actions taken by the Grantee in violation of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of Eligible Recipients or clients of the Company or any Affiliate, or (iv) confidentiality obligation with respect to the Company or any Affiliate. In addition, the Company may annul an Award if the Grantee ceases to be an Eligible Recipient as a result of a termination for Cause.
If the Company is required to prepare an accounting restatement due to material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under applicable securities laws, the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Grantee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document(s) embodying such financial reporting requirement.
No Repricing. Notwithstanding anything in the Plan to the contrary, no amendment or modification may be made to an outstanding Option, including, without limitation, by reducing the exercise price of an Option or replacing an Option with cash or another Award type, that would be treated as a repricing under the rules of the principal stock exchange on which the Stock is then listed, in each case, without the approval of the Company’s shareholders; provided, that, appropriate adjustments may be made to outstanding Options in accordance with Section 12 of the Plan and may be made to make changes to achieve compliance with applicable law, including Code Section 409A.

No Liability. The Committee shall not be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.
Share Issuance/Book-Entry . Notwithstanding any provision of the Plan to the contrary, the issuance of shares of Stock under the Plan may be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one of more stock certificates.
SHARES OF STOCK SUBJECT TO THE PLAN
Number of Shares of Stock Available for Awards. Subject to adjustment as provided in Section 12 of the Plan, the number of shares of Stock available for issuance under the Plan shall be equal to three million six hundred fifty thousand (3,650,000).
Any of the shares of Stock available for Awards under the Plan may be used for any types of Awards described in the Plan.
Shares of Stock issued or to be issued under the Plan shall be authorized but unissued shares, shares purchased in the open market or otherwise, treasury shares or any combination thereof, as the Committee or, if appropriate, the Board may determine.
Adjustments in Authorized Shares . The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies. Subject to any shareholder approval requirement under the listing standards of the principal stock exchange on which the Stock is listed at the time of any such transaction, the number of shares of Stock reserved in accordance with Section 4 shall be increased by the corresponding number of Awards assumed and, in the case of substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution. Notwithstanding the foregoing, no such adjustment shall be authorized to the extent that such adjustment would cause the Award to become subject to Code Section 409A.
Share Usage.
Shares of Stock covered by an Award shall be counted as used as of the Grant Date with respect to such Award.
For purposes of computing the total number of shares of Stock granted under the Plan, the following rules shall apply to Awards payable in shares of Stock, where appropriate:
Any shares of Stock that are subject to an Award of Options shall be counted against the limit set forth in Section 4.1 as one (1) share for every one (1) share subject to such an Award;
Where two types of Awards (each of which is payable in shares of Stock) are granted to a Grantee in tandem with each other, such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares subject to only one of such tandem Awards shall be counted against the aggregate number of shares of Stock available for issuance under the Plan; and

The maximum number of shares of Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested in additional shares of Stock or credited as additional shares of Restricted Stock issued or issuable under the Plan.
Additional rules for determining the number of shares of Stock granted under the Plan may be made by the Committee as the Committee deems necessary or desirable.
Any shares of Stock that are not used because the terms and conditions of the applicable Award are not met may again be used for an Award under the Plan.
Any shares of Stock that are not used because the Award (or any portion thereof) terminates, expires, is exchanged or forfeited, or is settled in cash in lieu of shares of Stock, may again be used for an Award under the Plan.
The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares tendered or withheld, or Award surrendered, in connection with the purchase of shares upon exercise of an Option as described in Section 9.8, or (ii) any shares withheld or deducted from an Award payment in connection with the Company’s tax withholding obligations as described in Section 16.
No Issuance of Fractional Shares. No fractional shares of Stock may be issued under the Plan. Cash shall be paid in lieu of any fractional shares in settlement of any Award.
EFFECTIVE DATE AND DURATION
Effective Date. The Plan shall commence as of the Effective Date.
Term. The Plan shall remain in effect, subject to the right of the Committee or the Board to amend, suspend or terminate the Plan at any time in accordance with Section 13, until the earlier of (i) the tenth anniversary of the Effective Date, or (ii) all shares of Stock subject to the Plan have been issued according to the Plan’s provisions. No Award shall be made under the Plan after the Plan’s termination date, but Awards made prior to the Plan’s termination date may extend beyond that date.
AWARD ELIGIBILITY AND PARTICIPATION
Eligibility. Awards may be made under the Plan to Eligible Recipients.
Participation. The Committee may from time to time select the Eligible Recipients to whom Awards shall be granted and, subject to the Plan’s provisions, shall determine, in the Committee’s discretion, the nature, terms and amount of each Award.
Limitations on Awards to Grantees. During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act, to the extent any Award is subject to the attainment of performance goals, then the maximum aggregate Award of shares of Stock that can be awarded under the Plan to any one Eligible Recipient in any Fiscal Year shall be five hundred thousand (500,000) Shares. This limitation shall be subject to adjustment as provided in Section 12 of the Plan.
AWARD AGREEMENT

General. Each Award granted under the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain the same or similar provisions but shall be consistent with and subject to the terms of the Plan.
Option Award Agreements. An Award Agreement for an Award of an Option shall specify, among other things:

•	the Option Price,

•	the number of shares of Stock to which the Option pertains,

•	the vesting schedule,

•	the conditions upon which an Option shall become vested and exercisable,

•	the term of the Option,

•	treatment upon the Grantee’s ceasing to be an Employee, Consultant or non-Employee Director,

•	the form of payment upon exercise, and

•	any such other provisions the Committee shall determine.
Restricted Stock Award Agreements. An Award Agreement for an Award of Restricted Stock shall specify, among other things:

•	the purchase price (if any),

•	the number of shares of Restricted Stock subject to the Award,

•	the vesting period and/or the Period (s) of Restriction,

•	treatment upon the Grantee’s ceasing to be an Employee, Consultant or Director,

•	voting and/or dividend rights, if any, and

•	any such other provisions the Committee shall determine.
PERFORMANCE CONDITIONS APPLICABLE TO AWARDS
The right of a Grantee to receive a grant of, or to exercise or receive the payout with respect to, any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such corporate and individual criteria and other measures of performance as it may deem appropriate in establishing such performance conditions.
TERMS AND CONDITIONS OF AWARDS OF OPTIONS
Grant. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Recipients at any time and from time to time and upon such terms as shall be determined by the Committee in its discretion. Notwithstanding the foregoing, no Option may be granted more than ten

(10) years after the earlier of (i) adoption of the Plan by the Board and (ii) the Effective Date. All Options granted under the Plan shall be Nonqualified Stock Options.
Price. The Option Price for each Award of an Option shall be determined by the Committee but and set forth in the applicable Award Agreement, but shall be a price not less than 100 percent of the FMV of a share of Stock on the Grant Date of the applicable Award.
Vesting. Subject to Sections 9.5 and 12, each Award of an Option granted under the Plan shall, unless otherwise provided in the Award Agreement, vest and become exercisable in four (4) equal annual installments commencing with the second anniversary of the Grant Date. The Committee may provide that an entire Option (or portion thereof) may not be exercised unless and until a Grantee remains an Eligible Recipient for a period of time from the Grant Date of the Option.
Term. Each Award of an Option granted under the Plan shall expire, and all rights to purchase shares of Stock thereunder shall cease, at such time as the Committee shall determine at the time of grant; provided, however, no Award of an Option shall be exercisable later than the tenth (10th) anniversary of its Grant Date.
Effect of Termination of Employment or Other Service. Unless specifically stated otherwise in the applicable Award Agreement, upon the date on which a Grantee’s employment or other service with or to the Company or an Affiliate is terminated, all rights to exercise Grantee’s Options shall terminate immediately to the extent such Options are then unvested, and to the extent any Options are then vested such Options shall be exercisable after the Grantee’s employment or other service with or to the Company or an Affiliate is terminated only during the applicable time period determined in accordance with this Section and thereafter shall terminate.
Cessation Due to Death, Disability or Retirement.
If a Grantee’s employment or other service with or to the Company or an Affiliate is terminated due to the Grantee’s death, the Grantee’s Options, to the extent unexercised and vested on the date on which the Grantee dies, may be exercised by his or her Beneficiary at any time, or from time to time, but not later than the expiration date specified in the applicable Award Agreement or twelve (12) months after the Grantee’s death, whichever is earlier.
If a Grantee’s employment or other service with or to the Company or an Affiliate is terminated due to the Grantee’s Disability, the Grantee may exercise his or her Options, to the extent unexercised and vested on the date on which such termination occurred, at any time, or from time to time, but not later than the expiration date specified in the applicable Award Agreement or twelve (12) months after such Grantee’s employment or other service with or to the Company is terminated, whichever is earlier.
If a Grantee’s employment or other service with or to the Company or an Affiliate is terminated by reason of Retirement, all rights to exercise his or her Options, to the extent unexercised and vested on the date on which such termination occurred, shall terminate no later than the expiration date specified in the applicable Award Agreement or twelve (12) months after such Grantee’s employment or other service with or to the Company is terminated, whichever is earlier.

Cessation for Reasons other than Death, Disability or Retirement. If a Grantee’s employment or other service with or to the Company or an Affiliate is terminated for any reason other than death, Disability or Retirement, all rights to exercise his or her Options, to the extent unexercised and vested on the date on which such termination occurred, shall terminate no later than the expiration date specified in the applicable Award Agreement or thirty (30) days after such Grantee’s employment or other service with or to the Company is terminated, whichever is earlier, unless the Committee decides that such Options shall terminate on the date of such termination.
Suspension of Right to Exercise Options. The Company reserves the right from time to time to suspend the exercise of any Option awarded under the Plan where such suspension is deemed by the Company as necessary or appropriate for corporate purposes. No such suspension shall extend the life of the Option beyond its expiration date, and in no event will there be a suspension in the five (5) calendar days immediately preceding the expiration date of such Option.
Manner of Exercise. Subject to the terms of Section 9.6, an Option that is exercisable may be exercised by the delivery to the Company of a notice of exercise on any business day, at the Company’s principal office, in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee. Such notice shall set forth the number of shares of Stock with respect to which the Option is to be exercised. Subject to the terms of Section 16, the exercise notice shall be accompanied by full payment for the shares of Stock for which the Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to such Option exercise.
Form of Payment Upon Exercise of Option. The Option Price upon exercise of an Option, together with any withholding taxes, shall be payable to the Company in full:
in cash or cash equivalents acceptable to the Company (unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars);
by tendering (either by actual delivery or attestation) previously acquired shares of Stock having an aggregate FMV at the time of exercise of the Option equal to the Option Price for the shares for which the Option is being exercised and any withholding taxes;
by a net exercise of the Option (that is, by using a portion of the shares of Stock subject to the Option, valued at the FMV of the date of exercise of the Option, to pay the Option Price for the shares of Stock for which the Option is being exercised and any withholding taxes);
to the extent permitted by law and by the Award Agreement, by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker or financial services firm acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes, subject to any arrangements then in effect with respect to the broker or financial services firm pertaining to such transaction;
by any other method approved or accepted by the Committee in its sole discretion, subject to such rules and regulations as the Committee may establish; or
any combination of the methods described in subsections (a), (b), (c), (d) or (e) above.

Delivery of Shares. As soon as practicable after receipt of a notice of exercise of an Option by a Grantee and the payment in full of the Option Price for the shares of Stock for which the Option is being exercised and any required federal or other taxes, the Committee shall cause to be delivered to the Grantee a stock certificate or certificates or, as provided in Section 3.5, a book-entry registration, evidencing the Grantee’s ownership of such shares.
Restrictions on Transferability of Shares of Stock Following Exercise of Option. The shares of Stock acquired by a Grantee upon the exercise of an Award of an Option may be subject to restrictions on transfer under applicable securities laws, the requirements of any stock exchange or market upon which the Stock is listed and/or traded, or as the Committee may deem advisable, including, without limitation, restrictions requiring the Grantee to hold the shares acquired for a specified period of time.
Restrictions on the Transferability of Options.
Generally. Except as otherwise provided in Section 9.11(b), an Option granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted under the Plan shall be exercisable during the lifetime of a Grantee only by that Grantee (or, in the event of the Grantee’s legal incapacity or incompetency, the Grantee’s guardian or legal representative).
Family Transfers. If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option to any Family Member. For purposes of this Section 9.11(b), a “not for value” transfer is a transfer which is:
a gift;
a transfer under a domestic relations order in settlement of marital property rights; or
a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity.
Following a transfer under this Section 9.11(b), any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 9.11(b) or by will or the laws of descent and distribution.
TERMS AND CONDITIONS OF AWARDS OF SHARES OF RESTRICTED STOCK
Awards of Shares of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock to Grantees in such amounts and upon such terms as the Committee shall determine.
Vesting; Period of Restriction; Other Restrictions.
Vesting. Subject to Sections 10.3 and 12, each Award of shares of Restricted Stock shall, unless otherwise provided in the Award Agreement, vest in four (4) equal annual installments commencing with the second anniversary of the Grant Date. The Committee may provide that an Award of shares of Restricted Stock (or a portion of such Award) may not vest unless and until a Grantee remains an Employee, Consultant or non-Employee Director, as applicable, for a period of time from the Grant Date of such Award.
Period of Restriction. At the time an Award of shares of Restricted Stock is made, the Committee may, in its discretion, establish a Period of Restriction applicable to such shares of Restricted Stock. Each Award of shares of Restricted Stock may be subject to a different Period of Restriction.
Other Restrictions. The Committee may, in its discretion, at the time an Award of shares of Restricted Stock is made or at any time thereafter, prescribe such other conditions and/or restrictions applicable to such Award, including:

•	restrictions based upon the achievement of corporate and individual performance goals, which may be applicable to all or any portion of the Award;

•	time-based restrictions on vesting following the attainment of performance goals;

•	restrictions under applicable laws or under the requirements of any stock exchange or market upon which shares of Stock are listed or traded; or

•	holding requirements or sale restrictions placed on the shares upon vesting of such Award.
Effect of Termination of Employment or Other Service. Each Award Agreement with respect to an award of shares of Restricted Stock shall set forth the extent, if any, to which the Grantee shall have the right to retain any outstanding Award of shares of Restricted Stock following the Grantee’s termination of employment or other service with or to the Company or any Affiliate due to death or Disability of such Grantee. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among Awards of shares of Restricted Stock granted under the Plan. Unless the Committee otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon a Grantee’s termination of employment or other service with or to the Company or any Affiliate for any reason other than the Grantee’s death or Disability, any Award of shares of Restricted Stock held by such Grantee that has not vested, or with respect to which all applicable restrictions and conditions have not been satisfied or lapsed, shall immediately be deemed forfeited; provided, however, that the Committee may, in its discretion, in any individual case, provide for waiver in whole or in part of restrictions or forfeiture conditions related to the shares of Restricted Stock. Upon forfeiture of an Award of shares of Restricted Stock, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote the shares of Restricted Stock or any right to receive dividends with respect to the shares of Restricted Stock.
Rights of Grantees Holding Shares of Restricted Stock.
Voting Rights. Unless the Committee otherwise provides in the applicable Award Agreement, a Grantee holding an Award of shares of Restricted Stock granted or issued under the Plan shall have the right to vote such shares.
Dividend Rights. During the vesting period and/or the Period of Restriction, unless the Committee determines otherwise, a Grantee holding an Award of shares of Restricted Stock granted under the Plan shall be credited with dividends paid with respect to the shares of Restricted Stock while they are so held, in a manner determined by the Committee in its sole discretion. Such dividends will be held and subject to forfeiture until such time as the restrictions lapse on the shares of Restricted Stock to which they relate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Stock or shares of Restricted Stock. Such dividends or dividend equivalents shall be paid no later than 2-1/2 months following the end of the calendar year in which the applicable restrictions lapse and such dividends or dividend equivalents become payable to a Grantee. All distributions, if any, received by a Grantee with respect to an Award of Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to such Award.
Purchase of Restricted Stock. The Grantee shall be required, to the extent required by applicable law, to purchase shares of Restricted Stock from the Company at a purchase price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock, or (ii) the purchase price, if any, specified in the Award Agreement relating to such Award of Restricted Stock. The purchase price, if any, shall be payable in cash or, in the discretion of the Committee, in consideration for past services rendered to the Company or an Affiliate.
Restrictions on Transferability of Restricted Stock. Except as otherwise provided in this Plan or the Award Agreement, an Award of shares of Restricted Stock granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated during the applicable vesting period and/or Period of Restriction specified in the Award Agreement or prior to the satisfaction of any other restrictions applicable to the Award.
Restricted Stock Certificate; Delivery of Stock. The Company shall issue, in the name of each Grantee to whom an Award of Restricted Stock has been made, a stock certificate(s) representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Secretary of the Company shall hold such certificate(s) for the Grantee’s benefit until such time as (i) the Restricted Stock is forfeited, or (ii) the applicable vesting period and/or Period of Restriction expires, and all restrictions applicable to the Award lapse. Such certificate(s) shall bear a legend(s) that complies with applicable securities laws and regulations and makes appropriate reference to the vesting and other restrictions imposed under the Plan and the Award Agreement. In the alternative, as provided in Section 3.5, the Company may make a book-entry registration evidencing the Grantee’s ownership of shares of Restricted Stock with appropriate stop transfer instructions.
Upon the expiration or termination of any vesting period and/or Period of Restriction and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock settled in shares of Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate(s) for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary, as the case may be (or, as provided in Section 3.5, the Company may make a book-entry registration evidencing same).
REQUIREMENTS OF LAW
General.
The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including any federal or state securities laws or regulations.

If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares of Stock under the Plan, no shares may be issued or sold to a Grantee or any other individual exercising an Option that may be settled in shares of Stock unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company. Any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, upon the exercise of any Option that may be settled in shares of Stock, or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Committee has received evidence, satisfactory to the Committee, that the Grantee or any other individual exercising an Option may acquire such shares in accordance with an exemption from registration under the Securities Act.
The Company may, but shall in no event be obligated to, register any securities which may be issued under the Plan in accordance with the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock under the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.
Exchange Act Rule 16b-3 . During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards under the Plan and the exercise of Options granted under the Plan will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. If Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify the Plan in any respect necessary to satisfy the requirements, or to take advantage of any features, of the revised exemption or its replacement.
EFFECT OF CHANGES IN CAPITALIZATION
Changes in Stock.
If, after the Effective Date, the number of outstanding shares of Stock is increased or decreased, or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company, on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares, effected without receipt of consideration by the Company, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly so that the proportionate interest of the Award recipient immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price of such outstanding Options. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration by the Company.
In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, of the Company) without receipt of consideration by the Company, the Committee shall, in the manner the Committee deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards (or, in the case of Awards of Options that have been partially exercised at the time of such distribution, the portion of such Awards that remain outstanding) and/or (ii) the exercise price of outstanding Options, to reflect such distribution.
Reorganization in which the Company is the Surviving Entity which does not Constitute a Change of Control. If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities that does not constitute a Change of Control, any outstanding Option (or the portion of such Option outstanding) previously granted under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such outstanding Option (or outstanding portion thereof) would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Option Price so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to the shares of Stock underlying such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.
Change of Control Transaction in which Awards are not Assumed . Upon the occurrence of a Change of Control in which outstanding Awards of Options and/or shares of Restricted Stock are not being assumed or continued, unless otherwise specifically prohibited under applicable law or the rules and regulations of a national securities exchange on which the shares of Stock are then listed or traded:
Outstanding Awards of Options. With respect to outstanding Awards of Options, either of the following two actions shall be taken:
fifteen (15) days prior to the scheduled consummation of a Change of Control, all outstanding Awards of Options shall become immediately exercisable and shall remain exercisable for a period of 15 days; or
the Committee may elect, in its discretion, to cancel any outstanding Awards of Options, and pay and deliver (or cause to be paid and delivered) to the holder thereof an amount in cash or securities (or a combination thereof) having a value equal to the product of the number of shares of Stock subject to the Option (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share to be paid to holders of shares of Stock outstanding at the time of consummation of the Change of Control transaction, in accordance with the terms of the agreement(s) memorializing the Change of Control transaction, exceeds (II) the Option Price applicable to such Award Shares. Such payment shall occur within a reasonable time subsequent to the Change of Control transaction, but in no event later than 2-1/2 months following the end of the calendar year in which the Change of Control transaction occurs.

With respect to the Company’s establishment of a 15-day exercise window as provided above, (i) any exercise of an Option during the 15-day period shall be conditioned upon the consummation of the Change of Control transaction and shall be effective only immediately before the consummation of the Change of Control transaction, and (ii) upon consummation of any Change of Control transaction, the Plan and all outstanding but unexercised Awards of Options shall terminate. The Committee shall send notice of a Change of Control transaction that will result in a termination of the Plan and all outstanding but unexercised Awards of Options to all individuals who hold such Awards not later than the time at which the Company gives notice of such event to its shareholders.
Outstanding Awards of Restricted Stock. With respect to outstanding Awards of Restricted Stock, either of the following two actions shall be taken:
all outstanding Awards of shares of Restricted Stock shall be deemed to have vested and the shares of Stock subject to such Awards shall be delivered, immediately prior to the occurrence of such Change of Control; or
the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Restricted Stock and pay and deliver (or cause to be paid and delivered) to the holder thereof an amount in cash or securities (or a combination thereof) having a value (as determined by the Committee acting in good faith) equal to the formula or fixed price per share to be paid to holders of shares of Stock outstanding at the time of consummation of the Change of Control transaction. Such payment shall occur within a reasonable time subsequent to the Change of Control transaction, but in no event later than 2-1/2 months following the end of the calendar year in which the Change of Control transaction occurs.
Change of Control in which Awards are Assumed. The Plan, and any Awards of Options and/or shares of Restricted Stock granted prior to a Change of Control, shall continue in the manner and under the terms so provided in the event of a Change of Control if provision is made in writing in connection with such Change of Control for either (i) the assumption or continuation of such Options and/or shares of Restricted Stock, or (ii) the substitution of such Options and/or shares of Restricted Stock for new options and shares of restricted stock relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares, as well as option exercise prices.
Adjustments. Adjustments under this Section 12 (other than adjustments made in accordance with Section 12.4) related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued under any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in this Section 12. This Section 12 does not limit the Company’s ability to provide for alternative treatment of Awards outstanding under the Plan upon the occurrence of events that do not constitute a Change of Control.
No Limitations on Company. The making of Awards under the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations,

or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or sell or transfer all or any part of its business or assets.
AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN
The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s shareholders to the extent determined by the Board to be necessary under the Company’s organizational documents, or by applicable law or stock exchange listing requirements. In addition, an amendment will be contingent on approval of the Company’s shareholders if the amendment would:

▪	materially increase the benefits accruing to Grantees under the Plan;

▪	materially increase the aggregate number of Shares that may be issued under the Plan; or

▪	materially modify the requirements as to eligibility for participation in the Plan.
No amendment, suspension or termination of the Plan shall, without the consent of the Award recipient, impair rights or obligations under any Award previously awarded under the Plan.
No awards shall be made after termination of the Plan.
BENEFICIARY DESIGNATION
A Grantee’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Grantee’s death. A Grantee may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If a Grantee fails to designate a beneficiary or the beneficiary designated by the Grantee is not eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Grantee’s death, the beneficiary shall be the Grantee’s estate.
Notwithstanding the provisions of this Section above, the Committee may in its discretion, after notifying any affected Grantees, modify the foregoing requirements, institute additional requirements for beneficiary designations. In addition, the Committee may suspend the existing beneficiary designations of living Grantees or the process of determining beneficiaries under this Section, or both, in favor of another method of determining beneficiaries.
RIGHTS OF GRANTEES
Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Grantee’s employment or other service relationship at any time, nor confer upon any Grantee any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.
Neither an Award nor any benefits arising under this Plan shall constitute part of an employment or other contract with the Company or an Affiliate and, accordingly, subject to the terms of the Plan, the Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments, or otherwise, except as provided in the Plan.

For purposes of the Plan, unless otherwise provided by the Committee, a transfer of employment or other service relationship of a Grantee between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of his or her status as a Grantee. The Committee may stipulate in a Grantee’s Award Agreement or otherwise the conditions under which a transfer of employment or other service relationship to an entity that is spun-off from the Company or an Affiliate or a vendor to the Company or an Affiliate, if any, shall not be deemed to terminate his or her status as a Grantee for purposes of an Award.
Participation. No Eligible Recipient shall have a right to be selected to receive an Award. No Grantee, having been selected to receive an Award, shall have a right to be selected to receive a future Award or (if selected to receive such a future Award) a right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.
Rights as a Shareholder. A Grantee shall have none of the rights of a shareholder with respect to shares of Stock covered by any Award until the Grantee becomes the record holder of such shares.
WITHHOLDING TAXES
The Company or any Affiliate shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company or any Affiliate, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign (including the Grantee’s FICA obligation), required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan. The Committee may provide for Grantees to satisfy withholding requirements by having the Company withhold shares of Stock or the Grantee making such other arrangements, in either case on such conditions as the Committee specifies.
SUCCESSORS
Any obligations of the Company or an Affiliate under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.
GENERAL PROVISIONS
Investment Representations. The Committee may require each Grantee receiving shares of Stock under an Award to represent and warrant in writing that the Grantee is acquiring the shares for investment and without any present intention to sell or distribute such shares.
Eligible Recipients Based Outside of the United States. Without limiting in any way the generality of the Committee’s powers under this Plan, including but not limited to the power to specify any terms and conditions of an Award consistent with law, in order to comply with the laws in other countries in which the Company or an Affiliate operates or has Eligible Recipients, the Committee, in its sole discretion, shall have the power and authority, notwithstanding any provision of the Plan to the contrary, to:
determine which Affiliates shall be covered by the Plan;
determine which Eligible Recipients outside the United States are eligible to participate in the Plan;
modify the terms and conditions of any Award granted to a Grantee outside the United States to comply with applicable foreign laws;

establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 18.2 by the Committee shall be attached to the Plan document as appendices; and
take any action, before or after an Award is made, that the Committee deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder and no Awards shall be granted that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.
Unfunded Plan. Grantees shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Grantee, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company, except that if an Affiliate executes an Award Agreement instead of the Company the Award shall be a general, unsecured obligation of the Affiliate and not an obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made hereunder shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to ERISA.
Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program or arrangement, no Award shall be treated as compensation for purposes of calculating a Grantee’s rights under any such other plan, policy, program or arrangement.
No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.
LEGAL CONSTRUCTION
Captions. The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.
Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.
Severability. In the event any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions of the Plan and the Award Agreement shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
Requirements of Law. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under the Plan.
The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s or the Affiliate’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.
Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
Code Section 409A. The Plan and Awards granted under the Plan are not intended to be subject to Code Section 409A.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Indemnification Under the Business Corporation Law of the State of New York

Pursuant to Section 5.1 of the Registrant’s Restated By-Laws, the Registrant agrees to indemnify any person who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the Registrant to procure a judgment in its favor and an action by or in the right of any other entity, which any director or officer of the Registrant is serving, has served or has agreed to serve in any capacity at the request of the Registrant, by reason of the fact that such person (or such person’s testator or intestate) is or was or has agreed to become a director or officer of the Registrant or is or was serving or has agreed to serve such other entity in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorneys’ fees, incurred in connection with such action or proceeding or any appeal therein, in each case to the fullest extent permissible under Sections 721-726 of the Business Corporation Law of the State of New York (the “BCL”). Notwithstanding the foregoing, the Registrant shall not indemnify any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Reference is made to Sections 721-726 of the BCL, which are summarized below.

Section 721 of the BCL provides, among other things, that indemnification pursuant to the BCL will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the BCL provides, among other things, that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the BCL provides that a person who is or was a director or officer of the corporation or who is or was serving at the request of the corporation as a director or officer of any other corporation or entity may be indemnified against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

Section 723 of the BCL specifies, among other things, the manner in which the corporation may authorize payment of such indemnification. It provides that a director or officer who has been successful, whether on the merits or otherwise, in defending an action or proceeding of the character described in Section 722 of the BCL, shall be entitled to indemnification by the corporation. Except as provided in the preceding sentence, indemnification may be made by the corporation only if authorized in the specific case by one of the corporate actions set forth in Section 723 (unless ordered by a court under Section 724 of the BCL).

Section 724 of the BCL provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the BCL.

Section 725 of the BCL contains, among other things, certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

Section 726 of the BCL authorizes the purchase and maintenance of insurance to indemnify (i) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (ii) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (iii) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

In addition, Section 402(b) of the BCL provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Article Eleventh of the Registrant’s Amended and Restated Certificate of Incorporation contains such a provision.

Further, the Registrant maintains insurance policies that insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers to the fullest extent permitted by law.
Item 21. Exhibits and Financial Statement Schedules
A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference. The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.
Item 22. Undertakings
(a) The undersigned registrant hereby undertakes as follows:
(1) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) That every proxy statement/prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Item 4 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on this 16th day of March, 2017.

HOOPER HOLMES, INC.
(Registrant)

March 16, 2017	By:	/s/ Henry E. Dubois
Henry E. Dubois
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Hooper Holmes, Inc., a New York corporation (the “Corporation”), hereby constitute and appoint Henry E. Dubois and Steven Balthazor and each of them, the true and lawful agents and attorneys‑in‑fact of the undersigned with full power and authority in said agents and attorneys‑in‑fact, and in any one or more of them, to sign for the undersigned and in their respective names as officers and as directors of the Corporation, a Registration Statement on Form S‑4 (or other appropriate form) (the “Registration Statement”) relating to the proposed issuance of Common Stock, par value $0.04 per share, of the Corporation in connection with the Merger Agreement described in this Registration Statement and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that each of said attorneys‑in‑fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S‑4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry E. Dubois	President and Chief Executive Officer (Principal Executive Officer) and Director;	March 16, 2017
Henry E. Dubois	Director

/s/ Steven R. Balthazor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 16, 2017
Steven R. Balthazor

/s/ Ronald V. Aprahamian	Chairman of the Board	March 16, 2017
Ronald V. Aprahamian

/s/ Mark Emkjer	Director	March 16, 2017
Mark Emkjer

/s/ Larry Ferguson	Director	March 16, 2017
Larry Ferguson

/s/ Gus D. Halas	Director	March 16, 2017
Gus D. Halas

/s/ Thomas A. Watford	Director	March 16, 2017
Thomas A. Watford

                                                       EXHIBIT INDEX

Exhibit Number	Description of Document
2.1
Strategic Alliance Agreement dated April 16, 2014 by and among Hooper Holmes, Inc., Heritage Labs International, LLC, Mid-America Agency Services, Incorporated and Clinical Reference Laboratory, Inc. (1)

2.2
Amendment Number 1 to the Strategic Alliance Agreement dated August 31, 2014 by and among Hooper Holmes, Inc., Heritage Labs International, LLC, Mid-America Agency Services, Incorporated and Clinical Reference Laboratory, Inc. (2)

2.3	Asset Purchase Agreement dated April 17, 2015 by and among Hooper Holmes, Inc., Jefferson Acquisition, LLC, Hooper Wellness, LLC, Accountable Health Solutions, Inc., and Accountable Health, Inc. (3)
2.4	Agreement and Plan of Merger dated March 7, 2017, by and among Hooper Holmes, Inc., Piper Merger Corp., Provant Health Solutions, LLC, and Wellness Holdings, LLC (4)****
3.1	Amended and Restated Certificate of Incorporation of Hooper Holmes, Inc. (5)
3.2	Restated Bylaws of Hooper Holmes, Inc. (6)
4.1	Warrant dated April 17, 2015, issued by Hooper Holmes, Inc. to SWK Funding LLC (7)
4.2	Form of Warrant issued to the Purchasers under the Securities Purchase Agreement dated September 15, 2016 (8)
4.3	Form of Warrant issued to the Purchasers under the Securities Purchase Agreement dated March 2, 2017 (9)
5.1	Opinion of Spencer Fane LLP*****
10.1	Form of Indemnification Agreement (10)
10.2	Hooper Holmes, Inc. 2004 Employee Stock Purchase Plan (11)*
10.3	Hooper Holmes, Inc. 2007 Non-Employee Director Restricted Stock Plan (12)*
10.4	Hooper Holmes, Inc. 2008 Omnibus Employee Incentive Plan (13)*
10.5	Second Amended and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan (14)*
10.6	Form of Executive Change-in-Control Agreement by and between Hooper Holmes, Inc. and Executive Officers of Hooper (15)*
10.7	Employment Agreement by and between Hooper Holmes, Inc. and Henry E. Dubois (16)*
10.8	Employment Agreement by and between Hooper Holmes, Inc. and Steven R. Balthazor (17)*
10.90	Credit Agreement dated April 17, 2015, by and among Hooper Holmes, Inc., SWK Funding LLC and the Lenders party thereto from time to time (18)
10.1	First Amendment dated February 25, 2016, to Credit Agreement dated April 17, 2015, by and between Hooper Holmes, Inc. and SWK Funding LLC (19)
10.11	Second Amendment dated March 28, 2016, to Credit Agreement dated April 17, 2015, by and between Hooper Holmes, Inc. and SWK Funding LLC (20)
10.12	Third Amendment and Limited Waiver and Forbearance dated August 15, 2016, to Credit Agreement dated April 17, 2015, by and between Hooper Holmes, Inc. and SWK Funding LLC (21)
10.13	Fourth Amendment dated November 15, 2016, to Credit Agreement dated April 17, 2015, by and between Hooper Holmes, Inc. and SWK Funding LLC (22)
10.14	Guarantee and Collateral Agreement dated April 17, 2015, by and among SWK Funding LLC, Hooper Holmes, Inc. and its subsidiaries (23)
10.15	Limited Guaranty dated August 15, 2013, by Gary Gelman, in favor of Hooper Holmes, Inc. (24)
10.16	Limited Laboratory and Administrative Services Agreement dated April 16, 2014 by and between Hooper Holmes, Inc. and Clinical Reference Laboratory, Inc. (25)***
10.17	Amendment Number 1 to the Limited Laboratory and Administrative Services Agreement dated August 31, 2014 by and between Hooper Holmes, Inc. and Clinical Reference Laboratory, Inc. (26)
10.18	Stock Purchase Agreement dated March 28, 2016, between Hooper Holmes, Inc. and 200 NNH, LLC (27)

Ex-1

10.19	Credit and Security Agreement dated April 29, 2016, by and between SCM Specialty Finance Opportunities Fund, L.P. and Hooper Holmes, Inc. and subsidiaries (28)
10.2
First Amendment and Limited Waiver and Forbearance dated August 15, 2016, to Credit and Security Agreement dated April 29, 2016, by and between SCM Specialty Finance Opportunities Fund, L.P. and Hooper Holmes, Inc. and subsidiaries (29)

10.21
Second Amendment dated November 15, 2016, to Credit and Security Agreement dated April 29, 2016, by and between SCM Specialty Finance Opportunities Fund, L.P. and Hooper Holmes, Inc. and subsidiaries (30)

10.22	Form of Securities Purchase Agreement dated September 15, 2016 between Hooper Holmes, Inc. and the Purchasers (31)
10.23	Form of Securities Purchase Agreement dated March 2, 2017 between Hooper Holmes, Inc. and the Purchasers (32)
14	Hooper Holmes, Inc. Code of Conduct and Ethics (33)
16.1	Letter to Securities and Exchange Commission from KPMG LLP dated May 17, 2016 (34)
21	Subsidiaries of Hooper Holmes, Inc.
23.1	Consent of KPMG LLP
23.2	Consent of Mayer Hoffman McCann P.C.
23.3	Consent of RSM US LLP
23.4	Consent of Spencer Fane LLP (to be included in Exhibit 5.1)*****
24.1	Powers of Attorney (included on the signature page to this Registration Statement on Form S-4)
99.1	Opinion of Cantor Fitzgerald & Co. (included as Annex B to the proxy statement/prospectus)
99.2	Consent of Cantor Fitzgerald & Co.
99.3	Form of Hooper Holmes, Inc. Proxy Card*****
99.4	Consent of Frank Bazos to serve as a director of Hooper Holmes, Inc.
99.5	Consent of Stephen Marquardt to serve as a director of Hooper Holmes, Inc.
99.6	Consent of Paul Daoust to serve as a director of Hooper Holmes, Inc.
101.INS	XBRL Instance Document**
101.SCH	XBRL Taxonomy Extension Schema Document**
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	XBRL Taxonomy Extension Label Linkbase Document**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

*Denotes a management contract or compensatory plan or arrangement.

** Pursuant to Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this Report on Form 10-K shall not be deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed part of a registration statement, prospectus or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.

***Portions of this exhibit containing confidential information have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

****The schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

*****To be filed by amendment.

(1)	Incorporated by reference to Exhibit 2.1 to Hooper Holmes, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.
(2)	Incorporated by reference to Exhibit 2.2 to Hooper Holmes, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

Ex-2

(3)	Incorporated by reference to Exhibit 2.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated April 21, 2015.
(4)	Incorporated by reference to Exhibit 2.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated March 8, 2017 and included as Annex A to the proxy statement/prospectus.
(5)	Incorporated by reference to Exhibit 3.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated June 2, 2010.
(6)	Incorporated by reference to Exhibit 3.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated February 17, 2011.
(7)	Incorporated by reference to Exhibit 10.2(d) of Hooper Holmes, Inc.’s Current Report on Form 8-K dated April 21, 2015.
(8)	Incorporated by reference to Exhibit 4.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated September 21, 2016.
(9)	Incorporated by reference to Exhibit 4.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated March 8, 2017.
(10)	Incorporated by reference to Exhibit 10.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated June 17, 2014.
(11)	Incorporated by reference to Annex B to Hooper Holmes, Inc.’s Proxy Statement for the Annual Meeting of Shareholders held on May 29, 2013.
(12)	Incorporated by reference to Exhibit 10.15 of Hooper Holmes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(13)	Incorporated by reference to Annex A to Hooper Holmes, Inc.’s Proxy Statement for the Annual Meeting of Shareholders held on May 29, 2008.
(14)	Incorporated by reference to Annex A to Hooper Holmes, Inc.’s Proxy Statement for the Annual Meeting of Shareholders held on June 8, 2016.
(15)	Incorporated by reference to Exhibit 10.11 of Hooper Holmes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(16)	Incorporated by reference to Exhibit 10.5 of Hooper Holmes, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.
(17)	Incorporated by reference to Exhibit 10.13 to Hooper Holmes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(18)	Incorporated by reference to Exhibit 10.2(a) of Hooper Holmes, Inc.’s Current Report on Form 8-K dated April 21, 2015.
(19)	Incorporated by reference to Exhibit 10.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated March 2, 2016.
(20)	Incorporated by reference to Exhibit 10.44 of Hooper Holmes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(21)	Incorporated by reference to Exhibit 10.6 of Hooper Holmes, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.
(22)	Incorporated by reference to Exhibit 10.13 of Hooper Holmes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(23)	Incorporated by reference to Exhibit 10.2(b) of Hooper Holmes, Inc.’s Current Report on Form 8-K dated April 21, 2015.
(24)	Incorporated by reference to Exhibit 10.2 of Hooper Holmes, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.
(25)	Incorporated by reference to Exhibit 10.1 to Hooper Holmes, Inc.’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2014.
(26)	Incorporated by reference to Exhibit 10.2 to Hooper Holmes, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.
(27)	Incorporated by reference to Exhibit 10.43 to Hooper Holmes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(28)	Incorporated by reference to Exhibit 10.1 to Hooper Holmes, Inc.’s Current Report on Form 8-K dated May 3, 2016.
(29)	Incorporated by reference to Exhibit 10.7 to Hooper Holmes, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.
(30)	Incorporated by reference to Exhibit 10.21 of Hooper Holmes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Ex-3

(31)	Incorporated by reference to Exhibit 10.1 to Hooper Holmes, Inc.’s Current Report on Form 8-K dated September 21, 2016.
(32)	Incorporated by reference to Exhibit 10.1 of Hooper Holmes, Inc.’s Current Report on Form 8-K dated March 8, 2017.
(33)	Incorporated by reference to Exhibit 14 of Hooper Holmes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(34)	Incorporated by reference to Exhibit 16.1 to Hooper Holmes, Inc.’s Current Report on Form 8-K dated May 17, 2016.

Ex-4